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Exhibit 99.1

December 30, 2014

Dear Vornado Realty Trust shareholders and Vornado Realty L.P. limited partners:

        We are pleased to inform you that, on December 18, 2014, Vornado Realty L.P. ("VRLP"), the operating partnership of Vornado Realty Trust ("Vornado"), declared the distribution of all of the outstanding common shares of Urban Edge Properties ("UE"), a wholly-owned subsidiary of VRLP, to Vornado and the other holders of common limited partnership units of VRLP. On the same date, the board of trustees of Vornado declared the distribution of all of the UE common shares to be received by Vornado in the distribution by VRLP to Vornado common shareholders as of the record date (as described below). UE is a newly formed indirect subsidiary of Vornado that will hold, directly or indirectly, Vornado's shopping center business, consisting of 79 strip shopping centers located primarily in the Northeast and three malls, one located in New Jersey and two located in San Juan, Puerto Rico. UE's properties will also include a warehouse park adjacent to our East Hanover strip shopping center property.

        This is a significant transaction that we believe will unlock the potential of the strip shopping centers and malls to be owned by UE. We believe we are creating a new company that will be well positioned to deliver both internal growth through active asset management and redevelopments and external growth through acquisitions and selective new developments. At the same time, this transaction allows Vornado to focus on its core New York City and Washington, D.C. office portfolios and its Manhattan street retail portfolio.

        The distribution of UE common shares will occur on January 15, 2015. Vornado will distribute all of its UE common shares by way of a pro rata special distribution to Vornado common shareholders as of the record date. Immediately prior to such distribution by Vornado, VRLP will distribute all of the outstanding UE common shares on a pro rata basis to the holders of its common limited partnership units, consisting of Vornado and the other common limited partners of VRLP. Each Vornado common shareholder will be entitled to receive one UE common share for every two Vornado common shares held by such shareholder as of the close of business on January 7, 2015, which is the record date for the distribution by each of Vornado and VRLP. Vornado and each of the other limited partners of VRLP will be entitled to receive one UE common share for every two common limited partnership units in VRLP held as of the close of business on the record date. The UE common shares will be issued in book-entry form only, which means that no physical share certificates will be issued. We expect that the separation of Vornado's shopping center business from Vornado's other businesses and the distribution of UE common shares by each of Vornado and VRLP will qualify as tax-free for U.S. federal income tax purposes.

        No vote of Vornado shareholders or VRLP limited partners is required to approve the distribution by either Vornado or VRLP, and you are not required to take any action to receive your UE common shares. Following the distribution, each Vornado common shareholder will own common shares in Vornado and UE and each VRLP common limited partner (other than Vornado) will own both VRLP common limited partnership units and UE common shares. The number of Vornado common shares that each Vornado common shareholder owns and the number of common limited partnership units of VRLP that each common limited partner owns will not change as a result of this distribution. Vornado's common shares will continue to trade on the New York Stock Exchange under the symbol "VNO". UE has applied to list its common shares on the New York Stock Exchange under the symbol "UE".

        The information statement, which is being mailed to all holders of Vornado common shares and to all holders of common limited partnership units of VRLP (other than Vornado) as of the record date for the distribution by each of Vornado and VRLP, describes the distribution in detail and contains important information about UE, its business, financial condition and operations. We urge you to read the information statement carefully.

        We want to thank you for your continued support of Vornado and VRLP, and we look forward to your future support of UE.

Sincerely,
Steven Roth Chairman and Chief Executive Officer of Vornado Realty Trust

INFORMATION STATEMENT

URBAN EDGE PROPERTIES†

        This information statement is being furnished in connection with the distribution by Vornado Realty Trust ("Vornado") and Vornado Realty L.P. ("VRLP"), the operating partnership of Vornado, to the holders of common shares of beneficial interest, par value $0.04 per share ("Vornado common shares"), of Vornado and holders of VRLP common limited partnership units, respectively, of all of the outstanding common shares of beneficial interest, par value $0.01 per share ("UE common shares"), of Urban Edge Properties, a Maryland real estate investment trust ("UE"). UE is a newly formed wholly-owned subsidiary of VRLP that will hold, directly or indirectly, the assets and liabilities associated with Vornado's shopping center business, consisting of 79 strip shopping centers and three malls. UE's properties will also include a warehouse park adjacent to our East Hanover strip shopping center property. To implement the distribution, Vornado will distribute all of its UE common shares by way of a pro rata special distribution to Vornado common shareholders. Immediately prior to such distribution by Vornado, VRLP will distribute all of the outstanding UE common shares on a pro rata basis to the holders of VRLP's common limited partnership units, consisting of Vornado and the other common limited partners of VRLP. As a result of such distribution by VRLP, Vornado is expected to receive approximately 94% of the outstanding UE common shares, while the other common limited partners of VRLP, as a group, are expected to receive approximately 6%. The separation of Vornado's shopping center business from Vornado's other businesses is expected to qualify as tax-free for U.S. federal income tax purposes.

        For every two Vornado common shares held of record by you as of the close of business on January 7, 2015, the record date for the distribution by each of Vornado and VRLP, you will receive one UE common share. For every two common limited partnership units of VRLP held of record by you as of the close of business on the record date, you will receive one UE common share. You will receive cash in lieu of any fractional UE common shares that you would have received after application of the above ratios. As discussed under "The Separation—Trading Between the Record Date and Distribution Date," if you sell your Vornado common shares in the "regular-way" market after the record date and before the distribution, you also will be selling your right to receive UE common shares in connection with the separation. We expect the UE common shares to be distributed to Vornado common shareholders and VRLP common limited partners on January 15, 2015. We refer to the date of the distribution of the UE common shares as the "distribution date." You will continue to own the same number of Vornado common shares and common limited partnership units of VRLP, as the case may be, as you own immediately before the distribution date.

        No vote of Vornado shareholders or VRLP limited partners is required for the distribution by either Vornado or VRLP. We are not asking you for a proxy and you are requested not to send us a proxy. You do not need to pay any consideration, exchange or surrender your existing Vornado common shares or VRLP common limited partnership units or take any other action to receive your UE common shares.

        There is no current trading market for UE common shares, although we expect that a limited market, commonly known as a "when-issued" trading market, will develop on or shortly before the record date for the distribution by each of Vornado and VRLP, and we expect "regular-way" trading of UE common shares to begin on the first trading day following the completion of the distribution. UE has applied to list its common shares on the New York Stock Exchange under the symbol "UE".

        UE intends to elect and qualify to be taxed as a real estate investment trust ("REIT") for U.S. federal income tax purposes, from and after UE's taxable year that includes the distribution of our common shares by each of Vornado and VRLP. To assist UE in qualifying as a REIT, among other purposes, UE's declaration of trust will contain various restrictions on the ownership and transfer of its

†
We were formerly named Vornado SpinCo. As of October 9, 2014, we changed our name to Urban Edge Properties.

shares of beneficial interest, including a provision pursuant to which shareholders will generally be restricted from owning more than 9.8% of the outstanding shares of beneficial interest of any class or series, including UE common shares, or preferred shares of beneficial interest, par value $0.01 per share ("UE preferred shares"), of UE of any class or series. Please refer to "Description of Shares of Beneficial Interest—Common Shares—Restrictions on Ownership of Common Shares."

        In reviewing this information statement, you should carefully consider the matters described under the caption "Risk Factors" beginning on page 29.

        Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

        This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

        The date of this information statement is December 30, 2014.

        This information statement will be mailed to Vornado common shareholders and holders of common limited partnership units of VRLP as of January 7, 2015.

 Presentation of Information

        Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement about UE assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution by each of Vornado Realty Trust and Vornado Realty L.P. Unless the context otherwise requires, references in this information statement to "UE," "our company," "the company," "us," "our," and "we" refer to Urban Edge Properties, a Maryland real estate investment trust, and its combined subsidiaries. References to UE's historical business and operations refer to the business and operations of Vornado's shopping center business that will be transferred to UE in connection with the separation. Unless the context otherwise requires, references in this information statement to "Vornado" refer to Vornado Realty Trust, a Maryland real estate investment trust, and its consolidated subsidiaries, including Vornado Realty L.P. ("VRLP"), a Delaware limited partnership through which Vornado conducts its business and holds substantially all of its interests in properties. Base rent data presented in this information statement represents the weighted average contractual rent for in-place leases for the applicable period. Except as otherwise indicated or unless the context otherwise requires, all references to UE per share data assume a distribution ratio of one UE common share for every two Vornado common shares, for purposes of the distribution by Vornado to its common shareholders, and one UE common share for every two common limited partnership units of VRLP, for purposes of the distribution by VRLP to its holders of common limited partnership units (also referred to in this information statement as "common limited partners").

i

 INFORMATION STATEMENT SUMMARY

        The following is a summary of material information discussed in this information statement. This summary may not contain all of the details concerning the separation or other information that may be important to you. To better understand the separation and UE's business and financial position, you should carefully review this entire information statement. Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution by each of Vornado Realty Trust and Vornado Realty L.P.

        This information statement discusses the business to be transferred to UE by Vornado in the separation as if the transferred business were UE's business for all historical periods described. References in this information statement to UE's historical assets, liabilities, products, businesses or activities are generally intended to refer to the historical assets, liabilities, products, business or activities of the transferred business as the business was conducted as part of Vornado prior to the separation.

Our Company

        Our mission will be to own and operate high-quality strip shopping centers ("strip centers") and malls located in high barrier-to-entry markets. We plan to grow the business through proactive leasing and management of our portfolio, through the redevelopment of certain of our existing properties and through the selective acquisition and development of additional assets that meet our investment criteria. We believe that the creation of a stand-alone organization with focused management will position the organization to generate attractive risk-adjusted returns for shareholders.

        Upon completion of the separation, we will operate a well-leased portfolio of retail assets located in high barrier-to-entry markets, due to land scarcity and formidable zoning and approval requirements, that we believe could not be replicated today. This portfolio will consist of 83 properties, comprising 79 strip centers, three malls and a warehouse park adjacent to our East Hanover strip center, that are primarily located on major retail corridors and proximate to regional highways. These properties comprise 15.4 million square feet and are located in ten states and Puerto Rico, with concentrations in New Jersey, New York and Pennsylvania. Our strip centers have a diverse, high-quality tenant base that includes national retailers such as The Home Depot, Wal-Mart/Sam's Wholesale, Best Buy, Lowe's, Stop & Shop, the TJX Companies, Kohl's, ShopRite, Sears and Kmart, BJ's Wholesale Club, Whole Foods and PetCo. Our strip center portfolio also has superior, industry-leading demographics, with average three-mile population of 151,000 and median three-mile household income of $71,000 for neighborhood centers and average seven-mile population of 886,000 and median seven-mile household income of $67,000 for power centers. The three malls and the strip centers are in dense, supply constrained trade areas, have overlapping tenancies and require the same asset management and leasing skills. Mall tenants include Target, Century 21, Kmart, Sears, Whole Foods, the TJX Companies, Forever 21, H&M and other popular national merchants. We consider Bergen Town Center, with its mix of Target, Century 21, Whole Foods, Nordstrom Rack, Bloomingdale's Outlet, Off Fifth by Saks, Neiman Marcus Last Call Studio, Marshalls, HomeGoods, Nike and a variety of outlets and food offerings, to be the best hybrid retail offering in America.

        A key element of our business plan will be to increase revenue and property value through intensive asset management of the existing portfolio. Planned activities include leasing of existing vacancy, construction of new space on owned land, identifying and replacing underperforming tenants wherever possible, and functional and aesthetic improvements. We employ various methods to identify underperforming tenants including, but not limited to, evaluating tenant sales levels to the extent reported to us, comparing the market rent potential of the tenant's space to the tenant's current rent, assessing the tenant's contribution to the subject property's merchandising mix and analyzing the collectability of outstanding tenant receivables. With respect to elective functional/aesthetic improvements prior to re-tenanting, we consider the age and condition of the visible improvements, the quality of the improvements with respect to those at directly competitive properties, the expectations of trade area shoppers and prospective tenants, and the capital required to make such improvements.

        In addition, we expect to acquire additional properties and to initiate ground-up development projects in the geographic regions in which we currently operate that are consistent with our investment criteria. We may also pursue such opportunities outside of the regions in which we currently operate if we determine that conditions are favorable and fit with our mission and business strategy.

        We will be self-managed and led by a dedicated management team and a board consisting of a majority of independent trustees. Industry veteran, Jeffrey S. Olson, joined Vornado on September 1, 2014 in order to work on the separation, and upon completion of the separation will become UE's Chairman of the Board of Trustees and Chief Executive Officer. Robert Minutoli, currently Vornado's Executive Vice President-Retail, will be UE's Chief Operating Officer. They will be joined by the highly experienced team that manages the strip center and mall portfolio today. Key department heads have an average tenure of over ten years at Vornado and over 20 years in the real estate industry. Steven Roth, Vornado Chairman and Chief Executive Officer, will serve as a trustee of UE.

        Vornado will provide certain interim transitional support to us via a Transition Services Agreement for approximately two years.

        For the year ended December 31, 2013, we generated net income of $109.3 million, same property net operating income ("NOI") of $188.1 million and comparable funds from operations ("FFO") of $121.7 million. For the nine months ended September 30, 2014, we generated net income of $49.5 million, same property NOI of $147.1 million and comparable FFO of $94.4 million. Please refer to "Summary Historical Combined Financial Data—Net Operating Income" and "—Funds From Operations" in this information statement for a discussion of same property NOI and comparable FFO, which are non-GAAP measures, and a reconciliation of these measures to their most directly comparable GAAP measures.

        We anticipate that we will pursue a balance sheet strategy that provides access to multiple capital markets. Over time, we intend to pursue an investment grade credit rating. As of September 30, 2014, the portfolio had approximately $1.292 billion of total combined debt outstanding.

        We plan to elect to be treated as a real estate investment trust ("REIT") in connection with the filing of our federal income tax return for the taxable year that includes the distribution of our common shares by each of Vornado and VRLP, subject to our ability to meet the requirements of a REIT at the time of election, and we intend to maintain this status in future periods.

        We will have our executive headquarters in New York City, with operations in Paramus, New Jersey.

Competitive Strengths

        Exceptionally high-quality portfolio of well-leased shopping centers concentrated in densely populated, high barrier-to-entry markets.    We will initially own 83 retail properties primarily concentrated in densely populated markets near major urban centers. Within these markets, our assets are primarily located on major retail corridors and proximate to regional highways. Approximately 80% of our 2013 same property NOI was generated by centers located in New Jersey, New York and Pennsylvania. Average portfolio occupancy was 95.4% as of September 30, 2014. A majority of our assets are located within the Greater New York City metropolitan area, the most populous demographic area in the United States with a population of approximately 20 million. High barriers-to-entry in our markets limit the potential for new supply and support the long-term ability to increase rents.

        Industry leading population density and income demographics.    Our assets are primarily located in densely populated and affluent areas in the Northeastern United States, with household incomes far in excess of the national median of $51,017 as reported by the U.S. Census Bureau for the period 2011-2012. Our strip center portfolio is located in markets with average three-mile population of 151,000 and median three-mile household income of $71,000 for neighborhood centers and average seven-mile population of 886,000 and median seven-mile household income of $67,000 for power centers.

        High-quality, diversified tenant base.    Our tenant base consists of approximately 323 different retailers in our strip centers and approximately 250 different retailers in our malls and is well diversified by industry and format. Merchants include department stores, grocers, category killers, discounters, entertainment offerings, health clubs, do-it-yourself or "DIY" stores, in-line specialty shops, restaurants and other food and beverage vendors, service providers and other specialized retailers. 58% of our top 25 tenants by 2013 rental revenue have investment grade credit ratings from Standard & Poor's or Moody's. Approximately 73% of our 2013 rental revenue came from large tenants, defined as merchants occupying more than 10,000 square feet. Our large number of high credit quality anchor tenants results in strong customer traffic, which in turn drives sales and rent growth.

        Strong grocer sales.    Our superior demographics and premier locations are further demonstrated by the sales of our grocers. Of the 79 strip centers in the portfolio, 13 are grocery anchored. Of these merchants, the 12 that have at least one full year of operations reported average sales of $726 per square foot during 2013, well above the national average and that of UE's peer group. Grocers include Stop & Shop, ShopRite, Whole Foods, Giant Food and Food Basics (A&P).

        Accomplished management team with a demonstrated track record in the retail sector and deep knowledge of the portfolio.    Jeffrey S. Olson will be Chairman of the Board of Trustees and Chief Executive Officer of UE. Mr. Olson served as Chief Executive Officer of Equity One, Inc. ("Equity One") from 2006 to 2014, where he was widely recognized as the driving force behind Equity One's transformative portfolio makeover into higher quality assets in densely populated core coastal markets. Previously, Mr. Olson was President of Kimco Realty Corporation's Eastern and Western Divisions. While at Equity One, Mr. Olson successfully directed the company's growth into several high barrier-to-entry markets, including the Northeastern United States, Miami and California. Robert Minutoli will be Chief Operating Officer of UE and has headed Vornado's strip center and mall division since 2012. Prior to joining Vornado in 2009, Mr. Minutoli was Executive Vice President-New Business at The Rouse Company, where he spent 27 years and held various construction, development, acquisitions/dispositions and business development positions. Mr. Olson and Mr. Minutoli will be joined by Vornado's existing, highly experienced retail team (key department heads average 10-plus years with Vornado and 20-plus years in the retail industry), which has consistently delivered strong performance from the portfolio.

        Balance sheet providing significant liquidity and capacity to support growth.    We will be capitalized to enable access to multiple forms of capital. As of September 30, 2014, the portfolio had approximately $1.292 billion of total combined debt outstanding. We believe our moderate leverage and strong liquidity will enable us to take advantage of attractive redevelopment, development, and acquisition opportunities. To provide additional liquidity following the separation, we are arranging a revolving credit facility under which, upon completion of the separation and distribution and subject to the satisfaction of customary conditions, we expect to have significant borrowing capacity. We do not expect to have any outstanding borrowings under the revolving credit facility upon the completion of the separation.

        Significant growth potential from embedded development and redevelopment opportunities.    Our portfolio has significant embedded development and redevelopment opportunities. We have identified approximately $175 million of current expansion and redevelopment opportunities that are expected to generate strong investment returns.

        Consistent operating performance demonstrated by continued strong occupancy and rent growth.    Our portfolio has delivered consistent operating performance over the past five years. Our portfolio, which was 95.4% occupied as of September 30, 2014, maintained average annual occupancy exceeding 94% during that time despite substantial economic volatility resulting from the recession. We have achieved 9.4% annual growth in cash leasing spreads over expiring rents for the five year period ended December 31, 2013, and 14.3% annual growth in cash leasing spreads over expiring rents for the ten year period ended December 31, 2013. We believe our well-laddered lease expiration schedule with less than 10.0% of total square footage expiring in any year will contribute to our expected continued consistent performance in the future.

        Experienced trustees possessing substantial expertise with public REITs and UE's portfolio.    The majority of our trustees will be independent. Mr. Olson will be Chief Executive Officer and Chairman of the Board of Trustees. In addition to Mr. Olson's prior experience as Chief Executive Officer of Equity One and President of the Eastern and Western Divisions of Kimco Realty Corporation, he has been a director of Equity One since 2006. Steven Roth, Chairman and Chief Executive Officer of Vornado, will also be a trustee. Mr. Roth is one of the most tenured and respected executives in the REIT industry and has substantial experience across all real estate sectors. Further, Mr. Roth has decades of personal experience with many of UE's strip centers, having been personally involved in their development, redevelopment and management since 1980.

Company Strategies

        Redevelop and/or expand existing properties to increase returns and maximize value.    While our properties have been well-maintained and have benefited from significant capital investment under Vornado's ownership, we believe that our properties will benefit from greater executive management focus and capital allocation priorities tailored to unlocking and growing their value.

        Our management team will seek to identify investment opportunities that will create value for our shareholders, that are consistent with our strategic objectives and that have attractive risk-return profiles. We will have a smaller asset base as compared to Vornado, and, therefore, strategic initiatives may have a more meaningful impact on us than they would otherwise have had on Vornado. In short, we expect that we will devote substantial executive management attention to value creating investment opportunities that may generate attractive growth in revenues and cash flow and thus enhance the value of our portfolio.

        We have identified a pipeline of potential new development and redevelopment projects within the existing portfolio of properties totaling approximately $175 million. These projects generally consist of renovations and ground-up development projects on owned land. We may also proactively recapture space occupied by underperforming users and replace those users with merchants that can enhance our tenant mix and potentially pay higher rents.

        Focus on high barrier-to-entry markets.    The majority of our properties are located in densely populated, affluent markets, with particularly strong presence in the Greater New York City metropolitan area. We will continue to invest in our existing markets, and, over time, may expand into new markets that have significant barriers-to-entry and attractive demographics. We believe that shopping centers located in high barrier-to-entry markets represent a more attractive risk-return profile relative to other markets.

        Maximize value and cash flow growth through proactive asset management and leasing.    Given the favorable competitive factors that characterize our shopping centers, we believe we are well-positioned to drive growth in cash flow and to maximize the value of our portfolio by proactive leasing and asset management. We believe our portfolio's positioning in trade areas with desirable demographics provides us with strong negotiating leverage with tenants. Our historical 9.4% and 14.3% annual growth in cash leasing spreads over expiring rents for the five and ten year periods ended December 31, 2013, respectively, reflects our competitive positioning and the strategic importance of our portfolio's location to tenants.

        Maintain a flexible balance sheet to support growth.    We will proactively manage our balance sheet to be flexible and to provide significant capacity for growth. Over time, we intend to pursue an investment grade credit rating and expect that internally generated funds and funds from selective asset sales will also be available to support growth.

        Target a diverse and creditworthy tenant base.    Our tenant base comprises a diverse group of merchants, including department stores, grocers, category killers, discounters, entertainment offerings, health clubs, DIY stores, in-line specialty shops, restaurants and other food and beverage vendors, service providers and other specialized retailers. We believe that this diversification provides stability to our cash flows as no specific retail category comprises more than 20% of our portfolio's annual base rental revenue and no one retailer contributed more than 7% of our annual base rental revenue in 2013. We intend to maintain the credit quality of our tenant base, which currently has 58% of our top 25 tenants by 2013 rental revenue possessing investment grade credit ratings from Standard & Poor's or Moody's.

        Constant portfolio evaluation and, where appropriate, pruning.    We intend to constantly evaluate the future prospects for each shopping center and, where appropriate, to dispose of those properties that we do not believe will meet our investment criteria in the long-term. The proceeds from any such disposition would typically be reinvested in our portfolio via acquisition or redevelopment or used to pay down debt.

Our Portfolio

        Initially, our portfolio will consist of 83 properties, including 79 strip centers aggregating 12.5 million square feet, three malls aggregating 2.0 million square feet and a warehouse park adjacent to our East Hanover strip center. Our properties include existing, vested entitlements for approximately 425,000 square feet of new development where most infrastructure such as utilities and paving is already in place. They also include an additional 30 acres of unentitled and unimproved land adjacent to existing centers that could support approximately 125,000 square feet of new development once entitled and infrastructured.

        The following tables set forth our occupancy rates and average annual base rent per square foot for our strip center and mall properties as of September 30, 2014 and as of December 31 for the last five years.

Strip Centers

As of	Square Feet Owned	Occupancy Rate	Average Annual Base Rent per Square Foot
September 30, 2014	12,073,000	95.4%	$17.34
December 31, 2013	12,075,000	95.5%	17.27
December 31, 2012	11,822,000	95.2%	17.03
December 31, 2011	11,824,000	95.4%	16.68
December 31, 2010	11,951,000	95.0%	15.97
December 31, 2009	11,719,000	94.5%	15.71

Malls

As of	Square Feet Owned	Occupancy Rate	Average Annual Base Rent per Square Foot
September 30, 2014	1,849,000	95.7%	$28.24
December 31, 2013	1,848,000	95.8%	27.99
December 31, 2012	1,823,000	93.8%	28.48
December 31, 2011	1,798,000	93.0%	27.64
December 31, 2010	1,762,000	94.8%	27.33
December 31, 2009	1,700,000	94.9%	25.71

Top Ten Tenants

        As of December 31, 2013, our top ten tenants measured by 2013 rental revenue are as follows:

Tenant	Square Feet Leased	2013 Rental Revenues	Percentage of Total Annual Rental Revenues
The Home Depot	865,000	$13,954,000	6.1%
Wal-Mart/Sam's Wholesale	1,439,000	10,458,000	4.6%
Lowe's	976,000	8,520,000	3.7%
Stop & Shop	633,000	7,449,000	3.3%
The TJX Companies, Inc.	518,000	7,308,000	3.2%
Kohl's	716,000	6,656,000	2.9%
Best Buy	313,000	6,448,000	2.8%
ShopRite	337,000	5,298,000	2.3%
Sears and Kmart	547,000	5,001,000	2.2%
BJ's Wholesale Club	454,000	4,864,000	2.1%

	6,798,000	$75,956,000	33.2%

        As of December 31, 2013, the composition of our 2013 rental revenue by type of retail tenant is as follows:

Discount Stores	20%
Home Improvement	11%
Supermarkets	11%
Family Apparel	9%
Restaurants	7%
Home Entertainment and Electronics	6%
Banking and Other Business Services	4%
Personal Services	4%
Sporting Goods, Toys and Hobbies	4%
Home Furnishings	3%
Women's Apparel	3%
Membership Warehouse Clubs	2%
Other	16%

100%

Lease Expirations

        The table below sets forth lease expirations for all of our properties as of September 30, 2014, assuming none of the tenants exercise renewal options.

				Weighted Average Annual Base Rent of Expiring Leases		% of Weighted Average Annual Base Rent of Expiring Leases
			Percentage of Retail Properties Square Feet
Year	Number of Expiring Leases	Square Feet of Expiring Leases		Total	Per Square Foot
Month to month	11	257,868	1.9%	$1,840,032	$7.14	0.8%
2014	23	119,862	0.9%	2,982,084	24.88	1.4%
2015	72	360,997	2.7%	10,420,092	28.86	4.8%
2016	88	665,241	4.9%	13,832,472	20.79	6.3%
2017	79	577,202	4.2%	10,356,384	17.94	4.7%
2018	71	1,209,313	8.9%	17,662,620	14.61	8.1%
2019	96	1,192,431	8.8%	25,017,600	20.98	11.4%
2020	62	1,135,568	8.4%	18,834,972	16.59	8.6%
2021	43	675,065	5.0%	12,022,452	17.81	5.5%
2022	50	1,042,328	7.7%	12,783,624	12.26	5.8%
2023	46	1,044,252	7.7%	18,724,884	17.93	8.6%
2024	53	1,317,347	9.7%	17,692,176	13.43	8.1%
Subsequent	79	3,987,941	29.4%	56,436,264	14.15	25.9%

The Separation

        On April 11, 2014, Vornado announced that it intended to separate its shopping center business, consisting of 79 strip centers, three malls and a warehouse park adjacent to our East Hanover strip center, from Vornado's other businesses. The separation will be effectuated by means of a pro rata distribution by Vornado to its common shareholders of all UE common shares held by Vornado. UE was formed as a subsidiary of VRLP to hold the assets and liabilities associated with Vornado's shopping center business. Immediately prior to such distribution by Vornado, VRLP will distribute all outstanding UE common shares on a pro rata basis to holders of VRLP's common limited partnership units, consisting of Vornado and the other common limited partners of VRLP. On December 18, 2014, the board of trustees of Vornado declared the distribution of all UE common shares to be received by Vornado in the distribution by VRLP on the basis of one UE common share for every two Vornado common shares held of record as of the close of business on January 7, 2015, which is the record date for the distribution by each of Vornado and VRLP (the "record date"). On the same date, VRLP declared the distribution of all of the outstanding UE common shares to Vornado and the other holders of common limited partnership units of VRLP on the basis of one UE common share for every two common limited partnership units of VRLP held of record as of the close of business on the record date. Following the distribution by each of Vornado and VRLP, Vornado and UE will be two independent, publicly held companies.

  Structure and Formation of UE

        Prior to or concurrently with the separation of the shopping center business from Vornado's other businesses and the distribution by each of Vornado and VRLP of UE common shares, Vornado will engage in certain restructuring transactions that are designed to consolidate the ownership of a portfolio of interests in the strip centers and malls currently owned directly or indirectly by VRLP into UE, facilitate the separation and distribution by each of Vornado and VRLP and provide us with our initial capital.

        In connection with the separation and distribution of UE common shares by each of Vornado and VRLP, the following transactions have occurred or are expected to occur concurrently with or prior to completion of the separation and distribution by each of Vornado and VRLP:

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  Urban Edge Properties was formed as a Maryland real estate investment trust on June 18, 2014.

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  Our operating partnership, which we refer to as UELP, was formed as a Delaware limited partnership on July 11, 2014.

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  Pursuant to the terms of the Separation and Distribution Agreement (the "Separation Agreement"), the interests in certain of our properties (including interests in entities holding properties) currently held directly or indirectly by VRLP will be contributed or otherwise transferred to UE in exchange for 100% of our outstanding common shares.

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  Pursuant to the terms of the Contribution Agreement by and between VRLP and UELP (the "Contribution Agreement"), the interests in the remainder of our properties (including interests in entities holding properties) currently held directly or indirectly by VRLP will be contributed or otherwise transferred to UELP in exchange for approximately 5.4% of UELP outstanding common limited partnership units.

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  In connection with the contribution or other transfer of properties described above, it is expected that UE or certain entities that will be our subsidiaries after the separation will assume a certain amount of existing secured property-level indebtedness related to certain of our properties. As of September 30, 2014, the portfolio had approximately $1.292 billion of total combined debt outstanding. To provide additional liquidity following the separation, we are arranging a revolving credit facility under which, upon completion of the separation and distribution and subject to the satisfaction of customary conditions, we expect to have significant borrowing capacity. We do not expect to have any outstanding borrowings under the revolving credit facility upon the completion of the separation.

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  VRLP's Retail employees will become employees of UE.

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  Pursuant to the Separation Agreement, VRLP will distribute 100% of our outstanding common shares to Vornado and the other common limited partners of VRLP pro rata with respect to their ownership of common limited partnership units in VRLP as of the record date.

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  Pursuant to the Separation Agreement, Vornado will distribute all of our common shares it receives from VRLP to Vornado common shareholders as of the record date on a pro rata basis.

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  In addition to the Separation Agreement, we will enter into a Transition Services Agreement, a Tax Matters Agreement and an Employee Matters Agreement.

        Immediately following the separation and distribution of UE common shares by each of Vornado and VRLP, we will contribute our interest in the properties we receive from VRLP to our operating partnership, UELP.

        In general, we intend to own our properties and conduct substantially all of our business through our operating partnership and its subsidiaries. The following diagram depicts our expected organizational structure upon the completion of the separation and distribution by each of Vornado and VRLP and the completion of the contribution by us of our interest in the properties we receive from VRLP to our operating partnership, UELP.

Our Post-Separation Relationship with Vornado

        We will enter into a Separation Agreement with Vornado. In addition, we will enter into various other agreements to effect the separation and provide a framework for its relationship with Vornado after the separation, such as a transition services agreement (the "Transition Services Agreement"), a tax matters agreement (the "Tax Matters Agreement") and an employee matters agreement (the "Employee Matters Agreement"). These agreements will provide for the allocation between us and Vornado of Vornado's assets, liabilities and obligations (including its properties, employees and tax-related assets and liabilities) attributable to periods prior to, at and after our separation from Vornado and will govern certain relationships between us and Vornado after the separation.

        Except as expressly set forth in the Separation Agreement or in any ancillary agreement, each of Vornado, VRLP and UE will be responsible for paying its own costs and expenses incurred in connection with the separation and distribution by each of Vornado and VRLP, whether before or after the distribution date, including costs and expenses relating to legal and tax counsel, financial advisors and accounting advisory work related to the separation and distribution by each of Vornado and VRLP.

        We and Vornado will enter into a Transition Services Agreement prior to the distribution pursuant to which Vornado and its subsidiaries will provide various corporate support services to us. The services to be provided to us will include initially treasury management, human resources, information technology, tax, financial reporting, SEC compliance and insurance, and possibly other matters. The costs of the services to be provided to us are estimated to be approximately $3.4 million annually and are expected to diminish over time as UE fills vacant positions and builds its own infrastructure. We believe that the terms are comparable to those that would have been negotiated on an arm's-length basis. In addition, we will provide certain services to Vornado on terms and conditions set forth in property management and leasing agreements to be entered into by Vornado and us. The services to be provided to Vornado will include initially property management and leasing services and possibly other matters in connection with Vornado's Springfield Town Center and 22 retail assets which Vornado plans to sell; management and leasing of Alexander's Inc. (32.4% owned by Vornado) non-Manhattan retail properties; and the management of certain assets of Interstate Properties. The income from these services is estimated to be $3.2 million on an annual basis and will diminish over time as Vornado sells properties. We believe that the terms are comparable to those that would have been negotiated on an arm's-length basis.

        For additional information regarding the Separation Agreement and other transaction agreements, please refer to the sections entitled "Risk Factors—Risks Related to the Separation" and "Certain Relationships and Related Person Transactions."

        In addition, after the separation, approximately 5.4% of the common limited partnership units of our operating partnership, UELP will be held by VRLP. For a discussion of the limited partnership agreement of UELP, please see "Partnership Agreement."

Reasons for the Separation

        Vornado's board of trustees believes that separating the UE business and assets from the remainder of Vornado's businesses and assets is in the best interests of Vornado for a number of reasons, including the following:

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  Create two separate, focused companies executing distinct business strategies.  In addition to shopping centers, Vornado has historically invested in office properties in New York City and Washington, D.C. and Manhattan street retail properties. As a result, Vornado's investors have had exposure to a diversified portfolio across several different real estate property categories. By separating its strip centers and malls into a focused shopping center company, investors will have the opportunity to invest into two separate platforms with dedicated and focused management teams. After the separation, Vornado does not intend to continue to operate within the retail strip center and mall sector, allowing it to focus on its office properties in New York City and Washington, D.C. and its Manhattan street retail properties. At the time of the separation, Vornado will retain, for disposition in the near term, 22 retail assets which do not fit UE's strategy, and the Springfield Town Center, which is under contract for disposition.

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  Allow Vornado's management to focus on its retained segments, while enabling our dedicated management to focus on UE's strip centers and malls. The separation of the UE portfolio will enable Vornado's management to focus on its New York City and Washington, D.C. portfolios, which constitute the company's two largest business segments. Similarly, the separation of the UE portfolio will allow our dedicated management to focus on creating value in the existing portfolio through leasing, remerchandising and redevelopment as well as potentially pursuing attractive acquisitions and new development opportunities. Dedicated and experienced management will allow us to expand our size, revenues, and investor appeal.

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  Increase the attractiveness of Vornado's and UE's equity to investors.  Vornado typically attracts investors primarily interested in office properties in New York City and Washington, D.C. and Manhattan street retail properties given that these assets dominate its portfolio. As a stand-alone company, we will be focused on strip centers and malls, making us an attractive investment opportunity for REIT investors looking for exposure to these asset classes. We will also benefit from having the ability to use our shares as acquisition currency, which will improve our competitive positioning as we grow. After the separation, Vornado will be a platform focused on New York City and Washington, D.C. office and Manhattan street retail. The ability to provide investors with two distinct investment vehicles with distinct strategies may enhance both companies' attractiveness to investor bases that are targeting each specific asset class.

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  Allow Vornado and UE to more effectively attract and retain management and key employees.  Equity compensation is more effective as a motivational tool if it relates to the economic performance of the business that is the employee's particular area of responsibility and is not affected by unrelated businesses. As part of Vornado, the strip center and mall employees were compensated with equity that was significantly affected by the performance of Vornado's New York City and Washington, D.C. office and Manhattan street retail properties and by its other real estate and related investments. After the separation, equity compensation awarded to our employees will be affected only by the economic performance of our retail assets, thereby making it more effective in motivating, attracting and retaining key employees.

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  Separate two non-synergistic businesses.  The retail strip center and mall business is fundamentally different from Vornado's New York City and Washington, D.C. operations in terms of tenant bases, geography asset management and leasing skills. There are limited synergies arising from exposure to both asset classes.

        Vornado's board of trustees also considered a number of potentially negative factors in evaluating the separation. Vornado's board of trustees concluded that the potential benefits of the separation outweighed these factors. For more information, please refer to the sections entitled "The Separation—Reasons for the Separation" and "Risk Factors" included elsewhere in this information statement.

Corporate Information

        UE was formed as a Maryland real estate investment trust on June 18, 2014 for the purpose of holding the shopping center business of Vornado. Prior to the contribution of this business to UE, which will occur prior to the distribution by each of Vornado and VRLP of UE common shares, UE will have no operations. The address of UE's principal executive office is 888 Seventh Avenue, New York, New York, 10019. The telephone number for UE's principal executive office is (212) 956-0031.

        UE will also maintain a website at www.uedge.com. UE's website and the information contained therein or connected thereto will not be deemed to be incorporated herein, and you should not rely on any such information in making any investment decision.

Reason for Furnishing this Information Statement

        This information statement is being furnished solely to provide information to Vornado common shareholders and holders of common limited partnership units of VRLP who will receive UE common shares in the distribution by each of Vornado and VRLP. It is not and is not to be construed as an inducement or encouragement to buy or sell any of UE's securities. The information contained in this information statement is believed by UE to be accurate as of the date set forth on its cover. Changes may occur after that date and neither Vornado nor UE will update the information except in the normal course of their respective disclosure obligations and practices.

Risks Associated with UE's Business and the Separation

        An investment in our common shares is subject to a number of risks, including risks relating to the separation. The following list of risk factors is not exhaustive. Please read the information in the section captioned "Risk Factors" for a more thorough description of these and other risks.

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  Real estate is a competitive business.

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  We depend on leasing space to tenants on economically favorable terms and collecting rent from tenants who may not be able to pay.

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  Bankruptcy or insolvency of tenants may decrease our revenues, net income and available cash.

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  We depend upon our anchor tenants to attract shoppers.

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  Anchor or major tenants influence the performance of certain of our properties, and decisions made by these tenants or adverse developments in the businesses of these tenants could have a negative impact on us.

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  We may incur significant costs to comply with environmental laws and environmental contamination may impair our ability to lease and/or sell real estate.

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  Our properties are generally located in the Northeast and in Puerto Rico and are affected by the economic cycles and risks inherent in these areas.

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  Natural disasters could have a concentrated impact on the area in which we operate and could adversely impact our results.

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  We may acquire, develop or redevelop properties and these activities may create risks, including failing to complete such activities on time or within budget, competition for such activities that could increase our costs, being unable to lease newly acquired, developed or redeveloped properties at rents sufficient to cover our costs, difficulties in integrating acquisitions and weaker than expected performance.

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  Substantially all of our assets will be owned by subsidiaries. We depend on dividends and distributions from these subsidiaries. The creditors of these subsidiaries are entitled to amounts payable to them by the subsidiaries before the subsidiaries may pay any dividends or other distributions to us.

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  We have outstanding debt, and the amount of debt and its cost may increase and refinancing may not be available on acceptable terms.

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  We may not be able to obtain capital to make investments.

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  We might fail to qualify or remain qualified as a REIT, and may be required to pay income taxes at corporate rates.

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  REIT distribution requirements could adversely affect our liquidity and our ability to execute our business plan.

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  If certain portions of a recently released discussion draft of tax reform legislation were introduced as legislation and enacted in their current form, the separation and distribution of UE could be treated as a taxable transaction to Vornado and its shareholders.

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  We have no history operating as an independent company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.

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  We are dependent on Vornado to provide services to us pursuant to the Transition Services Agreement, and it may be difficult to replace the services provided under such agreement.

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  If the distribution by each of Vornado and VRLP, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, Vornado and Vornado shareholders could be subject to significant tax liabilities and UE will indemnify Vornado for certain material tax obligations that could arise as addressed in the Tax Matters Agreement.

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  We may not be able to engage in desirable strategic or capital-raising transactions following the separation. In addition, if we were able to engage in such transactions, we could be liable for adverse tax consequences resulting therefrom.

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  Potential indemnification liabilities to Vornado pursuant to the Separation Agreement could materially adversely affect our operations.

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  Vornado may not be able to transfer its interests in certain properties that are subject to certain debt arrangements, are partially owned through a joint venture or similar structure, or are leased to or from a third party due to the need to obtain the consent of third parties.

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  After the separation, certain of our trustees and executive officers may have actual or potential conflicts of interest because of their previous or continuing equity interest in, or positions at, Vornado.

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  Vornado will not be required to present investments to us that satisfy our investment guidelines before pursuing such opportunities on Vornado's behalf.

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  We may not achieve some or all of the expected benefits of the separation, and the separation may adversely affect our business.

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  Our agreements with Vornado in connection with the separation and distribution by each of Vornado and VRLP involve potential conflicts of interest, and may not reflect terms that would have resulted from negotiations between unaffiliated third parties.

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  Vornado's board of trustees has reserved the right, in its sole discretion, to amend, modify or abandon the separation and distribution by each of Vornado and VRLP and the related transactions at any time prior to the distribution date. In addition, the separation and distribution by each of Vornado and VRLP and related transactions are subject to the satisfaction or waiver by Vornado's board of trustees in its sole discretion of a number of conditions. We cannot assure you that any or all of these conditions will be met.

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  In connection with our separation from Vornado, Vornado will indemnify us for certain pre-distribution liabilities and liabilities related to Vornado assets. However, there can be no assurance that these indemnities will be sufficient to protect us against the full amount of such liabilities, or that Vornado's ability to satisfy its indemnification obligation will not be impaired in the future.

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  No market currently exists for the UE common shares and we cannot be certain that an active trading market for our common shares will develop or be sustained after the separation. Following the separation, our share price may fluctuate significantly.

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  Our declaration of trust sets limits on the transfer and ownership of our shares.

 QUESTIONS AND ANSWERS ABOUT THE SEPARATION

What is UE and why is Vornado separating UE's business and distributing UE's shares?	UE, which is currently an indirect wholly-owned subsidiary of Vornado, was formed to hold the shopping center business of Vornado (which we refer to as the "UE portfolio"). The separation of UE from Vornado and the distribution of UE common shares by each of Vornado and VRLP will enable each of UE and Vornado to focus on its own operations and respond more effectively to the different needs of its businesses. UE and Vornado expect that the separation will result in enhanced long-term performance of each business for the reasons discussed in the sections entitled "The Separation—Background" and "The Separation—Reasons for the Separation."
What is a REIT?

Following the separation, UE intends to qualify and elect to be taxed as a REIT under Sections 856 through 859 of the Internal Revenue Code of 1986, as amended (the "Code"), from and after UE's taxable year that includes the distribution of our common shares by each of Vornado and VRLP. As a REIT, UE generally will not be subject to U.S. federal income tax on its REIT taxable income that it distributes to its shareholders. A company's qualification as a REIT depends on its ability to meet, on a continuing basis, through actual investment and operating results, various complex requirements under the Code relating to, among other things, the sources of its gross income, the composition and values of its assets, its distribution levels and the diversity of ownership of its shares. UE believes that, immediately after the separation, it will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that its intended manner of operation enables it to meet the requirements for qualification and taxation as a REIT. UE anticipates that distributions it makes to its shareholders generally will be taxable to its shareholders as ordinary income, although a portion of the distributions may be designated by UE as qualified dividend income or capital gain or may constitute a return of capital. For a more complete discussion of the U.S. federal income taxation of REITs and the tax treatment of distributions to shareholders of UE, please refer to "Material U.S. Federal Income Tax Consequences."

Why am I receiving this document?

You are receiving this document because you are either a Vornado common shareholder or a holder of VRLP common limited partnership units. If you are a Vornado common shareholder as of the close of business on January 7, 2015, you are entitled to receive one UE common share for every two Vornado common shares that you held at the close of business on such date. If you are a holder of VRLP common limited partnership units as of the close of business on January 7, 2015, you are entitled to receive one UE common share for every two VRLP common limited partnership units that you held at the close of business on such date. This document will help you understand how the separation will affect your investment in Vornado and your investment in UE after the separation.

How will the separation of UE from Vornado work?

To accomplish the separation, Vornado will distribute all of its UE common shares to Vornado common shareholders on a pro rata basis. Immediately prior to such distribution by Vornado, VRLP will distribute all of the outstanding UE common shares to the holders of its common limited partnership units on a pro rata basis, consisting of Vornado and the other common limited partners of VRLP.

What is the record date for the distribution?	The record date for the distribution by each of Vornado and VRLP will be the close of business on January 7, 2015.
When will the distribution occur?

It is expected that Vornado will distribute all of its UE common shares on January 15, 2015 to holders of record of Vornado common shares on the record date. Immediately prior to such distribution, it is expected that all of the outstanding UE common shares will be distributed by VRLP on January 15, 2015 to holders of record of its common limited partnership units at the close of business on the record date.

What do shareholders need to do to participate in the distribution?

Vornado common shareholders and holders of common limited partnership units of VRLP as of the record date will not be required to take any action to receive UE common shares in the distribution by either Vornado or VRLP, but you are urged to read this entire information statement carefully. No shareholder or limited partner approval of the distribution by either Vornado or VRLP is required. You are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your existing Vornado common shares or VRLP common limited partnership units or take any other action to receive your UE common shares. Please do not send in your Vornado share certificates. The distribution will not affect the number of outstanding Vornado common shares or the number of outstanding common limited partnership units of VRLP or any rights of Vornado common shareholders or VRLP common limited partners, although it will affect the market value of each outstanding Vornado common share.

How will UE common shares be issued?

You will receive UE common shares through the same channels that you currently use to hold or trade Vornado common shares or common limited partnership units of VRLP, whether through a brokerage account, 401(k) plan or other channel. Receipt of UE common shares will be documented for you in the same manner that you typically receive limited partner or shareholder updates, such as monthly broker statements and 401(k) statements.

If you own Vornado common shares as of the close of business on the record date, including shares owned in certificated form, Vornado, with the assistance of American Stock Transfer & Trust Company, LLC, the settlement and distribution agent, will electronically distribute UE common shares to you or to your brokerage firm on your behalf in book-entry form. American Stock Transfer & Trust Company, LLC will mail you a book-entry account statement that reflects your UE common shares, or your bank or brokerage firm will credit your account for the shares. If you own Vornado common shares through the Vornado dividend reinvestment plan, the UE common shares you receive will be distributed to a new UE dividend reinvestment plan account that will be created for you. Following the distribution, shareholders whose shares are held in book-entry form may request that their UE common shares held in book-entry form be transferred to a brokerage or other account at any time, without charge.

If I was enrolled in the Vornado dividend reinvestment plan, will I automatically be enrolled in the UE dividend reinvestment plan?

Yes. If you elected to have your Vornado cash dividends applied toward the purchase of additional Vornado common shares, the UE common shares you receive in the distribution will be automatically enrolled in the UE dividend reinvestment plan sponsored by American Stock Transfer & Trust Company, LLC, unless you notify American Stock Transfer & Trust Company, LLC that you do not want to reinvest any UE cash dividends in additional UE shares. For contact information for American Stock Transfer & Trust Company, LLC, please refer to "Description of Shares of Beneficial Interest—Transfer Agent and Registrar."

How many UE common shares will I receive in the distribution?

Vornado will distribute to you one UE common share for every two Vornado common shares held by you as of the record date. VRLP will distribute to you one UE common share for every two common limited partnership units of VRLP held by you as of the record date. Based on approximately 187,883,573 Vornado common shares and approximately 10,586,292 common limited partnership units of VRLP not held by Vornado outstanding as of December 22, 2014, a total of approximately 99,234,932 UE common shares will be distributed. For additional information on the distribution, please refer to "The Separation."

Will UE issue fractional shares in the distribution?

No. UE will not issue fractional shares in the distribution. Fractional shares that Vornado common shareholders or VRLP common limited partners would otherwise have been entitled to receive will be aggregated and sold in the public market by the distribution agent following the distribution. The aggregate net cash proceeds of these sales will be distributed pro rata (based on the fractional share such holder would otherwise be entitled to receive) to those common shareholders or common limited partners who would otherwise have been entitled to receive fractional shares, and will be taxable upon receipt for U.S. federal income tax purposes to Vornado common shareholders to the extent described under "The Separation—Material U.S. Federal Income Tax Consequences of the Distribution to U.S. Holders of Vornado Common Shares." Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

What are the conditions to the distribution?	The distribution is subject to a number of conditions, including, among others:

•

The receipt of an opinion of Roberts & Holland LLP, special tax counsel to Vornado, satisfactory to the Vornado board of trustees, to the effect that the distribution by each of Vornado and VRLP, together with certain related transactions, will, with respect to UE, VRLP, Vornado and the shareholders of Vornado, qualify as transactions that are generally tax-free for U.S. federal income tax purposes under Sections 351, 355, and 731 of the Code, including with respect to certain matters relating to these transactions that are not covered by the private letter ruling that Vornado has received from the IRS;

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The U.S. Securities and Exchange Commission (which we refer to as the "SEC") declaring effective the registration statement of which this information statement forms a part, and the mailing of the information statement to Vornado common shareholders and common limited partners of VRLP;

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No order, injunction, or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, distribution by each of Vornado and VRLP or any of the related transactions shall be in effect;

• The UE common shares to be distributed shall have been accepted for listing on the New York Stock Exchange, subject to official notice of distribution;

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The transfer of assets and liabilities between Vornado and UE contemplated by the Separation Agreement shall have been completed, other than the transfer of those assets, if any, which are to be transferred immediately after the distribution by each of Vornado and VRLP;

• Each of the various agreements contemplated by the Separation Agreement shall have been executed;
• All required actions or filings with governmental authorities shall have been taken or made; and

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No other event or development existing or having occurred that, in the judgment of Vornado's board of trustees, in its sole discretion, makes it inadvisable to effect the separation, distribution by each of Vornado and VRLP and other related transactions.

Vornado and UE cannot assure you that any or all of these conditions will be met. In addition, Vornado can decide at any time not to go forward with the separation. For a complete discussion of all of the conditions to the distribution, please refer to "The Separation—Conditions to the Distribution."

What is the expected date of completion of the separation?

The completion and timing of the separation are dependent upon a number of conditions. It is expected that Vornado will distribute its UE common shares on January 15, 2015 to the holders of record of Vornado common shares at the close of business on the record date. It is expected that, on the same date, immediately prior to such distribution by Vornado, all of the outstanding UE common shares will be distributed by VRLP to holders of record of VRLP common limited partnership units at the close of business on the record date. However, no assurance can be provided as to the timing of the separation or that all conditions to the separation will be met.

Can Vornado decide to cancel the distribution of UE common shares by each of Vornado and VRLP, even if all the conditions have been met?

Yes. The distribution by each of Vornado and VRLP is subject to the satisfaction or waiver of certain conditions. Please refer to "The Separation—Conditions to the Distribution." Until the distribution by VRLP has occurred, Vornado has the right to terminate such distribution, even if all of the conditions are satisfied.

What if I want to sell my Vornado common shares or my UE common shares?	You should consult with your financial advisors, such as your stockbroker, bank or tax advisor.
What is "regular-way" and "ex-distribution" trading of Vornado common shares?

Beginning on or shortly before the record date and continuing up to and through the distribution date, it is expected that there will be two markets in Vornado common shares: a "regular-way" market and an "ex-distribution" market. Vornado common shares that trade in the "regular-way" market will trade with an entitlement to UE common shares distributed pursuant to the distribution by Vornado. Shares that trade in the "ex-distribution" market will trade without an entitlement to UE common shares distributed pursuant to the distribution by Vornado.

If you decide to sell any Vornado common shares before the distribution date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your Vornado common shares with or without your entitlement to UE common shares pursuant to the distribution by Vornado.

Where will I be able to trade UE common shares?

UE has applied to list its common shares on the New York Stock Exchange under the symbol "UE". UE anticipates that trading in its common shares will begin on a "when-issued" basis on or shortly before the record date and will continue up to and through the distribution date and that "regular-way" trading in UE common shares will begin on the first trading day following the completion of the separation. If trading begins on a "when-issued" basis, you may purchase or sell UE common shares up to and through the distribution date, but your transaction will not settle until after the distribution date. UE cannot predict the trading prices for its common shares before, on or after the distribution date.

What will happen to the listing of Vornado shares?	Vornado's common shares will continue to trade on the NYSE after the distribution under the symbol "VNO."
Will the number of Vornado common shares or common limited partnership units of VRLP that I own change as a result of the distribution?	No. The number of Vornado common shares or common limited partnership units of VRLP that you own will not change as a result of the distribution.

Will the distribution affect the market price of my Vornado shares?

Yes. As a result of the distribution, Vornado expects the trading price of Vornado common shares immediately following the distribution to be lower than the "regular-way" trading price of such shares immediately prior to the distribution because the trading price will no longer reflect the value of the portfolio held by UE. Furthermore, until the market has fully analyzed the value of Vornado without the UE portfolio, the trading price of Vornado common shares may fluctuate. Vornado believes that, over time following the separation, assuming the same market conditions and the realization of the expected benefits of the separation, the Vornado common shares and the UE common shares should have a higher aggregate market value as compared to what the market value of Vornado common shares would be if the separation did not occur. There can be no assurance, however, that such a higher aggregate market value will be achieved. It is possible that, after the separation, the combined equity value of Vornado and UE will be less than Vornado's equity value before the separation.

What are the material U.S. federal income tax consequences of the separation and the distribution?

Vornado has received a private letter ruling from the IRS to the effect that the distribution by each of Vornado and VRLP, together with certain related transactions, will, with respect to UE, VRLP, Vornado and the shareholders of Vornado, qualify as transactions that are generally tax-free for U.S. federal income tax purposes under Sections 351 and 355 of the Code. It is a condition to the completion of the separation that Vornado obtain an opinion of Roberts & Holland LLP, special tax counsel to Vornado, satisfactory to the Vornado board of trustees, to the effect that the distribution by each of Vornado and VRLP, together with certain related transactions, will, with respect to UE, VRLP, Vornado and the shareholders of Vornado, qualify as transactions that are generally tax-free for U.S. federal income tax purposes under Sections 351, 355, and 731 of the Code, including with respect to certain matters relating to these transactions that are not covered by the private letter ruling from the IRS.

You should consult your own tax advisor as to the particular consequences of the distribution to you, including the applicability and effect of any U.S. federal, state and local tax laws, as well as foreign tax laws, which may result in the distribution being taxable to you. For more information regarding the private letter ruling and the tax opinion and certain U.S. federal income tax consequences of the separation, please refer to the discussion under "The Separation—Material U.S. Federal Income Tax Consequences of the Distribution to U.S. Holders of Vornado Common Shares" and "—Material U.S. Federal Income Tax Consequences of the Distribution to U.S. Holders of VRLP Common Limited Partnership Units."

What will UE's relationship be with Vornado following the separation?

We will enter into a Separation Agreement with Vornado. In addition, UE will enter into various other agreements to effect the separation and provide a framework for its relationship with Vornado after the separation, such as a Transition Services Agreement, a Tax Matters Agreement and an Employee Matters Agreement. These agreements will provide for the allocation between UE and Vornado of Vornado's assets, liabilities and obligations (including its properties, employees and tax-related assets and liabilities) attributable to periods prior to, at and after our separation from Vornado and will govern certain relationships between UE and Vornado after the separation.

For additional information regarding the Separation Agreement and other transaction agreements, please refer to the sections entitled "Risk Factors—Risks Related to the Separation" and "Certain Relationships and Related Person Transactions."

In addition, after the separation, approximately 5.4% of the common limited partnership units of our operating partnership, UELP, will be held by VRLP. For additional information regarding VRLP's ownership of a portion of UELP, please refer to the section entitled "Certain Relationships and Related Person Transactions."

Who will manage UE after the separation?

Jeffrey S. Olson will be UE's Chairman of the Board of Trustees and Chief Executive Officer and Robert Minutoli will be UE's Chief Operating Officer after the separation. UE's management team will include experienced members of Vornado's existing strip center and mall management team which has detailed historical knowledge of our properties. For more information regarding UE's management please refer to "Management."

Are there risks associated with owning UE common shares?

Yes. Ownership of UE common shares is subject to both general and specific risks relating to UE's business, the industry in which it operates, its ongoing contractual relationships with Vornado and its status as a separate, publicly traded company. Ownership of UE common shares is also subject to risks relating to the separation. These risks are described in the "Risk Factors" section of this information statement beginning on page 29. You are encouraged to read that section carefully.

Does UE plan to pay dividends?

We are a newly formed company that has not commenced operations, and as a result, we have not paid any dividends as of the date of this information statement. We expect to distribute 100% of our REIT taxable income to our shareholders out of assets legally available therefor. We estimate that our dividend for the quarter ending March 31, 2015 will be $0.20 per share (or approximately $20 million in the aggregate), an indicative run rate of $0.80 per share for fiscal year 2015 (approximately $80 million in the aggregate). This assumes a distribution ratio of one UE common share for every two common shares of Vornado and for every two common limited partnership units of VRLP. We expect that the cash required to fund our dividends will be covered by cash generated from operations and to the extent they are not so covered, from our $225 million of cash on hand upon our separation. Our dividends must be authorized by our Board of Trustees, in its sole discretion.

To qualify as a REIT, we must distribute to our shareholders an amount at least equal to:

(i)    90% of our REIT taxable income, determined before the deduction for dividends paid and excluding any net capital gain (which does not necessarily equal net income as calculated in accordance with GAAP); plus

(ii) 90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Code; less
(iii) Any excess non-cash income (as determined under the Code). Please refer to "Material U.S. Federal Income Tax Consequences."

Although UE currently expects that it will pay a regular cash dividend, the declaration and payment of any dividends in the future by UE will be subject to the sole discretion of its board of trustees and will depend upon many factors. Please refer to "Dividend Policy."

Who will be the distribution agent, transfer agent and registrar for the UE common shares?

The distribution agent, transfer agent and registrar for the UE common shares will be American Stock Transfer & Trust Company, LLC. For questions relating to the transfer or mechanics of the share distribution, you should contact:

American Stock Transfer & Trust Company, LLC, 6201 15th Avenue Brooklyn, NY 11219. www.amstock.com/shareholder/sh_general_info.asp (800) 937-5449
Where can I find more information about Vornado and UE?	Before the distribution by each of Vornado and VRLP, if you have any questions, you should contact:
Vornado Realty Trust 210 Route 4 East Paramus, New Jersey 07652 Attention: Investor Relations (201) 587-1000 vno.com/investor-relations/stock-info
After the distribution by each of Vornado and VRLP, UE shareholders who have any questions relating to UE should contact UE at:
Urban Edge Properties 888 Seventh Avenue New York, New York 10019 Attention: Investor Relations (212) 956-0031 www.uedge.com
The UE investor website will be operational as of January 1, 2015.

 SUMMARY HISTORICAL COMBINED FINANCIAL DATA

        The following table sets forth the selected historical combined financial and other data of our business, which was carved-out from the financial information of Vornado, as described below. We were formed for the purpose of holding certain assets and assuming certain liabilities of Vornado. Prior to the effective date of the Form 10 registration statement, of which this information statement forms a part, and the completion of the distribution by each of Vornado and VRLP, we did not conduct any business and did not have any material assets or liabilities. The selected historical financial data set forth below as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 has been derived from our audited combined financial statements, which are included elsewhere in this information statement. The selected historical combined financial data as of December 31, 2011 has been derived from our unaudited combined financial statements, which are not included in this information statement. The income statement data for each of the nine months ended September 30, 2014 and 2013 and the balance sheet data as of September 30, 2014 have been derived from our unaudited interim combined financial statements included elsewhere in this information statement. Our unaudited interim combined financial statements as of September 30, 2014 and for the nine months ended September 30, 2014 were prepared on the same basis as our audited combined financial statements as of December 31, 2013 and 2012 and for each of the years ended December 31, 2013, 2012 and 2011 and, in the opinion of management, include all adjustments, consisting only of normal, recurring adjustments, necessary to present fairly our financial position and results of operations for these periods. The interim results of operations are not necessarily indicative of operations for a full fiscal year.

        The accompanying combined financial statements include the accounts of Vornado's 79 strip center properties, three malls and a warehouse park, all of which are under common control of Vornado. The assets and liabilities in these combined financial statements have been carved-out of Vornado's books and records at their historical carrying amounts. All significant intercompany transactions have been eliminated.

        The historical financial results for the carved-out properties reflect charges for certain corporate costs which we believe are reasonable. These charges were based on either actual costs incurred or a proportion of costs estimated to be applicable to UE based on an analysis of key metrics including total revenues, real estate assets, leasable square feet and operating income. Such costs do not necessarily reflect what the actual costs would have been if UE were operating as a separate stand-alone public company. These charges are discussed further in Note 4—Related Party Transactions in our audited combined financial statements included elsewhere in this information statement.

        The accompanying combined financial statements have been prepared on a carve-out basis in accordance with accounting principles generally accepted in the United States ("GAAP"). GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, and revenues and expenses during the reporting periods. Actual results could differ from these estimates.

        Subsequent to the transfer of properties to UE and the distribution of UE's common shares to the holders of the common limited partnership units of VRLP, and the subsequent distribution by Vornado of the UE common shares it receives from VRLP to Vornado's common shareholders, UE expects to operate in a manner intended to enable it to qualify as a REIT under Sections 856-860 of the Internal Revenue Code of 1986, as amended. Under those sections, a REIT which distributes at least 90% of its REIT taxable income as a dividend to its shareholders each year and which meets certain other conditions will not be taxed on that portion of its taxable income which is distributed to its shareholders. Since Vornado operates as a REIT and distributes 100% of taxable income to its shareholders, no provision for Federal income taxes has been made in the accompanying combined financial statements. Our two Puerto Rico malls are subject to income taxes which are based on estimated taxable income and which are included in income tax expense in the combined statements of income. The carved-out properties are also subject to certain other taxes, including state and local taxes and franchise taxes which are included in general and administrative expenses in the combined statements of income.

        Presentation of earnings per share information is not applicable in these carved-out combined financial statements, since these assets and liabilities are owned by Vornado.

        UE plans to aggregate all of its properties into one reportable segment because all of these properties have similar economic characteristics and UE will provide similar products and services to similar types of retail tenants.

	As of September 30,	As of December 31,
	(Unaudited)	(Audited)	(Audited)	(Unaudited)
	2014	2013	2012	2011
	(Amounts in thousands)
Balance Sheet Data:
Total assets	$1,873,595	$1,749,965	$1,857,055	$1,877,107
Real estate, at cost	2,006,991	1,984,172	2,045,258	2,028,940
Accumulated depreciation and amortization	456,753	421,756	436,137	391,547
Mortgages payable	1,292,075	1,200,762	1,251,234	1,275,441
Noncontrolling interest in consolidated subsidiary	335	319	298	285
Vornado equity	376,439	341,265	389,590	365,439

	(Unaudited) Nine Months Ended September 30,			(Audited) Year Ended December 31,
	2014	2013		2013		2012		2011
	(Amounts in thousands)
Income Statement Data:
Total revenue	$236,150	$286,389	(1)	$362,995	(1)	$304,233		$299,856
Operating income	91,819	156,803	(1)	167,213	(1)(2)	124,966	(3)	144,038	(4)
Net income (loss) attributable to noncontrolling interest in consolidated subsidiary	16	20		21		13		(3)
Net income attributable to Vornado	49,484	112,058	(1)	109,314	(1)(2)	69,837	(3)	87,463	(4)
Cash Flow Statement Data:
Provided by operating activities	79,766	206,667	(5)	240,527	(5)	108,364		97,730
Used in investing activities	23,695	20,686		27,013		32,886		39,023
(Provided by) used in financing activities	(71,531)	182,419		212,636		73,385		58,673
Other Financial Data:
NOI(6)	150,189	207,392	(1)	256,523	(1)	196,901		210,472	(4)
Same property NOI(6)	147,092	143,514		188,071		184,294		180,581
FFO(7)	89,733	150,050	(1)	181,793	(1)	128,440		138,074	(4)
Comparable FFO(7)	94,416	89,951		121,694		119,751		113,611

(1)
Includes $59,599 of income pursuant to a settlement agreement with Stop & Shop.

(2)
Includes a real estate impairment loss of $19,000.

(3)
Includes a real estate impairment loss of $6,000.

(4)
Includes $19,463 for the reversal of an allowance for doubtful accounts as a result of the favorable outcome of Vornado's litigation with Stop & Shop.

(5)
Includes $124,000 of cash received from Stop & Shop pursuant to the settlement agreement.

(6)
Net operating income ("NOI") and same property NOI do not represent income from operations as defined by GAAP. We use NOI and same property NOI as supplemental measures of our operating performance. For definitions of NOI and same property NOI, as well as an important discussion of their uses and inherent limitations, please refer to "Net Operating Income" below.

(7)
Funds from operations ("FFO") and comparable FFO do not represent cash flow from operations as defined by GAAP and may not be reflective of our operating performance due to changes in our capital structure in connection with the separation and distribution. We use FFO and comparable FFO as supplemental measures of our operating performance. For a definition of FFO and comparable FFO, as well as a discussion of their uses and inherent limitations, please refer to "Funds From Operations" below.

Net Operating Income ("NOI")

        NOI and same property NOI are supplemental non-GAAP measures that aid in the assessment of the unlevered performance of our properties and portfolio as it relates to the total return on assets. The most directly comparable GAAP financial measure is operating income. We calculate NOI by adjusting GAAP operating income to add back depreciation and amortization expense, general and administrative expenses, real estate impairment losses and non-cash ground rent expense, and deduct non-cash rental income resulting from the straight-lining of rents and amortization of acquired below market leases net of above market leases. NOI does not include a deduction for property management fee expenses because they are eliminated in consolidation against intercompany property management fee income. Intercompany property management fees were approximately $6.6 million and $6.5 million for the nine months ended September 30, 2014 and 2013, respectively, and $8.7 million, $8.6 million and $8.5 million for the years ended December 31, 2013, 2012 and 2011, respectively. Same property NOI is calculated as NOI for properties that were owned and operated for the entirety of the reporting periods being compared, and excludes properties that were under development/redevelopment and properties acquired or sold during the periods being compared. The properties that were under redevelopment and excluded from same property NOI are as follows: Bergen Town Center East and East Hanover warehouse park for all periods presented; and North Plainfield, NJ, Paramus, NJ, and Garfield, NJ, for the years ended December 31, 2013, 2012 and 2011. There we no properties acquired or sold during any of the periods being compared. We believe NOI and same property NOI are meaningful non-GAAP financial measures because real estate acquisitions and dispositions are evaluated based on, among other considerations, property NOI applied to market capitalization rates. We utilize these measures to make investment and capital allocation decisions and to compare the unlevered performance of our properties to our peers. NOI and same property NOI should not be considered substitutes for operating income or net income and may not be comparable to similarly titled measures employed by others.

        The following table reconciles operating income to NOI and same property NOI for the nine months ended September 30, 2014 and 2013 and for each of the last three years.

	(Unaudited) Nine Months Ended September 30,		(Unaudited) Year Ended December 31,
	2014	2013	2013	2012	2011
	(Amounts in thousands)
Operating income	$91,819	$156,803	$167,213	$124,966	$144,038
Depreciation and amortization	40,586	38,445	54,043	52,960	50,981
General and administrative	19,250	19,323	25,881	27,209	27,698
Transaction costs	4,683	—	—	—	—
Real estate impairment losses	—	—	19,000	6,000	—

Subtotal	156,338	214,571	266,137	211,135	222,717
Less: non-cash rental income	(7,325)	(8,635)	(11,455)	(15,920)	(14,457)
Add: non-cash ground rent expense	1,176	1,456	1,841	1,686	2,212

NOI	150,189	207,392	256,523	196,901	210,472

Adjustments:
Settlement income from Stop & Shop(1)	—	(59,599)	(59,599)	—	—
Income recognized pursuant to Stop & Shop Guarantee which was terminated upon settlement in February 2013(1)	—	(500)	(500)	(5,917)	(5,000)
Properties taken out of service for redevelopment	(3,084)	(3,114)	(7,479)	(5,823)	(4,207)
Other	(13)	(665)	(874)	(867)	(1,221)
Reversal of allowance for doubtful accounts in connection with the Stop & Shop settlement(1)	—	—	—	—	(19,463)

Subtotal adjustments	(3,097)	(63,878)	(68,452)	(12,607)	(29,891)

Same Property NOI	$147,092	$143,514	$188,071	$184,294	$180,581

(1)
See Note 10—Stop & Shop Settlement, in the notes to the audited combined financial statements and Note 7—Stop & Shop Settlement in the notes to the unaudited combined interim financial statements for further details.

Funds From Operations ("FFO")

        We calculate FFO in accordance with the National Association of Real Estate Investment Trusts' ("NAREIT") definition. NAREIT defines FFO as GAAP net income adjusted to exclude net gains from sales of depreciated real estate assets, real estate impairment losses, real property depreciation and amortization expense, extraordinary items and other specified non-cash items. We believe FFO and comparable FFO are meaningful non-GAAP financial measures useful in comparing our levered operating performance both internally from period to period and among our peers because these non-GAAP measures exclude net gains on sales of depreciable real estate, real estate impairment losses, and real property depreciation and amortization expense which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions. FFO and comparable FFO do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income as a performance measure or cash flow as a liquidity measure. FFO and comparable FFO may not be comparable to similarly titled measures employed by others.

        The following table reconciles net income attributable to Vornado to FFO and comparable FFO for the nine months ended September 30, 2014 and 2013 and for each of the last three years.

	(Unaudited) Nine Months Ended September 30,		(Unaudited) Year Ended December 31,
	2014	2013	2013	2012	2011
	(Amounts in thousands)
Net income attributable to Vornado	$49,484	$112,058	$109,314	$69,837	$87,463
Depreciation and amortization of real property	40,249	37,992	53,479	52,603	50,611
Real estate impairment losses	—	—	19,000	6,000	—

FFO	89,733	150,050	181,793	128,440	138,074

Non-comparable items:
Transaction costs	4,683	—	—	—	—
Settlement income from Stop & Shop(1)	—	(59,599)	(59,599)	—	—
Income recognized pursuant to Stop & Shop Guarantee which was terminated upon settlement in 2013(1)	—	(500)	(500)	(5,917)	(5,000)
Accelerated amortization of acquired below market lease intangible liabilities	—	—	—	(2,772)	—
Reversal of allowance for doubtful accounts in connection with the Stop & Shop settlement(1)	—	—	—	—	(19,463)

Subtotal adjustments	4,683	(60,099)	(60,099)	(8,689)	(24,463)

Comparable FFO	$94,416	$89,951	$121,694	$119,751	$113,611

(1)
See Note 10—Stop & Shop Settlement, in the notes to the audited combined financial statements and Note 7—Stop & Shop Settlement in the notes to the unaudited combined interim financial statements for further details.

 RISK FACTORS

        You should carefully consider the following risks and other information in this information statement in evaluating our company and our common shares. Any of the following risks could materially and adversely affect our business, results of operations and financial condition. These risks have been separated into three groups: Risks Related to Our Business and Operations and to Our Status as a REIT, Risks Related to the Separation, and Risks Related to Our Common Shares.

RISKS RELATED TO OUR BUSINESS AND OPERATIONS AND TO OUR STATUS AS A REIT

        Material factors that may adversely affect our business and operations are summarized below. The risks and uncertainties described herein may not be the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. See "Forward-Looking Statements" contained herein.

Real Estate Investments' Value and Income Fluctuate Due to Various Factors.

        The value of real estate fluctuates depending on conditions in the general economy and the real estate business. These conditions may also adversely impact our revenues and cash flows.

        The factors that affect the value of our real estate include, among other things:

  •
  national, regional and local economic conditions;

  •
  competition from other available space;

  •
  local conditions such as an oversupply of space or a reduction in demand for real estate in the area;

  •
  how well we manage our properties;

  •
  changes in market rental rates;

  •
  the timing and costs associated with property improvements and rentals;

  •
  whether we are able to pass all or portions of any increases in operating costs through to tenants;

  •
  changes in real estate taxes and other expenses;

  •
  whether tenants and users such as customers and shoppers consider a property attractive;

  •
  the financial condition of our tenants, including the extent of tenant bankruptcies or defaults;

  •
  availability of financing on acceptable terms or at all;

  •
  inflation or deflation;

  •
  fluctuations in interest rates;

  •
  our ability to obtain adequate insurance;

  •
  changes in zoning laws and taxation;

  •
  government regulation;

  •
  consequences of any armed conflict involving, or terrorist attack against, the United States or individual acts of violence in public spaces, including retail centers;

  •
  potential liability under environmental or other laws or regulations;

  •
  natural disasters;

  •
  general competitive factors; and

  •
  climate changes.

        The rents we receive and the occupancy levels at our properties may decline as a result of adverse changes in any of these factors. If our rental revenues and/or occupancy levels decline, we generally would expect to have less cash available to pay our indebtedness and for distribution to our shareholders. In addition, some of our major expenses, including mortgage payments, real estate taxes and maintenance costs generally do not decline when the related rents decline.

Capital markets and economic conditions can materially affect our liquidity, financial condition and results of operations, as well as the value of our debt and equity securities.

        There are many factors that can affect the value of our equity securities and any debt securities we may issue in the future, including the state of the capital markets and economy. Demand for office and retail space may decline nationwide as it did in 2008 and 2009, due to the economic downturn, bankruptcies, downsizing, layoffs and cost cutting. Government action or inaction may adversely affect the state of the capital markets. The cost and availability of credit may be adversely affected by illiquid credit markets and wider credit spreads may adversely affect our liquidity and financial condition, including our results of operations, and the liquidity and financial condition of our tenants. Our inability or the inability of our tenants to timely refinance maturing liabilities and access the capital markets to meet liquidity needs may materially affect our financial condition and results of operations and the value of our equity securities and any debt securities we may issue in the future.

We are subject to risks that affect the general retail environment.

        Our properties are in the retail shopping center real estate market. This means that we are subject to factors that affect the retail environment generally, including the level of consumer spending and consumer confidence, unemployment rates, the threat of terrorism and increasing competition from discount retailers, outlet malls, retail websites and catalog companies. These factors could adversely affect the financial condition of our retail tenants and the willingness of retailers to lease space in our shopping centers.

Real estate is a competitive business.

        We compete with a large number of property owners and developers, some of which may be willing to accept lower returns on their investments than we are. Principal factors of competition include rents charged, attractiveness of location, the quality of the property and breadth and quality of services provided. Our success depends upon, among other factors, trends affecting national and local economies, the financial condition and operating results of current and prospective tenants and customers, availability and cost of capital, construction and renovation costs, taxes, governmental regulations, legislation and population trends.

We depend on leasing space to tenants on economically favorable terms and collecting rent from tenants who may not be able to pay.

        Our financial results depend significantly on leasing space in our properties to tenants on economically favorable terms. In addition, because a majority of our income is derived from renting real property, our income, funds available to pay indebtedness and funds available for distribution to shareholders will decrease if certain of our tenants cannot pay their rent or if we are not able to maintain our occupancy levels on favorable terms. If a tenant does not pay its rent, we might not be able to enforce our rights as landlord without delays and might incur substantial legal and other costs. During periods of economic adversity, there may be an increase in the number of tenants that cannot pay their rent and an increase in vacancy rates.

Bankruptcy or insolvency of tenants may decrease our revenues, net income and available cash.

        From time to time, some of our tenants have declared bankruptcy, and other tenants may declare bankruptcy or become insolvent in the future. In the case of our shopping centers, the bankruptcy or insolvency of a major tenant could cause us to have difficulty leasing the remainder of the affected property. Our leases generally do not contain restrictions designed to ensure the creditworthiness of our tenants. As a result, the bankruptcy or insolvency of a major tenant could result in a lower level of net income and funds available to pay our indebtedness or make distributions to shareholders.

We depend upon our anchor tenants to attract shoppers.

        Our shopping centers are typically anchored by well-known department stores and other tenants who generate shopping traffic at the mall or shopping center. The value of our properties would be adversely affected if tenants or anchors failed to meet their contractual obligations, sought concessions in order to continue operations or ceased their operations, including as a result of bankruptcy. If the sales of stores operating in our properties were to decline significantly due to economic conditions, closing of anchors or for other reasons, tenants may be unable to pay their minimum rents or expense recovery charges. In the event of a default by a tenant or anchor, we may experience delays and costs in enforcing our rights as landlord.

We derive a significant portion of our revenues from four of our properties.

        As of December 31, 2013, four of our properties in the aggregate generated in excess of 25% of our total gross annual base minimum rental revenues. The occurrence of events that have a negative impact on one or more of these properties, such as an economic downturn in the surrounding area or a natural disaster that damages one or more of the properties, would have a much larger adverse effect on our revenues than a corresponding occurrence affecting a less significant property. If the revenues generated by one or more of these properties were to decline substantially, our financial condition could be negatively impacted in a material fashion.

Anchor or major tenants influence the performance of certain of our properties, and decisions made by these tenants or adverse developments in the businesses of these tenants could have a negative impact on us.

        Some of our properties, such as our Springfield, MA and Carlstadt, NJ properties, have anchor or major tenants that occupy all or a significant portion of a center's total leasable area, pay all or a significant portion of a property's total rent and, if not the sole tenant in a property, contribute to the success of other tenants by drawing customers to a property. If an anchor tenant closes, such closure could adversely affect the property even if the tenant continues to pay rent due to the loss of the anchor tenant's drawing power. Additionally, closure of an anchor tenant could result in lease terminations by, or reductions in rent from, other tenants if the other tenants' leases have "co-tenancy" clauses that permit cancellation or rent reduction if an anchor tenant closes. Retailer consolidation, store rationalization, competition from internet sales and general economic conditions may decrease the number of tenants available to fill available anchor tenant spaces. As a result, in the event one or more anchor tenants were to leave one or more of our centers, we cannot be sure that we would be able to quickly re-lease the vacant space on equivalent terms or at all. In addition, we may not be able to recover costs owed us by the closed tenant. In certain cases, co-tenancy issues can arise solely from the loss of one or more non-anchor tenants and some anchor and non-anchor tenants may be able to terminate their leases if they do not achieve defined sales levels. Any of these developments could have a negative impact on our financial condition and results of operations.

We face risks associated with our tenants being designated "Prohibited Persons" by the Office of Foreign Assets Control.

        Pursuant to Executive Order 13224 and other laws, the Office of Foreign Assets Control of the United States Department of the Treasury ("OFAC") maintains a list of persons designated as terrorists or who are otherwise blocked or banned ("Prohibited Persons") from conducting business or engaging in transactions in the United States. Our leases, loans and other agreements may require us to comply with OFAC requirements. If a tenant or other party with whom we conduct business is placed on the OFAC list we may be required to terminate the lease or other agreement. Any such termination could result in a loss of revenue or otherwise negatively affect our financial results and cash flows.

Our business and operations would suffer in the event of system failures.

        Despite system redundancy, the implementation of security measures and the existence of a disaster recovery plan for our internal information technology systems, our systems are vulnerable to damages from any number of sources, including computer viruses, unauthorized access, energy blackouts, natural disasters, terrorism, war and telecommunication failures. Any system failure or accident that causes interruptions in our operations could result in a material disruption to our business. We may also incur additional costs to remedy damages caused by such disruptions.

The occurrence of cyber incidents, or a deficiency in our cybersecurity, could negatively impact our business by causing a disruption to our operations, a compromise or corruption of our confidential information, and/or damage to our business relationships, all of which could negatively impact our financial results.

        A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity, or availability of our information resources. More specifically, a cyber incident is an intentional attack or an unintentional event that can include gaining unauthorized access to systems to disrupt operations, corrupt data, or steal confidential information. As our reliance on technology has increased, so have the risks posed to our systems, both internal and those we have outsourced. Our three primary risks that could directly result from the occurrence of a cyber incident include operational interruption, damage to our relationship with our tenants, and private data exposure. We have implemented processes, procedures and controls to help mitigate these risks, but these measures, as well as our increased awareness of a risk of a cyber incident, do not guarantee that our financial results will not be negatively impacted by such an incident.

We may incur significant costs to comply with environmental laws and environmental contamination may impair our ability to lease and/or sell real estate.

        Our operations and properties are subject to various federal, state and local laws and regulations concerning the protection of the environment including air and water quality, hazardous or toxic substances and health and safety. Under some environmental laws, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances released at a property. The owner or operator may also be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and clean-up costs incurred by those parties because of the contamination. These laws often impose liability without regard to whether the owner or operator knew of the release of the substances or caused such release. The presence of contamination or the failure to remediate contamination may impair our ability to sell or lease real estate or to borrow using the real estate as collateral. Other laws and regulations govern indoor and outdoor air quality including those that can require the abatement or removal of asbestos-containing materials in the event of damage, demolition, renovation or remodeling and also govern emissions of and exposure to asbestos fibers in the air. The maintenance and removal of lead paint and certain electrical equipment containing polychlorinated biphenyls (PCBs) are also regulated by federal and state laws. We are also subject to risks associated with human exposure to chemical or biological contaminants such as molds, pollens, viruses and bacteria which, above certain levels, can be alleged to be connected to allergic or other health effects and symptoms in susceptible individuals. We could incur fines for environmental compliance and be held liable for the costs of remedial action with respect to the foregoing regulated substances or related claims arising out of environmental contamination or human exposure at or from our properties.

        Most of our properties have been subjected to varying degrees of environmental assessment at various times. To date, these environmental assessments have not revealed any environmental condition material to our business. However, identification of new compliance concerns or undiscovered areas of contamination, changes in the extent or known scope of contamination, human exposure to contamination or changes in cleanup or compliance requirements could result in significant costs to us.

Some of our potential losses may not be covered by insurance.

        Vornado maintains general liability insurance with limits of $300,000,000 per occurrence and all-risk property and rental value insurance coverage with limits of $2.0 billion per occurrence, with sub-limits for certain perils such as floods and earthquakes on each of Vornado's properties. Insurance premiums are charged directly to each of the retail properties. UE intends to obtain appropriate insurance coverage on its own and coverages may differ from those noted above. Also, the resulting insurance premiums may differ materially from amounts included in the accompanying combined financial statements. UE will be responsible for deductibles and losses in excess of insurance coverage, which could be material.

        As previously announced, the Terrorism Risk Insurance Program Reauthorization Act ("TRIPRA") expires on December 31, 2014. As a result, Vornado's current coverage for terrorist acts, with limits of $4.0 billion per occurrence and in the aggregate, and $2.0 billion per occurrence and in the aggregate for nuclear, biological, chemical and radiological ("NBCR") terrorism events, as defined by TRIPRA, will be reduced to $600 million per occurrence and in the aggregate, and the NBCR coverage will expire. UE will continue to monitor the state of the insurance market and the scope and costs of coverage; however, there is uncertainty regarding the extent and adequacy of terrorism coverage that will be available on commercially reasonable terms in the future to protect our interests in the event of future terrorist attacks that impact our properties.

        UE's mortgage loans are non-recourse and contain customary covenants requiring adequate insurance coverage. Although we believe that we currently have adequate insurance coverage for purposes of these agreements, we may not be able to obtain an equivalent amount of coverage at reasonable costs in the future. If lenders insist on greater coverage than UE is able to obtain, it could adversely affect the ability to finance or refinance the properties.

Compliance or failure to comply with the Americans with Disabilities Act or other safety regulations and requirements could result in substantial costs.

        The Americans with Disabilities Act ("ADA") generally requires that public buildings, including our properties, meet certain federal requirements related to access and use by disabled persons. Noncompliance could result in the imposition of fines by the federal government or the award of damages to private litigants and/or legal fees to their counsel. If, under the ADA, we are required to make substantial alterations and capital expenditures in one or more of our properties, including the removal of access barriers, it could adversely affect our financial condition and results of operations, as well as the amount of cash available for distribution to shareholders.

        Our properties are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these requirements, we could incur fines or private damage awards. We do not know whether existing requirements will change or whether compliance with future requirements will require significant unanticipated expenditures that will affect our cash flow and results of operations.

Our Investments Are Concentrated In The Northeast And Puerto Rico. Circumstances Affecting These Areas Generally Could Adversely Affect Our Business.

Our properties are generally located in the Northeast and in Puerto Rico and are affected by the economic cycles and risks inherent in these areas.

        Real estate markets are subject to economic downturns and we cannot predict how economic conditions will impact this market in either the short- or long-term. Declines in the economy or declines in the real estate market in this area could hurt our financial performance and the value of our properties. In addition to the factors affecting the national economic condition generally, the factors affecting economic conditions in this area include:

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  financial performance and productivity of the media, advertising, financial, technology, retail, insurance and real estate industries;

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  unemployment levels;

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  business layoffs or downsizing;

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  industry slowdowns;

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  relocations of businesses;

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  changing demographics;

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  increased telecommuting and use of alternative work places;

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  infrastructure quality; and

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  any oversupply of, or reduced demand for, real estate.

        It is impossible for us to assess the future effects of trends in the economic and investment climates in the Northeast and Puerto Rico, and more generally of the United States, on the real estate market in these areas. Local, national or global economic downturns, would negatively affect our business and profitability.

Natural Disasters could have a concentrated impact on the area in which we operate and could adversely impact our results.

        Our retail properties are generally located in the Northeast and in Puerto Rico and since they are concentrated along the Eastern Seaboard, natural disasters, including hurricanes, could have an impact. Potentially adverse consequences of "global warming" could similarly have an impact on our properties. As a result, we could become subject to significant losses and/or repair costs which may or may not be fully covered by insurance and to the risk of business interruption. The incurrence of these losses, costs or business interruptions may adversely affect our operating and financial results.

We May Acquire Or Sell Assets Or Develop Properties. Our Failure Or Inability To Consummate These Transactions Or Manage These Transactions Could Adversely Affect Our Operations And Financial Results.

We may acquire, develop or redevelop properties and these activities may create risks, including failing to complete such activities on time or within budget, competition for such activities that could increase our costs, being unable to lease newly acquired, developed or redeveloped properties at rents sufficient to cover our costs, difficulties in integrating acquisitions and weaker than expected performance.

        We may acquire, develop or redevelop properties when we believe that an acquisition, development or redevelopment project is consistent with our business strategy. We may not, however, succeed in consummating desired acquisitions or in completing developments or redevelopments on time or within budget. In addition, we may face competition in pursuing acquisition, development or redevelopment opportunities that could increase our costs. When we do pursue a project or acquisition, we may not succeed in leasing newly developed, redeveloped or acquired properties at rents sufficient to cover costs of acquisition, development or redevelopment and operations. Difficulties in integrating acquisitions may prove costly or time-consuming and could divert management's attention. Acquisitions or developments in new markets or types of properties where we do not have the same level of market knowledge may result in weaker than anticipated performance. We may abandon acquisition, development or redevelopment opportunities that we have begun pursuing and consequently fail to recover expenses already incurred and have devoted management time to a matter not consummated.

It may be difficult to buy and sell real estate quickly, which may limit our flexibility.

        Real estate investments are relatively difficult to buy and sell quickly. Consequently, we may have limited ability to vary our portfolio promptly in response to changes in economic or other conditions. Moreover, our ability to buy, sell, or finance real estate assets may be adversely affected during periods of uncertainty or unfavorable conditions in the credit markets as we, or potential buyers of our assets, may experience difficulty in obtaining financing.

Our Organizational And Financial Structure Gives Rise To Operational And Financial Risks.

Substantially all of our assets will be owned by subsidiaries. We depend on dividends and distributions from these subsidiaries. The creditors of these subsidiaries are entitled to amounts payable to them by the subsidiaries before the subsidiaries may pay any dividends or other distributions to us.

        Substantially all of our properties and assets are held through wholly-owned subsidiaries. We depend on cash distributions from our subsidiaries for substantially all of our cash flow. The creditors of each of our subsidiaries are entitled to payment of that subsidiary's obligations to them when due and payable before that subsidiary may make distributions or dividends to us. Thus, our ability to pay dividends, if any, to our security holders depends on our subsidiaries' ability to first satisfy their obligations to their creditors and our ability to satisfy our obligations, if any, to our creditors.

        In addition, our participation in any distribution of the assets of any of our subsidiaries upon the liquidation, reorganization or insolvency of the subsidiary, is only after the claims of the creditors, including trade creditors, and preferred security holders, if any, of the applicable direct or indirect subsidiaries are satisfied.

Our existing financing documents contain covenants and restrictions that may adversely affect our financial condition and our acquisition and development activities.

        The mortgages on our properties contain customary covenants such as those that limit our ability, without the prior consent of the lender, to further mortgage the applicable property or to discontinue insurance coverage. Our unsecured indebtedness and debt that we may obtain in the future may contain customary restrictions, requirements and other limitations on our ability to incur indebtedness, including covenants that limit our ability to incur debt based upon the level of our ratio of total debt to total assets, our ratio of secured debt to total assets, our ratio of earnings before interest, tax, depreciation and amortization (EBITDA) to interest expense, and fixed charges, and that require us to maintain a certain level of unencumbered assets to unsecured debt. Our ability to borrow is subject to compliance with these and other covenants. In addition, failure to comply with our covenants could cause a default under the applicable debt instrument, and we may then be required to repay such debt with capital from other sources or give possession of a secured property to the lender. Under those circumstances, other sources of capital may not be available to us, or may be available only on unattractive terms.

We have outstanding debt, and the amount of debt and its cost may increase and refinancing may not be available on acceptable terms.

        As of December 31, 2013, total combined debt outstanding was $1.2 billion. For the year ended December 31, 2013, our scheduled cash payments for principal and interest were $69.4 million. As of September 30, 2014, the portfolio had approximately $1.292 billion of total combined debt outstanding. To provide additional liquidity following the separation, we are arranging a revolving credit facility under which, upon completion of the separation and distribution and subject to the satisfaction of customary conditions, we expect to have significant borrowing capacity. We do not expect to have any outstanding borrowings under the revolving credit facility upon the completion of the separation. We may incur additional debt in the future which may increase the risk of default which could adversely affect our financial condition and results of operations. In addition, in a rising interest rate environment, the cost of refinancing our existing debt and any new debt or market rate security or instrument may increase. Continued uncertainty in the equity and credit markets may negatively impact our ability to obtain financing on reasonable terms or at all, which may negatively affect our ability to refinance our debt.

We may not be able to obtain capital to make investments.

        We depend primarily on external financing to fund the growth of our business. This is because one of the requirements of the Code for a REIT is that it distributes at least 90% of its taxable income, excluding net capital gains, to its shareholders. There is a separate requirement to distribute net capital gains or pay a corporate level tax in lieu thereof. Our access to debt or equity financing depends on the willingness of third parties to lend or make equity investments and on conditions in the capital markets generally. Although we believe that we will be able to finance any investments we may wish to make in the foreseeable future, there can be no assurance that new financing will be available or available on acceptable terms. For information about our available sources of funds, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" and the notes to the consolidated financial statements in this information statement.

UE may fail to qualify or remain qualified as a REIT and may be required to pay income taxes at corporate rates.

        Although we believe that we will remain organized and will continue to operate so as to qualify as a REIT for federal income tax purposes, we may fail to remain so qualified. Qualifications are governed by highly technical and complex provisions of the Internal Revenue Code for which there are only limited judicial or administrative interpretations and depend on various facts and circumstances that are not entirely within our control. In addition, legislation, new regulations, administrative interpretations or court decisions may significantly change the relevant tax laws and/or the federal income tax consequences of qualifying as a REIT. If, with respect to any taxable year, we fail to maintain our qualification as a REIT and do not qualify under statutory relief provisions, we could not deduct distributions to shareholders in computing our taxable income and would have to pay federal income tax on our taxable income at regular corporate rates. The federal income tax payable would include any applicable alternative minimum tax. If we had to pay federal income tax, the amount of money available to distribute to shareholders and pay our indebtedness would be reduced for the year or years involved, and we would no longer be required to make distributions to shareholders. In addition, we would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost, unless we were entitled to relief under the relevant statutory provisions.

REIT distribution requirements could adversely affect our liquidity and our ability to execute our business plan.

        In order for us to qualify to be taxed as a REIT, and assuming that certain other requirements are also satisfied, we generally must distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains, to our shareholders each year, so that U.S. federal corporate income tax does not apply to earnings that we distribute. To the extent that we satisfy this distribution requirement and qualify for taxation as a REIT, but distribute less than 100% of our REIT taxable income, determined without regard to the dividends paid deduction and including any net capital gains, we will be subject to U.S. federal corporate income tax on our undistributed net taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we distribute to our shareholders in a calendar year is less than a minimum amount specified under U.S. federal income tax laws. We intend to distribute 100% of our REIT taxable income to our shareholders out of assets legally available therefor.

        From time to time, we may generate taxable income greater than our cash flow as a result of differences in timing between the recognition of taxable income and the actual receipt of cash or the effect of nondeductible capital expenditures, the creation of reserves, or required debt or amortization payments. If we do not have other funds available in these situations, we could be required to borrow funds on unfavorable terms, sell assets at disadvantageous prices, distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt, or make taxable distributions of our shares or debt securities to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Further, amounts distributed will not be available to fund investment activities. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect the value of our shares. Any restrictions on our ability to incur additional indebtedness or make certain distributions could preclude us from meeting the 90% distribution requirement. Decreases in funds from operations due to unfinanced expenditures for acquisitions of properties or increases in the number of shares outstanding without commensurate increases in funds from operations each would adversely affect our ability to maintain distributions to our shareholders. Consequently, there can be no assurance that we will be able to make distributions at the anticipated distribution rate or any other rate. Please refer to "Dividend Policy."

If certain portions of a recently released discussion draft of tax reform legislation were introduced as legislation and enacted in their current form, the separation and distribution of UE could be treated as a taxable transaction to Vornado and its shareholders.

        On February 26, 2014, House Ways and Means Committee Chairman Dave Camp (R-MI) released a discussion draft of tax reform legislation (the "Discussion Draft"). Among the proposals in the Discussion Draft is a provision that would prohibit REITs from conducting tax-free spin-offs under Section 355 of the Code. The Discussion Draft provides that this prohibition would be effective for distributions made on or after February 26, 2014. However, under a transition rule, the prohibition will not apply to REITs that make distributions pursuant to an agreement that was binding on February 26, 2014 and at all times thereafter. It is unclear whether the Discussion Draft will be introduced as legislation or enacted and, if so and in either case, in what form. On April 11, 2014 Vornado publicly announced its plan to spin off its strip centers and malls in a tax-free transaction. Vornado and UE had not yet entered into binding agreements as of February 26, 2014. If the Discussion Draft were to be introduced as legislation and enacted into law in its present form and it was later determined by the IRS or the courts that the law would have retroactive effect to the date it was first proposed for discussion, the distribution and separation of UE from Vornado would be treated as a taxable transaction to Vornado and its shareholders.

RISKS RELATED TO THE SEPARATION

We have no history operating as an independent company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.

        The historical information about us in this information statement refers to our business as operated by and integrated with Vornado. Our historical and pro forma financial information included in this information statement is derived from the consolidated financial statements and accounting records of Vornado. Accordingly, the historical and pro forma financial information included in this information statement does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate, publicly traded company during the periods presented or those that we will achieve in the future. Factors which could cause our results to differ from those reflected in such historical and pro forma financial information and which may adversely impact our ability to receive similar results in the future may include, but are not limited to, the following:

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  Prior to the separation, our business has been operated by Vornado as part of its broader corporate organization, rather than as an independent company. Vornado performed various corporate functions for us, such as accounting, information technology and finance. Following the separation, Vornado will provide some of these functions to us, as described in "Certain Relationships and Related Person Transactions." Our historical and pro forma financial results reflect allocations of corporate expenses from Vornado for such functions and are likely to be less than the expenses we would have incurred had we operated as a separate, publicly traded company. We will need to make significant investments to replicate or outsource from other providers certain facilities, systems, infrastructure and personnel to which we will no longer have access after our separation from Vornado. Developing our ability to operate without access to Vornado's current operational and administrative infrastructure will be costly and may prove difficult. We may not be able to operate our business efficiently or at comparable costs, and our profitability may decline;

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  Currently, our business is integrated with the other businesses of Vornado, and we are able to use Vornado's size and purchasing power in procuring various goods and services and shared economies of scope and scale in costs, employees, vendor relationships and customer relationships. For example, we have historically been able to take advantage of Vornado's purchasing power in technology and services, including information technology, marketing, insurance, treasury services, property support and the procurement of goods. Although we will enter into certain transition and other separation-related agreements with Vornado, these arrangements may not fully capture the benefits we have enjoyed as a result of being integrated with Vornado and may result in us paying higher charges than in the past for these services. In addition, services provided to us under the Transition Services Agreement will generally only be provided for approximately 24 months, and this may not be sufficient to meet our needs. As a separate, independent company, we may be unable to obtain goods and services at the prices and terms obtained prior to the separation, which could decrease our overall profitability. As a separate, independent company, we may also not be as successful in negotiating favorable tax treatments and credits with governmental entities. Likewise, it may be more difficult for us to attract and retain desired tenants. This could have an adverse effect on our business, results of operations and financial condition following the completion of the separation;

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  Generally, our working capital requirements and capital for our general corporate purposes, including acquisitions, research and development, and capital expenditures, have historically been satisfied as part of the corporation-wide cash management policies of Vornado. Following the separation, we may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements, which may not be on terms as favorable to those obtained by Vornado, and the cost of capital for our business may be higher than Vornado's cost of capital prior to the separation; and

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  As a public company, we will become subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act and will be required to prepare our financial statements according to the rules and regulations required by the SEC. Complying with these requirements could result in significant costs to us and require us to divert substantial resources, including management time, from other activities.

        Other significant changes may occur in our cost structure, management, financing and business operations as a result of operating as an independent company. For additional information about the past financial performance of our business and the basis of presentation of the historical combined financial statements and the unaudited pro forma combined financial statements of our business, please refer to "Unaudited Pro Forma Combined Financial Statements," "Selected Historical Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and accompanying notes included elsewhere in this information statement.

We are dependent on Vornado to provide services to us pursuant to the Transition Services Agreement, and it may be difficult to replace the services provided under such agreement.

        Historically, we have relied on the financial, administrative and other support functions of Vornado to operate our business and we will continue to rely on Vornado for these and other vital services on a transitional basis pursuant to the Transition Services Agreement that we expect to enter into with Vornado. See "Certain Relationships and Related Person Transactions—Transition Services Agreement." In addition, it may be difficult for us to replace the services provided by Vornado under the Transition Services Agreement, and the terms of any agreements to replace such services may be less favorable to us. Any failure by Vornado in the performance of such services, or any failure on our part to successfully transition these services away from Vornado by the expiration of the Transition Services Agreement, could materially harm our business and financial performance.

If the distribution by each of Vornado and VRLP, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, Vornado and Vornado shareholders could be subject to significant tax liabilities and UE will indemnify Vornado for certain material tax obligations that could arise as addressed in the Tax Matters Agreement.

        Vornado has received a private letter ruling from the IRS to the effect that the distribution of UE common shares by each of Vornado and VRLP, together with certain related transactions, will, with respect to UE, VRLP, Vornado and the shareholders of Vornado, qualify as transactions that are generally tax-free for U.S. federal income tax purposes under Sections 351 and 355 of the Code. It is a condition to the completion of the separation that Vornado obtain an opinion of Roberts & Holland LLP, special tax counsel to Vornado, satisfactory to the Vornado board of trustees, to the effect that the distribution of UE common shares by each of Vornado and VRLP, together with certain related transactions, will, with respect to UE, VRLP, Vornado and the shareholders of Vornado, qualify as transactions that are generally tax-free for U.S. federal income tax purposes under Sections 351, 355, and 731 of the Code, including with respect to certain matters relating to these transactions that are not covered by the private letter ruling from the IRS. The private letter ruling is, and the opinion of Roberts & Holland LLP will be, based on, among other things, certain facts and assumptions, as well as certain representations, statements and undertakings of Vornado and UE (including those relating to the past and future conduct of Vornado and UE). If any of these representations, statements or undertakings are, or become, inaccurate or incomplete, or if Vornado or UE breach any of their respective covenants in the separation documents, the private letter ruling from the IRS and the opinion of Roberts & Holland LLP may be invalid and the conclusions reached therein could be jeopardized. In such case, the IRS could assert that the distribution of UE common shares by each of Vornado and VRLP, together with certain related transactions, should be treated as a taxable transaction. The opinion of Roberts & Holland LLP will not be binding on the IRS or the courts.

        If the distribution, together with certain related transactions, failed to qualify for tax-free treatment, in general, Vornado would recognize taxable gain as if it had sold the UE common shares in a taxable sale for its fair market value and Vornado shareholders who receive UE common shares in the distribution could be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares. For more information, please refer to "The Separation—Material U.S. Federal Income Tax Consequences of the Distribution to U.S. Holders of Vornado Common Shares."

        Under the Tax Matters Agreement that UE will enter into with Vornado, UE may be required to indemnify Vornado against any additional taxes resulting from (i) an acquisition of all or a portion of the equity securities or assets of UE, whether by merger or otherwise, (ii) other actions or failures to act by UE, or (iii) any of UE's representations or undertakings being incorrect or violated. For a more detailed discussion, please refer to "Certain Relationships and Related Person Transactions—Tax Matters Agreement."

We may not be able to engage in desirable strategic or capital-raising transactions following the separation. In addition, if we were able to engage in such transactions, we could be liable for adverse tax consequences resulting therefrom.

        To preserve the tax-free treatment of the separation, for the two-year period following the separation, UE will be prohibited, except in specific circumstances, from: (i) entering into any transaction pursuant to which all or a portion of UE's shares would be acquired, whether by merger or otherwise, (ii) issuing equity securities beyond certain thresholds and except in certain circumscribed manners, (iii) repurchasing UE common shares, (iv) ceasing to actively conduct certain of its businesses, or (v) taking or failing to take any other action that prevents the distribution and certain related transactions from being tax-free.

        These restrictions may limit UE's ability to pursue strategic transactions or engage in new business or other transactions that may maximize the value of UE's business. For more information, please refer to "The Separation—Material U.S. Federal Income Tax Consequences of the Distribution to U.S. Holders of Vornado Common Shares" and "Certain Relationships and Related Person Transactions—Tax Matters Agreement."

Potential indemnification liabilities to Vornado pursuant to the Separation Agreement could materially adversely affect our operations.

        The Separation Agreement with Vornado provides for, among other things, the principal corporate transactions required to effect the separation, certain conditions to the separation and distribution and provisions governing our relationship with Vornado with respect to and following the separation and distribution. Among other things, the Separation Agreement provides for indemnification obligations designed to make us financially responsible for substantially all liabilities that may exist relating to our business activities, whether incurred prior to or after the separation and distribution, as well as those obligations of Vornado that we will assume pursuant to the Separation Agreement. If we are required to indemnify Vornado under the circumstances set forth in this agreement, we may be subject to substantial liabilities. For a description of this agreement, please refer to "Certain Relationships and Related Person Transactions—The Separation Agreement."

Vornado may not be able to transfer its interests in certain properties that are subject to certain debt arrangements, are partially owned through a joint venture or similar structure, or are leased to or from a third party due to the need to obtain the consent of third parties.

        Certain covenants and other restrictions contained in agreements governing indebtedness secured by certain of our properties and the co-owned or leased nature of some of our properties may require Vornado to obtain lender, co-venturer, or landlord or tenant consent in order to transfer such properties to us prior to completion of the separation. There is no assurance that Vornado will be able to obtain these consents on terms that it determines to be reasonable, or at all. Failure to obtain these consents could require Vornado to retain such properties, which could have a material adverse effect on our business, results of operations and financial condition.

After the separation, certain of our trustees and executive officers may have actual or potential conflicts of interest because of their previous or continuing equity interest in, or positions at, Vornado.

        We expect that some of our trustees and executive officers will be persons who are or have been employees of Vornado. Because of their current or former positions with Vornado, certain of our expected trustees and executive officers may own Vornado common shares or other equity awards. Following the separation, even though our board of trustees will consist of a majority of trustees who are independent, we expect that some of our executive officers and some of our trustees will continue to have a financial interest in Vornado common shares. In addition, one of our trustees will continue serving on the board of trustees of Vornado. Continued ownership of Vornado common shares, or service as a trustee at both companies, could create, or appear to create, potential conflicts of interest.

Vornado will not be required to present investments to us that satisfy our investment guidelines before pursuing such opportunities on Vornado's behalf.

        Our agreements with Vornado will not require Vornado to present to us investment opportunities that satisfy our investment guidelines before Vornado pursues such opportunities. While Vornado does not intend to continue to operate within the strip shopping center and mall sector after the separation, should it choose to do so Vornado will be free to direct investment opportunities away from UE, and we may be unable to compete with Vornado in pursuing such opportunities.

We may not achieve some or all of the expected benefits of the separation, and the separation may adversely affect our business.

        We may not be able to achieve the full strategic and financial benefits expected to result from the separation, or such benefits may be delayed due to a variety of circumstances, not all of which may be under our control. The separation is expected to provide the following benefits, among others: (i) a distinct investment identity allowing investors to evaluate our merits, performance and future prospects as an independent company; (ii) more efficient allocation of capital for both Vornado and for us; and (iii) direct access by us to the capital markets.

        We may not achieve these and other anticipated benefits for a variety of reasons, including, among others: (i) the separation will require significant amounts of management's time and effort, which may divert management's attention from operating and growing our business; (ii) following the separation, we may be more susceptible to market fluctuations and other adverse events than if we were still a part of Vornado; (iii) following the separation, our business will be less diversified than Vornado's business prior to the separation; and (iv) the other actions required to separate our business from that of Vornado could disrupt our operations. If we fail to achieve some or all of the benefits expected to result from the separation, or if such benefits are delayed, our business, financial conditions and results of operations could be materially adversely affected.

Our agreements with Vornado in connection with the separation and distribution involve potential conflicts of interest, and may not reflect terms that would have resulted from negotiations between unaffiliated third parties.

        Because the separation and distribution involves the division of certain of Vornado's existing businesses into two independent companies, we expect to enter into certain agreements with Vornado to provide a framework for our relationship with Vornado following the separation and distribution, including the Separation Agreement, a Transition Services Agreement, a Tax Matters Agreement and an Employee Matters Agreement. The terms of these agreements between Vornado and us will be determined while we are still an indirect wholly-owned subsidiary of Vornado and will be determined by persons who are at the time employees, officers or trustees of Vornado or its subsidiaries and, accordingly, have a conflict of interest. For example, during the period in which the terms of those agreements will be prepared, we will not have a board of trustees that will be independent of Vornado. As a result, the terms of those agreements are not the result of arm's-length negotiations between unaffiliated third parties. However, payments made in connection with such agreements will be on terms intended to reflect terms arrived at by parties negotiating at arm's-length. Arm's-length negotiations between Vornado and an unaffiliated third party in another form of transaction, such as a buyer in a sale of a business transaction, may have resulted in more favorable terms to the unaffiliated third party. See "Certain Relationships and Related Person Transactions."

No vote of Vornado shareholders is required in connection with the separation and distribution.

        No vote of Vornado shareholders is required in connection with the separation and distribution. Accordingly, if this transaction occurs and you do not want to receive our common shares in the distribution, your only recourse will be to divest yourself of your Vornado common shares prior to the record date for the distribution.

Vornado's board of trustees has reserved the right, in its sole discretion, to amend, modify or abandon the separation and distribution and the related transactions at any time prior to the distribution date. In addition, the separation and distribution and related transactions are subject to the satisfaction or waiver by Vornado's board of trustees in its sole discretion of a number of conditions. We cannot assure you that any or all of these conditions will be met.

        The Vornado board of trustees has reserved the right, in its sole discretion, to amend, modify or abandon the separation and distribution and the related transactions at any time prior to the distribution date. This means that Vornado may cancel or delay the planned separation and distribution of our common shares if at any time the board of trustees of Vornado determines that it is not in the best interests of Vornado. If Vornado's board of trustees makes a decision to cancel the separation, shareholders of Vornado will not receive any distribution of our common shares and Vornado will be under no obligation whatsoever to its shareholders to distribute such common shares. In addition, the separation and distribution and related transactions are subject to the satisfaction or waiver by Vornado's board of trustees in its sole discretion of a number of conditions. We cannot assure you that any or all of these conditions will be met.

In connection with our separation from Vornado, Vornado will indemnify us for certain pre-distribution liabilities and liabilities related to Vornado assets. However, there can be no assurance that these indemnities will be sufficient to protect us against the full amount of such liabilities, or that Vornado's ability to satisfy its indemnification obligation will not be impaired in the future.

        Pursuant to the Separation Agreement, Vornado will agree to indemnify us for certain liabilities. However, third parties could seek to hold us responsible for any of the liabilities that Vornado agrees to retain, and there can be no assurance that Vornado will be able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from Vornado any amounts for which we are held liable, such indemnification may be insufficient to fully offset the financial impact of such liabilities and/or we may be temporarily required to bear these losses while seeking recovery from Vornado.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and share price.

        As a public company, we will become subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act and will be required to prepare our financial statements according to the rules and regulations required by the SEC. In addition, the Exchange Act requires that we file annual, quarterly and current reports. Our failure to prepare and disclose this information in a timely manner or to otherwise comply with applicable law could subject us to penalties under federal securities laws, expose us to lawsuits and restrict our ability to access financing.

        In addition, the Sarbanes-Oxley Act requires that we, among other things, establish and maintain effective internal controls and procedures for financial reporting and disclosure purposes. Internal control over financial reporting is complex and may be revised over time to adapt to changes in our business, or changes in applicable accounting rules. We cannot assure you that our internal control over financial reporting will be effective in the future or that a material weakness will not be discovered with respect to a prior period for which we had previously believed that internal controls were effective. If we are not able to maintain or document effective internal control over financial reporting, our independent registered public accounting firm will not be able to certify as to the effectiveness of our internal control over financial reporting.

        Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis, or may cause our company to restate previously issued financial information, and thereby subject us to adverse regulatory consequences, including sanctions or investigations by the SEC, or violations of applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in our company and the reliability of our financial statements. Confidence in the reliability of our financial statements is also likely to suffer if we or our independent registered public accounting firm report a material weakness in our internal control over financial reporting. This could materially adversely affect our company by, for example, leading to a decline in our share price and impairing our ability to raise additional capital.

Substantial sales of our common shares may occur in connection with the distribution, which could cause our share price to decline.

        The shares that Vornado intends to distribute to its shareholders generally may be sold immediately in the public market. Upon completion of the distribution, based on the number of outstanding Vornado common shares and common limited partnership units of VRLP as of December 22, 2014, we expect that we will have an aggregate of approximately 99,234,932 common shares issued and outstanding. These shares will be freely tradable without restriction or further registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), unless the shares are owned by one of our "affiliates," as that term is defined in Rule 405 under the Securities Act.

        Although we have no actual knowledge of any plan or intention on the part of any 5% or greater shareholder to sell our common shares following the distribution, it is possible that some Vornado shareholders, including possibly some of our large shareholders, will sell our common shares that they receive in the distribution. For example, Vornado shareholders may sell our common shares because our business profile or market capitalization as an independent company does not fit their investment objectives or because our common shares are not included in certain indices after the distribution. A portion of Vornado's shares is held by index funds tied to the Standard & Poor's 500 Index or other indices, and if we are not included in these indices at the time of the distribution, these index funds may be required to sell our common shares. The sales of significant amounts of our common shares, or the perception in the market that this will occur, may result in the lowering of the market price of our common shares.

RISKS RELATED TO OUR COMMON SHARES

No market currently exists for the UE common shares and we cannot be certain that an active trading market for our common shares will develop or be sustained after the separation. Following the separation, our share price may fluctuate significantly.

        A public market for our common shares does not currently exist. We anticipate that on or prior to the record date for the distribution, trading of our common shares will begin on a "when-issued" basis and will continue through the distribution date. However, we cannot guarantee that an active trading market will develop or be sustained for our common shares after the separation. Nor can we predict the prices at which our common shares may trade after the separation. Similarly, we cannot predict the effect of the separation on the trading prices of our common shares or whether the combined market value of our common shares and Vornado's common shares will be less than, equal to, or greater than the market value of Vornado's common shares prior to the separation. The market price of our common shares may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

  •
  our financial condition and performance;

  •
  the financial condition of our tenants, including the extent of tenant bankruptcies or defaults;

  •
  actual or anticipated quarterly fluctuations in our operating results and financial condition;

  •
  our dividend policy;

  •
  the reputation of REITs and real estate investments generally and the attractiveness of REIT equity securities in comparison to other equity securities, including securities issued by other real estate companies, and fixed income securities;

  •
  uncertainty and volatility in the equity and credit markets;

  •
  fluctuations in interest rates;

  •
  changes in revenue or earnings estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to our securities or those of other REITs;

  •
  failure to meet analysts' revenue or earnings estimates;

  •
  speculation in the press or investment community;

  •
  strategic actions by us or our competitors, such as acquisitions or restructurings;

  •
  the extent of institutional investor interest in us;

  •
  the extent of short-selling of our common shares and the shares of our competitors;

  •
  fluctuations in the stock price and operating results of our competitors;

  •
  general financial and economic market conditions and, in particular, developments related to market conditions for REITs and other real estate related companies;

  •
  domestic and international economic factors unrelated to our performance; and

  •
  all other risk factors addressed elsewhere in this information statement.

        In addition, when the market price of a company's common shares drops significantly, shareholders often institute securities class action lawsuits against the company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

We cannot guarantee the timing, amount, or payment of dividends on our common shares.

        Although we expect to pay regular cash dividends following the separation, the timing, declaration, amount and payment of future dividends to shareholders will fall within the discretion of our board of trustees. Our board of trustees' decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, debt service obligations, limitations under our financing arrangements, industry practice, legal requirements, regulatory constraints, and other factors that it deems relevant. Our ability to pay dividends will depend on our ongoing ability to generate cash from operations and access capital markets. We cannot guarantee that we will pay a dividend in the future or continue to pay any dividend if we commence paying dividends. For more information, please refer to "Dividend Policy."

Your percentage of ownership in our company may be diluted in the future.

        In the future, your percentage ownership in us may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise. We also anticipate granting compensatory equity awards to our trustees, officers, employees, advisors and consultants who will provide services to us after the distribution. Such awards will have a dilutive effect on our earnings per share, which could adversely affect the market price of our common shares.

        In addition, our declaration of trust will authorize us to issue, without the approval of our shareholders, one or more classes or series of preferred shares having such designation, voting powers, preferences, rights and other terms, including preferences over our common shares respecting dividends and distributions, as our board of trustees generally may determine. The terms of one or more classes or series of preferred shares could dilute the voting power or reduce the value of our common shares. For example, we could grant the holders of preferred shares the right to elect some number of our trustees in all events or on the occurrence of specified events, or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we could assign to holders of preferred shares could affect the residual value of the common shares. Please refer to "Description of Shares of Beneficial Interest."

OUR DECLARATION OF TRUST AND APPLICABLE LAW MAY HINDER ANY ATTEMPT TO ACQUIRE US.

Our declaration of trust sets limits on the ownership of our shares.

        Generally, for UE to maintain its qualification as a REIT under the Code, not more than 50% in value of the outstanding shares of beneficial interest of UE may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of UE's taxable year. The Code defines "individuals" for purposes of the requirement described in the preceding sentence to include some types of entities. Under UE's declaration of trust, no person may own more than 9.8% of our outstanding shares of any class or series, with some exceptions for persons approved by UE's board of trustees. These restrictions on transfer and ownership may delay, deter or prevent a change in control of UE or other transaction that might involve a premium price or otherwise be in the best interest of the shareholders.

Maryland law contains provisions that may reduce the likelihood of certain takeover transactions.

        Maryland imposes conditions and restrictions on certain "business combinations" (including, among other transactions, a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland real estate investment trust and certain persons who beneficially own at least 10% of the real estate investment trust's shares (an "interested shareholder"). Unless approved in advance by the board of trustees of the real estate investment trust, or otherwise exempted by the statute, such a business combination is prohibited for a period of five years after the most recent date on which the interested shareholder became an interested shareholder. After such five-year period, a business combination with an interested shareholder must be: (a) recommended by the board of trustees of the real estate investment trust, and (b) approved by the affirmative vote of at least (i) 80% of the real estate investment trust's outstanding shares entitled to vote and (ii) two-thirds of the real estate investment trust's outstanding shares entitled to vote which are not held by the interested shareholder with whom the business combination is to be effected, unless, among other things, the real estate investment trust's common shareholders receive a "fair price" (as defined by the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for his or her shares.

        In approving a transaction, the board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board. The business combination provisions of Maryland law may have the effect of delaying, deferring or preventing a change in control of UE or other transaction that might involve a premium price or otherwise be in the best interest of our shareholders. The business combination statute may discourage others from trying to acquire control of UE and increase the difficulty of consummating any offer.

Until the 2018 annual meeting of shareholders, UE will have a classified board of trustees and that may reduce the likelihood of certain takeover transactions.

        Our declaration of trust, which will be amended and restated prior to the separation, will initially divide our board of trustees into three classes. The initial terms of the first, second and third classes will expire at the first, second and third annual meetings of shareholders, respectively, held following the separation. Initially, shareholders will elect only one class of trustees each year. Shareholders will elect successors to trustees of the first class for a two-year term and successors to trustees of the second class for a one-year term, in each case upon the expiration of the terms of the initial trustees of each class. Commencing with the 2018 annual meeting of shareholders, each trustee shall be elected annually for a term of one year and shall hold office until the next succeeding annual meeting and until a successor is duly elected and qualifies. There is no cumulative voting in the election of trustees. Until the 2018 annual meeting of the shareholders, UE's board will be classified, which may reduce the possibility of a tender offer or an attempt to change control of UE, even though a tender offer or change in control might be in the best interest of UE's shareholders.

We may issue additional shares in a manner that could adversely affect the likelihood of certain takeover transactions.

        UE's declaration of trust authorizes the board of trustees, without shareholder approval, to:

  •
  cause UE to issue additional authorized but unissued common or preferred shares;

  •
  classify or reclassify, in one or more classes or series, any unissued common or preferred shares;

  •
  set the preferences, rights and other terms of any classified or reclassified shares that UE issues; and

  •
  amend UE's declaration of trust to increase the number of shares of beneficial interest that UE may issue.

        The board of trustees could establish a class or series of common or preferred shares whose terms could delay, deter or prevent a change in control of UE or other transaction that might involve a premium price or otherwise be in the best interest of UE's shareholders, although the board of trustees does not now intend to establish a class or series of common or preferred shares of this kind. UE's declaration of trust and bylaws contain other provisions that may delay, deter or prevent a change in control of UE or other transaction that might involve a premium price or otherwise be in the best interest of our shareholders.

We may change our policies without obtaining the approval of our shareholders.

        Our operating and financial policies, including our policies with respect to acquisitions of real estate or other companies, growth, operations, indebtedness, capitalization and dividends, are exclusively determined by our board of trustees. Accordingly, our shareholders do not control these policies.

 CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        Certain statements contained herein constitute forward-looking statements. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximates," "believes," "expects," "anticipates," "estimates," "intends," "plans," "would," "may" or other similar expressions in this information statement. In particular, information included under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and "The Separation" contains forward-looking statements. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. For a discussion of factors that could materially affect the outcome of our forward-looking statements, see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operation" in this information statement.

        You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this information statement or the date of any document incorporated by reference. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this information statement.

 DIVIDEND POLICY

        We are a newly formed company that has not commenced operations, and as a result, we have not paid any dividends as of the date of this information statement. We expect to distribute 100% of our REIT taxable income to our shareholders out of assets legally available therefor. We estimate that our dividend for the quarter ending March 31, 2015 will be $0.20 per share (or approximately $20 million in the aggregate), an indicative run rate of $0.80 per share for fiscal year 2015 (approximately $80 million in the aggregate). This assumes a distribution ratio of one UE common share for every two common shares of Vornado and for every two common limited partnership units of VRLP. We expect that the cash required to fund our dividends will be covered by cash generated from operations and to the extent they are not so covered, from our $225 million of cash on hand upon our separation. Our dividends must be authorized by our Board of Trustees, in its sole discretion.

        To qualify as a REIT, we must distribute to our shareholders an amount at least equal to:

  (i)
  90% of our REIT taxable income, determined before the deduction for dividends paid and excluding any net capital gain (which does not necessarily equal net income as calculated in accordance with GAAP); plus

  (ii)
  90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Code; less

  (iii)
  Any excess non-cash income (as determined under the Code). Please refer to "Material U.S. Federal Income Tax Consequences."

        We cannot assure you that our distribution policy will remain the same in the future, or that any estimated distributions will be made or sustained. Distributions made by us will be authorized by our board of trustees, in its sole discretion, and declared by us out of legally available funds, and will be dependent upon a number of factors, including restrictions under applicable law, actual and projected financial condition, liquidity, funds from operations and results of operations, the revenue we actually receive from our properties, our operating expenses, our debt service requirements, our capital expenditures, prohibitions and other limitations under our financing arrangements, the annual REIT distribution requirements and such other factors as our board of trustees deems relevant. For more information regarding risk factors that could materially and adversely affect our ability to make distributions, please refer to "Risk Factors."

        Our distributions may be funded from a variety of sources. In particular, we expect that initially our distributions may exceed our net income under GAAP because of non-cash expenses, principally depreciation and amortization expense, included in net income. To the extent that our cash available for distribution is less than 100% of our taxable income, we may consider various means to cover any such shortfall, including borrowing, selling certain of our assets or using a portion of the net proceeds we receive from future offerings of equity, equity-related or debt securities or declaring taxable share dividends. In addition, our declaration of trust allows us to issue shares of preferred equity that could have a preference on distributions, and if we do, the distribution preference on the preferred equity could limit our ability to make distributions to the holders of our common shares.

        For a discussion of the tax treatment of distributions to holders of our common shares, please refer to "Material U.S. Federal Income Tax Consequences."

 CAPITALIZATION

        The following table sets forth UE's capitalization as of September 30, 2014 on an unaudited historical basis and on a pro forma basis to give effect to the pro forma adjustments included in UE's unaudited pro forma financial information. The information below is not necessarily indicative of what UE's capitalization would have been had the separation, distribution by each of Vornado and VRLP and related transactions been completed as of September 30, 2014. In addition, it is not indicative of UE's future capitalization. This table should be read in conjunction with "Unaudited Pro Forma Combined Financial Statements," "Selected Historical Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and UE's audited combined financial statements and notes and unaudited combined interim financial statements and notes included elsewhere in this information statement.

	As of September 30, 2014
(in thousands)	Actual	Pro Forma Adjustments	Pro Forma
Cash and cash equivalents(1)	$132,825	$119,175	$252,000

Mortgages	1,292,075	—	1,292,075

Total debt	1,292,075	—	1,292,075
Vornado equity(1)	376,439	(376,439)	—
Shareholders' equity(1)	—	338,770	338,770
Noncontrolling interest in UELP(1)	—	133,844	133,844
Noncontrolling interest in consolidated subsidiary	335	—	335

Total Capitalization	$1,801,674	$215,350	$2,017,024

(1)
Pursuant to the separation and distribution by each of Vornado and VRLP, these adjustments reflect:

(i)
Vornado's contribution of cash in connection with the separation and distribution, which results in a pro forma cash balance of $225 million, after reduction for transaction costs, that is to be used by Urban Edge Properties for general corporate purposes;

(ii)
the issuance of common limited partnership units by Urban Edge Properties LP ("UELP") to VRLP in exchange for seven of VRLP's retail properties with a net book basis of $133.8 million;

(iii)
the reclassification of Vornado equity to shareholders' equity; and

(iv)
the execution of a $500 million revolving credit agreement under which no amounts will be drawn and outstanding as of the date of the separation.

 SELECTED HISTORICAL COMBINED FINANCIAL DATA

        The following table sets forth the selected historical combined financial and other data of our business, which was carved-out from the financial information of Vornado, as described below. We were formed for the purpose of holding certain assets and assuming certain liabilities of Vornado. Prior to the effective date of the Form 10 registration statement, of which this information statement forms a part, and the completion of the distribution of our common shares by each of Vornado and VRLP, we did not conduct any business and did not have any material assets or liabilities. The selected historical financial data set forth below as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 has been derived from our audited combined financial statements, which are included elsewhere in this information statement. The selected historical combined financial data as of December 31, 2011, 2010 and 2009 and for the years ended December 31, 2010 and 2009 has been derived from our unaudited combined financial statements, which are not included in this information statement. The income statement data for each of the nine months ended September 30, 2014 and 2013 and the balance sheet data as of September 30, 2014 have been derived from our unaudited interim combined financial statements included elsewhere in this information statement. Our unaudited interim combined financial statements as of September 30, 2014 and for the nine months ended September 30, 2014 were prepared on the same basis as our audited combined financial statements as of December 31, 2013 and 2012 and for each of the years ended December 31, 2013, 2012 and 2011 and, in the opinion of management, include all adjustments, consisting only of normal, recurring adjustments, necessary to present fairly our financial position and results of operations for these periods. The interim results of operations are not necessarily indicative of operations for a full fiscal year.

        The historical results set forth below do not indicate results expected for any future periods. The selected financial data set forth below are qualified in their entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined financial statements and related notes thereto included elsewhere in this information statement.

        The following tables set forth selected financial and operating data. This data may not be comparable to, or indicative of, future operating results.

	(Unaudited) As of September 30,	As of December 31,
		(Audited)	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)
	2014	2013	2012	2011	2010	2009
	(Amounts in thousands)
Balance Sheet Data:
Total assets	$1,873,595	$1,749,965	$1,857,055	$1,877,107	$1,858,978	$1,850,179
Real estate, at cost	2,006,991	1,984,172	2,045,258	2,028,940	1,993,247	1,964,663
Accumulated depreciation and amortization	456,753	421,756	436,137	391,547	346,926	305,706
Mortgages payable	1,292,075	1,200,762	1,251,234	1,275,441	1,235,332	600,355
Noncontrolling interest in consolidated subsidiary	335	319	298	285	288	292
Vornado equity	376,439	341,265	389,590	365,439	372,066	1,001,852

	(Unaudited) Nine Months Ended September 30,			(Audited) Year Ended December 31,						(Unaudited) Year Ended December 31,
	2014	2013		2013		2012		2011		2010	2009
	(Amounts in thousands)
Income Statement Data:
Total revenue	$236,150	$286,389	(1)	$362,995	(1)	$304,233		$299,856		$297,784	$279,192
Operating income	91,819	156,803	(1)	167,213	(1)(2)	124,966	(3)	144,038	(4)	121,427	116,966
Net income (loss) attributable to noncontrolling interest	16	20		21		13		(3)		(4)	(1)
Net income attributable to Vornado	49,484	112,058	(1)	109,314	(1)(2)	69,837	(3)	87,463	(4)	83,853	60,019
Cash Flow Statement Data:
Provided by operating activities	79,766	206,667	(5)	240,527	(5)	108,364		97,730		128,962	83,749
Used in investing activities	23,695	20,686		27,013		32,886		39,023		35,839	108,782
Used in (provided by) financing activities	(71,531)	182,419		212,636		73,385		58,673		92,430	(25,645)

(1)
Includes $59,599 of income pursuant to a settlement agreement with Stop & Shop.

(2)
Includes a real estate impairment loss of $19,000.

(3)
Includes a real estate impairment loss of $6,000.

(4)
Includes $19,463 for the reversal of an allowance for doubtful accounts as a result of the favorable outcome of Vornado's litigation with Stop & Shop.

(5)
Includes $124,000 of cash received from Stop & Shop pursuant to the settlement agreement.

 UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma combined financial statements have been prepared by adjusting the historical combined financial statements to reflect the separation of UE from Vornado as described elsewhere in this information statement. The unaudited pro forma combined balance sheet gives effect to the transaction as if it had occurred on September 30, 2014. The unaudited pro forma combined statements of income give effect to the transaction as if it had occurred on January 1, 2013. All significant pro forma adjustments and underlying assumptions are described in the notes to the unaudited pro forma combined financial statements.

        The unaudited pro forma adjustments include the following:

  •
  The contribution from Vornado to UE of the assets and liabilities that comprise UE's business;

  •
  The issuance of approximately 99.6 million of our common shares on the distribution date based upon the number of Vornado common shares and VRLP common limited partnership units outstanding on September 30, 2014 and a distribution ratio of one UE common share for every two Vornado common shares in the distribution by Vornado and one UE common share for every two common limited partnership units of VRLP in the distribution by VRLP;

  •
  The execution of a $500 million revolving credit agreement under which no amounts will be drawn and outstanding as of the date of the separation;

  •
  The effect of a Transition Services Agreement, as well as property management and leasing services agreements, between UE and Vornado; and

  •
  The leasing of office space from Vornado.

        The unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or financial results that would have actually been reported had the transaction occurred on January 1, 2013 or September 30, 2014, as applicable, nor is it indicative of our future financial position or financial results.

        Our combined financial statements were carved-out from the financial information of Vornado. Our historical financial results reflect charges for certain corporate expenses which include, but are not limited to, costs related to human resources, security, payroll and benefits, legal, corporate communications, information services and restructuring and reorganization. Costs of the services that were allocated or charged to us were based on either actual costs incurred or a proportion of costs estimated to be applicable to us based on a number of factors, most significantly, our percentage of Vornado's adjusted revenue and the number of properties. We believe these charges are reasonable; however, these results may not reflect what our expenses would have been had we been operating as a separate stand-alone public company.

        The unaudited pro forma combined financial statements should be read in conjunction with the combined financial statements and related notes thereto contained elsewhere in this information statement.

 Urban Edge Properties
Unaudited Combined Balance Sheet
As of September 30, 2014
(Amounts in thousands)

ASSETS	Historical	Adjustments	Notes	Pro Forma
Real estate, at cost:
Land	$378,096	$—		$378,096
Buildings and improvements	1,619,242	—		1,619,242
Construction in progress	5,507	—		5,507
Leasehold improvements and equipment	4,146	—		4,146

Total	2,006,991	—		2,006,991
Accumulated depreciation and amortization	(456,753)	—		(456,753)

Real estate, net	1,550,238	—		1,550,238
Cash and cash equivalents	132,825	119,175	A	252,000
Restricted cash	9,687	—		9,687
Tenant and other receivables, net of allowance for doubtful accounts of $2,257	11,045	—		11,045
Receivable arising from the straight-lining of rents	88,601	—		88,601
Identified intangible assets, net of accumulated amortization of $21,706	35,445	—		35,445
Deferred leasing costs, net of accumulated amortization of $12,873	19,432	—		19,432
Deferred financing costs, net of accumulated amortization of $6,368	10,547	4,000	A	14,547
Prepaid expenses and other assets	15,775	—		15,775

	$1,873,595	$123,175		$1,996,770

LIABILITIES AND EQUITY
Mortgages payable	$1,292,075	$—		$1,292,075
Identified intangible liabilities, net of accumulated amortization of $65,148	163,641	—		163,641
Accounts payable and accrued expenses	32,287	27,000	B	59,287
Other liabilities	8,818	—		8,818

Total liabilities	1,496,821	27,000		1,523,821

Commitments and contingencies
Vornado equity	376,439	(376,439)	A	—
Shareholders' equity	—	338,770	A	338,770
Noncontrolling interest in UELP	—	133,844	A	133,844
Noncontrolling interest in consolidated subsidiary	335	—		335

Total equity	376,774	96,175		472,949

	$1,873,595	$123,175		$1,996,770

 Urban Edge Properties
Unaudited Combined Statement of Income
For the Year Ended December 31, 2013
(Amounts in thousands)

	Historical	Adjustments	Notes	Pro Forma
REVENUE
Property rentals	$228,282	$—		$228,282
Tenant expense reimbursements	73,170	—		73,170
Income from Stop & Shop settlement	59,599	—		59,599
Other income	1,944	2,541	C	4,485

Total revenue	362,995	2,541		365,536

EXPENSES
Depreciation and amortization	54,043	—		54,043
Real estate taxes	46,715	—		46,715
Property operating	39,340	2,610	D	41,950
General and administrative	25,881	6,655	D	32,536
Real estate impairment losses	19,000	—		19,000
Ground rent	10,137	—		10,137
Provision for doubtful accounts	666	—		666

Total expenses	195,782	9,265		205,047

Operating income	167,213	(6,724)		160,489
Interest income	11	—		11
Interest and debt expense	(55,789)	—		(55,789)

Income before taxes	111,435	(6,724)		104,711
Income tax expense	(2,100)	—		(2,100)

Net income	109,335	(6,724)		102,611
Net income attributable to noncontrolling interest in consolidated subsidiary	(21)	—		(21)
Net income attributable to noncontrolling interest in UELP	—	(5,592)	F	(5,592)

Net income attributable to common shareholders	$109,314	$(12,316)		$96,998

Weighted average shares outstanding—Basic and Diluted			G	99,136

Basic and Diluted earnings per share			G	$0.98

 Urban Edge Properties
Unaudited Combined Statement of Income
For the Nine Months Ended September 30, 2014
(Amounts in thousands)

	Historical	Adjustments	Notes	Pro Forma
REVENUE
Property rentals	$173,175	$—		$173,175
Tenant expense reimbursements	61,751	—		61,751
Other income	1,224	1,963	C	3,187

Total revenue	236,150	1,963		238,113

EXPENSES
Depreciation and amortization	40,586	—		40,586
Real estate taxes	37,230	—		37,230
Property operating	34,025	1,957	D	35,982
General and administrative	19,250	4,991	D	24,241
Ground rent	7,803	—		7,803
Transaction costs	4,683	(4,683)	E	—
Provision for doubtful accounts	754	—		754

Total expenses	144,331	2,265		146,596

Operating income	91,819	(302)		91,517
Interest income	25	—		25
Interest and debt expense	(40,769)	—		(40,769)

Income before income taxes	51,075	(302)		50,773
Income tax expense	(1,575)	—		(1,575)

Net income	49,500	(302)		49,198
Net income attributable to noncontrolling interest in consolidated subsidiary	(16)	—		(16)
Net income attributable to noncontrolling interest in UELP	—	(2,681)	F	(2,681)

Net income attributable to common shareholders	$49,484	$(2,983)		$46,501

Weighted average shares outstanding—Basic and Diluted			G	99,622

Basic and Diluted earnings per share			G	$0.47

See notes to unaudited pro forma combined financial statements.

Urban Edge Properties

Unaudited Notes to Pro Forma Combined Financial Statements

(Amounts in thousands)

A.    Capital Structure:

        Pursuant to the separation and distribution by each of Vornado and VRLP, these adjustments reflect:

  (i)
  Vornado's contribution of cash in connection with the separation and distribution, which results in a pro forma cash balance of $225 million, after reduction for transaction costs, that is to be used by Urban Edge Properties for general corporate purposes;

  (ii)
  the issuance of 5,687,000 common limited partnership units by Urban Edge Properties LP ("UELP"), representing a 5.4% ownership interest, to VRLP in exchange for seven of VRLP's retail properties with a net book basis of $133.8 million;

  (iii)
  the reclassification of Vornado equity to shareholders' equity; and

  (iv)
  the execution of a $500 million revolving credit agreement under which no amounts will be drawn and outstanding as of the date of the separation. Urban Edge Properties will assume $4 million of deferred financing costs in connection with the closing of the $500 million credit agreement.

B.    Accounts Payable and Accrued Expenses:

        Pursuant to the Separation Agreement between Vornado and Urban Edge Properties ("UE"), this adjustment reflects UE's costs incurred in connection with the spin-off including investment banking fees, preparation of all related agreements, SEC filings, organization documents, professional fees, consent fees and transfer taxes. These costs have not been reflected in the Pro Forma Combined Statement of Income.

C.    Management Fee Income:

        Reflects adjustments related to UE management and leasing of Vornado's Springfield Town Center and 22 retail assets which Vornado plans to sell; management and leasing of Alexander's Inc. (32.4% owned by Vornado) non-Manhattan retail properties; and the management of certain assets of Interstate Properties. Fees are based on the fee arrangements agreed by Vornado and UE in the relevant property management and leasing services agreements.

D.    Property Operating and General and Administrative Expenses:

        Reflects adjustments related to (i) the employment of Jeffrey S. Olson, Chairman and Chief Executive Officer of UE, (ii) fees pursuant to the Transition Services Agreement for various services to be performed by Vornado on behalf of UE, including human resources, information technology, public

Urban Edge Properties

Unaudited Notes to Pro Forma Combined Financial Statements (Continued)

(Amounts in thousands)

reporting and tax reporting, and (iii) fees pursuant to the lease by UE from Vornado of office space in New York and New Jersey.

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
Rent and expense reimbursements for space leased from Vornado	$614	$819
Estimated transition services fees classified as property operations (including information technology)	1,343	1,791

Total Property Operating Expenses	$1,957	$2,610

Components of Mr. Olson's compensation expense:
Annual base salary	$750	$1,000
Estimated annual bonus paid in cash	375	500
Amortization of annual bonus to be paid in stock and to vest ratably over 4 years (fair value of $500,000)	94	125
Estimated amortization of annual stock-based compensation awards to vest ratably over 4 years (fair value of $500,000)	94	125
Estimated amortization of initial stock option award which vests 25% in year 3, 25% in year 4 and 50% in year 5 (estimated grant date fair value of $12.8 million)	2,506	3,342

Total compensation expense	3,819	5,092
Estimated transition services fees classified as general and administrative (including human resources, public reporting and tax)	1,172	1,563

Total general and administrative expense	$4,991	$6,655

E.    Transaction costs:

        Transaction costs incurred through September 30, 2014 have been removed as a pro forma adjustment. Transaction costs consist primarily of a $3.2 million cash make whole payment to Mr. Olson in accordance with his employment agreement and professional fees in connection with the spin off of UE.

F.    Noncontrolling Interest in UELP:

        Represents the allocation of net income to VRLP as a 5.4% noncontrolling interest in UELP, as discussed in Note A.

Urban Edge Properties

Unaudited Notes to Pro Forma Combined Financial Statements (Continued)

(Amounts in thousands)

G.    Pro Forma Earnings and Earnings Per Share:

        Reflects the estimated number of basic and diluted weighted average shares outstanding, based on the distribution ratio of one share of UE for every two common shares of Vornado and for every two common units of Vornado Realty L.P.

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
Vornado's basic and diluted weighted average shares outstanding:
Basic	187,503	186,941

Diluted	188,592	187,709
Vornado Realty L.P. common units owned by third parties	10,651	10,563

	199,243	198,272

Urban Edge Properties pro forma basic and diluted shares outstanding(1)	99,622	99,136

(1)
On a fully diluted operating partnership basis, there were 105,309, for the nine months ended September 30, 2014, and 104,795, for the year ended December 31, 2013, weighted average units outstanding, inclusive of Vornado's 5.4% ownership interest in UELP.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion in conjunction with the audited combined financial statements and the corresponding notes, the unaudited interim combined financial statements and the corresponding notes, and the unaudited pro forma combined financial statements and the corresponding notes included elsewhere in this information statement. This Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. The matters discussed in these forward-looking statements are subject to risk, uncertainties, and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Please refer to "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements" for a discussion of the uncertainties, risks and assumptions associated with these statements.

Separation from Vornado

        On April 11, 2014, Vornado Realty Trust (NYSE: VNO) ("Vornado") announced that it intended to separate its shopping center business, consisting of 79 strip centers, three malls and a warehouse park adjacent to our East Hanover strip center, from Vornado's other businesses. The separation will be effectuated by means of a pro rata distribution by Vornado to its common shareholders of all UE common shares held by Vornado. UE was formed as a subsidiary of Vornado Realty L.P., the operating partnership through which Vornado conducts its business ("VRLP"), to hold the assets and liabilities associated with Vornado's shopping center business. Immediately prior to such distribution by Vornado, VRLP will distribute pro rata all outstanding UE common shares to holders of VRLP's common limited partnership units, consisting of Vornado and the other common limited partners of VRLP. On December 18, 2014, the board of trustees of Vornado declared the distribution of all UE common shares to be received by Vornado in the distribution by VRLP on the basis of one UE common share for every two Vornado common shares held of record as of the close of business on January 7, 2015, which is the record date for the distribution by each of Vornado and VRLP (the "record date"). On the same date, VRLP declared the distribution of all of the outstanding UE common shares to Vornado and the other holders of common limited partnership units of VRLP on the basis of one UE common share for every two common limited partnership units of VRLP held of record as of the close of business on the record date. Following the distribution by each of Vornado and VRLP, Vornado and UE will be two independent, publicly held companies.

Overview

        Urban Edge Properties ("UE") is a newly formed entity created to own and operate Vornado's 83 properties, comprised of 79 strip centers aggregating 12,499,000 square feet, three malls aggregating 1,988,000 square feet and a warehouse park adjacent to our East Hanover strip center (collectively, the "UE Businesses"). UE is currently a wholly-owned subsidiary of VRLP. UE intends to elect and qualify to be taxed as a real estate investment trust ("REIT") for U.S. Federal income tax purposes. All references to "we," "us," "our," and "the company" refer to UE and its combined retail properties.

        Pursuant to a Separation Agreement, VRLP will distribute 100% of the outstanding UE common shares on a pro rata basis to the holders of its common limited partnership units as of the record date, which include Vornado and the other common limited partners. As a result, Vornado is expected to receive approximately 94% of the outstanding UE common shares, while the other common limited partners as a group will receive approximately 6%. Vornado will distribute all of the UE common shares it receives from VRLP to its common shareholders as of the record date on a pro rata basis. To date, UE has not conducted any business as a separate company and has no material assets and liabilities. The operations of the properties to be transferred to UE are presented as if the transfer had been consummated prior to all historical periods presented in the accompanying combined financial statements at the carrying amounts of such assets and liabilities reflected in Vornado's books and records.

        UE will enter into agreements with Vornado under which Vornado will provide various services to UE, including treasury management, human resources, information technology, tax, financial reporting, SEC compliance and insurance, and possibly other matters. We believe that the terms are comparable to those that would have been negotiated on an arm's-length basis.

        The accompanying combined financial statements have been prepared on a carve-out basis in accordance with accounting principles generally accepted in the United States ("GAAP"). GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, and revenues and expenses during the reporting periods. Actual results could differ from these estimates. The historical financial results for the carved-out properties reflect charges for certain corporate costs which we believe are reasonable. These charges were based on either actual costs incurred or a proportion of costs estimated to be applicable to UE based on an analysis of key metrics including total revenues, real estate assets, leasable square feet and operating income. Such costs do not necessarily reflect what the actual costs would have been if UE were operating as a separate stand-alone public company. These charges are discussed further in Note 4—Related Party Transactions in our audited combined financial statements included elsewhere in this information statement.

        Subsequent to the transfer of properties to UE and the distribution of UE's common shares to the holders of the common limited partnership units of VRLP, and the subsequent distribution by Vornado of the UE common shares it receives from VRLP to Vornado's common shareholders, UE expects to operate in a manner intended to enable it to qualify as a REIT under Sections 856-860 of the Internal Revenue Code of 1986, as amended. Under those sections, a REIT which distributes at least 90% of its REIT taxable income as a dividend to its shareholders each year and which meets certain other conditions will not be taxed on that portion of its taxable income which is distributed to its shareholders. Since Vornado operates as a REIT and distributes 100% of taxable income to its shareholders, no provision for Federal income taxes has been made in the accompanying combined financial statements. Our two Puerto Rico malls are subject to income taxes which are based on estimated taxable income and which are included in income tax expense in the combined statements of income. The UE Businesses are also subject to certain other taxes, including state and local taxes and franchise taxes which are included in general and administrative expenses in the combined statements of income.

        Presentation of earnings per share information is not applicable in the accompanying combined financial statements, since these assets and liabilities are wholly-owned by Vornado and such presentation is not permitted under GAAP.

        UE plans to aggregate all of its properties into one reportable segment because all of these properties have similar economic characteristics and UE will provide similar products and services to similar types of retail tenants.

        We compete with a large number of property owners and developers. Our success depends upon, among other factors, trends affecting national and local economies, the financial condition and operating results of current and prospective tenants, the availability and cost of capital, interest rates, construction and renovation costs, taxes, governmental regulations and legislation, population trends, zoning laws, and our ability to lease, sublease or sell our properties, at profitable levels. Our success is also subject to our ability to refinance existing debt on acceptable terms as it comes due.

Critical Accounting Policies and Estimates

        Real Estate—Real estate is carried at cost, net of accumulated depreciation and amortization. Maintenance and repairs are expensed as incurred. Depreciation requires an estimate by management of the useful life of each property and improvement as well as an allocation of the costs associated with a property to its various components. As real estate is undergoing redevelopment activities, all property operating expenses directly associated with and attributable to, the redevelopment, including interest expense, are capitalized to the extent that we believe such costs are recoverable through the value of the property. The capitalization period begins when redevelopment activities are underway and ends when the project is substantially complete. General and administrative costs are expensed as incurred. Depreciation is recognized on a straight-line basis over estimated useful lives, which range from three to 40 years. Tenant allowances are amortized on a straight-line basis over the lives of the related leases, which approximate the useful lives of the tenant improvements.

        Upon the acquisition of real estate, we assess the fair value of acquired assets (including land, buildings and improvements, identified intangibles, such as acquired above and below-market leases, acquired in-place leases and tenant relationships) and acquired liabilities and we allocate the purchase price based on these assessments. We assess fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including historical operating results, known trends, and market/economic conditions. We record acquired intangible assets (including acquired above-market leases, acquired in-place leases and tenant relationships) and acquired intangible liabilities (including below-market leases) at their estimated fair value separate and apart from goodwill. We amortize identified intangibles that have finite lives over the period they are expected to contribute directly or indirectly to the future cash flows of the property or business acquired.

        Our properties and related intangible assets are individually reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment exists when the carrying amount of an asset exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Estimates of future cash flows are based on our current plans, intended holding periods and available market information at the time the analyses are prepared. An impairment loss is recognized only if the carrying amount of the asset is not recoverable and is measured based on the excess of the property's carrying amount over its estimated fair value. If our estimates of future cash flows, anticipated holding periods, or fair values change, based on market conditions or otherwise, our evaluation of impairment charges may be different and such differences could be material to our consolidated financial statements. Estimates of future cash flows are subjective and are based, in part, on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Plans to hold properties over longer periods decrease the likelihood of recording impairment losses. As a result of Vornado's decision to shorten the estimated holding period for certain properties, a $19,000,000 impairment loss was recognized on the Bruckner Blvd. property in the year ended December 31, 2013, and a $6,000,000 impairment loss was recognized on the Englewood property in the year ended December 31, 2012.

        Cash and Cash Equivalents—Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less and are carried at cost, which approximates fair value, due to their short-term maturities.

        Allowance for Doubtful Accounts—We periodically evaluate the collectability of amounts due from tenants, including the receivable arising from the straight-lining of rents, and maintain an allowance for doubtful accounts for the estimated losses resulting from the inability of tenants to make required payments under the lease agreements. We exercise judgment in establishing these allowances and consider payment history and current credit status in developing these estimates.

        Deferred Costs—Deferred costs include deferred financing and leasing costs. Deferred financing costs are amortized over the terms of the related debt agreements as a component of interest expense. Deferred leasing costs are amortized on a straight-line basis over the lives of the related leases.

        Revenue Recognition—Property rentals are recognized over the non-cancelable term of the related leases on a straight-line basis, which includes the effects of rent steps and free rent abatements under the leases. We commence rental revenue recognition when the tenant takes possession of the leased space and the leased space is substantially ready for its intended use. In addition, in circumstances where we provide a tenant improvement allowance for improvements that are owned by the tenant, we recognize the allowance as a reduction of rental revenue on a straight-line basis over the term of the lease. Percentage rents are contingent upon the sales of tenants exceeding predefined thresholds. Percentage rents are recognized only after the tenants' sales thresholds have been achieved. Percentage rents are not a material portion of the combined revenue of UE and are included in property rentals. Tenant expense reimbursements provide for the recovery of all or a portion of the operating expenses and real estate taxes of the respective properties. Tenant expense reimbursements are accrued in the same periods as the related expenses are incurred.

Results of Operations—Nine Months Ended September 30, 2014 compared to September 30, 2013

Property Rentals

        Property rentals were $173,175,000 in the nine months ended September 30, 2014, compared to $170,557,000 in the prior year's nine months, an increase of $2,618,000. This increase was primarily due to leasing activity in the current period partially offset by $500,000 of rent in the prior year under the Stop & Shop Guarantee which was settled in February 2013. See Note 7—Stop & Shop Settlement, in the notes to the combined interim financial statements (included elsewhere in this information statement) for further details.

Tenant Expense Reimbursements

        Tenant expense reimbursements were $61,751,000 in the nine months ended September 30, 2014, compared to $54,711,000 in the prior year's nine months, an increase of $7,040,000. This increase was primarily due to higher real estate taxes and snow removal costs included in reimbursable operating expenses.

Income from Stop & Shop Settlement

        Income from Stop & Shop settlement of $59,599,000 in the nine months ended September 30, 2013 was the result of a litigation settlement pursuant to which Stop & Shop paid Vornado $124,000,000. See Note 7—Stop & Shop Settlement, in the notes to the combined interim financial statements (included elsewhere in this information statement) for further details.

Other Income

        Other income was $1,224,000 in the nine months ended September 30, 2014, compared to $1,522,000 in the prior year's nine months, a decrease of $298,000.

Depreciation and Amortization

        Depreciation and amortization was $40,586,000 in the nine months ended September 30, 2014, compared to $38,445,000 in the prior year's nine months, an increase of $2,141,000. This increase was primarily due to depreciation of building and tenant improvements and amortization of leasing commissions incurred since the beginning of 2013.

Results of Operations—Nine Months Ended September 30, 2014 compared to September 30, 2013—continued

Real Estate Taxes

        Real estate taxes were $37,230,000 in the nine months ended September 30, 2014, compared to $35,164,000 in the prior year's nine months, an increase of $2,066,000. This increase was primarily due to higher tax rates and assessments across the portfolio.

Property Operating Expenses

        Property operating expenses were $34,025,000 in the nine months ended September 30, 2014, compared to $28,501,000 in the prior year's nine months, an increase of $5,524,000. This increase was primarily due to higher snow removal costs.

General and Administrative Expenses

        General and administrative expenses were $19,250,000 in the nine months ended September 30, 2014, compared to $19,323,000 in the prior year's nine months, a decrease of $73,000.

Ground Rent Expense

        Ground rent expense was $7,803,000 in the nine months ended September 30, 2014, compared to $7,587,000 in the prior year's nine months, an increase of $216,000.

Transaction Costs

        Transaction costs were $4,683,000 in the nine months ended September 30, 2014 and consist primarily of a $3,157,000 cash make whole payment to Jeffrey S. Olson, Chairman and Chief Executive Officer of UE, in accordance with his employment agreement and professional fees in connection with the spin off of UE.

Provision for Doubtful Accounts

        Provision for doubtful accounts was $754,000 in the nine months ended September 30, 2014, compared to $566,000 in the prior year's nine months, an increase of $188,000.

Interest and Other Income

        Interest and other income was $25,000 in the nine months ended September 30, 2014, compared to $3,000 in the prior year's nine months, an increase of $22,000.

Interest and Debt Expense

        Interest and debt expense was $40,769,000 in the nine months ended September 30, 2014, compared to $42,269,000 in the prior year's nine months, a decrease of $1,500,000. This decrease was primarily due to the repayment of the Las Catalinas Mall mortgage loan of $54,101,000 in October 2013 and the $17,000,000 refinancing of the Forest Plaza mortgage loan in July 2013 which bears interest at LIBOR plus 1.30% (1.45% at September 30, 2014) compared to the maturing $16,939,000 loan which bore interest at a fixed rate of 6.38%, partially offset by the $300,000,000 refinancing of the Bergen Town Center mortgage loan in March 2013 which bears interest at a fixed rate of 3.56%, compared to the maturing $282,312,000 loan which bore interest at LIBOR plus 150 basis points (1.70% at March 31, 2013).

Results of Operations—Nine Months Ended September 30, 2014 compared to September 30, 2013—continued

Income Tax Expense

        Income tax expense was $1,575,000 in the nine months ended September 30, 2014, compared to $2,459,000 in the prior year's nine months, a decrease of $884,000. These amounts represent income taxes on our Puerto Rico properties based on estimated taxable income and the anticipated income tax rates in effect in each period. The prior year's nine months was overaccrued based on an anticipated increase in the income tax rate that did not occur during 2013.

Non-GAAP Financial Measures—Nine Months Ended September 30, 2014 and 2013

Net Operating Income ("NOI")

        NOI and same property NOI are supplemental non-GAAP measures that aid in the assessment of the unlevered performance of our properties and portfolio as it relates to the total return on assets. The most directly comparable GAAP financial measure is operating income. We calculate NOI by adjusting GAAP operating income to add back depreciation and amortization expense, general and administrative expenses, real estate impairment losses and non-cash ground rent expense, and deduct non-cash rental income resulting from the straight-lining of rents and amortization of acquired below market leases net of above market leases. NOI does not include a deduction for property management fee expenses because they are eliminated in consolidation against intercompany property management fee income. Intercompany property management fees were approximately $6.6 million and $6.5 million for the nine months ended September 30, 2014 and 2013, respectively. Same property NOI is calculated as NOI for properties that were owned and operated for the entirety of the reporting periods being compared, and excludes properties that were under development/redevelopment and properties acquired or sold during the periods being compared. The properties that were under redevelopment and excluded from same property NOI are as follows: Bergen Town Center East and East Hanover warehouse park. There were no properties acquired or sold during the periods presented. We believe NOI and same property NOI are meaningful non-GAAP financial measures because real estate acquisitions and dispositions are evaluated based on, among other considerations, property NOI applied to market capitalization rates. We utilize these measures to make investment and capital allocation decisions and to compare the unlevered performance of our properties to our peers. NOI and same property NOI should not be considered substitutes for operating income or net income and may not be comparable to similarly titled measures employed by others.

        The following table reconciles operating income to NOI and same property NOI for the nine months ended September 30, 2014 and 2013.

	Nine Months Ended September 30,
	2014	2013
	(Amounts in thousands)
Operating income	$91,819	$156,803
Depreciation and amortization	40,586	38,445
General and administrative	19,250	19,323
Transaction costs	4,683	—

Subtotal	156,338	214,571
Less: non-cash rental income	(7,325)	(8,635)
Add: non-cash ground rent expense	1,176	1,456

NOI	150,189	207,392

Adjustments:
Settlement income from Stop & Shop(1)	—	(59,599)
Income recognized pursuant to Stop & Shop Guarantee which was terminated upon settlement in February 2013(1)	—	(500)
Properties taken out of service for redevelopment	(3,084)	(3,114)
Other	(13)	(665)

Subtotal adjustments	(3,097)	(63,878)

Same property NOI	$147,092	$143,514

(1)
See Note 7—Stop & Shop Settlement, in the notes to the unaudited combined interim financial statements for further details.

        Same property NOI for the nine months ended September 30, 2014 was $147,092,000, compared to $143,514,000 for the prior year's nine months, an increase of $3,578,000. This increase was primarily driven by the changes in average annual base rent per square foot summarized in the tables below.

Strip Centers

As of	Square Feet Owned	Occupancy Rate	Average Annual Base Rent per Square Foot
September 30, 2014	12,073,000	95.4%	$17.34
December 31, 2013	12,075,000	95.5%	17.27

Malls

As of	Square Feet Owned	Occupancy Rate	Average Annual Base Rent per Square Foot
September 30, 2014	1,849,000	95.7%	$28.24
December 31, 2013	1,848,000	95.8%	27.99

Funds From Operations ("FFO")

        We calculate FFO in accordance with the National Association of Real Estate Investment Trusts' ("NAREIT") definition. NAREIT defines FFO as GAAP net income adjusted to exclude net gains from sales of depreciated real estate assets, real estate impairment losses, real property depreciation and amortization expense, extraordinary items and other specified non-cash items. We believe FFO and comparable FFO are meaningful non-GAAP financial measures useful in comparing our levered operating performance both internally from period to period and among our peers because these non-GAAP measures exclude net gains on sales of depreciable real estate, real estate impairment losses, and real property depreciation and amortization expense which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions. FFO and comparable FFO do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as alternatives to net income as a performance measure or cash flow as a liquidity measure. FFO and comparable FFO may not be comparable to similarly titled measures employed by others.

        The following table reconciles net income attributable to Vornado to FFO and comparable FFO for the nine months ended September 30, 2014 and 2013.

	Nine Months Ended September 30,
	2014	2013
	(Amounts in thousands)
Net income attributable to Vornado	$49,484	$112,058
Depreciation and amortization of real property	40,249	37,992

FFO	89,733	150,050

Non-comparable items:
Transaction costs	4,683	—
Settlement income from Stop & Shop(1)	—	(59,599)
Income recognized pursuant to Stop & Shop Guarantee which was terminated upon settlement in 2013(1)	—	(500)

Subtotal adjustments	4,683	(60,099)

Comparable FFO	$94,416	$89,951

(1)
See Note 7—Stop & Shop Settlement, in the notes to the unaudited combined interim financial statements for further details.

Liquidity—Cash Flows

  For the Nine Months Ended September 30, 2014

        Cash and cash equivalents were $132,825,000 at September 30, 2014, compared to $5,223,000 at December 31, 2013, an increase of $127,602,000. This increase resulted from $79,766,000 of net cash provided by operating activities and $71,531,000 of net cash provided by financing activities, partially offset by $23,695,000 of net cash used in investing activities. Our combined outstanding debt was $1,292,075,000 at September 30, 2014, a $91,313,000 increase from the balance at December 31, 2013.

        Net cash provided by operating activities of $79,766,000 was primarily comprised of (i) net income of $49,500,000, (ii) $39,141,000 of non-cash adjustments, which include depreciation and amortization and the effect of straight-lining of rental income, partially offset by (iii) the net change in operating assets and liabilities of $8,875,000.

        Net cash used in investing activities of $23,695,000 was comprised of (i) $18,980,000 of construction in progress and real estate additions and (ii) acquisition of real estate of $6,077,000, partially offset by (iii) $1,362,000 of changes in restricted cash.

        Net cash provided by financing activities of $71,531,000 was comprised of (i) $130,000,000 of proceeds from borrowings, partially offset by (ii) $38,881,000 for the repayments of borrowings, (iii) $17,298,000 of net distributions to Vornado and (iv) $2,290,000 of debt issuance costs.

  For the Nine Months Ended September 30, 2013

        Cash and cash equivalents were $7,907,000 at September 30, 2013, compared to $4,345,000 at December 31, 2012, an increase of $3,562,000. This increase resulted from $206,667,000 of net cash provided by operating activities, partially offset by $152,419,000 of net cash used in financing activities and $20,686,000 of net cash used in investing activities. Combined outstanding debt was $1,257,173,000 at September 30, 2013, a $5,939,000 increase from the balance at December 31, 2012.

        Net cash provided by operating activities of $206,667,000 was primarily comprised of (i) net income of $112,078,000, (ii) $35,333,000 of non-cash adjustments, which include depreciation and amortization and the effect of straight-lining of rental income, and (iii) the net change in operating assets and liabilities of $59,257,000.

        Net cash used in investing activities of $20,686,000 was comprised of (i) $17,861,000 of construction in progress and real estate additions and (ii) $2,825,000 of changes in restricted cash.

        Net cash used in financing activities of $152,419,000 was comprised of (i) $311,235,000 for the repayments of borrowings, (ii) $156,622,000 of net distributions to Vornado, and (iii) $1,562,000 of debt issuance costs, partially offset by (iv) $317,000,000 of proceeds from borrowings.

Results of Operations—Year Ended December 31, 2013 compared to December 31, 2012

Property Rentals

        Property rentals were $228,282,000 in the year ended December 31, 2013, compared to $232,031,000 in the prior year, a decrease of $3,749,000. This decrease was primarily due to $5,917,000 of rent in 2012 under the Stop & Shop guarantee which was settled in February 2013, partially offset by higher rents in 2013. See Note 10—Stop & Shop Settlement, in the notes to the audited combined financial statements for further details.

Tenant Expense Reimbursements

        Tenant expense reimbursements were $73,170,000 in the year ended December 31, 2013, compared to $70,453,000 in the prior year, an increase of $2,717,000. This increase was primarily due to higher snow removal costs included in reimbursable property operating expenses.

Stop & Shop Settlement Income

        Stop & Shop settlement income of $59,599,000 in the year ended December 31, 2013 was the result of a litigation settlement pursuant to which Stop & Shop paid Vornado $124,000,000. See Note 10—Stop & Shop Settlement, in the notes to the audited combined financial statements for further details.

Other Income

        Other income was $1,944,000 in the year ended December 31, 2013, compared to $1,749,000 in the prior year, an increase of $195,000.

Depreciation and Amortization

        Depreciation and amortization was $54,043,000 in the year ended December 31, 2013, compared to $52,960,000 in the prior year, an increase of $1,083,000. This increase was primarily due to depreciation of tenant improvements and amortization of leasing commissions incurred since the beginning of 2013.

Real Estate Taxes

        Real estate taxes were $46,715,000 in the year ended December 31, 2013, compared to $45,978,000 in the prior year, an increase of $737,000.

Property Operating Expenses

        Property operating expenses were $39,340,000 in the year ended December 31, 2013, compared to $36,855,000 in the prior year, an increase of $2,485,000. This increase was primarily due to higher snow removal costs.

General and Administrative Expenses

        General and administrative expenses were $25,881,000 in the year ended December 31, 2013, compared to $27,209,000 in the prior year, a decrease of $1,328,000. This decrease was primarily due to lower average head count. General and administrative expenses include $11,893,000 and $11,579,000 in the years ended December 31, 2013 and 2012, respectively, representing an allocation of certain costs borne by Vornado for management and other services, including reporting, legal, tax, information technology and human resources.

Real Estate Impairment losses

        As a result of Vornado's decision to shorten the estimated holding period for certain properties, the following impairment losses were recognized in the years ended December 31, 2013 and 2012:

	For the Year Ended December 31,
	2013	2012
	(Amounts in thousands)
Bruckner Blvd.	$19,000	$—
Englewood	—	6,000

	$19,000	$6,000

Ground Rent Expense

        Ground rent expense was $10,137,000 in the year ended December 31, 2013, compared to $10,029,000 in the prior year, an increase of $108,000.

Provision for Doubtful Accounts

        Provision for doubtful accounts was $666,000 in the year ended December 31, 2013, compared to $236,000 in the prior year, an increase of $430,000. This increase was primarily due to a $400,000 write-off of the receivable arising from straight line rent in connection with the early termination of two tenants.

Interest and Other Income

        Interest and other income was $11,000 in the year ended December 31, 2013, compared to $20,000 in the prior year, a decrease of $9,000.

Interest and Debt Expense

        Interest and debt expense was $55,789,000 in the year ended December 31, 2013, compared to $53,772,000 in the prior year, an increase of $2,017,000. This increase was primarily due to (i) the $300,000,000 refinancing of the Bergen Town Center mortgage loan in March 2013 which bears interest at a fixed rate of 3.56%, compared to the maturing $282,312,000 loan which bore interest at LIBOR plus 150 basis points (1.71% at December 31, 2012), partially offset by (ii) the repayment of the Las Catalinas Mall mortgage loan of $54,101,000 in October 2013 and (iii) the $17,000,000 refinancing of the Forest Plaza mortgage loan in July 2013 which bears interest at LIBOR plus 1.30% (1.47% at December 31, 2013) compared to the maturing $16,939,000 loan which bore interest at a fixed rate of 6.38%.

Income Tax Expense

        Income tax expense was $2,100,000 in the year ended December 31, 2013, compared to $1,364,000 in the prior year, an increase of $736,000. These amounts represent income taxes on our Puerto Rico properties based on estimated taxable income and an increase in the expected tax rate in 2013.

Results of Operations—Year Ended December 31, 2012 compared to December 31, 2011

Property Rentals

        Property rentals were $232,031,000 in the year ended December 31, 2012, compared to $223,883,000 in the prior year, an increase of $8,148,000. This increase was primarily due to lease up of the Bergen Town Center mall and the adjacent strip center upon completion of the redevelopment in 2011.

Tenant Expense Reimbursements

        Tenant expense reimbursements were $70,453,000 in the year ended December 31, 2012, compared to $73,863,000 in the prior year, a decrease of $3,410,000. This decrease was primarily due to lower operating expenses and real estate taxes subject to reimbursement.

Other Income

        Other income was $1,749,000 in the year ended December 31, 2012, compared to $2,110,000 in the prior year, a decrease of $361,000.

Depreciation and Amortization

        Depreciation and amortization was $52,960,000 in the year ended December 31, 2012, compared to $50,981,000 in the prior year, an increase of $1,979,000. This increase was primarily due to the completion of the redevelopment of the Bergen Town Center mall and adjacent strip center in 2011.

Real Estate Taxes

        Real estate taxes were $45,978,000 in the year ended December 31, 2012, compared to $46,517,000 in the prior year, a decrease of $539,000.

Property Operating Expenses

        Property operating expenses were $36,855,000 in the year ended December 31, 2012, compared to $39,447,000 in the prior year, a decrease of $2,592,000. This decrease was primarily due to lower snow removal costs.

General and Administrative Expenses

        General and administrative expenses were $27,209,000 in the year ended December 31, 2012, compared to $27,698,000 in the prior year, a decrease of $489,000. General and administrative expenses include $11,579,000 and $11,208,000 in the years ended December 31, 2012 and 2011, respectively, representing an allocation of certain costs borne by Vornado for management and other services, including accounting, reporting, legal, tax, information technology and human resources.

Real Estate Impairment losses

        As a result of Vornado's decision to shorten the estimated holding period for the Englewood strip center, a $6,000,000 impairment loss was recognized in year ended December 31, 2012.

Ground Rent Expense

        Ground rent expense was $10,029,000 in the year ended December 31, 2012, compared to $9,265,000 in the prior year, an increase of $764,000.

Provision for Doubtful Accounts

        Provision for doubtful accounts was expense of $236,000 in the year ended December 31, 2012, compared to income of $18,090,000 in the prior year. Income in the prior year was due to a 2011 court ruling in Vornado's favor in the Stop & Shop litigation which resulted in Vornado reversing a $19,463,000 allowance for doubtful accounts established in prior years in connection with the litigation.

See Note 10—Stop & Shop Settlement, in the notes to the audited combined financial statements for further details.

Interest and Other Income

        Interest and other income was $20,000 in the year ended December 31, 2012, compared to zero in the prior year.

Interest and Debt Expense

        Interest and debt expense was $53,772,000 in the year ended December 31, 2012, compared to $55,138,000 in the prior year, a decrease of $1,366,000. This decrease was primarily due to the repayment of the $7,304,000 Carlstadt strip center mortgage loan in 2012.

Income Tax Expense

        Income tax expense was $1,364,000 in the year ended December 31, 2012, compared to $1,440,000 in the prior year, a decrease of $76,000. These amounts represent income taxes on our Puerto Rico properties based on taxable income reported in each period.

Non-GAAP Financial Measures—Years Ended December 31, 2013, 2012 and 2011

Net Operating Income ("NOI")

        NOI and same property NOI are supplemental non-GAAP measures that aid in the assessment of the unlevered performance of our properties and portfolio as it relates to the total return on assets. The most directly comparable GAAP financial measure is operating income. We calculate NOI by adjusting GAAP operating income to add back depreciation and amortization expense, general and administrative expenses, real estate impairment losses and non-cash ground rent expense, and deduct non-cash rental income resulting from the straight-lining of rents and amortization of acquired below market leases net of above market leases. NOI does not include a deduction for property management fee expenses because they are eliminated in consolidation against intercompany property management fee income. Intercompany property management fees were approximately $8.7 million, $8.6 million and $8.5 million for the years ended December 31, 2013 2012 and 2011, respectively. Same property NOI is calculated as NOI for properties that were owned and operated for the entirety of the reporting periods being compared, and excludes properties that were under development/redevelopment and properties acquired or sold during the periods being compared. The properties that were under redevelopment and excluded from same property NOI are as follows: Bergen Town Center East, East Hanover warehouse park, North Plainfield, NJ, Paramus, NJ, and Garfield, NJ. There were no properties acquired or sold during the periods presented. We believe NOI and same property NOI are meaningful non-GAAP financial measures because real estate acquisitions and dispositions are evaluated based on, among other considerations, property NOI applied to market capitalization rates. We utilize these measures to make investment and capital allocation decisions and to compare the unlevered performance of our properties to our peers. NOI and same property NOI should not be considered substitutes for operating income or net income and may not be comparable to similarly titled measures employed by others.

        The following table reconciles operating income to NOI and same property NOI for each of the last three years.

	(Unaudited) Year Ended December 31,
	2013	2012	2011
	(Amounts in thousands)
Operating income	$167,213	$124,966	$144,038
Depreciation and amortization	54,043	52,960	50,981
General and administrative	25,881	27,209	27,698
Real estate impairment losses	19,000	6,000	—

Subtotal	266,137	211,135	222,717
Less: non-cash rental income	(11,455)	(15,920)	(14,457)
Add: non-cash ground rent expense	1,841	1,686	2,212

NOI	256,523	196,901	210,472

Adjustments:
Settlement income from Stop & Shop(1)	(59,599)	—	—
Income recognized pursuant to Stop & Shop Guarantee which was terminated upon settlement in February 2013(1)	(500)	(5,917)	(5,000)
Properties taken out of service for redevelopment	(7,479)	(5,823)	(4,207)
Other	(874)	(867)	(1,221)
Reversal of allowance for doubtful accounts in connection with the Stop & Shop settlement(1)	—	—	(19,463)

Subtotal adjustments	(68,452)	(12,607)	(29,891)

Same Property NOI	$188,071	$184,294	$180,581

(1)
See Note 10—Stop & Shop Settlement, in the notes to the audited combined financial statements for further details.

        Same property NOI for the year ended December 31, 2013 was $188,071,000, compared to $184,294,000 for the prior year, an increase of $3,777,000. Same property NOI for the year ended December 31, 2012 was $184,294,000, compared to $180,581,000 for the prior year, an increase of $3,713,000. These increases were primarily driven by the changes in average annual base rent per square foot summarized in the tables below.

Strip Centers

As of	Square Feet Owned	Occupancy Rate	Average Annual Base Rent per Square Foot
December 31, 2013	12,075,000	95.5%	$17.27
December 31, 2012	11,822,000	95.2%	17.03
December 31, 2011	11,824,000	95.4%	16.68

Malls

As of	Square Feet Owned	Occupancy Rate	Average Annual Base Rent per Square Foot
December 31, 2013	1,848,000	95.8%	$27.99
December 31, 2012	1,823,000	93.8%	28.48
December 31, 2011	1,798,000	93.0%	27.64

Funds From Operations ("FFO")

        We present FFO and comparable FFO in this information statement as supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. See "—Non-GAAP Financial Measures—Nine Months Ended September 30, 2014 and 2013" for a discussion of our use of FFO and comparable FFO.

        The following table reconciles net income attributable to Vornado to FFO and comparable FFO for each of the last three years.

	(Unaudited) Year Ended December 31,
	2013	2012	2011
		(Amounts in thousands)
Net income attributable to Vornado	$109,314	$69,837	$87,463
Depreciation and amortization of real property	53,479	52,603	50,611
Real estate impairment losses	19,000	6,000	—

FFO	181,793	128,440	138,074

Non-comparable items:
Settlement income from Stop & Shop(1)	(59,599)	—	—
Income recognized pursuant to Stop & Shop Guarantee which was terminated upon settlement in 2013(1)	(500)	(5,917)	(5,000)
Accelerated amortization of acquired below market lease intangible liabilities	—	(2,772)	—
Reversal of allowance for doubtful accounts in connection with the Stop & Shop settlement(1)	—	—	(19,463)
Subtotal adjustments	(60,099)	(8,689)	(24,463)

Comparable FFO	$121,694	$119,751	$113,611

(1)
See Note 10—Stop & Shop Settlement, in the notes to the audited combined financial statements for further details.

Liquidity and Capital Resources

        Property rental income is our primary source of cash flow and is dependent on a number of factors including the occupancy level and rental rates, as well as the tenants' ability to pay rent. Our properties provide us with a relatively consistent stream of cash flow that enables us to pay operating expenses, debt service and recurring capital expenditures. Other sources of liquidity to fund cash requirements include proceeds from financings and asset sales. We anticipate that cash flows from continuing operations over the next 12 months, together with existing cash balances, will be adequate to fund our business operations, debt amortization and recurring capital expenditures.

Financing Activities and Contractual Obligations

        Below is a summary of our outstanding debt and maturities as of September 30, 2014.

			Balance at
	Maturity	Interest Rate at September 30, 2014	September 30, 2014	December 31, 2013
			(Amounts in thousands)
First mortgages secured by:
Crossed collateralized mortgage on 40 properties:
Fixed Rate	09/20	4.28%	$550,589	$560,465
Variable Rate(1)	09/20	2.36%	60,000	60,000

Total crossed collateralized			610,589	620,465
Bergen Town Center	04/23	3.56%	300,000	300,000
Las Catalinas	08/24	4.43%	130,000	—
Montehiedra Town Center(2)	07/16	6.04%	120,000	120,000
North Bergen (Tonnelle Avenue)	01/18	4.59%	75,000	75,000
Wilkes Barre(3)			—	19,898
Forest Plaza	07/18	1.45%	17,000	17,000
Mount Kisco (Target)	11/34	7.30%	15,746	16,003
Mount Kisco (A&P)	02/15	7.20%	12,110	12,203
Englewood	10/18	6.22%	11,630	11,760
Lodi(4)			—	8,433

			$1,292,075	$1,200,762

(1)
Subject to a LIBOR floor of 1.00%.

(2)
On May 13, 2013, Vornado notified the lender that due to tenants vacating, the property's operating cash flow will be insufficient to pay the debt service; accordingly, at Vornado's request, the mortgage loan was transferred to the special servicer. Although discussions with the special servicer to restructure the terms of the loan are ongoing, there can be no assurance as to the ultimate resolution of this matter.

(3)
This loan was repaid on August 11, 2014.

(4)
This loan was repaid on March 3, 2014.

        The Company is in compliance with all of the terms of its mortgage loan agreements. The Company may, in the future, seek to obtain unsecured borrowings, including, but not limited to, revolving credit facilities and senior unsecured notes. These particular arrangements typically contain financial covenants, among others, that would require us to maintain minimum interest coverage and maximum debt to market capitalization ratios and interest charges would increase in the event of a decline in such ratios.

        Below is a summary of our contractual obligations and commitments as of December 31, 2013.

	Total	Less than One Year	One to Three Years	Three to Five Years	More than Five Years
	(Amounts in thousands)
Contractual obligations (principal and interest(1)):
Long-term debt obligations	$1,519,930	$93,148	$273,911	$194,298	$958,573
Operating lease obligations	93,666	8,733	16,211	14,165	54,537
Purchase obligations, primarily Montehiedra Town Center redevelopment commitments	16,355	8,178	8,177	—	—

	$1,613,596	$110,059	$298,299	$208,463	$1,013,110

Commitments:
Standby letters of credit	$1,167	$—	$—	$—	$—

(1)
Interest on variable rate debt is computed using rates in effect at December 31, 2013.

Capital Expenditures

        The following table summarizes anticipated 2014 capital expenditures.

(Amounts in thousands, except square foot data)
Expenditures to maintain assets	$4,000
Tenant improvements	6,000
Leasing commissions	2,000

Total capital expenditures and leasing commissions	$12,000

Square feet budgeted to be leased	600,000
Weighted average lease term	7 years
Per square foot	$13.50
Per square foot per annum	$2.00

Montehiedra Town Center Redevelopment

        We are in the process of redeveloping Montehiedra Town Center to emphasize outlets and other value-oriented retailers. The cost of this project is approximately $18,500,000, of which $2,145,000 has been expended as of December 31, 2013. The remaining costs for this project are expected to be incurred before the fall of 2015.

Commitments and Contingencies

  Insurance

        Vornado maintains general liability insurance with limits of $300,000,000 per occurrence and all-risk property and rental value insurance coverage with limits of $2.0 billion per occurrence, with sub-limits for certain perils such as floods and earthquakes on each of Vornado's properties. Insurance premiums are charged directly to each of the retail properties. UE intends to obtain appropriate insurance coverage on its own and coverages may differ from those noted above. Also, the resulting insurance premiums may differ materially from amounts included in the accompanying combined financial statements. UE will be responsible for deductibles and losses in excess of insurance coverage, which could be material.

        As previously announced, TRIPRA expires on December 31, 2014. As a result, Vornado's current coverage for terrorist acts, with limits of $4.0 billion per occurrence and in the aggregate, and $2.0 billion per occurrence and in the aggregate for NBCR terrorism events, as defined by TRIPRA, will be reduced to $600 million per occurrence and in the aggregate, and the NBCR coverage will expire. UE will continue to monitor the state of the insurance market and the scope and costs of coverage; however, there is uncertainty regarding the extent and adequacy of terrorism coverage that will be available on commercially reasonable terms in the future to protect our interests in the event of future terrorist attacks that impact our properties.

        Our mortgage loans are non-recourse and contain customary covenants requiring adequate insurance coverage. Although we believe that we currently have adequate insurance coverage for purposes of these agreements, we may not be able to obtain an equivalent amount of coverage at reasonable costs in the future. If lenders insist on greater coverage than we are able to obtain, it could adversely affect our ability to finance or refinance the properties.

  Other

        There are various legal actions against us in the ordinary course of business. In our opinion, the outcome of such matters will not have a material effect on our financial condition, results of operations or cash flows.

Cash Flows

  Year Ended December 31, 2013

        Cash and cash equivalents were $5,223,000 at December 31, 2013, compared to $4,345,000 at December 31, 2012, an increase of $878,000. This increase resulted from $240,527,000 of net cash provided by operating activities, partially offset by $212,636,000 of net cash used in financing activities and $27,013,000 of net cash used in investing activities. Our combined outstanding debt was $1,200,762,000 at December 31, 2013, a $50,472,000 decrease from the balance at December 31, 2012.

        Net cash provided by operating activities of $240,527,000 was primarily comprised of (i) net income of $109,335,000, which includes $59,599,000 of income from the Stop & Shop settlement, (ii) $68,229,000 of non-cash adjustments, which include depreciation and amortization, impairment losses and the effect of straight-lining of rental income, and (iii) the net change in operating assets and liabilities of $62,963,000, which includes $47,900,000 from the Stop & Shop settlement satisfying the outstanding accounts receivable balance.

        Net cash used in investing activities of $27,013,000 was comprised of (i) $24,926,000 of real estate additions, including $819,000 of soft costs (capitalized real estate taxes and internal development payroll costs), and (ii) $2,087,000 of changes in restricted cash.

        Net cash used in financing activities of $212,636,000 was comprised of (i) $367,704,000 for debt repayments, (ii) $160,370,000 of change in Vornado's investment, net, and (iii) $1,562,000 of debt issuance costs, partially offset by (iv) $317,000,000 of proceeds from borrowings.

  Year Ended December 31, 2012

        Cash and cash equivalents were $4,345,000 at December 31, 2012, compared to $2,252,000 at December 31, 2011, an increase of $2,093,000. This increase resulted from $108,364,000 of net cash provided by operating activities, partially offset by $73,385,000 of net cash used in financing activities and $32,886,000 of net cash used in investing activities. Our combined outstanding debt was $1,251,234,000 at December 31, 2012, a $24,207,000 decrease from the balance at December 31, 2011.

        Net cash provided by operating activities of $108,364,000 was primarily comprised of (i) net income of $69,850,000 and (ii) $49,397,000 of non-cash adjustments, which include depreciation and amortization, impairment losses and the effect of straight-lining of rental income, partially offset by (iii) the net change in operating assets and liabilities of $10,883,000.

        Net cash used in investing activities of $32,886,000 was comprised of (i) $31,875,000 of real estate additions, including $951,000 of soft costs (capitalized real estate taxes and internal development payroll costs), and (ii) $1,011,000 of changes in restricted cash.

        Net cash used in financing activities of $73,385,000 was comprised of (i) $24,439,000 for debt repayments, (ii) $48,536,000 of change in Vornado's investment, net, and (iii) $410,000 of debt issuance costs.

  Year Ended December 31, 2011

        Cash and cash equivalents were $2,252,000 at December 31, 2011, compared to $2,218,000 at December 31, 2010, an increase of $34,000. This increase resulted from $97,730,000 of net cash provided by operating activities, partially offset by $58,673,000 of net cash used in financing activities and $39,023,000 of net cash used in investing activities. Our combined outstanding debt was $1,275,441,000 at December 31, 2011, a $40,108,000 increase from the balance at December 31, 2010.

        Net cash provided by operating activities of $97,730,000 was primarily comprised of (i) net income of $87,460,000 and (ii) $23,372,000 of non-cash adjustments, which include depreciation and amortization and the effect of straight-lining of rental income, partially offset by (iii) the net change in operating assets and liabilities of $13,102,000.

        Net cash used in investing activities of $39,023,000 was primarily comprised of $39,626,000 of real estate additions, including $470,000 of soft costs (capitalized real estate taxes and internal development payroll costs).

        Net cash used in financing activities of $58,673,000 was comprised of (i) $96,648,000 of change in Vornado's investment, net, (ii) $39,669,000 for debt repayments and (iii) $1,902,000 of debt issuance costs, partially offset by (iv) $79,546,000 of proceeds from borrowings.

Related Party Transactions

        The accompanying combined financial statements present the operations of the retail properties as carved-out from the financial statements of Vornado. Certain centralized corporate costs borne by Vornado for management and other services including, but not limited to, accounting, reporting, legal, tax, information technology and human resources have been allocated to the properties in the combined financial statements using reasonable allocation methodologies. Allocated amounts are included as a component of general and administrative expenses on the combined statements of income. A summary of amounts allocated is provided below.

	Year Ended December 31,
	2013	2012	2011
	(Amounts in thousands)
Payroll and fringe benefits	$8,682	$8,499	$8,039
Professional fees	1,915	1,758	1,688
Other	1,296	1,322	1,481

	$11,893	$11,579	$11,208

        The allocated amounts in the table above do not necessarily reflect what actual costs would have been if the UE Businesses had been a separate stand-alone public company and actual costs may be materially different.

  Management fees included in Other Income

        Interstate Properties ("Interstate") is a general partnership in which Mr. Roth is the managing general partner. As of December 31, 2013, Interstate and its partners beneficially owned an aggregate of approximately 6.6% of the common shares of beneficial interest of Vornado. Vornado provides various management services to Interstate. These combined financial statements include management fee income for the management of Interstate's properties that will be managed by UE, amounting to $606,000, $794,000 and $786,000 in each of the years ended December 31, 2013, 2012 and 2011, respectively.

Quantitative and Qualitative Disclosures About Market Risk

        We have exposure to fluctuations in interest rates, which are sensitive to many factors that are beyond our control. Our exposure to a change in interest rates is summarized in the table below.

	2013			2012
	December 31, Balance	Weighted Average Interest Rate	Effect of 1% Change in Base Rates	December 31, Balance	Weighted Average Interest Rate
	(Amounts in thousands)
Variable Rate	$77,000	2.16%	$770	$342,312	1.82%
Fixed Rate	1,123,762	4.43%	—	908,922	4.89%

	$1,200,762		$770	$1,251,234

        The fair value of our consolidated debt is calculated by discounting the future contractual cash flows of these instruments using current risk-adjusted rates available to borrowers with similar credit ratings, which are provided by a third-party specialist. As of December 31, 2013 and 2012, the estimated fair value of our combined debt was $1,201,000,000 and $1,286,000,000, respectively. These estimates of fair value, which are made at the end of the reporting period, may be different from the amounts that may ultimately be realized upon the disposition of our financial instruments.

 BUSINESS

Our Company

        Our mission will be to own and operate high-quality strip shopping centers ("strip centers") and malls located in high barrier-to-entry markets. We plan to grow the business through proactive leasing and management of our portfolio, through the redevelopment of certain of our existing properties and through the selective acquisition and development of additional assets that meet our investment criteria. We believe that the creation of a stand-alone organization with focused management will position the organization to generate attractive risk-adjusted returns for shareholders.

        Upon completion of the separation, we will operate a well-leased portfolio of retail assets located in high barrier-to-entry markets, due to land scarcity and formidable zoning and approval requirements, that we believe could not be replicated today. This portfolio will consist of 83 properties, comprising 79 strip centers, three malls and a warehouse park adjacent to our East Hanover strip center, that are primarily located on major retail corridors and proximate to regional highways. These properties comprise 15.4 million square feet and are located in ten states and Puerto Rico, with concentrations in New Jersey, New York and Pennsylvania. Our strip centers have a diverse, high-quality tenant base that includes national retailers such as The Home Depot, Wal-Mart/Sam's Wholesale, Best Buy, Lowe's, Stop & Shop, the TJX Companies, Kohl's, ShopRite, Sears and Kmart, BJ's Wholesale Club, Whole Foods and PetCo. Our strip center portfolio also has superior, industry-leading demographics, with average three-mile population of 151,000 and median three-mile household income of $71,000 for neighborhood centers and average seven-mile population of 886,000 and median seven-mile household income of $67,000 for power centers. The three malls and the strip centers are in dense, supply constrained trade areas, have overlapping tenancies and require the same asset management and leasing skills. Mall tenants include Target, Century 21, Kmart, Sears, Whole Foods, the TJX Companies, Forever 21, H&M and other popular national merchants. We consider Bergen Town Center, with its mix of Target, Century 21, Whole Foods, Nordstrom Rack, Bloomingdale's Outlet, Off Fifth by Saks, Neiman Marcus Last Call Studio, Marshalls, HomeGoods, Nike and a variety of outlets and food offerings, to be the best hybrid retail offering in America.

        A key element of our business plan will be to increase revenue and property value through intensive asset management of the existing portfolio. Planned activities include leasing of existing vacancy, construction of new space on owned land, identifying and replacing underperforming tenants wherever possible, and functional and aesthetic improvements. We employ various methods to identify underperforming tenants including, but not limited to, evaluating tenant sales levels to the extent reported to us, comparing the market rent potential of the tenant's space to the tenant's current rent, assessing the tenant's contribution to the subject property's merchandising mix and analyzing the collectability of outstanding tenant receivables. With respect to elective functional/aesthetic improvements prior to re-tenanting, we consider the age and condition of the visible improvements, the quality of the improvements with respect to those at directly competitive properties, the expectations of trade area shoppers and prospective tenants, and the capital required to make such improvements.

        In addition, we expect to acquire additional properties and to initiate ground-up development projects in the geographic regions in which we currently operate that are consistent with our investment criteria. We may also pursue such opportunities outside of the regions in which we currently operate if we determine that conditions are favorable and fit with our mission and business strategy.

        We will be self-managed and led by a dedicated management team and a board consisting of a majority of independent trustees. Industry veteran, Jeffrey S. Olson, joined Vornado on September 1, 2014 in order to work on the separation, and upon completion of the separation will become UE's Chairman of the Board of Trustees and Chief Executive Officer. Robert Minutoli, currently Vornado's Executive Vice President-Retail, will be UE's Chief Operating Officer. They will be joined by the highly experienced team that manages the strip center and mall portfolio today. Key department heads have an average tenure of over ten years at Vornado and over 20 years in the real estate industry. Steven Roth, Vornado Chairman and Chief Executive Officer, will serve as a trustee of UE.

        Vornado will provide certain interim transitional support to us via a Transition Services Agreement for approximately two years.

        For the year ended December 31, 2013, we generated net income of $109.3 million, same property net operating income ("NOI") of $188.1 million and comparable funds from operations ("FFO") of $121.7 million. For the nine months ended September 30, 2014, we generated net income of $49.5 million, same property NOI of $147.1 million and comparable FFO of $94.4 million. Please refer to "Summary Historical Combined Financial Data—Net Operating Income" and "—Funds From Operations" in this information statement for a discussion of same property NOI and comparable FFO, which are non-GAAP measures, and a reconciliation of these measures to their most directly comparable GAAP measures.

        We anticipate that we will pursue a balance sheet strategy that provides access to multiple capital markets. Over time, we intend to pursue an investment grade credit rating. As of September 30, 2014, the portfolio had approximately $1.292 billion of total combined debt outstanding.

        We plan to elect to be treated as a REIT in connection with the filing of our federal income tax return for the taxable year that includes the distribution of our common shares by each of Vornado and VRLP, subject to our ability to meet the requirements of a REIT at the time of election, and we intend to maintain this status in future periods.

        We will have our executive headquarters in New York City, with operations in Paramus, New Jersey.

Competitive Strengths

        Exceptionally high-quality portfolio of well-leased shopping centers concentrated in densely populated, high barrier-to-entry markets. We will initially own 83 retail properties primarily concentrated in densely populated markets near major urban centers. Within these markets, our assets are primarily located on major retail corridors and proximate to regional highways. Approximately 80% of our 2013 same property NOI was generated by centers located in New Jersey, New York and Pennsylvania. Average portfolio occupancy was 95.4% as of September 30, 2014. A majority of our assets are located within the Greater New York City metropolitan area, the most populous demographic area in the United States with a population of approximately 20 million. High barriers-to-entry in our markets limit the potential for new supply and support the long-term ability to increase rents.

        Industry leading population density and income demographics.    Our assets are primarily located in densely populated and affluent areas in the Northeastern United States, with household incomes far in excess of the national median of $51,017 as reported by the U.S. Census Bureau for the period 2011-2012. Our strip center portfolio is located in markets with average three-mile population of 151,000 and median three-mile household income of $71,000 for neighborhood centers and average seven-mile population of 886,000 and median seven-mile household income of $67,000 for power centers.

        High-quality, diversified tenant base.    Our tenant base consists of approximately 323 different retailers in our strip centers and approximately 250 different retailers in our malls and is well diversified by industry and format. Merchants include department stores, grocers, category killers, discounters, entertainment offerings, health clubs, DIY stores, in-line specialty shops, restaurants and other food and beverage vendors, service providers and other specialized retailers. 58% of our top 25 tenants by 2013 rental revenue have investment grade credit ratings from Standard & Poor's or Moody's. Approximately 73% of our 2013 rental revenue came from large tenants, defined as merchants occupying more than 10,000 square feet. Our large number of high credit quality anchor tenants results in strong customer traffic, which in turn drives sales and rent growth.

        Strong grocer sales.    Our superior demographics and premier locations are further demonstrated by the sales of our grocers. Of the 79 strip centers in the portfolio, 13 are grocery anchored. Of these merchants, the 12 that have at least one full year of operations reported average sales of $726 per square foot during 2013, well above the national average and that of UE's peer group. Grocers include Stop & Shop, ShopRite, Whole Foods, Giant Food and Food Basics (A&P).

        Accomplished management team with a demonstrated track record in the retail sector and deep knowledge of the portfolio.    Jeffrey S. Olson will be Chairman of the Board of Trustees and Chief Executive Officer of UE. Mr. Olson served as Chief Executive Officer of Equity One from 2006 to 2014, where he was widely recognized as the driving force behind Equity One's transformative portfolio makeover into higher quality assets in densely populated core coastal markets. Previously, Mr. Olson was President of Kimco Realty Corporation's Eastern and Western Divisions. While at Equity One, Mr. Olson successfully directed the company's growth into several high barrier-to-entry markets, including the Northeastern United States, Miami and California. Robert Minutoli will be Chief Operating Officer of UE and has headed Vornado's strip center and mall division since 2012. Prior to joining Vornado in 2009, Mr. Minutoli was Executive Vice President-New Business at The Rouse Company, where he spent 27 years and held various construction, development, acquisitions/dispositions and business development positions. Mr. Olson and Mr. Minutoli will be joined by Vornado's existing, highly experienced retail team (key department heads average 10-plus years with Vornado and 20-plus years in the retail industry), which has consistently delivered strong performance from the portfolio.

        Balance sheet providing significant liquidity and capacity to support growth.    We will be capitalized to enable access to multiple forms of capital. As of September 30, 2014, the portfolio had approximately $1.292 billion of total combined debt outstanding. We believe our moderate leverage and strong liquidity will enable us to take advantage of attractive redevelopment, development, and acquisition opportunities. To provide additional liquidity following the separation and distribution, we are arranging a revolving credit facility under which, upon completion of the separation and subject to the satisfaction of customary conditions, we expect to have significant borrowing capacity. We do not expect to have any outstanding borrowings under the revolving credit facility upon the completion of the separation.

        Significant growth potential from embedded development and redevelopment opportunities.    Our portfolio has significant embedded development and redevelopment opportunities. We have identified approximately $175 million of current expansion and redevelopment opportunities that are expected to generate strong investment returns.

        Consistent operating performance demonstrated by continued strong occupancy and rent growth.    Our portfolio has delivered consistent operating performance over the past five years. Our portfolio, which was 95.4% occupied as of September 30, 2014, maintained average annual occupancy exceeding 94% during that time despite substantial economic volatility resulting from the recession. We have achieved 9.4% annual growth in cash leasing spreads over expiring rents for the five year period ended December 31, 2013, and 14.3% annual growth in cash leasing spreads over expiring rents for the ten year period ended December 31, 2013. We believe our well-laddered lease expiration schedule with less than 10.0% of total square footage expiring in any year will contribute to our expected continued consistent performance in the future.

        Experienced trustees possessing substantial expertise with public REITs and UE's portfolio.    The majority of our trustees will be independent. Mr. Olson will be Chief Executive Officer and Chairman of the Board of Trustees. In addition to Mr. Olson's prior experience as Chief Executive Officer of Equity One and President of the Eastern and Western Divisions of Kimco Realty Corporation, he has been a director of Equity One since 2006. Steven Roth, Chairman and Chief Executive Officer of

Vornado, will also be a trustee. Mr. Roth is one of the most tenured and respected executives in the REIT industry and has substantial experience across all real estate sectors. Further, Mr. Roth has decades of personal experience with many of UE's strip centers, having been personally involved in their development, redevelopment and management since 1980.

Company Strategies

        Redevelop and/or expand existing properties to increase returns and maximize value.    While our properties have been well-maintained and have benefited from significant capital investment under Vornado's ownership, we believe that our properties will benefit from greater executive management focus and capital allocation priorities tailored to unlocking and growing their value.

        Our management team will seek to identify investment opportunities that will create value for our shareholders, that are consistent with our strategic objectives and that have attractive risk-return profiles. We will have a smaller asset base as compared to Vornado, and, therefore, strategic initiatives may have a more meaningful impact on us than they would otherwise have had on Vornado. In short, we expect that we will devote substantial executive management attention to value creating investment opportunities that may generate attractive growth in revenues and cash flow and thus enhance the value of our portfolio.

        We have identified a pipeline of potential new development and redevelopment projects within the existing portfolio of properties totaling approximately $175 million. These projects generally consist of renovations and ground-up development projects on owned land. We may also proactively recapture space occupied by underperforming users and replace those users with merchants that can enhance our tenant mix and potentially pay higher rents.

        Focus on high barrier-to-entry markets.    The majority of our properties are located in densely populated, affluent markets, with particularly strong presence in the Greater New York City metropolitan area. We will continue to invest in our existing markets, and, over time, may expand into new markets that have significant barriers-to-entry and attractive demographics. We believe that shopping centers located in high barrier-to-entry markets represent a more attractive risk-return profile relative to other markets.

        Maximize value and cash flow growth through proactive asset management and leasing.    Given the favorable competitive factors that characterize our shopping centers, we believe we are well-positioned to drive growth in cash flow and to maximize the value of our portfolio by proactive leasing and asset management. We believe our portfolio's positioning in trade areas with desirable demographics provides us with strong negotiating leverage with tenants. Our historical 9.4% and 14.3% annual growth in cash leasing spreads over expiring rents for the five and ten year periods ended December 31, 2013, respectively, reflects our competitive positioning and the strategic importance of our portfolio's location to tenants.

        Maintain a flexible balance sheet to support growth.    We will proactively manage our balance sheet to be flexible and to provide significant capacity for growth. Over time, we intend to pursue an investment grade credit rating and expect that internally generated funds and funds from selective asset sales will also be available to support growth.

        Target a diverse and creditworthy tenant base.    Our tenant base comprises a diverse group of merchants, including department stores, grocers, category killers, discounters, entertainment offerings, health clubs, DIY stores, in-line specialty shops, restaurants and other food and beverage vendors, service providers and other specialized retailers. We believe that this diversification provides stability to our cash flows as no specific retail category comprises more than 20% of our portfolio's annual base rental revenue and no one retailer contributed more than 7% of our annual base rental revenue in 2013. We intend to maintain the credit quality of our tenant base, which currently has 58% of our top

25 tenants by 2013 rental revenue possessing investment grade credit ratings from Standard & Poor's or Moody's.

        Constant portfolio evaluation and, where appropriate, pruning.    We intend to constantly evaluate the future prospects for each shopping center and, where appropriate, to dispose of those properties that we do not believe will meet our investment criteria in the long-term. The proceeds from any such disposition would typically be reinvested in our portfolio via acquisition or redevelopment or used to pay down debt.

Our Portfolio

        Initially, our portfolio will consist of 83 properties, including 79 strip centers aggregating 12.5 million square feet, three malls aggregating 2.0 million square feet and a warehouse park adjacent to our East Hanover strip center. Our properties include existing, vested entitlements for approximately 425,000 square feet of new development where most infrastructure such as utilities and paving is already in place. They also include an additional 30 acres of unentitled and unimproved land adjacent to existing centers that could support approximately 125,000 square feet of new development once entitled and infrastructured.

        The following tables set forth our occupancy rates and average annual base rent per square foot for our strip center and mall properties as of September 30, 2014 and as of December 31 for the last five years.

Strip Centers

As of	Square Feet Owned	Occupancy Rate	Average Annual Base Rent per Square Foot
September 30, 2014	12,073,000	95.4%	$17.34
December 31, 2013	12,075,000	95.5%	17.27
December 31, 2012	11,822,000	95.2%	17.03
December 31, 2011	11,824,000	95.4%	16.68
December 31, 2010	11,951,000	95.0%	15.97
December 31, 2009	11,719,000	94.5%	15.71

Malls

As of	Square Feet Owned	Occupancy Rate	Average Annual Base Rent per Square Foot
September 30, 2014	1,849,000	95.7%	$28.24
December 31, 2013	1,848,000	95.8%	27.99
December 31, 2012	1,823,000	93.8%	28.48
December 31, 2011	1,798,000	93.0%	27.64
December 31, 2010	1,762,000	94.8%	27.33
December 31, 2009	1,700,000	94.9%	25.71

Bergen Town Center

        One of our properties, the Bergen Town Center mall, accounted for 10% or more of our total revenue for the year ended December 31, 2013. We consider Bergen Town Center, with its mix of Target, Century 21, Whole Foods, Nordstrom Rack, Bloomingdale's Outlet, Off Fifth by Saks, Neiman Marcus Last Call Studio, Marshalls, HomeGoods, Nike and a variety of outlets and food offerings, to be the best hybrid retail offering in America.

        The following table sets forth the occupancy rates and average annual base rent per square foot for the Bergen Town Center mall as of September 30, 2014 and as of December 31 for the last five years:

As of	Rentable Square Feet	Occupancy Rate	Average Annual Base Rent per Square Foot
September 30, 2014	952,000	99.4%	$30.44
December 31, 2013	951,000	99.5%	29.66
December 31, 2012	928,000	98.9%	30.55
December 31, 2011	901,000	95.8%	29.84
December 31, 2010	866,000	99.0%	28.70
December 31, 2009	804,000	100.0%	25.87

        As of December 31, 2013, two tenants, Target and Century 21, each occupied more than 10% of the total rentable square footage of Bergen Town Center. The following table sets forth information regarding the business of those tenants and the principal provisions of their leases:

			2013 Annual Base Rent
Tenant	Principal Nature of Business	Square Feet Leased	Total	Per Square Foot	Lease Expiration	Renewal Option
Target	Retail	180,385	$1,848,666	$10.25	1/31/2030	Eight 5-year options
Century 21	Retail	156,649	$3,085,619	$19.70	1/31/2027	Four 5-year options

        The table below sets forth lease expirations for the Bergen Town Center mall, assuming none of the tenants exercise renewal options as of September 30, 2014.

				Weighted Average Annual Base Rent of Expiring Leases		% of Weighted Average Annual Base Rent of Expiring Leases
	Number of Expiring Leases
Year		Square Feet of Expiring Leases	Percentage of Total Square Feet	Total	Per Square Foot
Month-to-month	1	954	0.1%	$97,416	$102.11	0.3%
2014	—	—	—	—	—	—
2015	3	9,432	1.0%	642,384	68.11	2.2%
2016	13	63,132	6.7%	2,553,312	40.44	8.9%
2017	4	13,498	1.4%	567,420	42.04	2.0%
2018	3	7,651	0.8%	264,372	34.55	0.9%
2019	15	91,301	9.7%	3,665,172	40.14	12.8%
2020	13	79,727	8.4%	3,621,420	45.42	12.6%
2021	3	59,383	6.3%	2,353,284	39.63	8.2%
2022	3	27,763	2.9%	951,324	34.27	3.3%
2023	4	34,821	3.7%	1,177,668	33.82	4.1%
2024	3	67,916	7.2%	2,466,624	36.32	8.6%
Subsequent	9	489,800	51.8%	10,306,644	21.04	36.1%

        The current real estate tax rate for the Bergen Town Center mall is $17.26 per $1,000 of assessed value. Real estate taxes for the years ended December 31, 2013 and 2012 were $4,782,113 and $4,578,628, respectively.

        The following table sets forth for the Bergen Town Center mall each of the following: (i) tax basis (determined for U.S. federal income tax purposes), (ii) depreciation rate, (iii) method and (iv) life claimed with respect to such property or component thereof for purposes of depreciation.

	Federal Tax Basis
Property	December 31, 2013	Rate	Method	Life Claimed
Bergen Town Center	$293,235,000	Various	Straight-line	1-39 years

        As of December 31, 2013, the book basis for Bergen Town Center was $379,404,000.

        The Bergen Town Center mall is subject to a mortgage that, as of September 30, 2014, had a principal balance of $300,000,000 and an interest rate of 3.56%. This loan is interest only, matures on April 8, 2023 and is prepayable through defeasance beginning in 2015.

        In the opinion of our management, the Bergen Town Center mall is adequately covered by insurance.

        Additional information on our portfolio of properties is provided in the tables below:

UE Property Information
(as of September 30, 2014)

			Weighted Average Annual Rent PSF(1)	Square Feet
Property	% Ownership	% Occupancy		Total Property	Owned by Company	Owned By Tenant	Encumbrances(7) (in thousands)		Major Tenants
STRIP CENTERS:
New Jersey:
East Brunswick (325 - 341 Route 18 South)	100.0%	100.0%	$17.10	427,000	254,000	173,000	$35,991	(2)	Lowe's, Kohl's, Dick's Sporting Goods, P.C. Richard & Son, T.J. Maxx, LA Fitness (lease not commenced)
North Bergen (Tonnelle Avenue)	100.0%	98.9%	25.63	410,000	204,000	206,000	75,000		Wal-Mart, BJ's Wholesale Club, PetSmart, Staples
East Hanover (200 - 240 Route 10 West)	100.0%	86.3%	19.45	343,000	337,000	6,000	37,552	(2)	The Home Depot, Dick's Sporting Goods, Marshalls
Bricktown	100.0%	92.3%	18.23	279,000	276,000	3,000	31,365	(2)	Kohl's, ShopRite, Marshalls
Union (Route 22 and Morris Avenue)	100.0%	99.4%	25.59	276,000	113,000	163,000	31,741	(2)	Lowe's, Toys "R" Us, Office Depot
Hackensack	100.0%	74.5%	23.44	275,000	269,000	6,000	39,810	(2)	The Home Depot, Staples, Petco
Totowa	100.0%	100.0%	19.28	271,000	177,000	94,000	24,317	(2)	The Home Depot, Bed Bath & Beyond, buybuyBaby, Marshalls, Staples
Cherry Hill	100.0%	97.3%	15.41	261,000	68,000	193,000	13,611	(2)	Wal-Mart, Toys "R" Us
Jersey City	100.0%	100.0%	21.79	236,000	66,000	170,000	19,906	(2)	Lowe's, P.C. Richard & Son
Union (2445 Springfield Avenue)	100.0%	100.0%	17.85	232,000	232,000	—	27,974	(2)	The Home Depot
Middletown	100.0%	94.9%	14.79	231,000	179,000	52,000	17,054	(2)	Kohl's, Stop & Shop
Woodbridge	100.0%	100.0%	22.42	226,000	86,000	140,000	20,282	(2)	Wal-Mart
Marlton	100.0%	100.0%	13.94	213,000	209,000	4,000	16,947	(2)	Kohl's(3), ShopRite, PetSmart
North Plainfield	100.0%	88.3%	17.62	212,000	60,000	152,000	—		Costco, The Tile Shop
Bergen Town Center—East, Paramus	100.0%	93.6%	38.04	211,000	44,000	167,000	—		Lowe's, REI
Manalapan	100.0%	100.0%	16.58	208,000	206,000	2,000	20,659	(2)	Best Buy, Bed Bath & Beyond, Babies "R" Us, Modell's Sporting Goods, PetSmart
East Rutherford	100.0%	100.0%	34.43	197,000	42,000	155,000	13,342	(2)	Lowe's
Garfield	100.0%	100.0%	21.47	195,000	46,000	149,000	—		Wal-Mart, Marshalls
Morris Plains	100.0%	95.9%	20.71	177,000	176,000	1,000	20,982	(2)	Kohl's, ShopRite(6)
Dover	100.0%	94.0%	11.84	173,000	167,000	6,000	12,912	(2)	ShopRite, T.J. Maxx
Lodi (Route 17 North)	100.0%	100.0%	11.92	171,000	171,000	—	11,136	(2)	National Wholesale Liquidators
Watchung	100.0%	96.6%	25.93	170,000	54,000	116,000	14,795	(2)	BJ's Wholesale Club
Lawnside	100.0%	100.0%	14.11	145,000	142,000	3,000	10,491	(2)	The Home Depot, PetSmart
Hazlet	100.0%	100.0%	2.64	123,000	123,000	—	—		Stop & Shop(6)
Kearny	100.0%	100.0%	16.31	104,000	91,000	13,000	—		Marshalls
Turnersville	100.0%	96.3%	6.40	96,000	93,000	3,000	—		Haynes Furniture Outlet (The Dump)
Lodi (Washington Street)	100.0%	94.1%	19.82	85,000	85,000	—	—		Blink Fitness, Aldi
Carlstadt (ground leased through 2050)	100.0%	100.0%	21.63	78,000	78,000	—	—		Stop & Shop
Paramus (ground leased through 2033)	100.0%	100.0%	42.23	63,000	63,000	—	—		24 Hour Fitness
North Bergen (Kennedy Boulevard)	100.0%	100.0%	26.76	62,000	6,000	56,000	5,003	(2)	Food Basics

			Weighted Average Annual Rent PSF(1)	Square Feet
Property	% Ownership	% Occupancy		Total Property		Owned by Company	Owned By Tenant		Encumbrances(7) (in thousands)		Major Tenants
South Plainfield (ground leased through 2039)	100.0%	85.9%	22.04	56,000		56,000	—		5,030	(2)	Staples, Party City
Englewood	100.0%	73.6%	20.16	41,000		41,000	—		11,630		New York Sports Club
Eatontown	100.0%	73.7%	29.09	30,000		30,000	—		—		Petco
East Hanover (280 Route 10 West)	100.0%	94.0%	35.20	26,000		26,000	—		4,465	(2)	REI
Montclair	100.0%	100.0%	23.34	18,000		18,000	—		2,582	(2)	Whole Foods Market

Total New Jersey	100.0%	95.9%	18.60	6,321,000		4,288,000	2,033,000		524,577

New York:
Bronx (Bruckner Boulevard)	100.0%	90.4%	21.18	501,000		387,000	114,000		—		Kmart, Toys "R" Us, Marshalls, Old Navy, Gap
Huntington	100.0%	97.9%	14.80	328,000		209,000	119,000		16,355	(2)	The Home Depot(4), Kmart, Marshalls, Old Navy, Petco
Buffalo (Amherst)	100.0%	100.0%	9.84	311,000		242,000	69,000		—		BJ's Wholesale Club, T.J. Maxx, HomeGoods, Toys "R" Us, LA Fitness (lease not commenced)
Rochester	100.0%	100.0%	—	205,000		—	205,000		4,304	(2)	Wal-Mart
Mt. Kisco	100.0%	100.0%	22.56	189,000		72,000	117,000		27,856		Target, A&P
Freeport (437 East Sunrise Highway)	100.0%	100.0%	18.61	173,000		173,000	—		20,982	(2)	The Home Depot, Staples
Rochester (Henrietta) (ground leased through 2056)	100.0%	96.2%	3.81	165,000		158,000	7,000		—		Kohl's
Staten Island	100.0%	88.2%	23.73	165,000		165,000	—		17,000		Western Beef, Planet Fitness
New Hyde Park (ground and building leased through 2029)	100.0%	100.0%	18.73	101,000		101,000	—		—		Stop & Shop
Inwood	100.0%	76.9%	18.91	100,000		100,000	—		—		Stop & Shop
West Babylon	100.0%	80.1%	17.28	79,000		79,000	—		—		Best Market, Rite Aid
Bronx (1750-1780 Gun Hill Road)	100.0%	90.7%	32.63	77,000		77,000	—		—		Aldi, Planet Fitness
Commack (ground and building leased through 2021)	100.0%	100.0%	21.45	47,000		47,000	—		—		PetSmart, Ace Hardware
Dewitt (ground leased through 2041)	100.0%	100.0%	20.46	46,000		46,000	—		—		Best Buy
Freeport (240 West Sunrise Highway) (ground and building leased through 2040)	100.0%	100.0%	20.28	44,000		44,000	—		—		Bob's Discount Furniture
Oceanside	100.0%	100.0%	27.83	16,000		16,000	—		—		Party City

Total New York	100.0%	94.9%	17.57	2,547,000		1,916,000	631,000		86,497

Pennsylvania:
Allentown	100.0%	90.3%	15.23	554,000	(4)	270,000	284,000	(4)	29,428	(2)	Wal-Mart(4), Burlington Coat Factory, Giant Food, Dick's Sporting Goods, T.J. Maxx, Petco
Wilkes-Barre	100.0%	91.7%	12.74	329,000	(4)	204,000	125,000	(4)	—		Target(4), Bob's Discount Furniture, Babies "R" Us, Ross Dress for Less, Marshalls, Petco
Lancaster	100.0%	82.1%	15.68	228,000		58,000	170,000		5,299	(2)	Lowe's, Sleepy's
Bensalem	100.0%	98.9%	11.57	185,000		177,000	8,000		14,606	(2)	Kohl's, Ross Dress for Less, Staples, Petco
Broomall	100.0%	100.0%	11.09	169,000		147,000	22,000		10,491	(2)	Giant Food(3), Planet Fitness, A.C. Moore, PetSmart
Bethlehem	100.0%	95.3%	7.30	167,000		164,000	3,000		5,487	(2)	Giant Food, Petco
York	100.0%	100.0%	9.49	111,000		111,000	—		5,111	(2)	Ashley Furniture, Tractor Supply Company, Petco, Aldi

			Weighted Average Annual Rent PSF(1)	Square Feet
Property	% Ownership	% Occupancy		Total Property	Owned by Company	Owned By Tenant	Encumbrances(7) (in thousands)		Major Tenants
Glenolden	100.0%	100.0%	25.84	102,000	10,000	92,000	6,725	(2)	Wal-Mart
Wyomissing (ground and building leased through 2065)	100.0%	93.2%	15.56	76,000	76,000	—	—		LA Fitness, PetSmart
Springfield (ground and building leased through 2025)	100.0%	100.0%	20.90	41,000	41,000	—	—		PetSmart

Total Pennsylvania	100.0%	93.4%	12.43	1,962,000	1,258,000	704,000	77,147

California:
Signal Hill	100.0%	100.0%	24.08	45,000	45,000	—	—		Best Buy
Vallejo (ground leased through 2043)	100.0%	100.0%	17.51	45,000	45,000	—	—		Best Buy
Walnut Creek (1149 South Main Street)	100.0%	100.0%	45.11	29,000	29,000	—	—		Barnes & Noble
Walnut Creek (Mt. Diablo)	95.0%	100.0%	70.00	7,000	7,000	—	—		Anthropologie

Total California	99.7%	100.0%	29.14	126,000	126,000	—	—

Massachusetts:
Chicopee	100.0%	100.0%	—	224,000	—	224,000	8,151	(2)	Wal-Mart
Springfield	100.0%	97.8%	16.39	182,000	33,000	149,000	5,622	(2)	Wal-Mart
Milford (ground and building leased through 2019)	100.0%	100.0%	8.01	83,000	83,000	—	—		Kohl's
Cambridge (ground and building leased through 2033)	100.0%	100.0%	21.83	48,000	48,000	—	—		PetSmart, Modell's Sporting Goods

Total Massachusetts	100.0%	99.2%	14.18	537,000	164,000	373,000	13,773

Maryland:
Baltimore (Towson)	100.0%	100.0%	16.28	155,000	155,000	—	15,333	(2)	Shoppers Food Warehouse, hhgregg, Staples, HomeGoods, Golf Galaxy
Glen Burnie	100.0%	90.5%	10.56	121,000	65,000	56,000	—		Gavigan's Home Furnishings, Pep Boys
Rockville	100.0%	98.1%	23.92	94,000	94,000	—	—		Regal Cinemas
Wheaton (ground leased through 2060)	100.0%	100.0%	14.94	66,000	66,000	—	—		Best Buy

Total Maryland	100.0%	97.0%	17.12	436,000	380,000	56,000	15,333

Connecticut:
Newington	100.0%	100.0%	18.61	188,000	29,000	159,000	11,029	(2)	Wal-Mart, Staples
Waterbury	100.0%	68.8%	16.58	148,000	143,000	5,000	13,719	(2)	ShopRite

Total Connecticut	100.0%	86.3%	17.05	336,000	172,000	164,000	24,748

Virginia:
Norfolk (ground and building leased through 2069)	100.0%	100.0%	6.44	114,000	114,000	—	—		BJ's Wholesale Club
Tyson's Corner (ground and building leased through 2035)	100.0%	100.0%	39.13	38,000	38,000	—	—		Best Buy

Total Virginia	100.0%	100.0%	14.60	152,000	152,000	—	—

South Carolina:
Charleston (ground leased through 2063)	100.0%	100.0%	14.19	45,000	45,000	—	—		Best Buy

			Weighted Average Annual Rent PSF(1)		Square Feet
Property	% Ownership	% Occupancy			Total Property		Owned by Company	Owned By Tenant		Encumbrances(7) (in thousands)	Major Tenants
New Hampshire:
Salem (ground leased through 2102)	100.0%	100.0%	—		37,000		—	37,000		—	Babies "R" Us

Total UE Strip Centers		95.4%	17.34		12,499,000		8,501,000	3,998,000		742,075

Vornado's Ownership Interest		95.4%	17.34		12,073,000		8,501,000	3,572,000		742,075

MALLS:
Bergen Town Center—West, Paramus, NJ	100.0%	99.4%	43.68	(5)	952,000		921,000	31,000		300,000	Target, Century 21, Whole Foods Market, Marshalls, Nordstrom Rack, Saks Off 5th, HomeGoods, Hennes & Mauritz, Bloomingdale's Outlet, Nike Factory Store, Old Navy, Nieman Marcus Last Call Studio
Montehiedra, Puerto Rico	100.0%	91.7%	36.04	(5)	542,000		542,000	—		120,000	Kmart, The Home Depot, Marshalls, Caribbean Theatres, Tiendas Capri, Nike Factory Store
Las Catalinas, Puerto Rico	100.0%	91.9%	55.59	(5)	494,000	(4)	355,000	139,000	(4)	130,000	Sears(4), Kmart

Total UE Malls		95.7%	$45.98	(5)	1,988,000		1,818,000	170,000		$550,000

Vornado's Ownership Interest		95.7%	$45.98	(5)	1,849,000		1,818,000	31,000		$550,000

Total UE Retail Space		95.4%	19.37		14,487,000		10,319,000	4,168,000		$1,292,075

Vornado's Ownership Interest		95.4%	$19.37		13,922,000		10,319,000	3,603,000		$1,292,075

East Hanover Warehouse Park	100.0%	45.6%	$4.37		942,000		942,000	—		$—	Foremost Groups Inc., Fidelity Paper & Supply Inc., Consolidated Simon Distributors Inc., Meyer Distributing Inc., Givaudan Flavors Corp.

(1)
Weighted Average Annual Rent PSF excludes ground rent, storage rent and garages.

(2)
These encumbrances are cross-collateralized under a blanket mortgage in the amount of $610,589 as of September 30, 2014.

(3)
The lease for these former Bradlees locations is guaranteed by Stop & Shop.

(4)
Includes square footage of anchors who own their land and building.

(5)
Annualized Rent PSF shown is for in-line tenants only.

(6)
The tenant has ceased operations at these locations but continues to pay rent.

(7)
Unencumbered properties totaled 3,777,000 square feet as of September 30, 2014.

        Below is the base rent per square foot for both in-line tenants and anchor tenants for each property:

	Total	In-line	Anchors
Bergen Town Center—West, Paramus, NJ	$30.44	$43.68	$23.89
Montehiedra, Puerto Rico	18.01	36.04	12.90
Las Catalinas, Puerto Rico	37.60	55.59	13.92
Average	28.24	45.98	18.93

 Debt Information
(as of September 30, 2014)

			Balance at
		Interest Rate at September 30, 2014
	Maturity		September 30, 2014	December 31, 2013
			(Amounts in thousands)
First mortgages secured by:
Crossed collateralized mortgage on 40 properties:
Fixed Rate	09/20	4.28%	$550,589	$560,465
Variable Rate(1)	09/20	2.36%	60,000	60,000

Total crossed collateralized			610,589	620,465
Bergen Town Center	04/23	3.56%	300,000	300,000
Las Catalinas	08/24	4.43%	130,000	—
Montehiedra Town Center(2)	07/16	6.04%	120,000	120,000
North Bergen (Tonnelle Avenue)	01/18	4.59%	75,000	75,000
Wilkes Barre(3)			—	19,898
Forest Plaza	07/18	1.45%	17,000	17,000
Mount Kisco (Target)	11/34	7.30%	15,746	16,003
Mount Kisco (A&P)	02/15	7.20%	12,110	12,203
Englewood	10/18	6.22%	11,630	11,760
Lodi(4)			—	8,433

			$1,292,075	$1,200,762

(1)
Subject to a LIBOR floor of 1.00%.

(2)
On May 13, 2013, Vornado notified the lender that due to tenants vacating, the property's operating cash flow will be insufficient to pay the debt service; accordingly, at Vornado's request, the mortgage loan was transferred to the special servicer. Although discussions with the special servicer to restructure the terms of the loan are ongoing, there can be no assurance as to the ultimate resolution of this matter.

(3)
This loan was repaid on August 11, 2014.

(4)
This loan was repaid on March 3, 2014.

Top Ten Tenants

        As of December 31, 2013, our top ten tenants measured by 2013 rental revenue are as follows:

Tenant	Square Feet Leased	2013 Rental Revenues	Percentage of Total Annual Rental Revenues
The Home Depot	865,000	$13,954,000	6.1%
Wal-Mart/Sam's Wholesale	1,439,000	10,458,000	4.6%
Lowe's	976,000	8,520,000	3.7%
Stop & Shop	633,000	7,449,000	3.3%
The TJX Companies, Inc.	518,000	7,308,000	3.2%
Kohl's	716,000	6,656,000	2.9%
Best Buy	313,000	6,448,000	2.8%
ShopRite	337,000	5,298,000	2.3%
Sears and Kmart	547,000	5,001,000	2.2%
BJ's Wholesale Club	454,000	4,864,000	2.1%

	6,798,000	$75,956,000	33.2%

        As of December 31, 2013, the composition of our 2013 rental revenue by type of retail tenant is as follows:

Discount Stores	20%
Home Improvement	11%
Supermarkets	11%
Family Apparel	9%
Restaurants	7%
Home Entertainment and Electronics	6%
Banking and Other Business Services	4%
Personal Services	4%
Sporting Goods, Toys and Hobbies	4%
Home Furnishings	3%
Women's Apparel	3%
Membership Warehouse Clubs	2%
Other	16%

100%

Lease Expirations

        The table below sets forth lease expirations for all of our properties as of September 30, 2014, assuming none of the tenants exercise renewal options.

				Weighted Average Annual Base Rent of Expiring Leases
						% of Weighted Average Annual Base Rent of Expiring Leases
		Square Feet of Expiring Leases	Percentage of Retail Properties Square Feet
Year	Number of Expiring Leases			Total	Per Square Foot
Month to month	11	257,868	1.9%	$1,840,032	$7.14	0.8%
2014	23	119,862	0.9%	2,982,084	24.88	1.4%
2015	72	360,997	2.7%	10,420,092	28.86	4.8%
2016	88	665,241	4.9%	13,832,472	20.79	6.3%
2017	79	577,202	4.2%	10,356,384	17.94	4.7%
2018	71	1,209,313	8.9%	17,662,620	14.61	8.1%
2019	96	1,192,431	8.8%	25,017,600	20.98	11.4%
2020	62	1,135,568	8.4%	18,834,972	16.59	8.6%
2021	43	675,065	5.0%	12,022,452	17.81	5.5%
2022	50	1,042,328	7.7%	12,783,624	12.26	5.8%
2023	46	1,044,252	7.7%	18,724,884	17.93	8.6%
2024	53	1,317,347	9.7%	17,692,176	13.43	8.1%
Subsequent	79	3,987,941	29.4%	56,436,264	14.15	25.9%

Financing

        Upon completion of the separation, we expect to assume all of the existing secured, property-level indebtedness related to the UE portfolio. As of September 30, 2014, the portfolio had approximately $1.292 billion of total combined debt outstanding. To provide additional liquidity following the separation, we are arranging a revolving credit facility under which, upon completion of the separation and distribution and subject to the satisfaction of customary conditions, we expect to have significant borrowing capacity. We do not expect to have any outstanding borrowings under the revolving credit facility upon the completion of the separation.

        We look at several metrics to assess overall leverage levels, including debt to total asset value and total debt to net operating income ratios. We expect that we may, from time to time, re-evaluate our strategy with respect to leverage in light of the current economic conditions; relative costs of debt and equity capital; market values of our properties; acquisition, development, and expansion opportunities; and other factors, including meeting the taxable income distribution requirement for REITs under the Code in the event we have taxable income without receipt of cash sufficient to enable us to meet such distribution requirements. Our preference is to obtain fixed rate, long-term debt for our properties.

Competition

        Our direct competitors include other publicly-traded strip center operating and development companies, private retail real estate companies, commercial property developers and other owners of retail real estate that engage in similar businesses. We compete for retail tenants and the nature and extent of the competition we face varies from property to property. We primarily face competition from other strip centers within our trade areas.

        We believe the principal factors that retailers consider in making their leasing decisions include:

  •
  Consumer demographics;

  •
  Quality, design and location of properties;

  •
  Local competitive alignment;

  •
  Diversity of retailers and anchor tenants;

  •
  Management and operational expertise; and

  •
  Rental rates.

        In addition, because our revenue potential is linked to the success of our retailers, we indirectly share exposure to the same competitive factors that our retail tenants experience in their respective markets when trying to attract individual shoppers. These dynamics include general competition from other strip centers and malls, as well as competition from Internet sales, catalog companies, and telemarketing.

Seasonality

        Our revenues and expenses are, to some extent, subject to seasonality during the year, which impacts quarterly net earnings, cash flows and funds from operations, and therefore impacts comparisons of the current quarter to the previous quarter.

Employees

        Following the separation, we expect to have approximately 100 employees.

Insurance

        Vornado maintains general liability insurance with limits of $300,000,000 per occurrence and all-risk property and rental value insurance coverage with limits of $2.0 billion per occurrence, with sub-limits for certain perils such as floods and earthquakes on each of Vornado's properties. Insurance premiums are charged directly to each of the retail properties. UE intends to obtain appropriate insurance coverage on its own and coverages may differ from those noted above. Also, the resulting insurance premiums may differ materially from amounts included in the accompanying combined financial statements. UE will be responsible for deductibles and losses in excess of insurance coverage, which could be material.

        As previously announced, TRIPRA expires on December 31, 2014. As a result, Vornado's current coverage for terrorist acts, with limits of $4.0 billion per occurrence and in the aggregate, and $2.0 billion per occurrence and in the aggregate for NBCR terrorism events, as defined by TRIPRA, will be reduced to $600 million per occurrence and in the aggregate, and the NBCR coverage will expire. UE will continue to monitor the state of the insurance market and the scope and costs of coverage; however, there is uncertainty regarding the extent and adequacy of terrorism coverage that will be available on commercially reasonable terms in the future to protect our interests in the event of future terrorist attacks that impact our properties.

        UE's mortgage loans are non-recourse and contain customary covenants requiring adequate insurance coverage. Although we believe that we currently have adequate insurance coverage for purposes of these agreements, we may not be able to obtain an equivalent amount of coverage at reasonable costs in the future. If lenders insist on greater coverage than UE is able to obtain, it could adversely affect the ability to finance or refinance the properties.

Legal Proceedings

        We are from time to time involved in legal actions arising in the ordinary course of business. In our opinion, after consultation with legal counsel, the outcome of such matters is not expected to have a material adverse effect on our financial position, results of operations or cash flows.

Environmental Matters

        Under various federal, state and local laws, ordinances and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on such real estate. These laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The costs of remediation or removal of such substances may be substantial and the presence of such substances, or the failure to promptly remediate such substances, may adversely affect the owner's ability to sell such real estate or to borrow using such real estate as collateral. In connection with our ownership and operation of our properties, we may be potentially liable for such costs. The operations of current and former tenants at our properties have involved, or may have involved, the use of hazardous materials or generated hazardous wastes. The release of such hazardous materials and wastes could result in our incurring liabilities to remediate any resulting contamination if the responsible party is unable or unwilling to do so. In addition, our properties are exposed to the risk of contamination originating from other sources. While a property owner generally is not responsible for remediating contamination that has migrated onsite from an offsite source, the contaminant's presence can have adverse effects on operations and re-development of our properties.

        Most of our properties have been subject, at some point, to environmental assessments that are intended to evaluate the environmental condition of the subject and surrounding properties. These environmental assessments generally have included a historical review, a public records review, a visual inspection of the site and surrounding properties, screening for the presence of asbestos-containing materials, polychlorinated biphenyls and underground storage tanks and the preparation and issuance of a written report. They have not, however, included extensive sampling or subsurface investigations. Soil and/or groundwater testing is conducted at our properties, when necessary, to further investigate any issues raised by the initial assessment that could reasonably be expected to pose a material concern to the property or result in us incurring material environmental liabilities. In each case where the environmental assessments have identified conditions requiring remedial actions required by law, Vornado has initiated the appropriate actions.

        None of the environmental assessments conducted by us at the properties have revealed any environmental liability that we believe would have a material adverse effect on our overall business, financial condition or results of operations. Nevertheless, it is possible that these assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which we are unaware.

Other Policies

        The following is a discussion of our Investment Policies, Financing Policies, Conflicts of Interest Policies and certain other policies. One or more of these policies may be amended or rescinded from time to time without a shareholder vote.

Investment Policies

        We are in the business of owning and operating strip centers and malls in high barrier-to-entry, densely populated markets such as New Jersey, New York and Pennsylvania. We may seek to make acquisitions in similar high barrier-to-entry, densely populated markets.

        Subject to REIT limitations, we may invest in the securities of other issuers in connection with acquisitions of indirect interests in real estate. Such an investment would normally be in the form of general or limited partnership or membership interests in special purpose partnerships and limited liability companies that own one or more properties.

        We do not base our acquisitions and investments on specific allocations by type of property. As part of Vornado, we have historically held our properties for long-term investment. It is possible, however, that properties in our portfolio may be sold when circumstances warrant. Further, we have not adopted a policy that limits the amount or percentage of assets which could be invested in a specific property or property type. While we may seek the vote of our shareholders in connection with any particular material transaction to the extent required by applicable law, generally our activities are reviewed and may be modified from time to time by our board of trustees without the vote of our shareholders.

        After the separation, Vornado and its affiliates will have no input or effect upon our investment decisions, whether through the Transition Services Agreement or otherwise, except to the extent that trustees or employees of Vornado serve as trustees of UE.

Financing Policies

        We expect to access the capital markets to raise the funds necessary to finance operations, acquisitions, development and redevelopment opportunities, and to refinance maturing debt. We expect that we will have to comply with customary covenants contained in any financing agreements that could, among other things, limit our ratio of debt to total assets or market value. We have not determined any specific leverage targets.

        If our board of trustees determines to seek additional capital, we may raise such capital by offering equity or debt securities, creating joint ventures with existing ownership interests in properties, entering into joint venture arrangements for new acquisition and development projects, retaining cash flows or a combination of these methods. If the board of trustees determines to raise equity capital, it may, without shareholder approval, issue additional common shares or other shares of beneficial interest. The board of trustees may issue shares in any manner and on such terms and for such consideration as it deems appropriate. Such securities may be senior to the outstanding classes of common shares. Such securities also may include additional classes of preferred shares, which may or may not be convertible into common shares. Existing shareholders have no preemptive right to purchase shares in any subsequent offering of our securities. Any such offering could dilute a shareholder's investment in us.

        We expect most future borrowings would be made through UELP or its subsidiaries. We might, however, incur borrowings at UE that would be reloaned to UELP Borrowings may be in the form of bank borrowings, publicly and privately placed debt instruments, or purchase money obligations to the sellers of properties. Any such indebtedness may be secured or unsecured. Any such indebtedness may also have full or limited recourse to the borrower or be cross-collateralized with other debt, or may be fully or partially guaranteed by UELP Although we may borrow to fund the payment of dividends, we currently have no expectation that we will regularly do so.

        We may also finance acquisitions through the issuance of common shares or preferred shares, the issuance of additional units of partnership interest in UELP, the issuance of preferred units of UELP, the issuance of other securities including mortgage debt or sale or exchange of ownership interests in properties.

        UELP may also issue units to transferors of properties or other partnership interests which may permit the transferor to defer gain recognition for tax purposes.

        We do not have a policy limiting the number or amount of mortgages that may be placed on any particular property. Mortgage financing instruments, however, usually limit additional indebtedness on such properties. Additionally, other contracts may limit our ability to borrow and contain limits on the amount of secured indebtedness we may incur.

        Typically, we will invest in or form special purpose entities to assist us in obtaining secured permanent financing at attractive terms. Permanent financing may be structured as a mortgage loan on a single property, or on a group of properties, and will generally require us to provide a mortgage lien on the property or properties in favor of an institutional third party, as a joint venture with a third party, or as a securitized financing. For securitized financings, we may create special purpose entities to own the properties. These special purpose entities, which are common in the real estate industry, are intended to be structured so that they would not be consolidated in a bankruptcy proceeding involving a parent company. We will decide upon the structure of the financing based upon the best terms then available to us and whether the proposed financing is consistent with our other business objectives. For accounting purposes, we will include the outstanding securitized debt of special purpose entities owning consolidated properties as part of our consolidated indebtedness.

Conflicts of Interest Policies

        Following the distribution of our common shares by each of VRLP and Vornado, we expect to have policies designed to reduce or eliminate potential conflicts of interest. We expect to adopt governance guidelines governing our affairs and those of our board of trustees (the "Governance Guidelines"), as well as written charters for each of the standing committees of our board of trustees.

        In addition, we expect to have a Code of Business Conduct and Ethics, which will apply to all of our officers, trustees, and employees. Any transaction between us and any officer, trustee, or 5% shareholder must be approved pursuant to the related party transaction policy we expect to adopt.

        At least a majority of the members of our board of trustees and every member of our nominating and governance committee, audit committee and compensation committee must qualify as independent under the listing standards for companies.

Certain Other Policies

        We intend to make investments which are consistent with our qualification as a REIT, unless the board of trustees determines that it is no longer in our best interests to so qualify as a REIT.

        We may issue senior securities, purchase and sell investments, offer securities in exchange for property and repurchase or reacquire shares or other securities in the future. To the extent we engage in these activities, we will comply with applicable law. We do not currently intend to repurchase or otherwise reacquire our common shares. We do not intend to underwrite the securities of other issuers.

        We will make reports to our security holders in accordance with the NYSE rules and containing such information, including financial statements certified by independent public accountants, as required by the NYSE.

        We do not currently have policies in place with respect to making loans to other persons (other than our conflict of interest policies described above).

 MANAGEMENT

Executive Officers Following the Separation

        UE will be led by Jeffrey S. Olson as its Chairman of the Board of Trustees and Chief Executive Officer. Robert Minutoli, currently Executive Vice President responsible for Vornado's strip center and mall portfolio, will serve as Chief Operating Officer. Matthew Iocco, currently a Vornado Senior Vice President and Senior Financial Officer, will be UE's Chief Financial Officer for a transition period following the separation, subject to the terms and conditions of the Transition Services Agreement. Donald P. Casey, currently Vornado's General Counsel—Retail will serve as UE's General Counsel. Jennifer Holmes, currently Vornado's Chief Accounting Officer—Retail will serve as Chief Accounting Officer. Michael Zucker, currently Vornado's Senior Vice President—Mall Leasing, will serve as UE's Senior Vice President—Leasing. We are in the process of identifying the other individuals who will serve as our executive officers following the separation. Upon completion of the separation, none of UE's executive officers will be affiliated with Vornado, with the exception of Matthew Iocco, who will continue to be a Vornado employee.

        Jeffrey S. Olson.    Mr. Olson served as chief executive officer and a member of the board of directors of Equity One,  Inc. from 2006 until September 1, 2014, when he joined Vornado in order to work on the separation. From 2006-2008, Mr. Olson also served as the president of Equity One. Prior to joining Equity One, he served as president of the Eastern and Western Regions of Kimco Realty Corporation from 2002 to 2006. Mr. Olson worked on Wall Street from 1996 to 2001 as a REIT analyst with Salomon Brothers, CIBC and UBS. Spanning the five year period from 1991 to 1996, he held a variety of financial and accounting positions at The Mills Corporation. Mr. Olson also practiced public accounting at Reznick, Fedder and Silverman, CPAs, where he worked from 1986 to 1990. Mr. Olson has a Masters of Science in Real Estate from The Johns Hopkins University, a Bachelor of Science in Accounting from the University of Maryland and was previously a Certified Public Accountant. Mr. Olson is on the board of NAREIT and also serves as a member of The Browning School's Board of Trustees. Vornado's board of trustees has concluded that Mr. Olson's qualifications to serve on our board include his experience as chief executive officer of Equity One and general expertise in real estate operations, as well as his knowledge of the REIT industry developed as an analyst covering many U.S. REITs.

        Robert Minutoli.    Mr. Minutoli has been responsible for Vornado's malls since 2009 and its malls and strip centers since 2012. Prior to joining Vornado, he was Executive Vice President-New Business and a member of the Executive Committee at The Rouse Company, where he spent 27 years. At Rouse, he held various construction, development, acquisitions/dispositions and business development positions. From 1972-1977 he was a commissioned officer in the U.S. Army Corps of Engineers. Mr. Minutoli has a B.S. degree from the United States Military Academy and an MBA from Golden Gate University. He has deep knowledge of and experience with UE's portfolio and its tenant base.

        Matthew Iocco.    Mr. Iocco is responsible for Vornado's company-wide accounting policies and procedures and Vornado's external financial reporting. Prior to joining Vornado in 1999, Mr. Iocco was a senior audit manager in Arthur Andersen's Real Estate Services Group, where he began his career in 1991. He has a Bachelor of Science in Accounting from Fordham University and is a Certified Public Accountant licensed in the State of New York. He is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. Mr. Iocco is an active member of NAREIT and has been a panelist and roundtable host at past NAREIT conferences on various technical accounting and financial reporting topics.

        Donald P. Casey.    Mr. Casey worked at Wachtell, Lipton, Rosen & Katz as an associate in the firm's corporate department, primarily focusing on mergers and acquisitions, corporate governance and securities laws matters from 2006 until 2014, when he joined Vornado. At Wachtell Lipton, Don represented clients in connection with mergers, acquisitions, divestitures, spin-offs, split-offs, IPOs, PIPEs, joint ventures and financing transactions in a variety of industries, including the REIT, private equity, healthcare, energy, telecommunications and gaming sectors. Don received his J.D., magna cum laude, from Harvard Law School in 2006. Prior to law school, Don spent three years at Bear, Stearns & Co. Inc. as an analyst in the asset-backed securities department. Don received his A.B., cum laude, from Harvard College in 2000.

        Jennifer Holmes.    Ms. Holmes is responsible for the financial reporting activities of the company. Prior to joining Vornado, Ms. Holmes spent over eleven years in the audit practice at Deloitte & Touche LLP specializing in real estate. Ms. Holmes earned a Bachelor's degree in Business Administration from the University of Wisconsin—Madison. She is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

        Michael Zucker.    Mr. Zucker has served as Senior Vice President—Mall Leasing of Vornado since 2013. He has been responsible for overseeing Vornado's owned and managed mall portfolio since 2011, including leasing, specialty retail, and marketing. He has worked on numerous redevelopment projects including the transformation of The Outlets at Bergen Town Center (Paramus, NJ) and most recently Springfield Town Center (Springfield, VA). He has strong and extensive relationships with retailers. He joined Vornado in 2004 and has held various leasing positions within the company. He holds a Bachelor's of Business Administration from the George Washington University.

Board of Trustees Following the Separation

        Under Maryland law, the business and affairs of UE will be managed under the direction of its board of trustees. UE's declaration of trust and bylaws will provide that the number of trustees may be fixed by the board from time to time but may not be fewer than the number required by the Maryland REIT law, which is currently one, nor, unless UE's bylaws are amended, more than 15. We currently expect that, upon the consummation of the separation, our board of trustees will consist of seven or more members, a majority of whom we expect to satisfy the independence standards established by the Sarbanes-Oxley Act and the applicable rules of the SEC and the NYSE. Upon completion of the separation, only one trustee of UE, Steven Roth, will be affiliated with Vornado.

        The following table sets forth information with respect to those persons who are expected to serve on UE's board of trustees following the completion of the separation.

Name	Age	Title
Michael Gould	72	Trustee
Steven H. Grapstein	56	Trustee
Steven Guttman	68	Trustee
Amy B. Lane	61	Trustee
Jeffrey S. Olson	46	Chairman of the Board of Trustees
Kevin P. O'Shea	49	Trustee
Steven Roth	72	Trustee

        Set forth below is biographical information about the expected trustees identified above that are not also executive officers of ours, as well as a description of the specific skills and qualifications such candidates are expected to provide to UE's board of trustees.

        Michael Gould.    Mr. Gould served as Chairman and CEO of Bloomingdale's, a division of Macy's Inc., from 1991 to 2014. Prior to joining Bloomingdale's, Mr. Gould was the President and Chief Operating Officer of Giorgio Beverly Hills beginning in 1986 and became its President and Chief Executive Officer in 1987. Mr. Gould also worked at J.W. Robinson's Department Stores in Los Angeles from 1978 to 1986, serving as its Chairman and Chief Executive Officer from 1981 to 1986.

Mr. Gould received his Bachelor of Arts from Columbia College in 1966 and his MBA from Columbia Business School in 1968.

        Steven H. Grapstein.    Mr. Grapstein has been Chief Executive Officer of Como Holdings USA, Inc., an international investment group, since January 1997. From September 1985 to January 1997, Mr. Grapstein was a Vice President of Como Holdings USA, Inc. Mr. Grapstein also has held the position of Chairman of Presidio International dba A/X Armani Exchange, a fashion retail company, since 1999. Mr. Grapstein has served as Chairman of Tesoro Corporation (NYSE: TSO) since 2010 and was elected to its board in 1992. Tesoro, a Fortune 100 company, is an independent refiner and marketer of petroleum products and includes over 2,250 retail stations under the Tesoro, Shell, ARCO, Exxon, Mobil and USA Gasoline brands. Mr. Grapstein holds a Bachelor of Science Degree in Accounting from Brooklyn College. He is also a director of several privately held hotel and real estate entities.

        Steven Guttman.    Mr. Guttman is a real estate industry veteran with over 40 years of experience. In January of 2013, Mr. Guttman founded UOVO Fine Art Storage, which is developing next generation, high-tech facilities for fine art storage, and currently serves as UOVO's Chairman. Prior to founding UOVO, Mr. Guttman had a 30-year career with the Federal Realty Investment Trust, becoming managing Trustee in 1979, President, Chief Executive Officer and Trustee in 1980, and Chairman of the Board and Chief Executive Officer in February 2001, the position he held at the time of retirement in 2003. In 1998, Mr. Guttman founded Storage Deluxe Management Company, a Manhattan-based owner, developer and manager of self-storage facilities, of which he is the principal investor. In the last 15 years, Storage Deluxe has developed approximately 40 properties with in excess of 4 million square feet, primarily in the New York City metropolitan area. Mr. Guttman has been a member of the NAREIT since 1973 and served as a member of the Board of Governors and Executive Committee, including as Chairman of the Board of Governors from 1997-1998. He received a Bachelor of Arts from the University of Pittsburgh in 1968, and received a J.D. from George Washington University in 1972.

        Amy B. Lane.    Ms. Lane was an investment banker for 26 years, primarily specializing in the retail and apparel industry during that time. From 1997 until her retirement in 2002, Ms. Lane served as a Managing Director and Group Leader of the Global Retailing Investment Banking Group at Merrill Lynch & Co., Inc. Before working at Merrill Lynch, Ms. Lane founded and led the retail industry investment banking unit at Salomon Brothers, Inc., having joined that firm in 1989. Ms. Lane began her investment banking career at Morgan Stanley & Co. in 1977. Ms. Lane is currently a director of TJX Companies and GNC Holdings, Inc. Ms. Lane received an M.B.A. in Finance from The Wharton School and a B.S. degree from the University of Pennsylvania.

        Kevin P. O'Shea.    Mr. O'Shea has been the Chief Financial Officer of AvalonBay Communities, Inc. since May 31, 2014. Prior to that he served as Executive Vice President—Capital Markets and as Senior Vice President—Investment Management. Mr. O'Shea joined AvalonBay in July 2003. Prior to joining AvalonBay, Mr. O'Shea was an Executive Director at UBS Investment Bank, where his experience included real estate investment banking. Earlier in his career, Mr. O'Shea practiced commercial real estate and banking law as an attorney. Mr. O'Shea received his Masters Degree in Business Administration from Harvard Business School, his J.D. from Southern Methodist University and his undergraduate degree from Boston College.

        Steven Roth.    Mr. Roth has been the Chairman of the Board of Trustees of Vornado since May 1989 and Chairman of the Executive Committee of the Board of Trustees of Vornado since April 1980. From May 1989 until May 2009, Mr. Roth served as Vornado's Chief Executive Officer, and has been serving as Chief Executive Officer again from April 15, 2013 until the present. Since 1968, he has been a general partner of Interstate Properties and he currently serves as its Managing General Partner. He is the Chairman of the Board and Chief Executive Officer of Alexander's, Inc. Mr. Roth

was a director of J. C. Penney Company, Inc. (a retailer) from 2011 until September 13, 2013. In addition, from 2005 until February 2011, Mr. Roth was a director of Toys "R" Us, Inc.

Election of Trustees

        At the time of the separation, UE expects that its board of trustees will consist of the trustees set forth above, who will be divided as equally as possible into three separate classes. The initial terms of the first, second and third classes will expire at the first, second and third annual meetings of shareholders, respectively, held following the separation. Initially, shareholders will elect only one class of trustees each year. Shareholders will elect successors to trustees of the first class for a two-year term and successors to trustees of the second class for a one-year term, in each case upon the expiration of the terms of the initial trustees of each class. Commencing with the 2018 annual meeting of shareholders, each trustee shall be elected annually for a term of one year and shall hold office until the next succeeding annual meeting and until a successor is duly elected and qualifies. At any meeting of shareholders for the election of trustees at which a quorum is present, the election will be determined by a plurality of the votes cast by the shareholders entitled to vote in the election. At such time as our board of trustees ceases to be classified, our board of trustees will amend our bylaws to provide that a majority of all the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be required to elect a trustee, unless the election is contested, in which case a plurality shall be sufficient.

Trustee Compensation

        Following the completion of the separation, trustees who are not officers of UE will receive an annual retainer. Non-management members of the Board of Trustees will be compensated as follows: (1) each such member will receive an annual cash retainer equal to $60,000; (2) each such member will receive an annual grant of restricted shares or restricted units with a value equal to $90,000 that will vest equally over 3 years (not to be sold while such member is a trustee, except in certain circumstances); (3) the Chairman of the Audit Committee will receive an annual cash retainer of $15,000; (4) the Chairman of the Compensation Committee will receive an annual cash retainer of $7,500; and (5) the Chairman of the Corporate Governance and Nominating Committee will receive an annual cash retainer of $5,000.

Trustee Independence

        A majority of UE's board of trustees will at all times be comprised of trustees who are "independent" as defined by the rules of the NYSE and the Governance Guidelines that will be adopted by the board. Our board of trustees is expected to establish categorical standards to assist it in making its determination of trustee independence. For relationships that are either not covered by or do not satisfy the categorical standards, the determination of whether the relationship is material and therefore whether the trustee qualified as independent or not, may be made by the Corporate Governance and Nominating Committee or the board. UE shall explain in the annual meeting proxy statement immediately following any such determination the basis for any determination that a relationship was immaterial despite the fact that it did not meet the categorical standards adopted by the board.

Committees of the Board of Trustees

        Effective upon the completion of the separation, UE's board of trustees will have the following three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.

        Audit Committee.    Mr. O'Shea, Mr. Grapstein and Ms. Lane are expected to be the members of the board's Audit Committee. Each of the members of the Audit Committee will be independent, as defined by the rules of the NYSE, Section 10A(m)(3) of the Securities Exchange Act of 1934, the rules and regulations of the SEC, and in accordance with the company's Governance Guidelines. The Audit Committee's purposes are to (i) assist the Board in its oversight of (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements, (c) the independent registered public accounting firm's qualifications and independence, and (d) the performance of the independent registered public accounting firm and the company's internal audit function; and (ii) prepare an Audit Committee report as required by the SEC for inclusion in our annual proxy statement. The function of the Audit Committee is oversight. The management of the company is responsible for the preparation, presentation and integrity of our financial statements and for the effectiveness of internal control over financial reporting. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for planning and carrying out a proper audit of our annual financial statements, reviewing our quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q and annually auditing the effectiveness of internal control over financial reporting and other procedures. The Audit Committee shall consist of no fewer than three members, and at least one member of the Audit Committee must qualify as a "financial expert" as defined by the SEC. In addition, this committee will meet as often as it determines, but not less frequently than quarterly.

        Compensation Committee.    Mr. Guttman, Mr. Gould and Mr. O'Shea are expected to be the members of the board's Compensation Committee. Each of the members of the Compensation Committee will be independent, as defined by the rules of the NYSE, Section 10A(m)(3) of the Securities Exchange Act of 1934, the rules and regulations of the SEC, and in accordance with the company's Governance Guidelines. The Compensation Committee is responsible for establishing the terms of the compensation of the executive officers and the granting and administration of awards under any company share plans. Compensation decisions for our executive officers are made by the Compensation Committee. Decisions regarding compensation of other employees are made by our Chief Executive Officer and are subject to review and approval of the Compensation Committee. Compensation decisions for our trustees are made by the Compensation Committee and/or the full board.

        The agenda for meetings of the Compensation Committee is determined by its Chairman with the assistance of the company's Secretary and/or other members of management. Compensation Committee meetings are attended from time to time by members of management at the invitation of the Compensation Committee. The Compensation Committee's Chairman reports the committee's determination of executive compensation to the board. The Compensation Committee has authority under its charter to elect, retain and approve fees for, and to terminate the engagement of, compensation consultants, special counsel or other experts or consultants as it deems appropriate to assist in the fulfillment of its responsibilities. The Compensation Committee reviews the total fees paid by us to outside consultants to ensure that such consultants maintain their objectivity and independence when rendering advice to the committee. The Compensation Committee may receive advice from compensation consultants, special counsel or other experts or consultants only after consideration of relevant factors related to their fees, services and potential conflicts of interests, as outlined in the Compensation Committee's Charter.

        The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the committee. In particular, the Compensation Committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the committee who are (i) "Non-Employee Directors" for the purposes of SEC Rule 16b-3; and (ii) "outside directors" for the purposes of Section 162(m) of the Internal Revenue Code. Currently, all

members of the Compensation Committee are expected to meet these criteria. The Compensation Committee shall consist of no fewer than two members. In addition, this committee will meet at least once annually, or more frequently as circumstances may dictate.

        Corporate Governance and Nominating Committee.    Mr. Gould, Mr. Grapstein and Ms. Lane are expected to be the members of the board's Corporate Governance and Nominating Committee. Each of the members of the Corporate Governance and Nominating Committee will be independent, as defined by the rules of the NYSE, Section 10A(m)(3) of the Securities Exchange Act of 1934, the rules and regulations of the SEC, and in accordance with the company's Governance Guidelines.

        The Corporate Governance and Nominating Committee's responsibilities include the selection of potential candidates for the board and the development and review of our Governance Guidelines. It also reviews trustee compensation and benefits, and oversees annual self-evaluations of the board and its committees. The committee also makes recommendations to the board concerning the structure and membership of the other board committees as well as management succession plans. The committee selects and evaluates candidates for the board in accordance with the criteria set out in the company's Governance Guidelines and as are set forth below. The committee is then responsible for recommending to the Board a slate of candidates for trustee positions for the board's approval.

        The Corporate Governance and Nominating Committee will consist of at least one member. In addition, this committee will meet at least once annually, or more frequently as circumstances may dictate.

Compensation Committee Interlocks and Insider Participation

        During the company's fiscal year ended December 31, 2013, UE was not an independent company, and did not have a Compensation Committee or any other committee serving a similar function.

Corporate Governance

Shareholder Recommendations for Trustee Nominees

        UE's bylaws will contain provisions that address the process by which a shareholder may nominate an individual to stand for election to the board of trustees. UE expects that the board of trustees will adopt a policy concerning the evaluation of shareholder recommendations of board candidates by the Corporate Governance and Nominating Committee.

Governance Guidelines

        The board of trustees is expected to adopt a set of Governance Guidelines in connection with the separation to assist the board in guiding UE's governance practices. These practices will be regularly re-evaluated by the Corporate Governance and Nominating Committee in light of changing circumstances in order to continue serving UE's best interests and the best interests of its shareholders.

Communicating with the Board of Trustees

        UE's Governance Guidelines will include procedures by which shareholders and other interested parties may communicate with UE's independent trustees by calling a phone number. A recording of each phone call will be sent to one member of the Audit Committee as well as to a member of management who may respond to any such call if the caller provides a return number.

Trustee Qualification Standards

        UE's Governance Guidelines will provide that the Corporate Governance and Nominating Committee is responsible for recommending to the board a slate of trustees or one or more nominees to fill vacancies occurring between annual meetings of shareholders.

        The process that this committee will use to identify a nominee to serve as a member of the board of trustees will depend on the qualities being sought, but the board should, based on the recommendation of the Corporate Governance and Nominating Committee, select new nominees considering the following criteria: (i) personal qualities and characteristics, accomplishments and reputation in the business community; (ii) current knowledge and contacts in the communities in which UE does business and in UE's industry or other industries relevant to UE's business; (iii) ability and willingness to commit adequate time to board and committee matters; (iv) the fit of the individual's skills and personality with those of other trustees and potential trustees in building a board that is effective, collegial and responsive to the needs of the company; and (v) diversity of viewpoints, experience and other demographics.

        The Corporate Governance and Nominating Committee will consider the criteria described above in the context of an assessment of the perceived needs of the board of trustees as a whole and seek to achieve diversity of occupational and personal backgrounds on the board. The board will be responsible for selecting candidates for election as trustees based on the recommendation of the Corporate Governance and Nominating Committee.

Policies on Business Ethics

        In connection with the separation, UE will adopt a Code of Business Conduct and Ethics (the "code of conduct") that requires all its business activities to be conducted in compliance with laws, regulations, and ethical principles and values. All trustees, officers and employees of UE will be required to read, understand and abide by the requirements of the code of conduct.

        The code of conduct will be accessible on UE's website on the investor relations page. Any amendment to, or waiver from, a provision of the code of conduct may be granted only by UE's counsel. Waivers involving any of the company's executive officers or trustees may be made only by the Corporate Governance and Nominating Committee of UE's board of trustees or by the board of trustees itself, and all waivers granted to executive officers and trustees will be disclosed promptly as required by the rules and regulations of the SEC and the NYSE. UE's general counsel, who will be responsible for overseeing, administering, and monitoring the code of conduct, will report to the chief executive officer with respect to all matters relating to the code of conduct.

Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls, and Auditing Matters

        In accordance with the Sarbanes-Oxley Act of 2002, UE expects that its Audit Committee will adopt procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters and to allow for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters.

Policy on Trustee Attendance at Annual Meetings of Shareholders

        Board members will not be required to attend the annual meeting of shareholders. Instead, the choice of whether or not to attend will be left to each individual trustee.

 COMPENSATION DISCUSSION AND ANALYSIS

        This section presents information concerning compensation arrangements for the persons who we expect will be our named executive officers as of the separation, to the extent that they have been identified. As noted above, UE is currently part of Vornado and not an independent company, and the compensation committee of UE (the "UE Compensation Committee") has not yet been formed. This Compensation Discussion and Analysis describes certain aspects of Vornado's compensation for its named executive officers in 2013 and describes the future compensation philosophy and compensation arrangements that UE expects to have in place following the separation. Vornado's compensation may be relevant to UE because it is anticipated that the elements of UE's initial compensation program for its named executive officers will be similar to the elements of Vornado's compensation program for its named executive officers. However, once the UE Compensation Committee is formed, compensation decisions for UE's named executive officers following the separation will be made by the UE Compensation Committee, and it will review the impact of the separation and all aspects of compensation and make appropriate adjustments, if any.

Named Executive Officers

        The individuals listed below are expected to serve as named executive officers of UE following completion of the separation, with the titles shown below; however, such determination is subject to approval by our board of trustees. We are in the process of identifying additional individuals who will serve as named executive officers following the separation. The individuals listed below, along with the other individuals who will be appointed to serve as named executive officers, are collectively referred to as "our NEOs."

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  Jeffrey Olson—Chief Executive Officer

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  Matthew Iocco—Interim Chief Financial Officer

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  Robert Minutoli—Chief Operating Officer

        Additional information about our expected named executive officers following the separation is set forth in "Management—Executive Officers Following the Separation."

Elements of Vornado Compensation Program

        Vornado's named executive compensation has three primary components: (1) annual base salary; (2) annual incentive awards, which include cash payments and/or awards of equity; and (3) long-term equity incentives, which may include restricted units, stock options and long-term incentive performance unit awards such as those awarded under Vornado's outperformance plan ("OPP").

        The overall levels of compensation and the allocation among these components is determined annually by Vornado's compensation committee based upon an analysis of Vornado's performance during the year and a review of the prevailing competitive market for executive talent in which

Vornado operates. The components of Vornado's compensation program for senior management are described in the chart below:

	Objectives	Key Features
Base Salary	• Provide an appropriate level of fixed compensation that will promote executive retention and recruitment.	• Fixed compensation. • No executive receives in excess of $1,000,000 of salary.
Annual Incentive Awards

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Reward achievement of financial and operating goals for a year based on the compensation committee's quantitative and qualitative assessment of the executive's contributions to that performance.

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Provide that a portion of such award be in the form of unvested equity to further align an executive's interests with that of shareholders.

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Variable, short-term cash compensation and time-based equity awards.

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Funded upon the achievement of a threshold CFFO (defined below) level.

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Aggregate pool capped at 1.25% of CFFO.

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Allocated based on objective and subjective Vornado, business unit and individual performance.

Long Term Equity Incentives:
Annual Restricted Equity Grants

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Align the interests of executives with those of Vornado shareholders.

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Promote the retention of executives with multi-year vesting.

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Provide stable long-term compensation as a balance to a risk-taking approach.

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Equity awards that vest ratably over four years.

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Awards are capped by the awards available to be issued under Vornado's Omnibus Share Plan.

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Senior management receives Restricted Units that require a two-year hold period (regardless of vesting) and a "book-up" event (typically an increase in Share price) to have value.

Performance-Based, Long-Term Incentive Program

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Promote the creation of long-term shareholder value as the awards will only have value if an appropriate TSR is achieved.

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Align the interests of executives with those of Vornado shareholders.

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Promote the retention of executives with multi-year vesting after they are earned.

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Variable, performance-based long-term equity compensation.

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Amount is earned based on a three-year period of absolute and relative TSR performance (as defined below).

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Vests over three years once (and if) they are earned.

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Award capped on value of a fixed number of units and availability under Vornado's Omnibus Share Plan.

2013 Performance Metrics

        For 2013 compensation, among the factors considered, both objectively and subjectively, were the changes in Vornado's and the applicable Vornado division's operating and performance results during the year (Comparable EBITDA, Comparable FFO and FFO) and Vornado's TSR for the year. For these purposes, EBITDA means earnings before interest, taxes, depreciation and amortization, Comparable EBITDA means EBITDA as adjusted to exclude discontinued operations and exclude one-time gains, write-offs and non-real estate related items. FFO means funds from operations as defined by the National Association of Real Estate Investment Trusts (NAREIT). Comparable FFO (or CFFO) means FFO as adjusted to exclude one-time gains, write-offs and non-real estate related items. Each of these metrics is provided in Vornado's regular annual and quarterly reports as well as reconciliations to the most comparable metric presented in GAAP. Although non-GAAP metrics, Vornado uses these metrics in making its compensation decisions because they facilitate meaningful comparisons in operating performance between periods and among Vornado's peers. TSR means Vornado's total shareholder return (including dividends) for a given period.

Nonqualified Deferred Compensation Plans

        Vornado maintains a nonqualified deferred compensation plan (the "VNO Deferred Compensation Plan"), which applies to deferrals on and after January 1, 2005 and is designed to comply with the deferred compensation restrictions of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). Employees having annual compensation of at least $200,000 are eligible to participate in the Plan, provided that they qualify as "accredited investors" under securities laws. Members of Vornado's Board of Trustees are also eligible to participate. To participate, an eligible individual must make an irrevocable election to defer at least $20,000 of his or her compensation (whether cash or equity) per year. Participant deferrals are always fully vested. Vornado may make discretionary credits to these plans on behalf of participants, but as yet has not done so. Deferrals are credited with earnings based on the rate of return of specific security investments or various "benchmark funds" selected by the individual, some of which are based on the performance of Vornado's securities.

        Participants may elect to have their deferrals credited to a "Retirement Account" or a "Fixed Date Account." Retirement Accounts are generally payable following retirement or termination of employment. Fixed Date Accounts are generally payable at a time selected by the participant, which is at least two full calendar years after the year for which deferrals are made. Participants may elect to receive distributions as a lump sum or in the form of annual installments over no more than 10 years. In the event of a change of control of Vornado, all accounts become immediately payable in a lump sum.

Retirement Plans and Perquisites

        Vornado offers a 401(k) Retirement Plan to all of its employees in which Vornado provides matching contributions (up to 75% of the statutory maximum but not more than 7.5% of cash compensation) that vest over five years. Vornado does not have any other retirement plan. Additionally, Vornado provides certain of its named executive officers with certain perquisites, including an allowance for financial counseling and tax preparation services. Additionally, due to the location of Vornado's corporate offices in New York City and the extensive business-related travel requirements of Vornado's named executive officers, Vornado provides certain of its named executive officers with the use of a car and/or driver.

Adjustment of Vornado Equity-Based Incentive Awards In Connection with the Distribution

        Vornado has issued stock options to purchase Vornado common shares, restricted shares, restricted partnership units in Vornado Realty L.P. and OPP partnership units in Vornado Realty L.P. No UE equity awards or UE shares will be issued to holders of Vornado stock options or unvested restricted shares, unvested restricted partnership units or OPP partnership units.

        In connection with the distribution, each outstanding Vornado stock option will remain an option to purchase Vornado common shares subject to the same terms and conditions in effect prior to the distribution; however, the number of options will be increased and the exercise price of each option will be decreased based on the volume-weighted average trading price of a Vornado common share during the 20 trading days following (but not including) the distribution relative to the volume-weighted average trading price of a UE common share over the same period (the "Equity Award Adjustment Factor") so that the aggregate spread and the in-the-money ratio of the stock options remains the same. The options held by employees who are employed by UE after the distribution will vest in connection with the distribution and such options will generally only be exercisable for 60 days after the distribution before they are forfeited in accordance with their terms. In connection with the accelerated vesting of these awards, the unamortized cost of approximately $162,000 will be recognized immediately as compensation expense. In addition, UE employees will receive a one-time cash payment from Vornado equal to the decline in the fair value of outstanding options due to the shorter period in which the UE employee may exercise the option. Based on a $105 Vornado common share price, the aggregate value of the one-time cash payments to UE employees is estimated to be $371,000.

        In connection with the distribution, the number of restricted shares and the number of restricted partnership units in Vornado Realty L.P. will be increased based on the Equity Award Adjustment Factor so that the value of the award remains the same. The unvested restricted shares and unvested restricted incentive partnership units that are held by UE employees will vest upon completion of the distribution. The unamortized cost of these awards of approximately $469,000 will be recognized immediately as compensation expense.

        Upon completion of the distribution, the number of OPP partnership units will be increased so that the value of the award remains the same, and the distribution will be treated as a special dividend for purposes of the OPP performance metrics. For UE employees, service with UE will be treated as service with Vornado for purposes of the service-based vesting conditions applicable to their OPP partnership units.

 UE Compensation Programs Following the Separation

        In connection with the separation, we expect to adopt benefit plans and executive compensation plans and policies. UE's compensation plans and policies are currently being determined and have not been finalized except as noted below.

        The following summarizes the principal components of our compensation plans and policies that have been determined, and that we expect will apply to our NEOs. We also expect that, like Vornado, we will have an executive compensation program that includes three major elements—base salary, annual bonus incentives and long-term equity incentives, such as stock options, restricted stock awards and performance-based equity awards.

Compensation Philosophy

        It is expected that the principal objectives of UE's executive compensation program will be to (1) attract and retain the most talented executives in our industry; (2) motivate executives to achieve corporate performance objectives as well as individual goals; and (3) align the interests of our executives with those of our shareholders.

        We anticipate that, immediately after the separation, UE's compensation philosophy and executive compensation plans and policies will be similar to Vornado's as described above. Following the separation, the UE Compensation Committee will consider and further develop UE's compensation policies, practices and procedures, consistent with UE's business needs and goals.

Employment Agreements

Employment Agreement with Jeffrey Olson

        Vornado entered into an amended and restated employment agreement with Jeffrey Olson, which became effective on September 1, 2014 (as the "Agreement Effective Date") and has an initial term of five years, with automatic one-year renewals thereafter unless either party provides the other party at least 90 days' prior notice of nonrenewal. The employment agreement provides that, prior to the date of the separation, Mr. Olson will assist in running Vornado's retail segment, and after the date of the separation, Mr. Olson will serve as Chairman of UE's board of trustees and Chief Executive Officer of UE.

        The employment agreement provides that, prior to the date of the separation, Mr. Olson will be paid $166,666 per month. After the date of the separation, Mr. Olson will be entitled to an annual base salary of $1,000,000 and a target annual bonus of 100% of annual base salary, paid 50% in cash and 50% in equity awards that vest ratably over four years. The annual bonus paid in respect of fiscal year 2015 will not be less than $1,000,000. Also, after the date of the separation, Mr. Olson will be eligible to receive grants each year while he is employed with UE under UE's long-term incentive compensation plans of options to purchase UE common shares with a grant date Black Scholes value equal to $500,000 that vest 25% on each anniversary of the grant date subject to continued employment. Mr. Olson will be entitled to participate in the 401(k) and welfare and benefit plans that are generally offered to UE senior-level executives or employees after the separation date. Additionally, UE will provide Mr. Olson with a car and driver.

        On the 21st trading day after the separation date, UE will grant Mr. Olson options to purchase $50 million of UE common shares (the "Initial Option Award") based on the volume-weighted average trading price of a UE common share for the 20 trading days following (but not including) the separation date (the "Average UE Price"). The Initial Option Award will vest 25% on each of the third and fourth anniversaries of the grant date and 50% on the fifth anniversary of the grant date subject to continued employment. Additionally, on the 21st trading day following the separation date, UE will grant Mr. Olson a number of fully vested long-term incentive partnership units equal to $5 million divided by the Average UE Price. Shortly after the Agreement Effective Date, Vornado paid Mr. Olson a cash make whole payment equal to $3,156,952 (which is $5 million less the value of certain equity awards Mr. Olson received from his prior employer).

        On any termination of Mr. Olson's employment, Mr. Olson will be entitled to payment of any earned but unpaid base salary and annual bonus and accrued and unpaid vacation pay, and any compensation and benefits due to Mr. Olson under the terms of any other plan or program. On a termination of Mr. Olson's employment by Vornado or UE, as applicable, without cause or by Mr. Olson for good reason, subject to Mr. Olson's execution of a release, Mr. Olson will be entitled to (1) a lump sum payment of the Severance Amount, (2) a Pro Rata Bonus paid at the time bonuses are otherwise paid, (3) the Medical Benefits, (4) vesting of all outstanding unvested equity awards and (5) if the Initial Option Award has not yet been granted, a lump sum Make-Whole Severance Payment. Stock options held by Mr. Olson will remain exercisable for 60 days following termination (or, if earlier, for the remainder of the term of the option). For these purposes:

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  The "Severance Amount" equals two times Mr. Olson's base salary and target annual bonus unless the termination is within three months prior to, in connection with or within two years following a change in control of UE (a "Qualifying CIC Termination"), in which case it will equal three times Mr. Olson's base salary and target annual bonus.

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  The "Pro Rata Bonus" equals a pro rata portion of Mr. Olson's annual bonus for the year of termination based on actual performance or, on a Qualifying CIC Termination, means the greater of that amount and Mr. Olson's target annual bonus.

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  The "Medical Benefits" require UE to provide Mr. Olson medical insurance coverage substantially identical to that provided to other senior executives for three years, subject to applicable law.

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  The "Make-Whole Severance Payment" equals $10,000,000.

        On a termination of Mr. Olson's employment due to death or disability, Mr. Olson will be entitled to vesting of the Initial Option Award.

        Mr. Olson is subject to non-competition and non-solicitation of employees covenants through the one-year anniversary of the date Mr. Olson's employment terminates for any reason.

        In the event that payments or benefits owed to Mr. Olson constitute "parachute payments" within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, such payments or benefits will be reduced to an amount that does not result in the imposition of such excise tax, but only if such reduction results in Mr. Olson receiving a higher net-after-tax amount than he would have absent such reduction.

        "Cause" generally means Mr. Olson's (1) conviction of, or plea of guilty or nolo contendere to, a felony; (2) willful and continued failure to use reasonable best efforts to substantially perform his duties (other than such failure resulting from Mr. Olson's incapacity due to physical or mental illness or after Mr. Olson's notice of termination for good reason) that Mr. Olson fails to remedy to the reasonable satisfaction of UE within 30 days after UE's written notice of such failure; or (3) willful misconduct that is or may reasonably be expected to have a material adverse effect on the reputation or interests of UE.

        Mr. Olson may terminate his employment for "good reason" within 90 days after he has actual knowledge of the occurrence, without his written consent, of one of the following events that has not been cured within 30 days after Mr. Olson's written notice of such event (provided that such notice is given to Vornado or UE, as applicable, within 30 days after Mr. Olson becomes aware of the event): (1) a material reduction in base salary, aggregate annual cash compensation opportunity or the aggregate level of employee benefits; (2) after the separation, a material diminution in Mr. Olson's position, authority, duties or responsibilities; (3) a relocation of Mr. Olson's location of employment to a location outside of Manhattan or outside of 30 miles of Paramus, New Jersey; or (4) Vornado's or UE's material breach of any provision of the employment agreement, including (a) Vornado's failure to complete the separation by June 1, 2015, (b) Mr. Olson not holding the title of Chairman and Chief Executive Officer after the separation, (c) delivery by Vornado or UE of a notice of non-renewal of the employment agreement, (d) after the separation, UE's failure to appoint or elect Mr. Olson to the UE board of trustees or removal of Mr. Olson from the UE board of trustees, (e) a failure of a successor to UE to assume the employment agreement and (f) a material change in Mr. Olson's reporting relationship.

UE 2015 Omnibus Share Plan

        UE intends to adopt the 2015 Omnibus Share Plan (the "2015 Plan") with terms substantially as set forth below. Also included in the discussion below is a brief summary of the principal U.S. federal income tax consequences of the 2015 Plan under the provisions of the Code as currently in effect. The Code and regulations thereunder are subject to change. This summary is not intended to be exhaustive and does not describe, among other things, state, local or foreign income and other tax consequences. The specific tax consequences to a participant will depend upon that participant's individual circumstances.

Purpose

        The purpose of the 2015 Plan is to promote the financial interests of UE by encouraging its employees and the employees of its subsidiaries, including officers (together, the "Employees"), its non-employee trustees and non-employee directors of its subsidiaries (together, the "Non-Employee Trustees"), and certain non-employee advisors and consultants that provide bona fide services to UE or its subsidiaries (together, the "Consultants") to acquire an ownership position in UE, enhancing its ability to attract and retain Employees, Non-Employee Trustees and Consultants of outstanding ability and providing such Employees, Non-Employee Trustees and Consultants with a way to acquire or increase their proprietary interest in UE's success and to further align the interests of Employees, Non-Employee Trustees and Consultants with those of our shareholders.

Overview

        Under the Plan, eligible participants in the Plan may be granted awards of stock options, stock appreciation rights, performance shares, restricted shares, other stock-based awards (including the grant or offer for sale of unrestricted shares and performance stock and performance units settled in UE common shares or cash) and operating partnership units. Awards of performance shares, restricted shares and other stock-based awards may provide the holder with dividends or dividend equivalents and voting rights prior to vesting. Unless otherwise specified in an award agreement, if dividends or dividend equivalents are granted, dividend and dividend equivalents will be paid to the holder at the same time as UE pays dividends to holders of UE common shares but not less than annually. Notwithstanding the foregoing, a holder's right to dividends and dividend equivalent payments in the case of an award that is subject to performance-based conditions will be treated as unvested so long as the performance conditions have not been met, and any such dividend equivalent payments that would otherwise have been paid during the performance period will instead be accumulated and paid within 30 days following the date on which such award is determined by UE to have been earned. These awards include equity awards intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code.

Shares Available for Grant under the Plan

        Subject to adjustment as described below, awards may be granted under the Plan with respect to a maximum of 7,500,000 Share Equivalents (as defined below), which, in accordance with the share counting provisions of the Plan, would result in the issuance of up to a maximum of 7,500,000 UE common shares if all awards granted under the Plan were Full Value Awards (as defined below) and 15,000,000 UE common shares if all of the awards granted under the Plan were Not Full Value Awards (as defined below). "Share Equivalents" are the measuring unit for determining the number of UE common shares that may be subject to awards. UE common shares issued under the 2015 Plan may be authorized and unissued UE common shares or treasury UE common shares.

        The 2015 Plan is commonly referred to as a fungible unit plan. Restricted shares or restricted units or other securities that have a value equivalent to a full Share are referred to as "Full Value Awards." Securities such as options or stock appreciation rights that require the grantee to pay an exercise price or otherwise do not have the full value of a Share due to the deduction of a strike price are referred to as "Not Full Value Awards." When a grant is made under the 2015 Plan, we will reduce the number of Share Equivalents available under the Plan by (1) one Share Equivalent for each Share awarded pursuant to an award that is a Full Value Award and (2) one-half a Share Equivalent for each Share awarded pursuant to an award that is a Not Full Value Award. This means, for instance, if we were to award only restricted shares under the Plan, we could award 7,500,000 restricted shares. On the other hand, if we were to award only options under the Plan, we could award options to purchase 15,000,000 UE common shares (at the applicable exercise price). We also could issue any combination of the foregoing (or of other securities available under the Plan) with the reductions in availability to be made in accordance with the foregoing ratios.

        If any award granted under the 2015 Plan expires or is forfeited, terminated or cancelled, or is paid in cash in lieu of UE common shares, then the UE common shares underlying any such award will again become available for grant under the 2015 Plan in an amount equal to one Share Equivalent for each Share that is subject to a Full Value Award and by one-half Share Equivalent for each Share that is subject to an award that is a Not Full Value Award, in each case, at the time such award expires or is forfeited, terminated or cancelled. Awards that are settled in cash do not affect the number of Share Equivalents available for awards under the Plan.

        The number of Share Equivalents available under the 2015 Plan will be reduced upon the exercise of a stock option or a stock appreciation right by one-half of the gross number of UE common shares for which the award is exercised even if the award is exercised by means of a net-settlement exercise procedure. Awards issued or assumed under the 2015 Plan in connection with any merger, consolidation, acquisition of property or stock, reorganization or similar transaction will not count against the number of Share Equivalents that may be granted under the 2015 Plan.

        No more than 15,000,000 UE common shares (subject to adjustment as described below) may be issued upon the exercise of stock options granted under the 2015 Plan that are intended to be incentive stock options within the meaning of Section 422 of the Code.

Adjustment of and Changes in Shares

        In the event of any change in the outstanding UE common shares by reason of any share dividend or split, reverse split, recapitalization, merger, consolidation, spinoff, combination or exchange of UE common shares or other corporate change, or any distributions to shareholders other than regular cash dividends, the UE Compensation Committee will make such substitution or adjustment, if any, as it deems equitable to the number of Share Equivalents for which awards may be granted under the 2015 Plan or the number or kind of UE common shares or other securities issued or reserved for issuance pursuant to outstanding awards, the individual participant limitations and the number of UE common shares that can be issued through incentive stock options.

Administration

        The 2015 Plan will be administered and interpreted by the UE Compensation Committee. The UE Compensation Committee is authorized to select Employees, Non-Employee Trustees and Consultants to receive awards, determine the type of awards to be made, determine the number of equity-based securities subject to any award and determine the other terms and conditions of such awards. Our Board of Trustees, in its sole discretion, also may grant awards or administer the 2015 Plan.

Eligibility

        All Employees who have demonstrated significant management potential or who have the capacity for contributing in a substantial measure to the successful performance of UE, as determined by the UE Compensation Committee, are eligible to receive awards under the Plan. Non-Employee Trustees and Consultants that provide bona fide services to UE are also eligible to receive awards under the Plan, as determined by the UE Compensation Committee. As such criteria are subjective in nature, UE cannot accurately estimate the number of persons who may be included in the class of Employees or Consultants eligible to receive awards from time to time. Currently, all of our Non-Employee Trustees are eligible to receive awards under the Plan from time to time.

Transfer Restrictions

        Awards are not assignable or transferable except by will or the laws of descent and distribution, and no right or interest of any holder may be subject to any lien, obligation or liability of the holder. The UE Compensation Committee may determine, at the time of grant or thereafter, that an award (other than stock options intended to be incentive stock options within the meaning of Section 422 of the Code) is transferable by a holder to such holder's immediate family members (or trusts, partnerships or limited liability companies established for such immediate family members).

Term; Amendment and Termination

        The 2015 Plan has a term of ten years from the separation date, but any award granted prior to such date, and the UE Compensation Committee's authority to administer the terms of such awards, will remain in effect until the underlying UE common shares are delivered or the award lapses. The 2015 Plan will be effective upon the separation. The UE Compensation Committee may amend or terminate the Plan or any portion of the Plan at any time, except that no amendment may be made without shareholder approval if such amendment (i) would increase the maximum aggregate number of UE common shares that may be issued under the Plan, (ii) would materially modify the requirements for participation in the Plan, (iii) would result in a material increase in the benefits accrued to participants under the Plan, (iv) would reduce the exercise price of outstanding stock options or stock appreciation rights or cancel outstanding stock options or stock appreciation rights in exchange for cash, other awards or stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original stock options or stock appreciation rights or (v) requires shareholder approval to comply with any applicable laws, regulations or rules, including the rules of a securities exchange or self-regulatory agency.

Types of Awards

Stock Options

        Stock options entitle the holder to purchase UE common shares at a per Share price determined by the UE Compensation Committee, which in no event may be less than the fair market value of the UE common shares on the date of grant. Options may be either incentive stock options within the meaning of Section 422 of the Code or non-qualified stock options. Stock options are exercisable for such period as is determined by the UE Compensation Committee, but in no event may options be exercisable after 10 years from the date of grant. The option price for UE common shares purchased upon the exercise of an option must be paid in full at the time of exercise and may be paid in cash, by tender or the withholding of UE common shares, by such other consideration as the UE Compensation Committee deems appropriate or by a combination of cash, UE common shares and such other consideration. The 2015 Plan does not provide for the grant of "reload stock options" (meaning, if a grantee were to pay the applicable exercise in UE common shares already owned, the grantee would automatically be granted a new option in the amount of the surrendered UE common shares).

        Upon the grant or exercise of an incentive stock option, no income will be recognized by the optionee for federal income tax purposes, and UE will not be entitled to any deduction. If the UE common shares acquired upon exercise are not disposed of within the one-year period beginning on the date of the transfer of the UE common shares to the optionee, nor within the two-year period beginning on the date of the grant of the option, any gain or loss realized by the optionee upon the disposition of such UE common shares will be taxed as long-term capital gain or loss. In such event, no deduction will be allowed to UE. If such UE common shares are disposed of within the one-year or two-year periods referred to above, the excess of the fair market value of the UE common shares on the date of exercise (or, if less, the fair market value on the date of disposition) over the exercise price will be taxable as ordinary income to the optionee at the time of disposition, and UE will be entitled to a corresponding deduction. The amount by which the fair market value of the UE common shares at the time of exercise of an incentive stock option exceeds the option price will constitute an item of tax preference that could subject the optionee to the alternative minimum tax. Whether the optionee will be subject to such tax depends on the facts and circumstances applicable to the individual.

        Upon the grant of a non-qualified option, no income will be realized by the optionee, and UE will not be entitled to any deduction. Upon the exercise of such an option, the amount by which the fair market value of the UE common shares at the time of exercise exceeds the exercise price will be taxed as ordinary income to the optionee, and UE will be entitled to a corresponding deduction. This amount of income will be subject to income tax withholding and FICA and FUTA taxes ("employment taxes"). All option grants to Non-Employee Trustees and Consultants are treated as non-qualified options for federal income tax purposes.

Stock Appreciation Rights

        Stock appreciation rights entitle the holder to receive from UE an amount equal to the amount by which the fair market value of a Share on the date of exercise exceeds the grant price. The UE Compensation Committee will establish the grant price, which may not be less than the fair market value of the UE common shares on the date of grant, and the term, which will not be more than 10 years from the date of grant. Stock appreciation rights may be granted in tandem with a stock option or in addition to a stock option or may be freestanding and unrelated to a stock option. The UE Compensation Committee is authorized to determine whether a stock appreciation right will be settled in cash, UE common shares or a combination thereof. Stock appreciation rights settled in cash will not reduce the number of UE common shares issuable under the Plan. Upon the grant of a stock appreciation right, no taxable income will be realized by the holder, and UE will not be entitled to any tax deduction. Upon the exercise of a stock appreciation right, the amount by which the fair market value of the UE common shares at the time of exercise exceeds the grant price will be taxed as ordinary income to the holder, and UE will be entitled to a corresponding deduction. This amount of income will be subject to income tax withholding and employment taxes.

Performance Shares and Restricted Shares

        Performance share awards consist of a grant of actual UE common shares or share units having a value equal to an identical number of UE common shares in amounts determined by the UE Compensation Committee at the time of grant. Performance share awards consisting of actual UE common shares entitle the holder to receive UE common shares in an amount based upon performance conditions of UE over a performance period as determined by the UE Compensation Committee at the time of grant. Such performance share awards may provide the holder with dividends and voting rights prior to vesting. Performance share awards consisting of share units entitle the holder to receive the value of such units in cash, UE common shares or a combination thereof based upon performance conditions and over a performance period as determined by the UE Compensation Committee at the time of grant.

        Restricted share awards consist of a grant of actual UE common shares or share units having a value equal to an identical number of UE common shares. Restricted share awards consisting of actual UE common shares entitle the holder to receive UE common shares. Such restricted share awards may provide the holder with dividends and voting rights prior to vesting. Restricted share awards consisting of share units entitle the holder to receive the value of such units in cash, UE common shares or a combination thereof as determined by the UE Compensation Committee. The employment or other conditions and the length of the period for vesting of restricted share awards are established by the UE Compensation Committee at the time of grant.

        A participant will not be subject to tax upon the grant of actual restricted UE common shares unless such participant makes the election referred to below. Upon lapse of the applicable forfeiture conditions or transfer restrictions (i.e., the vesting date), the participant will recognize ordinary income equal to the fair market value of a UE common share (less any amount such participant may have paid for the shares). This amount of income will be subject to income tax withholding and employment taxes. A participant's basis in the shares received will be equal to the fair market value of UE common shares on the vesting date, and the holding period in those shares begins on the vesting date. If any dividends are paid on the UE common shares prior to the vesting date, they will be includible in a participant's income during the restricted period as additional compensation (and not as dividend income) and will be subject to income tax withholding and employment taxes.

        A participant may elect within 30 days after the date of grant of actual restricted UE common shares to recognize immediately (as ordinary income) the fair market value of those shares (less any amount such participant may have paid for the shares), determined on the date of grant (without regard to the forfeiture conditions and transfer restrictions). Such income will be subject to income tax withholding and employment taxes. This election is made pursuant to Section 83(b) of the Code and the regulations thereunder. If a participant makes this election, the holding period will begin the day after the date of grant, dividends paid on the shares will be subject to the normal rules regarding distributions on stock and no additional income will be recognized by such participant upon the vesting date. However, if a participant forfeits the restricted shares before the vesting date, no deduction or capital loss will be available to that participant (even though the participant previously recognized income with respect to such forfeited shares).

        In the taxable year in which a participant recognizes ordinary income on account of shares awarded to such participant, UE generally will be entitled to a deduction equal to the amount of income recognized by such participant. In the event that the shares are forfeited by such participant after having made the Section 83(b) election referred to above, UE generally will include in its income the amount of its original deduction.

        A participant will not be subject to tax upon the grant of a restricted share unit. Upon vesting of the share unit, the fair market value of the UE common shares covered by the award on the vesting date will be subject to employment taxes. Upon distribution of the shares and/or cash underlying the share unit, a participant will recognize as ordinary income an amount equal to the fair market value (measured on the date of distribution) of the shares and/or cash received. This amount of income will be subject to income tax withholding on the date of distribution. A participant's basis in any shares received will be equal to the fair market value of the shares on the date of distribution, and the holding period in such shares will begin on the day following the date of distribution. Upon distribution of the shares and/or cash underlying the share units, the amount taxable to a participant as ordinary income will generally be deductible by UE.

Other Stock-Based Awards

        Other types of equity-based or equity-related awards, including the grant or offer for sale of unrestricted UE common shares and performance stock and performance units settled in UE common shares or cash, may be granted under such terms and conditions as may be determined by the UE Compensation Committee.

Performance Goals

        The performance goals will be based on one or more of the following business criteria (either separately or in combination) with regard to UE (or a subsidiary, division, other operational unit or administrative department of UE): (i) pre-tax income, (ii) after-tax income, (iii) net income (meaning net income as reflected in UE's financial reports for the applicable period, on an aggregate, diluted and/or per share basis), (iv) operating income, (v) cash flow, (vi) earnings per share, (vii) return on equity, (viii) return on invested capital or assets, (ix) cash and/or funds available for distribution, (x) appreciation in the fair market value of UE common shares, (xi) return on investment, (xii) total return to shareholders, (xiii) net earnings growth, (xiv) stock appreciation (meaning an increase in the price or value of the UE common shares after the date of grant of an award and during the applicable period), (xv) related return ratios, (xvi) increase in revenues, (xvii) net earnings, (xviii) changes (or the absence of changes) in the per share or aggregate market price of the UE common shares, (xix) number of securities sold, (xx) earnings before any one or more of the following items: interest, taxes, depreciation or amortization for the applicable period, as reflected in UE's financial reports for the applicable period, (xxi) total revenue growth (meaning the increase in total revenues after the date of grant of an award and during the applicable period, as reflected in UE's financial reports for the applicable period), (xxii) total shareholder return, (xxiii) funds from operations, as determined and reported by UE in its financial reports and (xxiv) increase in net asset value per UE common share.

        The performance criteria may be based upon the attainment of specified levels of performance under one or more of the measures described above relative to the performance of other real estate investment trusts or the historic performance of UE. To the extent permitted under Section 162(m) of the Code, the UE Compensation Committee may (i) designate additional business criteria on which the performance criteria may be based or provide for objectively determinable adjustments, modifications or amendments or (ii) provide for objectively determinable adjustments, modifications or amendments, in accordance with generally accepted accounting principles or practices, to the performance criteria for one or more of the items of gain, loss, profit or expense determined to be extraordinary or unusual in nature or infrequent in occurrence, related to the disposal of a segment of a business, related to a change in accounting principles, related to discontinued operations that do not qualify as a segment of a business and attributable to the business operations of any acquired entity, as applicable.

        The 2015 Plan establishes a limit on the maximum aggregate number of shares for which any performance-based award may be granted to an Employee in any period of 12 consecutive months of 15,000,000 UE common shares.

        Under the transition rules under Section 162(m) of the Code for subsidiaries that become publicly held corporations (including by spinoff), the compensation we pay to a "covered employee" within the meaning of Section 162(m) will not be subject to the deduction limitations under Section 162(m) prior to the first regularly scheduled meeting of our shareholders that occurs more than 12 months after the separation. After such transition period ends, depending upon how UE structures its compensation and its management functions, compensation UE pays to its named executive officers may not be subject to limitation under Section 162(m) of the Code to the extent such compensation is attributable to services rendered to the operating partnership. In the past, the Internal Revenue Service has issued a series of private letter ruling that indicate that compensation paid by an operating partnership to named executive officers of a REIT that serves as its general partner is not subject to limitation under Section 162(m) of the Internal Revenue Code to the extent such compensation is attributable to services rendered to the operating partnership.

Operating Partnership Units

        Operating partnership unit awards consist of a grant of limited partnership units ("OP Units") of UELP (or any successor entity), the entity through which UE will conduct substantially all its business. OP Units can be granted either as free-standing awards or in tandem with other awards under the Plan and are valued by reference to the value of the UE common shares. The employment conditions, the length of the period for vesting and other applicable conditions and restrictions of OP Unit awards, including computation of financial metrics and/or achievement of pre-established performance goals, are established by the UE Compensation Committee. Such OP Unit awards may provide the holder with dividend-equivalent rights prior to vesting.

        OP Unit awards will be structured to qualify as so-called "profits interests" for federal income tax purposes, meaning that no income will be recognized by the recipient upon grant or vesting, and UE will not be entitled to any deduction. As profits interests, OP Units would not initially have full parity with common limited partnership units with respect to liquidating distributions, but upon the occurrence of specified events could over time achieve such parity and thereby accrete to an economic value equivalent to UE common shares on a one-for-one basis. However, there are circumstances under which such parity would not be reached, in which case the value of an OP Unit award would be reduced. If OP Units are not disposed of within the one-year period beginning on the date of grant of the OP Unit award, any gain (assuming the applicable tax elections are made by the grantee) realized by the recipient upon disposition will be taxed as long-term capital gain.

Vesting

        The UE Compensation Committee will determine the time or times at which awards become vested, unrestricted or may be exercised, subject to the following limitations. Subject to accelerated vesting in the event of an actual change in control or a grantee's retirement, disability or death, (i) no awards of stock options or stock appreciation rights will be exercisable earlier than a date 60 days prior to the first anniversary of the date on which such award is granted, (ii) time-based vesting awards of Full Value Awards will be subject to a minimum three-year vesting period (with no more than one-third of the UE common shares subject thereto vesting earlier than a date 60 days prior to the first anniversary of the date on which such award is granted and on each of the next two anniversaries of such initial vesting date) and (iii) performance-based vesting awards of Full Value Awards will have a performance period that ends no earlier than 60 days prior to the first anniversary of the commencement of the period over which performance is evaluated. Notwithstanding the foregoing, (i) a maximum of 5% of the maximum aggregate number of Share Equivalents available under the Plan in respect of Full Value Awards can be subject to Full Value Awards without regard to the minimum vesting limits in the preceding sentence and (ii) Full Value Awards granted in connection with the separation pursuant to a legally binding right that existed prior to the separation will not be subject to the minimum vesting limits in the preceding sentence and will not be counted against the 5% exception in clause (i) of this sentence.

 CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions

        On an annual basis, each trustee and executive officer will be required to complete a trustee and officer questionnaire which requires disclosure of any transactions with us in which the trustee or officer, or any member of his or her immediate family, has an interest. Pursuant to the Audit Committee charter, the Audit Committee must review and approve or ratify all related person transactions in accordance with the policies of the company in effect from time to time. The Audit Committee's charter will be available on the corporate governance section of UE's website: www.uedge.com. This website will be operational as of January 1, 2015.

Agreements with Vornado

        Following the separation, we and Vornado will operate separately, each as an independent public company. We and Vornado will enter into a Separation Agreement and certain other agreements prior to the separation that will effectuate the separation, provide a framework for our relationship with Vornado after the separation and provide for the allocation between UE and Vornado of Vornado's assets, liabilities and obligations (including its properties, employees and tax-related assets and liabilities) attributable to periods prior to, at and after our separation from Vornado, such as a Transition Services Agreement, a Tax Matters Agreement and an Employee Matters Agreement. The forms of the agreements listed above are filed as exhibits to the registration statement on Form 10 of which this information statement is a part.

        The summaries of each of the agreements listed above are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement. When used in this section, "distribution date" refers to the date on which Vornado distributes its UE common shares to the holders of Vornado common shares and VRLP distributes UE common shares to the holders of its common limited partnership units.

The Separation Agreement

        The following discussion summarizes the material provisions of the Separation and Distribution Agreement that will be entered into between UE and Vornado (which we refer to as the "Separation Agreement"). The Separation Agreement sets forth, among other things, UE's agreements with Vornado regarding the principal transactions necessary to separate UE from Vornado. It also sets forth other agreements that govern certain aspects of UE's relationship with Vornado after the distribution date.

  Transfer of Assets and Assumption of Liabilities

        The Separation Agreement identifies the assets to be transferred, the liabilities to be assumed and the contracts to be assigned to each of UE and Vornado as part of the separation of Vornado into two companies, and it provides for when and how these transfers, assumptions and assignments will occur. In particular, the Separation Agreement provides, among other things, that subject to the terms and conditions contained therein:

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  Certain assets related to the UE business, referred to as the "UE Assets," will be transferred to UE or one of UE's subsidiaries, including:

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  Real property;

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  Contracts (or portions thereof) that relate to the UE business;

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  Equity interests of certain Vornado subsidiaries that hold assets and liabilities related to the UE business;

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    Information related to the UE Assets, the UE Liabilities, or the UE business;

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    Rights and assets expressly allocated to UE or one of UE's subsidiaries pursuant to the terms of the Separation Agreement or certain other agreements entered into in connection with the separation; and

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    Other assets that are included in the UE pro forma balance sheet which appear in the section entitled "Unaudited Pro Forma Combined Financial Statements."

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  Certain liabilities related to the UE business or the UE Assets, referred to as the "UE Liabilities," will be transferred to UE or one of UE's subsidiaries, including:

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  Liabilities arising out of actions, inactions, events, omissions, conditions, facts, or circumstances occurring or existing prior to the completion of the separation to the extent related to the UE business or the UE Assets;

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  Liabilities for claims made by third parties, or trustees, officers, employees, agents of Vornado or UE or their subsidiaries or affiliates against either Vornado or UE or any of their respective subsidiaries to the extent relating to, arising out of, or resulting from the UE business or the UE Assets;

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  Liabilities and obligations expressly allocated to UE or one of UE's subsidiaries pursuant to the terms of the Separation Agreement or certain other agreements entered into in connection with the separation;

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  Liabilities relating to the credit facility or other financing arrangements that UE or its subsidiaries will enter into in connection with the separation;

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  Liabilities relating to litigation that solely or primarily relates to the UE business, the UE Assets, or the UE Liabilities; and

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  Other liabilities that are included in the UE pro forma balance sheet which appear in the section entitled "Unaudited Pro Forma Combined Financial Statements."

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  All of the assets and liabilities (including whether accrued, contingent, or otherwise) other than the UE Assets and UE Liabilities (such assets and liabilities, other than the UE Assets and the UE Liabilities, referred to as the "Vornado Assets" and "Vornado Liabilities," respectively) will be retained by or transferred to Vornado or one of its subsidiaries.

        Except as expressly set forth in the Separation Agreement or any ancillary agreement, neither UE nor Vornado will make any representation or warranty as to the assets, business or liabilities transferred or assumed as part of the separation, as to any approvals or notifications required in connection with the transfers, as to the value of or the freedom from any security interests of any of the assets transferred, as to the absence or presence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either UE or Vornado, or as to the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset or thing of value to be transferred in connection with the separation. All assets will be transferred on an "as is," "where is" basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of all security interests, and that any necessary consents or governmental approvals are not obtained or that any requirements of laws, agreements, security interests, or judgments are not complied with.

        Information in this information statement with respect to the assets and liabilities of the parties following the distribution is presented based on the allocation of such assets and liabilities pursuant to the Separation Agreement, unless the context otherwise requires. The Separation Agreement provides that, in the event that the transfer or assignment of certain assets and liabilities to Vornado or UE, as applicable, does not occur prior to the separation, then until such assets or liabilities are able to be transferred or assigned, Vornado or UE, as applicable, will hold such assets on behalf of and for the benefit of the other party and will pay, perform, and discharge such liabilities, for which the other party will reimburse Vornado or UE, as applicable, for all commercially reasonable payments made in connection with the performance and discharge of such liabilities.

  The Distribution

        The Separation Agreement also governs the rights and obligations of the parties regarding the distribution following the completion of the separation. On the distribution date, Vornado will distribute to its shareholders that hold Vornado common shares as of the close of business on the record date all of its UE common shares on a pro rata basis. Immediately prior to such distribution by Vornado, VRLP will distribute to the holders of its common limited partnership units as of the close of business on the record date all of the issued and outstanding UE common shares on a pro rata basis. Common shareholders and common limited partners will receive cash in lieu of any fractional shares.

  Conditions to the Distribution

        The Separation Agreement provides that the distribution is subject to the satisfaction (or waiver by Vornado) of certain conditions. These conditions are described under "The Separation—Conditions to the Distribution." Vornado has the sole and absolute discretion to determine (and change) the terms of, and to determine whether to proceed with, the distribution by each of Vornado and VRLP and, to the extent it determines to so proceed, to determine the record date, the distribution date and the distribution ratio for the distribution by each of Vornado and VRLP.

  Claims

        In general, each party to the Separation Agreement will assume liability for all pending, threatened and unasserted legal matters related to its own business or its assumed or retained liabilities and will indemnify the other party for any liability to the extent arising out of or resulting from such assumed or retained legal matters.

  Releases

        The Separation Agreement provides that UE and its affiliates will release and discharge Vornado and its affiliates from all liabilities assumed by UE as part of the separation, from all acts and events occurring or failing to occur, and all conditions existing, on or before the distribution date relating to UE's business, and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the Separation Agreement. Vornado and its affiliates will release and discharge UE and its affiliates from all liabilities retained by Vornado and its affiliates as part of the separation and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the Separation Agreement.

        These releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation, which agreements include, but are not limited to, the Separation Agreement, Transition Services Agreement, Tax Matters Agreement, Employee Matters Agreement, and certain other agreements executed in connection with the separation.

  Indemnification

        Pursuant to the Separation Agreement, UE will indemnify, defend and hold harmless Vornado, each of its affiliates and each of their respective trustees, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

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  The UE Liabilities;

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  The failure of UE or any of its subsidiaries to pay, perform or otherwise promptly discharge any of the UE Liabilities, in accordance with their respective terms, whether prior to, at or after the distribution;

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  The conduct of any business, operation or activity by UE or any of its affiliates from and after the distribution;

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  Any breach by UE or any of its subsidiaries of the Separation Agreement or any of the ancillary agreements; and

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  Any untrue statement or alleged untrue statement of a material fact in the registration statement or this information statement or omission or alleged omission to state a material fact required to be stated therein or herein or necessary to make the statements therein or herein not misleading, other than statements or omissions for which Vornado will indemnify UE as described below.

        Vornado will indemnify, defend and hold harmless UE, each of its affiliates and each of its respective trustees, officers and employees from and against all liabilities relating to, arising out of or resulting from:

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  The Vornado Liabilities;

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  The failure of Vornado or any of its subsidiaries, other than UE, to pay, perform or otherwise promptly discharge any of the Vornado Liabilities, in accordance with their respective terms whether prior to, at or after the distribution;

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  The conduct of any business, operation or activity by Vornado or any of its affiliates from and after the distribution (other than the conduct of business, operations or activities for the benefit of UE pursuant to an ancillary agreement);

  •
  Any breach by Vornado or any of its subsidiaries, other than UE, of the Separation Agreement or any of the ancillary agreements; and

  •
  Any untrue statement or alleged untrue statement of a material fact in the registration statement or this information statement or omission or alleged omission to state a material fact required to be stated therein or herein or necessary to make the statements therein or herein not misleading, in each case to the extent relating to Vornado and its subsidiaries (other than UE and the entities that will be its subsidiaries after the separation and distribution).

        The Separation Agreement also establishes procedures with respect to claims subject to indemnification and related matters.

  Legal Matters

        Subject to certain specified exceptions, each party to the Separation Agreement will assume the liability for, and control of, all pending and threatened legal matters related to its own business, as well as assumed or retained liabilities, and will indemnify the other party for any liability arising out of or resulting from such assumed legal matters.

  Insurance

        The Separation Agreement provides for the allocation between the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the "Insurance Termination Date" (June 30, 2015 or such earlier date, on or following the distribution date, as of which the Vornado insurance coverage ceases to apply to UE's business) and sets forth procedures for the administration of insured claims. In addition, the Separation Agreement allocates between the parties the right to proceeds and the obligation to incur certain deductibles under certain insurance policies.

  Further Assurances

        In addition to the actions specifically provided for in the Separation Agreement, except as otherwise set forth therein or in any ancillary agreement, both UE and Vornado agree in the Separation Agreement to use commercially reasonable efforts, prior to, on and after the distribution date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the Separation Agreement and the ancillary agreements.

  Dispute Resolution

        The Separation Agreement contains provisions that govern, except as otherwise provided in any ancillary agreement, the resolution of disputes, controversies or claims that may arise between UE and Vornado related to the separation or distribution. These provisions contemplate that efforts will be made to resolve disputes, controversies and claims by escalation of the matter to senior management or other mutually agreed representatives of UE and Vornado. If such efforts are not successful, either UE or Vornado may submit the dispute, controversy or claim to binding alternative dispute resolution, subject to the provisions of the Separation Agreement.

  Expenses

        Except as expressly set forth in the Separation Agreement or in any ancillary agreement, each of Vornado, VRLP and UE will be responsible for paying its own costs and expenses incurred in connection with the separation and distribution by each of Vornado and VRLP, whether before or after the distribution date, including costs and expenses relating to legal and tax counsel, financial advisors and accounting advisory work related to the separation and distribution by each of Vornado and VRLP.

  Other Matters

        Other matters governed by the Separation Agreement include access to financial and other information, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

  Termination

        The Separation Agreement provides that it may be terminated and the separation may be modified or abandoned at any time prior to the distribution date in the sole discretion of Vornado without the approval of any person, including UE's shareholders or Vornado's shareholders. In the event of a termination of the Separation Agreement, no party, nor any of its trustees, officers, or employees, will have any liability of any kind to the other party or any other person. After the distribution date, the Separation Agreement may not be terminated except by an agreement in writing signed by both Vornado and UE.

  Amendments

        No provision of the Separation Agreement may be amended or modified except by a written instrument signed by both Vornado and UE.

Transition Services Agreement

        We and Vornado will enter into a Transition Services Agreement prior to the distribution pursuant to which Vornado and its subsidiaries will provide various corporate support services to us on an interim, transitional basis. The services to be provided to us will include initially treasury management, human resources, information technology, tax, financial reporting, SEC compliance and insurance, and possibly other matters. The costs of the services to be provided to us are estimated to be approximately $3.4 million annually and are expected to diminish over time as UE fills vacant positions and builds its own infrastructure. We believe that the terms are comparable to those that would have been negotiated on an arm's-length basis.

        The Transition Services Agreement will terminate on the expiration of the term of the last service provided under it, which will generally be up to two years following the distribution date. Either party may terminate the agreement upon a change-in-control of the other party and UE, as the recipient for a particular service, generally can terminate that service prior to the scheduled expiration date.

        UE anticipates that it will generally be in a position to complete the transition away from the services provided under the Transition Services Agreement on or before two years following the distribution date.

        Subject to certain exceptions, the liability of each party under the Transition Services Agreement will generally be limited to the aggregate fees paid pursuant to the Transition Services Agreement during the 12-month period immediately preceding the applicable claim for losses or damages. The Transition Services Agreement will also provide that the provider of a service shall not be liable to the recipient of such service for any special, indirect, incidental, consequential or punitive damages.

Tax Matters Agreement

        UE and Vornado will enter into a Tax Matters Agreement prior to the distribution which will generally govern Vornado's and UE's respective rights, responsibilities and obligations after the distribution with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the distribution and certain related transactions to qualify as tax-free for U.S. federal income tax purposes), tax attributes, tax returns, tax elections, tax contests and certain other tax matters.

        In addition, the Tax Matters Agreement will impose certain restrictions on UE and its subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) that will be designed to preserve the tax-free status of the distribution and certain related transactions. The Tax Matters Agreement will provide special rules that allocate tax liabilities in the event the distribution, together with certain related transactions, is not tax-free. In general, under the Tax Matters Agreement, each party is expected to be responsible for any taxes imposed on Vornado or UE that arise from the failure of the distribution, together with certain related transactions, to qualify as a tax-free transaction for U.S. federal income tax purposes under Sections 351, 355 and 731 of the Code, to the extent that the failure to so qualify is attributable to actions, events or transactions relating to such party's respective shares, assets or business, or a breach of the relevant representations or covenants made by that party in the Tax Matters Agreement.

Employee Matters Agreement

        UE and Vornado will enter into an Employee Matters Agreement in connection with the separation to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs, and other related matters.

        The Employee Matters Agreement will govern Vornado's and UE's compensation and employee benefit obligations relating to current and former employees of each company, and generally will allocate liabilities and responsibilities relating to employee compensation and benefit plans and programs. The Employee Matters Agreement will provide that, no later than the date of the distribution, UE's active employees generally will no longer participate in compensation and benefit plans and programs sponsored or maintained by Vornado and will commence participation in UE's compensation and benefit plans and programs, which initially are expected to be similar to the existing Vornado benefit plans. In addition, the Employee Matters Agreement will provide that, unless otherwise specified, Vornado will be responsible for liabilities associated with employees who will be employed by Vornado following the separation and former Vornado employees, and UE will be responsible for liabilities associated with employees who will be employed by UE following the separation.

        The Employee Matters Agreement also will set forth the general principles relating to employee matters, including with respect to the assignment of employees, the assumption and retention of liabilities and related assets, workers' compensation, leaves of absence, employee service credit, the sharing of employee information and the duplication or acceleration of benefits.

Leases of Office Space from Vornado

        UE will enter into a lease with Vornado prior to the distribution, pursuant to which UE will lease office space at 210 Route 4 East, Paramus, New Jersey, 07652, Vornado's administrative headquarters. UE will also enter into a lease with Vornado pursuant to which UE will lease office space at 888 Seventh Avenue, New York, New York, 10019, Vornado's executive headquarters. Rent payments will generally be adjusted each year of each lease to reflect increases or decreases in operating and maintenance expenses and other factors.

Property Management and Leasing Services

        We will provide certain services to Vornado on terms and conditions set forth in property management and leasing services agreements to be entered into by Vornado and us. The services to be provided to Vornado will include initially property management and leasing services and possibly other matters in connection with Vornado's Springfield Town Center and 22 retail assets which Vornado plans to sell; management and leasing of Alexander's Inc. (32.4% owned by Vornado) non-Manhattan retail properties; and the management of certain assets of Interstate Properties. The income from these services is estimated to be $3.2 million on an annual basis and will diminish over time as Vornado sells properties. We believe that the terms are comparable to those that would have been negotiated on an arm's-length basis.

Ownership of a Portion of UELP by VRLP

        Immediately following the separation, VRLP will own approximately 5.4% of the outstanding common limited partnership units of UELP For a discussion of the limited partnership agreement of UELP, please see "Partnership Agreement."

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Before the separation, all of the outstanding UE common shares will be owned beneficially and of record by VRLP. Following the distribution by each of Vornado and VRLP, UE expects to have outstanding an aggregate of approximately 99,234,932 common shares based upon approximately 187,883,573 common shares of Vornado and 10,586,292 common limited partnership units of VRLP not held by Vornado outstanding on December 22, 2014 and a distribution ratio of one UE common share for every two Vornado common shares in the distribution by Vornado and one UE common share for every two common limited partnership units of VRLP in the distribution by VRLP.

Security Ownership of Certain Beneficial Owners

        The following table reports the number of UE common shares beneficially owned, immediately following the completion of the separation, calculated as if the record date for the distribution was December 22, 2014, based upon the distribution of one UE common share for every two Vornado common shares, for purposes of the distribution by Vornado to its common shareholders, and one UE common share for every two common limited partnership units of VRLP, for purposes of the distribution by VRLP to its holders of common limited partnership units, by the holders listed below (directly or indirectly), all of whom would beneficially own more than 5% of UE's outstanding common shares. Unless otherwise indicated in the footnotes, shares are owned directly and the indicated person has sole voting and investment power.

	Shares(1)
Name and Address	Number of Shares	%
The Vanguard Group, Inc.(2) 100 Vanguard Boulevard Malvern, PA 19355	10,068,643	10.15%
Cohen & Steers, Inc.(3) 280 Park Avenue, 10th Floor New York, NY 10017	8,772,980	8.84%
BlackRock Inc.(4) 40 East 52nd Street New York, NY 10022	7,140,568	7.20%
Vanguard Specialized Funds—Vanguard REIT Index Fund(5) 100 Vanguard Boulevard Malvern, PA 19355	5,688,993	5.73%
Vornado Realty L.P.(6) 888 Seventh Avenue New York, NY 10019	—	—

(1)
Based on the number of Vornado common shares and VRLP common limited partnership units entitled to receive shares of UE in the distribution by each of Vornado and VRLP as of December 22, 2014.

(2)
Based on holdings of Vornado common shares and VRLP common limited partnership units as reported on an amendment to Schedule 13G filed on February 12, 2014.

(3)
Based on holdings of Vornado common shares and VRLP common limited partnership units as reported on an amendment to Schedule 13G filed on February 14, 2014.

(4)
Based on holdings of Vornado common shares and VRLP common limited partnership units as reported on an amendment to Schedule 13G filed on January 31, 2014.

(5)
Based on holdings of Vornado common shares and VRLP common limited partnership units as reported on an amendment to Schedule 13G filed on February 4, 2014.

(6)
Immediately following the completion of the separation, VRLP will own approximately 5.4% of the common limited partnership units of UELP. At any time after one year from the date of their issuance, such partnership units are redeemable for UE common shares on a one-for-one basis, which would represent approximately 5.4% of the outstanding UE common shares.

Security Ownership of Trustees and Executive Officers

        The following table sets forth information, immediately following the completion of the separation calculated as of December 22, 2014, based upon the distribution of one UE common share for every two Vornado common shares, for purposes of the distribution by Vornado to its common shareholders, and one UE common share for every two common limited partnership units of VRLP, for purposes of the distribution by VRLP to its holders of common limited partnership units, regarding (1) each expected trustee and officer of UE and (2) all of UE's expected trustees and officers as a group. Unless otherwise indicated in the footnotes to the table, shares are owned directly and the indicated person has sole voting and investment power.

	Shares Beneficially Owned(1)
Name	Number	Percent
Michael Gould	—	—
Steven H. Grapstein	—	—
Steven Guttman	—	—
Matthew Iocco	1,161	*
Amy B. Lane	—	—
Robert Minutoli	7,027	*
Jeffrey S. Olson(2)	—	—
Kevin O'Shea	—	—
Steven Roth(3)(4)	4,380,746	4.41%
All trustees and executive officers as a group (12 people)	4,389,349	4.42%

*
Less than 1%.

(1)
Based on the number of Vornado common shares and VRLP common limited partnership units entitled to receive shares of UE in the distribution by each of Vornado and VRLP as of December 22, 2014.

(2)
Pursuant to Mr. Olson's employment agreement, on the 21st trading day following the distribution by each of Vornado and VRLP, Mr. Olson will be awarded $5 million worth of UELP common limited partnership units. These common limited partnership units will be redeemable for cash equal to the fair market value, at the time of redemption, of one UE common share for each UELP common limited partnership unit redeemed or, at UE's option, cash or one UE common share for each UE common limited partnership unit tendered, subject to customary anti-dilution provisions. The number of UELP units that Mr. Olson will receive will be based on the volume-weighted average trading price of a UE common share for the 20 trading days following (but not including) the separation date.

(3)
Interstate Properties, a partnership of which Mr. Roth is one of the three general partners, owns 5,603,548 Vornado common shares, and will therefore receive 2,801,774 UE common shares in the distribution by Vornado. These common shares are included in the total common shares and the percentage of common shares beneficially owned for Mr. Roth. Mr. Roth shares voting power and investment power with respect to these common shares with the two other general partners.

(4)
Includes 1,936 UE common shares that will be owned by the Daryl and Steven Roth Foundation over which Mr. Roth holds sole voting power and sole investment power. Does not include 18,649 UE common shares which will be owned by Mr. Roth's spouse, as to which Mr. Roth disclaims any beneficial interest.

 THE SEPARATION

Background

        On April 11, 2014, Vornado announced that it intended to separate its shopping center business, consisting of 79 strip centers, three malls and a warehouse park adjacent to our East Hanover strip center, from Vornado's other businesses. The separation will be effectuated by means of a pro rata distribution by Vornado to its common shareholders of all UE common shares held by Vornado. UE was formed as a subsidiary of VRLP to hold the assets and liabilities associated with Vornado's shopping center business. Immediately prior to such distribution by Vornado, VRLP will distribute pro rata all outstanding UE common shares to holders of VRLP's common limited partnership units, consisting of Vornado and the other common limited partners of VRLP. On December 18, 2014, the board of trustees of Vornado declared the distribution of all UE common shares to be received by Vornado in the distribution by VRLP on the basis of one UE common share for every two Vornado common shares held of record as of the close of business on January 7, 2015, which is the record date for the distribution by each of Vornado and VRLP (the "record date"). On the same date, VRLP declared the distribution of all of the outstanding UE common shares to Vornado and the other holders of common limited partnership units of VRLP on the basis of one UE common share for every two common limited partnership units of VRLP held of record as of the close of business on the record date. Following the distribution by each of Vornado and VRLP, Vornado and UE will be two independent, publicly held companies.

        On January 15, 2015, the distribution date, each Vornado common shareholder will receive from Vornado one UE common share for every two Vornado common shares held at the close of business on the record date. Immediately prior to such distribution by Vornado, each holder of common limited partnership units of VRLP will receive one UE common share for every two common limited partnership units held at the close of business on the record date. Vornado common shareholders and VRLP common limited partners (other than Vornado) will receive cash in lieu of any fractional UE common shares that they would have received after application of this ratio. You will not be required to make any payment, surrender or exchange your Vornado common shares or VRLP common limited partnership units or take any other action to receive your UE common shares in the distribution. The distribution of UE common shares as described in this information statement is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, please refer to this section under "—Conditions to the Distribution."

Reasons for the Separation

        The Vornado board of trustees believes that separating the UE business and assets from the remainder of Vornado's businesses and assets is in the best interests of Vornado for a number of reasons, including the following:

  •
  Create two separate, focused companies executing distinct business strategies.  In addition to shopping centers, Vornado has historically invested in office properties in New York City and Washington, D.C. and Manhattan street retail properties. As a result, Vornado's investors have had exposure to a diversified portfolio across several different real estate property categories. By separating its strip centers and malls into a focused shopping center company, investors will have the opportunity to invest into two separate platforms with dedicated and focused management teams. After the separation, Vornado does not intend to continue to operate within the retail strip center and mall sector, allowing it to focus on its office properties in New York City and Washington, D.C. and its Manhattan street retail properties. At the time of the separation, Vornado will retain, for disposition in the near term, 22 retail assets which do not fit UE's strategy, and the Springfield Town Center, which is under contract for disposition.

  •
  Allow Vornado's management to focus on its retained segments, while enabling our dedicated management to focus on UE's strip centers and malls.  The separation of the UE portfolio will enable Vornado's management to focus on its New York City and Washington, D.C. portfolios, which constitute the company's two largest business segments. Similarly, the separation of the UE portfolio will allow our dedicated management to focus on creating value in the existing portfolio through leasing, remerchandising and redevelopment as well as potentially pursuing attractive acquisitions and new development opportunities. Dedicated and experienced management will allow us to expand our size, revenues, and investor appeal.

  •
  Increase the attractiveness of Vornado's and UE's equity to investors.  Vornado typically attracts investors primarily interested in office properties in New York City and Washington, D.C. and Manhattan street retail properties given that these assets dominate its portfolio. As a stand-alone company, we will be focused on strip centers and malls, making us an attractive investment opportunity for REIT investors looking for exposure to these asset classes. We will also benefit from having the ability to use our shares as acquisition currency, which will improve our competitive positioning as we grow. After the separation, Vornado will be a platform focused on New York City and Washington, D.C. office and Manhattan street retail. The ability to provide investors with two distinct investment vehicles with distinct strategies may enhance both companies' attractiveness to investor bases that are targeting each specific asset class.

  •
  Allow Vornado and UE to more effectively attract and retain management and key employees.  Equity compensation is more effective as a motivational tool if it relates to the economic performance of the business that is the employee's particular area of responsibility and is not affected by unrelated businesses. As part of Vornado, the strip center and mall employees were compensated with equity that was significantly affected by the performance of Vornado's New York City and Washington, D.C. office and Manhattan street retail properties and by its other real estate and related investments. After the separation, equity compensation awarded to our employees will be affected only by the economic performance of our retail assets, thereby making it more effective in motivating, attracting and retaining key employees.

  •
  Separate two non-synergistic businesses.  The retail strip center and mall business is fundamentally different from Vornado's New York City and Washington, D.C. operations in terms of tenant bases, geography asset management and leasing skills. There are limited synergies arising from exposure to both asset classes.

        Vornado's board of trustees also considered a number of potentially negative factors in evaluating the separation, including the following:

  •
  Increased significance of certain costs and liabilities.  Certain costs and liabilities that were less significant to Vornado as a whole will be more significant for UE and Vornado as stand-alone companies and each of Vornado and UE will separately bear certain costs, such as, for example, the costs associated with being public companies.

  •
  One-time costs of the separation.  UE will incur costs in connection with the transition to being a stand-alone public company that may include accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring key senior management personnel new to UE, costs related to establishing a new brand identity in the marketplace, and costs to separate information systems.

  •
  Inability to realize anticipated benefits of the separation.  UE may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others: (i) following the separation, UE may be more susceptible to market fluctuations and other adverse events than if it were still a part of Vornado; and (ii) following the separation, Vornado's business will be less diversified than Vornado's business prior to the separation.

  •
  Initial pressure of UE trading prices.  UE shares may come under initial selling pressure if certain Vornado shareholders determine to sell shares in UE. In addition, the market may take time to distinguish UE from other public shopping center REITs.

  •
  Disruptions to the business as a result of the separation.  The energy and focus required to complete the separation could require substantial time and attention from the management teams of Vornado and UE, thereby distracting them from the management and operations of their respective businesses.

        Vornado's board of trustees concluded that the potential benefits of the separation outweighed these factors. For more information, please refer to the section entitled "Risk Factors" included elsewhere in this information statement.

Restructuring Prior to UE's Distribution

        Prior to or concurrently with the separation and distribution, Vornado will engage in certain restructuring transactions that are designed to consolidate the ownership of a portfolio of interests in the strip centers and malls currently owned directly or indirectly by VRLP into UE, facilitate the separation and distribution and provide us with our initial capital.

        In connection with the separation and distribution of UE common shares by each of Vornado and VRLP, the following transactions have occurred or are expected to occur concurrently with or prior to completion of the separation and distribution by each of Vornado and VRLP:

  •
  Urban Edge Properties was formed as a Maryland real estate investment trust on June 18, 2014.

  •
  Our operating partnership, which we refer to as UELP, was formed as a Delaware limited partnership on July 11, 2014.

  •
  Pursuant to the terms of the Separation Agreement, the interests in certain of our properties (including interests in entities holding properties) currently held directly or indirectly by VRLP will be contributed or otherwise transferred to UE in exchange for 100% of our outstanding common shares.

  •
  Pursuant to the terms of the Contribution Agreement, the interests in the remainder of our properties (including interests in entities holding properties) currently held directly or indirectly by VRLP will be contributed or otherwise transferred to UELP in exchange for approximately 5.4% of UELP's outstanding common limited partnership units.

  •
  In connection with the contribution or other transfer of properties described above, it is expected that UE or certain entities that will be our subsidiaries after the separation will assume a certain amount of existing secured property-level indebtedness related to certain of our properties. As of September 30, 2014, the portfolio had approximately $1.292 billion of total combined debt outstanding. To provide additional liquidity following the separation, we are arranging a revolving credit facility under which, upon completion of the separation and distribution and subject to the satisfaction of customary conditions, we expect to have significant borrowing capacity. We do not expect to have any outstanding borrowings under the revolving credit facility upon the completion of the separation.

  •
  VRLP's Retail employees will become employees of UE.

  •
  Pursuant to the Separation Agreement, VRLP will distribute 100% of our outstanding common shares to Vornado and the other common limited partners of VRLP pro rata with respect to their ownership of common limited partnership units in VRLP as of the record date.

  •
  Pursuant to the Separation Agreement, Vornado will distribute all of our common shares it receives from VRLP to Vornado common shareholders as of the record date on a pro rata basis.

  •
  In addition to the Separation Agreement, we will enter into a Transition Services Agreement, a Tax Matters Agreement and an Employee Matters Agreement.

        Immediately following the separation and distribution of UE common shares by each of Vornado and VRLP, UE will contribute its interest in the properties it receives from VRLP to UE's operating partnership, UELP.

        In general, we intend to own our properties and conduct substantially all of our business through our operating partnership and its subsidiaries.

When and How You Will Receive the Distribution

        With the assistance of American Stock Transfer & Trust Company, LLC, Vornado expects to distribute UE common shares on January 15, 2015, the distribution date, to the holders of Vornado common shares as of the close of business on the record date. Immediately prior to such distribution by Vornado, VRLP will distribute UE common shares to all holders of outstanding VRLP common limited partnership units as of the close of business on January 7, 2015, the record date for the distribution by each of Vornado and VRLP. As a result, Vornado will receive approximately 94% of outstanding UE common shares and the other common limited partners of VRLP will receive approximately 6%. American Stock Transfer & Trust Company, LLC, which currently serves as the transfer agent and registrar for Vornado's common shares, will serve as the settlement and distribution agent in connection with the distribution by each of Vornado and VRLP and the transfer agent and registrar for UE common shares.

        If you own Vornado common shares as of the close of business on the record date, UE common shares that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to you in direct registration form or to your bank or brokerage firm on your behalf. If you are a registered holder, American Stock Transfer & Trust Company, LLC will then mail you a direct registration account statement that reflects your UE common shares. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. Direct registration form refers to a method of recording share ownership when no physical share certificates are issued to shareholders, as is the case in this distribution. If you sell Vornado common shares in the "regular-way" market up to and including the distribution date, you will be selling your right to receive UE common shares in the distribution.

        Commencing on or shortly after the distribution date, if you hold physical share certificates that evidence your Vornado common shares and you are the registered holder of the shares evidenced by those certificates, the distribution agent will mail to you an account statement that indicates the number of shares of UE common shares that have been registered in book-entry form in your name.

        Most Vornado shareholders hold their common shares through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in "street name" and ownership would be recorded on the bank or brokerage firm's books. If you hold your Vornado common shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the UE common shares that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in "street name," please contact your bank or brokerage firm.

        If you own VRLP common limited partnership units as of the close of business on the record date, UE common shares that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to you in direct registration form. American Stock Transfer & Trust Company, LLC will then mail you a direct registration account statement that reflects your UE common shares. Direct registration form refers to a method of recording share ownership when no physical share certificates are issued to shareholders, as is the case in this distribution.

Transferability of Shares You Receive

        UE common shares distributed to holders in connection with the distribution will be transferable without registration under the U.S. Securities Act of 1933, as amended, or the Securities Act, except for shares received by persons who may be deemed to be UE affiliates. Persons who may be deemed to be UE affiliates after the distribution generally include individuals or entities that control, are controlled by, or are under common control with UE, which may include certain UE executive officers, trustees or principal shareholders. Securities held by UE affiliates will be subject to resale restrictions under the Securities Act. UE affiliates will be permitted to sell UE common shares only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Rule 144 under the Securities Act. UE common shares are subject to certain restrictions on transferability designed to protect UE's REIT qualification. Please refer to "Description of Shares of Beneficial Interest—Common Shares—Restrictions on Ownership of Common Shares."

The Number of UE Common Shares You Will Receive

        For every two Vornado common shares that you own at the close of business on January 7, 2015, the record date for the distribution by each of Vornado and VRLP, you will receive one UE common share on the distribution date. For every two VRLP common limited partnership units that you own at the close of business on the record date, you will receive one UE common share on the distribution date. Neither Vornado nor VRLP will distribute any fractional UE common shares to their common shareholders or common limited partners. Instead, if you are a registered holder, American Stock Transfer & Trust Company, LLC will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices following the distribution and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the distribution. The transfer agent, in its sole discretion, without any influence by Vornado or UE, will determine when, how, through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the transfer agent will not be an affiliate of either Vornado or UE. Neither UE nor Vornado will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

        The aggregate net cash proceeds of these sales will be taxable for U.S. federal income tax purposes. Please refer to "The Separation—Material U.S. Federal Income Tax Consequences of the Distribution to U.S. Holders of Vornado Common Shares" and "—Material U.S. Federal Income Tax Consequences of the Distribution to U.S. Holders of VRLP Common Limited Partnership Units" for an explanation of the material U.S. federal income tax consequences of the distribution. If you hold physical certificates for Vornado common shares and are the registered holder, you will receive a check from the distribution agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sales. UE estimates that it will take approximately two weeks from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold your Vornado common shares through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds.

Results of the Distribution

        After its separation from Vornado, UE will be an independent, publicly traded company. The actual number of shares to be distributed will be determined at the close of business on January 7, 2015, the record date for the distribution by each of Vornado and VRLP. The UE common shares distributed by Vornado to holders of its common shares will reflect any exercise of Vornado options between the date Vornado declares the distribution and the record date for the distribution. The distribution will not affect the number of outstanding Vornado common shares or VRLP common limited partnership units or any rights of Vornado shareholders or VRLP limited partners. Neither Vornado nor VRLP will distribute any fractional UE common shares.

        We will enter into a Separation Agreement and certain other agreements with Vornado before the distribution by each of Vornado and VRLP to effect the separation and provide a framework for UE's relationship with Vornado after the separation. These agreements will provide for the allocation between Vornado and UE of Vornado's assets, liabilities and obligations (including its properties, employees and tax-related assets and liabilities) attributable to periods prior to our separation from Vornado and will govern the relationship between Vornado and UE after the separation. For a more detailed description of these agreements, please refer to "Certain Relationships and Related Person Transactions."

Market for UE Common Shares

        There is currently no public trading market for UE common shares. UE has applied to list its common shares on the New York Stock Exchange under the symbol "UE". UE has not and will not set the initial price of its common shares. The initial price will be established by the public markets.

        UE cannot predict the price at which its common shares will trade after the distribution. In fact, the combined trading prices, after the separation, of the UE common shares that each Vornado common shareholder will receive in the distribution and the Vornado common shares held at the record date may not equal the "regular-way" trading price of a Vornado common share immediately prior to the separation. The price at which UE common shares trade may fluctuate significantly, particularly until an orderly public market develops. Trading prices for UE common shares will be determined in the public markets and may be influenced by many factors. Please refer to "Risk Factors—Risks Related to Our Common Shares."

Trading Between the Record Date and Distribution Date

        Beginning on or shortly before the record date and continuing up to and including through the distribution date, Vornado expects that there will be two markets in Vornado common shares: a "regular-way" market and an "ex-distribution" market. Vornado common shares that trade on the "regular-way" market will trade with an entitlement to UE common shares distributed pursuant to the separation. Vornado common shares that trade on the "ex-distribution" market will trade without an entitlement to UE common shares distributed pursuant to the separation. Therefore, if you sell Vornado common shares in the "regular-way" market up to and including through the distribution date, you will be selling your right to receive UE common shares in the distribution. If you own Vornado common shares at the close of business on the record date and sell those shares on the "ex-distribution" market up to and including through the distribution date, you will receive the UE common shares that you are entitled to receive pursuant to your ownership as of the record date of the Vornado common shares.

        Furthermore, beginning on or shortly before the record date and continuing up to and including the distribution date, UE expects that there will be a "when-issued" market in its common shares. "When-issued" trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The "when-issued" trading market will be a market for UE common shares that will be distributed to holders of Vornado common shares and holders of common limited partnership units of VRLP on the distribution date. If you owned Vornado common shares at the close of business on the record date, you would be entitled to UE common shares distributed pursuant to the distribution. You may trade this entitlement to UE common shares, without the Vornado common shares you own, on the "when-issued" market. On the first trading day following the distribution date,

"when-issued" trading with respect to UE common shares will end, and "regular-way" trading will begin.

Conditions to the Distribution

        UE has announced that the distribution will be effective at 12:01 a.m. Eastern time, on January 15, 2015, which is the distribution date, provided that the following conditions shall have been satisfied (or waived by Vornado in its sole discretion):

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  The receipt of an opinion of Roberts & Holland LLP, special tax counsel to Vornado, satisfactory to the Vornado board of trustees, to the effect that the distribution by each of Vornado and VRLP, together with certain related transactions, will, with respect to UE, VRLP, Vornado and the shareholders of Vornado, qualify as transactions that are generally tax-free for U.S. federal income tax purposes under Sections 351, 355, and 731 of the Code, including with respect to certain matters relating to these transactions that are not covered by the private letter ruling that Vornado has received from the IRS;

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  The U.S. Securities and Exchange Commission (which we refer to as the "SEC") declaring effective the registration statement of which this information statement forms a part, and the mailing of the information statement to Vornado common shareholders and common limited partners of VRLP;

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  No order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, distribution by each of Vornado and VRLP or any of the related transactions shall be in effect;

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  The UE common shares to be distributed shall have been accepted for listing on the New York Stock Exchange, subject to official notice of distribution;

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  UE and its subsidiaries shall have assumed or entered into, as applicable, (i) all existing indebtedness which relates primarily to one or more of UE's properties, and (ii) UELP shall have entered into the expected $500 million senior unsecured revolving credit facility, and Vornado shall be satisfied in its sole and absolute discretion that, as of the time of the separation, it shall have no further liability whatsoever with respect to such indebtedness or such credit facility;

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  UE shall have received an opinion of its counsel, satisfactory to it, to the effect that the manner in which UE is organized and its proposed method of operation will enable it to qualify to be taxed as a REIT under Sections 856 through 859 of the Code following the distribution;

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  The transfer of assets and liabilities between Vornado and UE contemplated by the Separation Agreement shall have been completed, other than the transfer of those assets, if any, which are to be transferred immediately after the distribution by each of Vornado and VRLP;

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  Each of the various agreements contemplated by the Separation Agreement shall have been executed;

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  All required actions or filings with governmental authorities shall have been taken or made; and

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  No other event or development existing or having occurred that, in the judgment of Vornado's board of trustees, in its sole discretion, makes it inadvisable to effect the separation, distribution by each of Vornado and VRLP and other related transactions.

        Vornado will have the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date and the distribution date and the distribution ratio for the distribution by each of Vornado and VRLP. Vornado does not intend to notify Vornado common shareholders or VRLP common limited partners of any modifications to the terms of the separation that, in the judgment of its board of trustees, are not material. For example, the Vornado board of trustees might consider material such matters as significant changes to the distribution ratio, the assets to be contributed or the liabilities to be assumed in the separation. To the extent that the Vornado board of trustees determines that any modifications by Vornado materially change the material terms of the distribution, Vornado will notify Vornado common shareholders and VRLP common limited partners in a manner reasonably calculated to inform them about the modification as may be required by law, by, for example, publishing a press release, filing a Current Report on Form 8-K, or circulating a supplement to this information statement.

Material U.S. Federal Income Tax Consequences of the Distribution to U.S. Holders of Vornado Common Shares

        Subject to the limitations and qualifications described herein, the following is a discussion of material U.S. federal income tax consequences of the distribution of our common shares to "U.S. Holders" (as defined below) of Vornado common shares. This summary is based on the Code, U.S. Treasury regulations promulgated thereunder, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as in effect on the date of this information statement, and is subject to changes in these or other governing authorities, any of which may have a retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position to the contrary to any of the tax consequences described below. This discussion is based upon the assumption that the distribution, together with certain related transactions, will be consummated in accordance with the separation documents and as described in this information statement. This summary is for general information only and is not tax advice. It does not purport to discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its particular investment or tax circumstances or to holders subject to special rules under the Code (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, partners in partnerships that hold our common shares, pass-through entities, traders in securities who elect to apply a mark-to-market method of accounting, shareholders who hold their common shares as part of a "hedge," "straddle," "conversion," "synthetic security," "integrated investment" or "constructive sale transaction," individuals who receive our common shares upon the exercise of employee stock options or otherwise as compensation, holders who are subject to alternative minimum tax or any holders who actually or constructively own more than 5% of Vornado common shares). This discussion does not address the U.S. federal income tax consequences to investors who do not hold their Vornado common shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any state, local or foreign tax consequences.

        For purposes of this discussion a "U.S. Holder" is any beneficial owner of Vornado common shares that is, for U.S. federal income tax purposes:

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  An individual who is a citizen or resident of the United States;

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  A corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

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  An estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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  A trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

        If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds Vornado common shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the distribution.

        THE FOLLOWING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

        Vornado has received a private letter ruling from the IRS to the effect that the distribution, together with certain related transactions, will, with respect to UE, VRLP, Vornado and the shareholders of Vornado, qualify as transactions that are generally tax-free for U.S. federal income tax purposes under Sections 351 and 355 of the Code. It is a condition to the completion of the separation that Vornado obtain an opinion of Roberts & Holland LLP, special tax counsel to Vornado, satisfactory to the Vornado board of trustees, to the effect that the distribution, together with certain related transactions, will, with respect to UE, VRLP, Vornado and the shareholders of Vornado, qualify as transactions that are generally tax-free for U.S. federal income tax purposes under Sections 351, 355, and 731 of the Code, including with respect to certain matters relating to these transactions that are not covered by the private letter ruling from the IRS. The private letter ruling is, and the opinion of Roberts & Holland LLP will be, based on, among other things, certain facts and assumptions, as well as certain representations, statements and undertakings of Vornado and UE (including those relating to the past and future conduct of Vornado and UE). If any of these representations, statements or undertakings are, or become, inaccurate or incomplete, or if Vornado or UE breach any of their respective covenants in the separation documents, the private letter ruling from the IRS and the opinion of Roberts & Holland LLP may be invalid and the conclusions reached therein could be jeopardized. In such case, the IRS could assert that the distribution, together with certain related transactions, should be treated as a taxable transaction. The opinion of Roberts & Holland LLP will not be binding on the IRS or the courts.

        On February 26, 2014, House Ways and Means Committee Chairman Dave Camp (R-MI) released a discussion draft of tax reform legislation (the "Discussion Draft"). Among the proposals in the Discussion Draft is a provision that would prohibit REITs from conducting tax-free spin-offs under Section 355 of the Code. The Discussion Draft provides that this prohibition would be effective for distributions made on or after February 26, 2014. However, under a transition rule, the prohibition will not apply to REITs that make distributions pursuant to an agreement that was binding on February 26, 2014 and at all times thereafter. It is unclear whether the Discussion Draft will be introduced as legislation or enacted and, if so and in either case, in what form. On April 11, 2014 Vornado publicly announced its plan to spin off its strip centers and malls in a tax-free transaction. Vornado and UE had not yet entered into binding agreements as of February 26, 2014. If the Discussion Draft were to be introduced as legislation and enacted into law in its present form and it was later determined by the IRS or the courts that the law would have retroactive effect to the date it was first proposed for discussion, the distribution and separation of UE from Vornado would be treated as a taxable transaction to Vornado and its shareholders.

  Material U.S. Federal Income Tax Consequences if the Distribution, Together with Certain Related Transactions, Qualify as Transactions That Are Generally Tax-Free under Sections 351, 355, and 731 of the Code.

        Assuming that the distribution, together with certain related transactions, qualify, with respect to UE, VRLP, Vornado and the shareholders of Vornado, as transactions that are generally tax-free for U.S. federal income tax purposes under Sections 351, 355, and 731 of the Code, the U.S. federal income tax consequences of the distribution are as follows: (i) the distribution will generally not result in any taxable income, gain or loss to Vornado; (ii) no gain or loss will generally be recognized by (and no amount will be included in the income of) U.S. Holders of Vornado common shares upon their receipt of UE common shares in the distribution, except with respect to any cash received in lieu of fractional UE common shares (as described below); (iii) the aggregate tax basis of the Vornado common shares and the UE common shares received in the distribution (including any fractional share interest in UE common shares for which cash is received) in the hands of each U.S. Holder of Vornado common shares after the distribution will equal the aggregate basis of Vornado common shares held by the U.S. Holder immediately before the distribution, allocated between the Vornado common shares and the UE common shares (including any fractional share interest in UE common shares for which cash is received) in proportion to the relative fair market value of each on the date of the distribution; and (iv) the holding period of the UE common shares received by each U.S. Holder of Vornado common shares in the distribution (including any fractional share interest in UE common shares for which cash is received) will generally include the holding period at the time of the distribution for the Vornado common shares with respect to which the distribution is made, provided that Vornado common shares are held as a capital asset on the date of the distribution. Vornado intends to publish on its website IRS Form 8937, which will provide information to its shareholders that receive UE common shares in the distribution regarding how to allocate their tax basis in their Vornado shares after the distribution among the Vornado shares and the UE common shares. A U.S. Holder who receives cash in lieu of a fractional UE common share in the distribution will be treated as having sold such fractional share for cash, and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and such U.S. Holder's adjusted tax basis in such fractional share. Such gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period for its Vornado common shares exceeds one year at the time of the distribution. The deductibility of capital losses is subject to limitations.

  Material U.S. Federal Income Tax Consequences if the Distribution is Taxable.

        Although a private letter ruling from the IRS generally is binding on the IRS, if the factual representations or assumptions made in the letter ruling request are untrue or incomplete in any material respect, Vornado will not be able to rely on the ruling. In addition, a change in law about REIT spin-offs or other issues may cause the private letter ruling to no longer be applicable to Vornado if the effective date of the change in law precedes the date of the distribution. Furthermore, the IRS will not rule on whether a distribution satisfies certain requirements necessary to obtain tax-free treatment under Section 355 of the Code, nor did the IRS rule on whether the distribution's related transactions satisfy certain requirements necessary to obtain tax-free treatment under Section 731 of the Code. Rather, the private letter ruling is based upon representations by Vornado that these conditions have been or will be satisfied, and any material inaccuracy in such representations could invalidate the rulings. In addition to obtaining the private letter ruling, Vornado expects to obtain the opinion of Roberts & Holland LLP to the effect that the distribution, together with certain related transactions, will, with respect to UE, VRLP, Vornado and the shareholders of Vornado, qualify as transactions that are generally tax-free for U.S. federal income tax purposes under Sections 351, 355, and 731 of the Code, including with respect to certain matters relating to these transactions that are not covered by the private letter ruling from the IRS. The opinion will rely on the ruling as to matters covered by the ruling. In addition, the opinion will be based on, among other things, certain assumptions and representations made by Vornado and UE, which if incorrect or inaccurate in any material respect would jeopardize the conclusions reached in the opinion. The opinion will not be binding on the IRS or the courts.

        Notwithstanding receipt by Vornado of the private letter ruling and the opinion, the IRS could assert that the contribution and distribution do not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, the consequences described above would not apply and Vornado, UE and Vornado shareholders could be subject to significant U.S. federal income tax liability. In addition, certain events that may or may not be within the control of Vornado or UE, could cause the distribution and certain related transactions to not qualify for tax-free treatment for U.S. federal income tax purposes. Depending on the circumstances, UE may be required to indemnify Vornado for taxes (and certain related losses) resulting from the distribution not qualifying as tax-free.

        If the transactions were to fail to qualify as a tax-free transaction for U.S. federal income tax purposes, in general, Vornado would recognize taxable gain as if it had sold the UE common shares in a taxable sale for its fair market value. Vornado as a REIT may reduce its entity-level taxable income by claiming a dividends-paid deduction equal to its distributions to its shareholders of its taxable income during the taxable year. Due to Vornado's dividends-paid deduction, the taxable income or gain from the transactions would generally be taxable only at the Vornado shareholder level and not at the Vornado entity level. All of the distribution of Vornado's taxable income from Vornado's taxable disposition of UE common shares may be in the form of the UE common shares being distributed to Vornado shareholders. Vornado shareholders would be taxed upon the receipt of such distribution. A U.S. Holder who receives one UE common share in the distribution with respect to two Vornado common shares will (i) be subject to tax upon the receipt of ordinary dividends and capital gain dividends, as designated by Vornado, up to an amount of taxable income equal to the two Vornado common shares' distributive share of Vornado's entity-level taxable gain from the disposition of UE common shares, (ii) recover the U.S. Holder's tax basis in the two Vornado common shares until the tax basis in the Vornado common shares reaches zero, and (iii) be subject to tax on any remainder as capital gain at short-term capital gain rates or long-term capital gain rates, based on whether the U.S. Holder's holding period of the two Vornado common shares is one year or less or more than one year, respectively, with the amounts in (i), (ii) and (iii) collectively equal to the fair market value on the date of the distribution of the one UE share received by the U.S. Holder. The U.S. Holder will have a tax basis in the UE common shares equal to the fair market value of the UE common shares on the date of the distribution, and the U.S. Holder will have a new holding period in the UE common shares, regardless of the shareholder's holding period of its Vornado common shares.

        In addition, even if the distribution were to otherwise qualify as tax-free under Section 355 of the Code, it may result in taxable gain at the entity level or shareholder level under Section 355(e) of the Code, if the distribution were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares representing a 50% or greater interest (by vote or value) in Vornado or UE. For this purpose, any acquisitions of Vornado shares or of UE common shares within the period beginning two years before the separation and ending two years after the separation are presumed to be part of such a plan, although Vornado or UE may be able to rebut that presumption. If the distribution is taxable under Section 355(e) of the Code, Vornado would be subject to tax at the entity level on the taxable gain, with no tax at the Vornado shareholder level or with respect to UE or its shareholders, but Vornado may reduce its taxable gain by making an additional distribution of "deficiency dividends" to the Vornado shareholders, which would be subject to tax to Vornado shareholders in the year of the distribution as ordinary dividends and capital gain dividends, as designated by Vornado, and which would result in certain interest payments to the IRS at the Vornado entity level.

        In connection with the distribution, Vornado and UE will enter into a Tax Matters Agreement pursuant to which UE will agree to be responsible for certain liabilities and obligations following the distribution. In general, under the terms of the Tax Matters Agreement, if the distribution, together with certain related transactions, were to fail to qualify as a tax-free transaction under Section 355 of the Code (including as a result of Section 355(e) of the Code) and if such failure were the result of actions taken after the distribution by Vornado or UE, the party responsible for such failure will be responsible for all taxes imposed on Vornado or UE to the extent such taxes result from such actions. For a discussion of the Tax Matters Agreement, please refer to "Certain Relationships and Related Person Transactions—Tax Matters Agreement." UE's indemnification obligations to Vornado under the Tax Matters Agreement will not be limited in amount or subject to any cap. If UE is required to pay any taxes or indemnify Vornado and its subsidiaries and their respective officers and trustees under the circumstances set forth in the Tax Matters Agreement, UE may be subject to substantial liabilities.

  Backup Withholding and Information Reporting.

        Payments of cash to U.S. Holders of Vornado common shares in lieu of fractional UE common shares may be subject to information reporting and backup withholding (currently at a rate of 28%), unless such U.S. Holder delivers a properly completed IRS Form W-9, providing such U.S. Holder's correct taxpayer identification number and certain other information, or otherwise establishing a basis for exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder's U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

        U.S. Treasury regulations require certain U.S. Holders who receive UE common shares in the distribution to attach to such U.S. Holder's U.S. federal income tax return for the year in which the distribution occurs a detailed statement setting forth certain information relating to the tax-free nature of the distribution.

Material U.S. Federal Income Tax Consequences of the Distribution to U.S. Holders of VRLP Common Limited Partnership Units

        THE FOLLOWING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. HOLDERS OF VRLP COMMON LIMITED PARTNERSHIP UNITS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

        This summary is for general information only and is not tax advice. It does not purport to discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its particular investment or tax circumstances or to holders of VRLP common limited partnership units subject to special rules under the Code (including, but not limited to, non-U.S. persons, contributors of any property to VRLP within the seven years prior to the distribution, guarantors of any liabilities of VRLP, holders of VRLP common limited partnership units who have adjustments with respect to their common limited partnership units under Section 743 of the Code, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, partners in partnerships that hold VRLP common limited partnership units, pass-through entities, traders in securities who elect to apply a mark-to-market method of accounting, holders who hold VRLP common limited partnership units as part of a "hedge," "straddle," "conversion," "synthetic security," "integrated investment" or "constructive sale transaction," individuals who receive VRLP common limited partnership units as compensation, or holders who are subject to alternative minimum tax). This discussion does not address the U.S. federal income tax consequences to investors who do not hold their VRLP common limited partnership units as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any state, local or foreign tax consequences.

        Each U.S. holder of a common limited partnership unit in VRLP will receive one-half UE common share in the distribution. Generally, a partner in a partnership does not recognize gain or loss upon a distribution of property by the partnership to the partner, except to the extent that any money distributed or deemed distributed by the partnership exceeds such partner's tax basis in its partnership interest. For this purpose, a distribution of money includes the distribution of certain "marketable securities," but Vornado has concluded that the distribution of the UE common shares will not be considered such a distribution of marketable securities under the Code and applicable Treasury Regulations. Accordingly, a U.S. holder of VRLP common limited partnership units may generally receive the UE common shares on a tax-free basis without recognizing any income or gain for U.S. income tax purposes.

        A U.S. holder of VRLP common limited partnership units who receives UE common shares in the distribution will have a tax basis in such UE common shares equal to the lesser of (i) up to approximately $1.00 per share, and the U.S. holder will reduce its tax basis in its VRLP common limited partnership units by the tax basis of the UE common shares, and (ii) the U.S. holder's tax basis in its VRLP common limited partnership units immediately before the distribution (generally the sum of the U.S. holder's tax capital account in its VRLP common limited partnership units and any liabilities that VRLP has allocated to the U.S. holder, but not including the liabilities of VRLP assumed by UE), and the U.S. holder will reduce its tax basis in its VRLP common limited partnership units to zero. Final tax basis numbers will be provided to the U.S. holder on its Schedule K-1 from VRLP.

        A U.S. holder of VRLP common limited partnership units who receives UE common shares in the distribution will have a holding period of more than one year in the UE common shares, regardless of the U.S. holder's holding period of the VRLP common limited partnership units.

        THE FOREGOING DISCUSSION IS A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. THE FOREGOING DISCUSSION DOES NOT ADDRESS ANY TAX CONSEQUENCES RESULTING FROM CHANGES IN ANY LIABILITIES OF VRLP BEING ALLOCATED TO ANY PARTICULAR HOLDER OF VRLP COMMON LIMITED PARTNERSHIP UNITS. THE FOREGOING DISCUSSION DOES NOT PURPORT TO ADDRESS ALL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION OR TAX CONSEQUENCES THAT MAY ARISE UNDER THE TAX LAWS OF OTHER JURISDICTIONS OR THAT MAY APPLY TO PARTICULAR CATEGORIES OF SHAREHOLDERS. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

 DESCRIPTION OF MATERIAL INDEBTEDNESS

Senior Unsecured Revolving Credit Facility

        Urban Edge Properties LP, our operating partnership (the "Borrower"), intends to enter into a senior unsecured revolving credit facility with a syndicate of banks, as lenders, Wells Fargo Bank, National Association, as administrative agent, Wells Fargo Securities, LLC and PNC Capital Markets LLC, as lead arrangers and bookrunners, and other banks as syndication agents and documentation agents. Each of the lenders and other parties to the revolving credit facility have delivered their signatures to the revolving credit agreement in escrow pursuant to a closing agreement among the Borrower, the administrative agent and the lenders and the revolving credit agreement will become effective upon the satisfaction of certain conditions specified in the closing agreement. The revolving credit facility is expected to provide borrowings on a revolving basis of up to $500 million (the "Revolver"). The Revolver is expected to close concurrently with the completion of the separation and distribution. We do not expect to have any outstanding borrowings under the Revolver upon the completion of the separation.

        The Revolver will mature 4 years after the distribution, subject to two, 6-month extension options available at the Borrower's election subject to compliance with the terms of the Revolver and payment of a customary extension fee.

        Set forth below is a summary of the terms of the Revolver.

        Obligations under the Revolver will be senior unsecured obligations of the Borrower and may be guaranteed by certain subsidiaries of the Borrower, but UE will not guarantee or be liable for amounts due under the Revolver. The proceeds of the borrowings under the Revolver will be used to pay pre-development costs, development costs, acquisitions, working capital, equity investments, debt investments, capital expenditures, indebtedness and fees and expenses incurred in connection with the Revolver and for other general corporate purposes.

        The Revolver will have affirmative and negative covenants, as well as financial covenants, that are customary for an unsecured loan of this nature, including, without limitation, customary reporting obligations; limitations on UE's or the Borrower's ability to enter into transactions relating to mergers or consolidations or sales of all or substantially all of their respective assets; and limitations on distributions. In addition, the Borrower will be subject to the following financial maintenance covenants: (1) maximum total indebtedness to capitalization value ratio, (2) maximum total unsecured indebtedness to unencumbered capitalization value ratio, (3) maximum secured indebtedness to capitalization value ratio, (4) minimum ratio of EBITDA to fixed charges and (5) minimum ratio of unencumbered EBITDA to unsecured interest expense, each to be described specifically in the definitive documentation for the Revolver. Borrowings under the Revolver will bear interest at the LIBOR screen rate plus, in each case, an applicable margin. The funding of the Revolver is subject to closing conditions that are customary for unsecured loans of this nature. The Borrower will be permitted to voluntarily prepay the loans under the Revolver without any penalty, other than breakage fees, at any time.

        The Revolver will contain customary events of default for companies like ours, including, without limitation, payment defaults, performance defaults, bankruptcy defaults, judgment defaults, defaults under certain other indebtedness, changes in control and the failure of UE to remain a publicly listed company and to maintain its status as a REIT for federal income tax purposes.

Property Level Debt

  Cross-Collateralized Mortgage Loan

        As of September 30, 2014, certain of our subsidiaries were borrowers under a non-recourse cross-collateralized mortgage loan with an outstanding principal balance of approximately $610.6 million secured by mortgages encumbering 39 of our properties. A default under the mortgage loan could lead to an acceleration of the entire indebtedness and the exercise of remedies against all of the 39 properties. The lender under the cross-collateralized mortgage loan is an institutional trustee for a securitization trust, the sole assets of which are the cross-collateralized mortgage loan and related collateral and assets.

        The cross-collateralized mortgage loan is evidenced by component notes, some of which bear interest at fixed rates and one of which bears interest at a floating rate. The fixed-rate component notes had an aggregate outstanding principal balance of approximately $550.6 million as of September 30, 2014 and a weighted average fixed rate of 4.28%. The floating-rate component note had an outstanding principal balance of $60 million as of September 30, 2014 and floating rate of interest equal to 2.36% based on a spread of 1.3608% over one-month LIBOR, subject to a LIBOR floor of 1%. The cross-collateralized mortgage loan requires monthly payments of principal according to an approximate 30-year amortization schedule as of the August 2010 origination date. Scheduled principal payments are applied first to the most senior component notes which results in an increase in the weighted average interest rate of the fixed-rate component notes over time.

        The cross-collateralized mortgage loan matures in September 2020. The borrowers are permitted to prepay the floating-rate component note at any time without any prepayment fee. The borrowers are generally not permitted to prepay the fixed-rate component notes prior to March 2020, but can defease the fixed-rate component notes with United States treasury securities and similar governmental securities subject to satisfaction of certain customary conditions.

        The cross-collateralized mortgage loan contains customary covenants for similar commercial mortgage loans, including restrictions on the ability of the borrowers thereunder to:

  •
  incur additional indebtedness secured by the subject properties or permit secured or unsecured mezzanine-type indebtedness;

  •
  create or permit liens on the properties, subject to certain exceptions and contest rights;

  •
  transfer the properties or the direct or indirect equity interests in the borrowers;

  •
  distribute cash flows from the properties following an event of default or if the ratio of cash flow from the properties to the debt service on the loan falls below a specified level;

  •
  make material alterations to the properties without consent of the lender, not to be unreasonably withheld; and

  •
  enter into, modify or terminate material leases with respect to the properties without consent of the lender, not to be unreasonably withheld.

        This description of the cross-collateralized mortgage loan is qualified in its entirety by the Loan and Security Agreement, dated as of August 18, 2010, which is filed as Exhibit 10.5 to the registration statement on Form 10 of which this information statement is a part.

  Bergen Town Center Mortgage Loan

        As of September 30, 2014, our subsidiary that owns the east parcel of Bergen Town Center was the borrower under a non-recourse mortgage loan with an outstanding principal balance of $300 million secured by a mortgage encumbering the east parcel of Bergen Town Center. The lender under the

Bergen Town Center mortgage loan is an institutional trustee for a securitization trust, the sole assets of which are the mortgage loan and related collateral and assets. The Bergen Town Center mortgage loan is a fixed rate, interest only loan that bears interest at 3.56% per annum and matures in April 2023.

        The borrower is generally not permitted to prepay the mortgage loan prior to January 2023, but the mortgage loan may be defeased from and after April 2015 with United States treasury securities and similar governmental securities subject to satisfaction of certain customary conditions.

        The Bergen Town Center mortgage loan contains customary covenants for similar commercial mortgage loans, including restrictions on the ability of the borrower thereunder to:

  •
  incur additional indebtedness secured by Bergen Town Center or permit secured or unsecured mezzanine-type indebtedness;

  •
  create or permit liens on the property, subject to certain exceptions and contest rights;

  •
  transfer the property or the direct or indirect equity interests in the borrower;

  •
  distribute cash flows from the property following an event of default or if the ratio of cash flow from the property to the debt service on the loan falls below a specified level;

  •
  make material alterations to the property without consent of the lender, not to be unreasonably withheld; and

  •
  enter into, modify or terminate material leases with respect to the property without consent of the lender, not to be unreasonably withheld.

        This description of the Bergen Town Center mortgage loan is qualified in its entirety by the Loan Agreement, dated as of March 25, 2013, which is filed as Exhibit 10.6 to the registration statement on Form 10 of which this information statement is a part.

  Other Property-Level Debt

        In addition to the cross-collateralized mortgage loan and the Bergen Town Center mortgage loan described above, as of September 30, 2014, we had approximately $381.5 million aggregate principal amount outstanding of consolidated secured property-level debt. Certain of these loans are guaranteed, in whole or in part, by Urban Edge Properties LP. Typically, our property-level debt may restrict our ability to:

  •
  incur additional indebtedness secured by the subject property or permit secured or unsecured mezzanine-type indebtedness;

  •
  create or permit liens on the subject property, subject to certain exceptions and contest rights;

  •
  transfer the subject property or the direct or indirect equity interests in the borrower;

  •
  distribute cash flows from the subject property following an event of default or if the ratio of cash flow from the property to the debt service on the loan falls below a specified level;

  •
  make material alterations to the subject property without consent of the lender, not to be unreasonably withheld; and

  •
  enter into, modify or terminate material leases with respect to the subject property without consent of the lender, not to be unreasonably withheld.

 DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

        UE's declaration of trust and bylaws will be amended and restated prior to the separation. The following is a summary of the material terms of UE's shares of beneficial interest that will be contained in the amended and restated declaration of trust and bylaws. The summary and descriptions below do not purport to be complete statements of the relevant provisions of the declaration of trust or of the bylaws that will be in effect at the time of the distribution and that will be included as exhibits to UE's registration statement on Form 10, of which this information statement forms a part. The summary is qualified in its entirety by reference to these documents, which you should read (along with the applicable provisions of Maryland law) for complete information on UE's shares of beneficial interest as of the time of the distribution.

        UE's authorized shares of beneficial interest consist of 500,000,000 common shares, par value $0.01 per share, and 200,000,000 preferred shares, par value $0.01 per share. UE's declaration of trust authorizes its board of trustees, with the approval of a majority of the entire board and without any action on the part of our shareholders, to amend our declaration of trust to increase or decrease the aggregate number of shares that UE is authorized to issue or the number of authorized shares of any class or series. Immediately following the distribution, UE expects that approximately 99,234,932 of its common shares will be issued and outstanding, based on the number of outstanding VRLP common limited partnership units as of December 22, 2014 and the distribution ratio of one UE common share for every two common limited partnership units of VRLP, and that no UE preferred shares will be issued or outstanding.

Common Shares

Dividend, Voting and Other Rights of Holders of Common Shares

        The holders of common shares will be entitled to receive dividends when, if and as authorized by the board of trustees and declared by UE out of assets legally available to pay dividends, if receipt of the dividends is in compliance with the provisions in the declaration of trust restricting the ownership and transfer of our shares and the preferential rights of any other class or series of our shares.

        Subject to the provisions of UE's declaration of trust regarding the restrictions on ownership and transfer of UE shares and except as may otherwise be specified in the terms of any class or series of common shares, the holders of common shares will be entitled to one vote for each share on all matters on which shareholders are entitled to vote, including elections of trustees. There will be no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election. Generally, the holders of common shares will not have any conversion, sinking fund, redemption, appraisal or preemptive rights to subscribe to any securities of UE. If UE is dissolved, liquidated or wound up, holders of common shares will be entitled to share proportionally in any assets remaining after satisfying (i) the prior rights of creditors, including holders of UE's indebtedness, and (ii) the aggregate liquidation preference of any preferred shares then outstanding.

        Subject to the provisions of UE's declaration of trust regarding the restrictions on ownership and transfer of UE shares, common shares will have equal dividend, distribution, liquidation and other rights and will have no preference or exchange rights. The common shares issued in the distribution will be duly authorized, validly issued, fully paid and non-assessable. The rights, preferences and privileges of the holders of UE common shares will be subject to, and may be adversely affected by, the rights of the holders of shares of any class or series of preferred shares that UE may designate and issue in the future.

        The transfer agent for the common shares is American Stock Transfer & Trust Company, New York, New York.

Restrictions on Ownership of Common Shares

        The Beneficial Ownership Limit.    For UE to maintain its qualification as a REIT under the Code, not more than 50% of the value of its outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of a taxable year and the shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year (except, in each case, with respect to the first taxable year for which an election to be taxed as a REIT is made). The Code defines "individuals" to include some entities for purposes of the preceding sentence. All references to a shareholder's ownership of common shares in this section "—The Beneficial Ownership Limit" assume application of the applicable attribution rules of the Code under which, for example, a shareholder is deemed to own shares owned by his or her spouse.

        The declaration of trust contains several provisions that restrict the ownership and transfer of our shares that will become effective upon the completion of the distribution and are designed to safeguard UE against loss of its REIT status. These provisions also seek to deter non-negotiated acquisitions of, and proxy fights for, us by third parties. The declaration of trust contains a limitation that restricts, with some exceptions, shareholders from owning more than 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of any class or series, including our common shares. We refer to this percentage as the "beneficial ownership limit."

        Shareholders should be aware that events other than a purchase or other transfer of common shares can result in ownership, under the applicable attribution rules of the Code, of common shares in excess of the beneficial ownership limit. For instance, if two shareholders, each of whom owns 6% of the outstanding common shares, were to marry, then after their marriage both shareholders would be deemed to own 12% of the outstanding common shares, which is in excess of the beneficial ownership limit. Similarly, if a shareholder who is treated as owning 6% of the outstanding common shares purchased a 50% interest in a corporation which owns 10% of the outstanding common shares, then the shareholder would be deemed to own 11% of the outstanding common shares immediately after such purchase. You should consult your own tax advisors concerning the application of the attribution rules of the Code in your particular circumstances.

        Closely Held and General Restriction on Ownership.    In addition, common shares may not be transferred if, as a result, more than 50% in value of the outstanding UE common shares would be owned by five or fewer individuals or if such transfer would otherwise cause UE to fail to qualify as a REIT.

        The Constructive Ownership Limit.    Under the Code, rental income received by a REIT from persons in which the REIT is treated, under the applicable attribution rules of the Code, as owning a 10% or greater interest does not constitute qualifying income for purposes of the income requirements that REITs must satisfy. For these purposes, a REIT is treated as owning any shares owned, under the applicable attribution rules of the Code, by a person that owns 10% or more of the value of the outstanding shares of the REIT. The attribution rules of the Code applicable for these purposes are different from those applicable with respect to the beneficial ownership limit. All references to a shareholder's ownership of common shares in this section "—The Constructive Ownership Limit" assume application of the applicable attribution rules of the Code.

        In order to ensure that rental income of UE will not be treated as nonqualifying income under the rule described in the preceding paragraph, and thus to ensure that UE will not inadvertently lose its REIT status as a result of the ownership of shares by a tenant, or a person that holds an interest in a tenant, the declaration of trust contains an ownership limit that restricts, with some exceptions, shareholders from owning, directly or indirectly, more than 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of any class or series. We refer to this 9.8% ownership limit as the "constructive ownership limit."

        Shareholders should be aware that events other than a purchase or other transfer of shares may result in ownership, under the applicable attribution rules of the Code, of shares in excess of the constructive ownership limit. As the attribution rules that apply with respect to the constructive ownership limit differ from those that apply with respect to the beneficial ownership limit, the events other than a purchase or other transfer of shares which may result in share ownership in excess of the constructive ownership limit may differ from those which may result in share ownership in excess of the beneficial ownership limit. You should consult your own tax advisors concerning the application of the attribution rules of the Code in your particular circumstances.

        Automatic Transfer to a Trust If the Ownership Limits Are Violated.    The declaration of trust provides that a transfer of common shares that would otherwise result in ownership, under the applicable attribution rules of the Code, of common shares in excess of the beneficial ownership limit or the constructive ownership limit would cause the shares of beneficial interest of UE to be beneficially owned by fewer than 100 persons, would result in UE being "closely held" (within the meaning of Section 856(h) of the Code) or would otherwise cause UE to fail to qualify as a REIT, will be void and the purported transferee will acquire no rights or economic interest in the common shares. In addition, our declaration of trust provides that, if the provisions causing a transfer to be void do not prevent a violation of the restrictions mentioned in the preceding sentence, the common shares that would otherwise be owned, under the applicable attribution rules of the Code, in excess of the beneficial ownership limit or the constructive ownership limit will be automatically transferred to one or more trusts (each, a "charitable trust") for the benefit of one or more charitable beneficiaries, appointed by us, effective as of the close of business on the business day prior to the date of the relevant transfer.

        Shares held in a charitable trust will be issued and outstanding shares. Pursuant to our declaration of trust, the purported transferee will have no rights in the shares held in a charitable trust and will not benefit economically from ownership of any shares held in the charitable trust, will have no rights to dividends or other distributions and will have no right to vote or other rights attributable to the shares held in the charitable trust. Instead, our declaration of trust provides that the trustee of the charitable trust will have all voting rights and rights to dividends or other distributions with respect to common shares held in the charitable trust, to be exercised for the exclusive benefit of the charitable beneficiary. Under our declaration of trust, any dividend or other distribution paid prior to the discovery by us that the common shares have been transferred to the charitable trust shall be paid by the holder of such dividend or other distribution to the trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Subject to Maryland law, the trustee of the charitable trust has the authority (i) to rescind as void any vote cast by a purported transferee prior to the discovery by UE that the shares have been transferred to the charitable trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if UE has already taken irreversible trust action, then the trustee will not have the authority to rescind and recast the vote.

        Under our declaration of trust, within 20 days of receiving notice from us that common shares have been transferred to the charitable trust, the trustee of the charitable trust shall sell the shares held in the charitable trust to a person or persons, designated by the trustee, whose ownership of the shares will not violate the restrictions on ownership and transfer noted above. Upon such sale, our declaration of trust provides that the interest of the charitable beneficiary in the shares sold terminates and the trustee of the charitable trust is required to distribute the net proceeds of the sale to the purported transferee and to the charitable beneficiary as follows: The purported transferee will receive the lesser of (i) the price paid by the purported transferee for the shares or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (e.g., in the case of a gift, devise or other such transaction), the market price (as defined in our declaration of trust) of the shares on the day of the event causing the shares to be held in the charitable trust and (ii) the price per share received by the trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the charitable trust. The trustee of the charitable trust may reduce the amount payable to the purported transferee by the amount of dividends and distributions which have been paid to the purported transferee and are owed by the purported transferee to the charitable trust, as described above. Any net sales proceeds in excess of the amount payable to the purported transferee will be paid immediately to the charitable beneficiary. If, prior to the discovery by us that common shares have been transferred to the charitable trust, such shares are sold by a purported transferee, then (1) such shares shall be deemed to have been sold on behalf of the charitable trust and (2) to the extent that the purported transferee received an amount for such shares that exceeds the amount that such purported transferee would have been entitled to receive if such shares had been sold by the charitable trust, such excess shall be paid to the trustee upon demand.

        Our declaration of trust provides that any shares transferred to the charitable trust are deemed to have been offered for sale to UE, or its designee. The price at which UE, or its designee, may purchase the shares transferred to the charitable trust will be equal to the lesser of (i) the price paid by the purported transferee for the shares or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (e.g., in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the charitable trust and (ii) the market price of the shares on the date that UE, or its designee, accepts the offer. Upon a sale to UE, the interest of the beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the purported transferee.

        UE may reduce the amount payable to the purported transferee by the amount of dividends and other distributions that have been paid to the purported transferee and are owed by the purported transferee to the charitable trust, as described above. UE's right to accept the offer described above exists for as long as the charitable trust has not otherwise sold the shares held in trust.

        In addition, if our board of trustees determines that a transfer or other event has occurred that would violate the restrictions on ownership and transfer of shares described above, the board of trustees may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing UE to redeem shares, refusing to give effect to the transfer on UE's books or instituting proceedings to enjoin the transfer.

        Other Provisions Concerning the Restrictions on Ownership.    Our board of trustees, in its sole discretion, may prospectively or retroactively exempt persons from the beneficial ownership limit and the constructive ownership limit and increase or decrease the beneficial ownership limit and constructive ownership limit for one or more persons, if in each case the board of trustees obtains such representations, covenants and undertakings as the board of trustees may deem appropriate in order to conclude that such exemption or modification will not cause UE to lose its status as a REIT. In addition, the board of trustees may require such opinions of counsel, affidavits, undertakings or agreements or a ruling from the Internal Revenue Service as it may deem necessary or advisable in order to determine or ensure the UE's status as a REIT, and any such exemption or modification may be subject to such conditions or restrictions as the board may impose.

        The foregoing restrictions on transfer and ownership will not apply if the board of trustees determines that it is no longer in the best interests of UE to attempt to qualify, or to continue to qualify, as a REIT or that compliance with any of the foregoing restrictions is no longer required for REIT qualification.

        All persons who own, directly or by virtue of the applicable attribution rules of the Code, more than 1.0% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding common shares must give a written notice to UE containing the information specified in the declaration of trust by January 31 of each year. In addition, each shareholder will be required to disclose to UE upon demand any information that UE may request, in good faith, to determine UE's status as a REIT or to comply with Treasury regulations promulgated under the REIT provisions of the Code.

        The ownership restrictions described above may have the effect of precluding acquisition of control of UE unless the UE board determines that maintenance of REIT status is no longer in the best interests of UE or that compliance with any of the foregoing restrictions is no longer required for REIT qualification.

Preferred Shares and Share Reclassification

        Under the terms of UE's declaration of trust, its board of trustees may classify any unissued preferred shares, and reclassify any unissued common shares or any previously classified but unissued preferred shares into other classes or series of shares, including one or more classes or series of shares that have priority over our common shares with respect to distributions or upon liquidation, and we are authorized to issue the newly classified shares. Prior to the issuance of shares of each class or series, the board of trustees is required by the Maryland REIT Law and UE's declaration of trust to set, subject to the provisions of UE's declaration of trust regarding the restrictions on ownership and transfer of our shares, the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption for each such class or series. These actions may be taken without shareholder approval, unless shareholder approval is required by applicable law, the terms of any other class or series of our shares or the rules of any stock exchange or automated quotation system on which UE's securities may be listed or traded. As of the date hereof, no preferred shares are outstanding and UE has no present plans to issue any preferred shares. If UE were to issue preferred shares, they would be subject to ownership and transfer restrictions that are similar to the restrictions applicable to common shares (including a prohibition on owning more than 9.8% of the outstanding UE preferred shares of any class or series).

Power to Increase Authorized Shares and Issue Additional Common and Preferred Shares

        We believe that the power of our board of trustees, without shareholder approval, to amend our declaration of trust to increase or decrease the aggregate number of authorized shares or the number of shares in any class or series that we have authority to issue, to issue additional authorized but unissued common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to issue such classified or reclassified shares provides UE with flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions may be taken without shareholder approval, unless shareholder approval is required by applicable law, the terms of any other class or series of our shares or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of trustees does not currently intend to do so, it could authorize us to issue additional classes or series of common shares or preferred shares that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company, even if such transaction or change of control involves a premium price for our shareholders or shareholders believe that such transaction or change of control may be in their best interests.

Listing

        UE has applied to list its common shares on the New York Stock Exchange under the symbol "UE".

Sale of Unregistered Securities

        Except as noted in the next paragraph, in the past three years, UE has not sold any securities, including sales of reacquired securities, new issues, securities issued in exchange for property, services or other securities, and new securities resulting from the modification of outstanding securities.

        In connection with its organization, on June 18, 2014, UE issued 1,000 common shares, $0.01 par value per share, to VRLP pursuant to Section 4(a)(2) of the Securities Act. We did not register the issuance of these shares under the Securities Act because such issuance did not constitute a public offering.

REIT Qualification

        Under our declaration of trust, the board of trustees may authorize UE to revoke or otherwise terminate its REIT election, without shareholder approval, if it determines that it is no longer in our best interest to continue to qualify as a REIT.

Transfer Agent and Registrar

        After the distribution, the distribution agent, transfer agent and registrar for UE's common shares will be American Stock Transfer & Trust Company, LLC. For questions relating to the transfer or mechanics of the share distribution, you should contact:

American Stock Transfer & Trust Company, LLC,
6201 15th Avenue
Brooklyn, NY 11219.
www.amstock.com/shareholder/sh_general_info.asp
(800) 937-5449

 CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF TRUST AND BYLAWS

        UE's declaration of trust and bylaws will be amended and restated prior to the separation. The following description of certain provisions of Maryland law and our amended and restated declaration of trust and bylaws is only a summary and does not purport to be a complete statement of the relevant provisions at the time of the distribution. The summary is qualified in its entirety by reference to these documents, which you should read (along with the applicable provisions of Maryland law) for complete information on such provisions. The declaration of trust and bylaws to be in effect at the time of the distribution will be included as exhibits to UE's registration statement on Form 10, of which this information statement forms a part.

The Board of Trustees

        Our declaration of trust and bylaws provide that the number of our trustees may be established, increased or decreased only by a majority of the entire board of trustees but may not be fewer than the number required by the Maryland REIT law, which is currently one, nor, unless our bylaws are amended, more than 15, provided, however, that the tenure of office of a trustee will not be affected by any decrease in the number of trustees. Our declaration of trust also provides that, at such time as we become eligible to elect to be subject to certain provisions of Maryland law (which we expect will be upon completion of the separation distribution) and except as may be provided by our board of trustees in setting the terms of any class or series of shares, any vacancy may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum, and, for so long as our board is classified, any trustee elected to fill a vacancy will hold office for the remainder of the full term of the class of trustees in which the vacancy occurred and until a successor is duly elected and qualifies.

        Our declaration of trust will initially divide our board of trustees into three classes. The initial terms of the first, second and third classes will expire at the first, second and third annual meetings of shareholders, respectively, held following the separation. Initially, shareholders will elect only one class of trustees each year. Shareholders will elect successors to trustees of the first class for a two-year term and successors to trustees of the second class for a one-year term, in each case upon the expiration of the terms of the initial trustees of each class. Commencing with the third annual meeting of shareholders following the separation, which will be held in 2018, all trustees will be elected annually for a term of one year and shall hold office until the next succeeding annual meeting and until their successors are duly elected and qualify. There is no cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of our common shares will be able to elect all of our trustees standing for election. Under our bylaws, a plurality of all the votes cast at a meeting of shareholders duly called and at which a quorum is present will be sufficient to elect a trustee. At such time as our board of trustees ceases to be classified, our board of trustees will amend our bylaws to provide that a majority of all the votes cast at a meeting of shareholders duly called and at which a quorum is present will be required to elect a trustee, unless the election is contested, in which case a plurality will be sufficient.

        For so long as our board remains classified, this provision could have the effect of making the replacement of incumbent trustees more time-consuming and difficult. Until the third annual meeting following the separation, at least two annual meetings of shareholders will generally be required to effect a change in a majority of the board of trustees. The staggered terms of trustees may delay, defer or prevent a tender offer or an attempt to change control of UE, even though the tender offer or change in control might be in the best interest of our shareholders.

Removal of Trustees

        Our declaration of trust provides that, subject to the rights of holders of one or more classes or series of preferred shares to elect or remove one or more trustees, a trustee may be removed only for cause and only by the affirmative vote of two-thirds of the votes entitled to be cast in the election of trustees. This provision, when coupled with the exclusive power of our board of trustees to fill vacancies on our board of trustees, precludes shareholders from removing incumbent trustees except for cause and upon a substantial affirmative vote and filling the vacancies created by the removal with their own nominees.

Business Combinations

        Under the Maryland Business Combination Act (the "MBCA"), a "business combination" between a Maryland real estate investment trust and an interested shareholder or an affiliate of an interested shareholder is prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. A business combination includes a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested shareholder is defined as:

  •
  a person who beneficially owns, directly or indirectly, 10% or more of the voting power of the real estate investment trust's outstanding voting shares; or

  •
  an affiliate or associate of the real estate investment trust who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding voting shares of the real estate investment trust.

        A person is not an interested shareholder under the statute if the board of trustees approved in advance the transaction by which such person otherwise would have become an interested shareholder. In approving a transaction, the board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

        After the five-year prohibition, any business combination between the Maryland real estate investment trust and an interested shareholder generally must be recommended by the board of trustees of the real estate investment trust and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by holders of outstanding voting shares of the real estate investment trust; and

  •
  two-thirds of the votes entitled to be cast by holders of voting shares of the real estate investment trust other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

        These super-majority vote requirements do not apply if the real estate investment trust's common shareholders receive a minimum price, as defined under the MBCA, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

        The MBCA permits various exemptions from its provisions, including business combinations that are exempted by the board of trustees before the time that the interested shareholder becomes an interested shareholder.

        The MBCA may have the effect of delaying, deferring or preventing a change in control of UE or other transaction that might involve a premium price or otherwise be in the best interest of the shareholders. The MBCA may discourage others from trying to acquire control of UE and increase the difficulty of consummating any offer.

Control Share Acquisitions

        The Maryland Control Share Acquisition Act (the "MCSAA") provides that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter.

Shares owned by the acquiring person, by officers or by employees who are trustees of the real estate investment trust are excluded from shares entitled to vote on the matter. "Control shares" are voting shares which, if aggregated with all other shares owned by the acquiring person or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third,

  •
  one-third or more but less than a majority, or

  •
  a majority or more of all voting power.

        Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval or shares acquired directly from the real estate investment trust. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition may compel the board of trustees of the real estate investment trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the real estate investment trust may itself present the question at any shareholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the MCSAA, then the real estate investment trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the real estate investment trust to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiring person or, if a meeting of shareholders is held at which the voting rights of the shares are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a shareholders meeting and the acquiring person becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiring person in the control share acquisition.

        The MCSAA does not apply (a) to shares acquired in a merger, consolidation or share exchange if the real estate investment trust is a party to the transaction, or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the real estate investment trust.

        Our bylaws contain a provision exempting from the MCSAA any and all acquisitions by any person of our shares. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Approval of Extraordinary Trust Action; Amendment of Declaration of Trust and Bylaws

        Under the Maryland REIT Law, a Maryland real estate investment trust generally cannot dissolve, amend its declaration of trust or merge with or convert into another entity, unless the action is advised by its board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland real estate investment trust may provide in its declaration of trust for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Except for certain amendments described in our declaration of trust that require only approval by our board of trustees, and for amendments to the provision in our declaration of trust relating to the removal of trustees and the vote required to amend such provision, which require a vote of two-thirds of all of the votes entitled to be cast on the matter, our declaration of trust provides for approval of any of these matters by the affirmative vote of not less than a majority of all of the votes entitled to be cast on such matters.

        Our bylaws provide that the board of trustees will have the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Exclusive Forum

        Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our trustees or officers or other employees to us or to our shareholders, (c) any action asserting a claim against us or any of our trustees or officers or other employees arising pursuant to any provision of the Maryland REIT Law or our declaration of trust or bylaws or (d) any action asserting a claim against us or any of our trustees or officers or other employees that is governed by the internal affairs doctrine shall be the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division.

Advance Notice of Trustee Nominations and New Business

        Our bylaws provide that with respect to an annual meeting of shareholders, nominations of persons for election to the board of trustees and the proposal of business to be considered by shareholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our board of trustees or (iii) by a shareholder who is a shareholder of record both at the time of giving the advance notice required by the bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the board of trustees at a special meeting may be made only (i) by the board of trustees, or (ii) provided that the special meeting has been called in accordance with the bylaws for the purpose of electing trustees, by a shareholder who is a shareholder of record both at the time of giving the advance notice required by the bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

Subtitle 8

        Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of the following five provisions:

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  a classified board;

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  a two-thirds vote requirement for removing a trustee;

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  a requirement that the number of trustees be fixed only by vote of the trustees;

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  a requirement that a vacancy on the board be filled only by the remaining trustees and, if its board is classified, for the remainder of the full term of the class of trustees in which the vacancy occurred; or

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  a majority requirement for the calling of a shareholder-requested special meeting of shareholders.

        Our declaration of trust provides that, at such time as we become eligible to make a Subtitle 8 election (which we expect will be upon the completion of the separation and distribution) and except as may be provided by our board of trustees in setting the terms of any class or series of shares, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our board of trustees. Through provisions in our declaration of trust and bylaws unrelated to Subtitle 8, (1) we have a classified board until the third annual meeting of shareholders following the separation, (2) we require the affirmative vote of shareholders entitled to cast not less than two-thirds of all of the votes entitled to be cast generally in the election of trustees to remove any trustee from the board, which removal will be allowed only for cause, (3) we vest in the board the exclusive power to fix the number of trusteeships, subject to limitations set forth in our declaration of trust and bylaws, and (4) our shareholders are not entitled to call special meetings of shareholders.

Anti-takeover Effect of Certain Provisions of Maryland Law and of our Declaration of Trust and Bylaws

        The business combination provisions and, if the applicable provision in our bylaws is rescinded, the control share acquisition provisions of Maryland law, the provisions of our declaration of trust on classification of the board of trustees and removal of trustees and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in control of UE that might involve a premium price for holders of our common shares or otherwise be in their best interest.

Shareholder Meetings

        UE's bylaws will provide that annual meetings of UE's shareholders may only be held each year at a date, time and place determined by our board of trustees. Special meetings of shareholders may only be called by the chairman of UE's board of trustees, UE's chief executive officer, UE's president and UE's board of trustees. Only matters set forth in the notice of a special meeting of shareholders may be considered and acted upon at such a meeting. The first annual meeting of shareholders held after the distribution will take place in 2016.

Shareholder Action by Written Consent

        Under UE's declaration of trust, any action required to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote if (i) a unanimous consent setting forth the action is given in writing or by electronic transmission by all shareholder entitled to vote on the matter or (ii) the action is advised by UE's board of trustees and a consent in writing or by electronic transmission is given by shareholders entitled to cast not less than the minimum number of votes that would be required to take the action at a meeting of UE's shareholders.

Limitation of Liability and Indemnification of Trustees and Officers

        Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting or eliminating the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and which is material to the cause of action. UE's declaration of trust includes such a provision eliminating such liability to the maximum extent permitted by Maryland law.

        UE's declaration of trust authorizes us and UE's bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding, without requiring a preliminary determination of the trustee's or officer's ultimate entitlement to indemnification, to (i) any present or former trustee or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity, or (ii) any individual who, while serving as our trustee or officer and at the request of UE, serves or has served as a director, trustee, officer, partner, member or manager of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity. UE's declaration of trust and bylaws also permit it, with the approval of the board of trustees, to indemnify and advance expenses to any person who served a predecessor of UE in any of the capacities described above and to any employee or agent of UE or a predecessor of UE.

        Maryland law requires a Maryland real estate investment trust (unless its declaration of trust provides otherwise, which ours does not) to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a real estate investment trust to indemnify its present and former trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the trustee or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland real estate investment trust may not indemnify for an adverse judgment in a suit by or in the right of the real estate investment trust or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a real estate investment trust to advance reasonable expenses to a trustee or officer upon the corporation's receipt of (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the real estate investment trust and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the real estate investment trust if it shall ultimately be determined that the standard of conduct was not met.

        We expect to enter into indemnification agreements with each of our trustees and executive officers that will provide for indemnification to the maximum extent permitted by Maryland law.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, trustees or controlling persons of UE pursuant to the foregoing provisions or otherwise, UE has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and, therefore, unenforceable. UE will purchase liability insurance for the purpose of providing a source of funds to pay the indemnification described above.

Business Opportunities

        UE's declaration of trust provides that our trustees who are also trustees, officers, employees or agents of Vornado or any of Vornado's affiliates (each such trustee, a "Covered Person"), shall have no duty to communicate or present any business opportunity to UE, and UE renounces any potential interest or expectation in, or right to be offered or to participate in, such business opportunity and waives to the maximum extent permitted from time to time by Maryland law any claim against a Covered Person arising from the fact that he or she does not present, communicate or offer any such business opportunity to UE or pursues such business opportunity or facilitates the pursuit of such business opportunity by others; provided, however, that the foregoing shall not apply in a case in which a Covered Person is presented with a business opportunity in writing expressly in his or her capacity as a trustee of UE. Accordingly, to the maximum extent permitted from time to time by Maryland law and except to the extent such business opportunity is presented to a Covered Person in writing expressly in his or her capacity as a trustee of UE, (a) no Covered Person is required to present, communicate or offer any business opportunity to UE and (b) any Covered Person, on his or her own behalf or on behalf of Vornado, shall have the right to hold and exploit any business opportunity, or to direct, recommend, offer, sell, assign or otherwise transfer such business opportunity to any person or entity other than UE.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion summarizes the taxation of UE and the material Federal income tax consequences to holders of the UE common shares for your general information only. It is not tax advice. The tax treatment of these holders will vary depending upon the holder's particular situation, and this discussion addresses only holders that hold these shares as capital assets and does not deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances. This section also does not deal with all aspects of taxation that may be relevant to certain types of holders to which special provisions of the Federal income tax laws apply, including:

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  dealers in securities or currencies;

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  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

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  banks;

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  life insurance companies;

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  tax-exempt organizations;

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  certain insurance companies;

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  persons liable for the alternative minimum tax;

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  persons that hold shares that are a hedge, that are hedged against interest rate or currency risks or that are part of a straddle or conversion transaction;

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  persons that purchase or sell shares as part of a wash sale for tax purposes; and

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  U.S. shareholders whose functional currency is not the U.S. dollar.

        This summary is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any change in the law may apply retroactively.

        If a partnership holds UE common shares, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding UE common shares should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the UE common shares.

        We urge you to consult with your own tax advisors regarding the tax consequences to you of acquiring, owning and selling UE common shares, including the Federal, state, local and foreign tax consequences of acquiring, owning and selling these securities in your particular circumstances and potential changes in applicable laws.

Taxation of UE as a REIT

        UE intends to elect to be taxed as a REIT under Sections 856 through 860 of the Code, from and after the taxable year that includes the distribution of our common shares by each of Vornado and VRLP. We believe that we will be organized, and we expect to operate, in such a manner as to qualify for taxation as a REIT under the applicable provisions of the Code.

        Sullivan & Cromwell LLP acts as our special tax counsel in connection with our formation and election to be taxed as a REIT. In connection with this transaction, we expect to receive an opinion of Sullivan & Cromwell LLP to the effect that we are organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT commencing with our taxable year that includes the distribution of our common shares by each of Vornado and VRLP. It must be emphasized that the opinion of Sullivan & Cromwell LLP will rely, without independent investigation or verification, on various assumptions relating to our organization and operation, and will be conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the present and future conduct of our business operations. While we intend to operate so that we will qualify to be taxed as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Sullivan & Cromwell LLP or by us that we will qualify to be taxed as a REIT for any particular year. The opinion of Sullivan & Cromwell LLP will be expressed as of the date issued. Sullivan & Cromwell LLP will have no obligation to advise us or our shareholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of advisors are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

        Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of share ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Sullivan & Cromwell LLP. Our ability to qualify to be taxed as a REIT also requires that we satisfy certain tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

        As noted above, UE intends to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes, from and after UE's taxable year that includes the distribution of our common shares by each of Vornado and VRLP. The material qualification requirements are summarized below under "—Requirements for Qualification." While we intend to operate so that we qualify and continue to qualify to be taxed as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. Please refer to "—Failure to Qualify as a REIT." The discussion in this section "—Taxation of UE as a REIT" assumes that UE will qualify as a REIT.

        As a REIT, UE generally will not have to pay Federal corporate income taxes on its net income that it currently distributes to shareholders. This treatment substantially eliminates the "double taxation" at the corporate and shareholder levels that generally results from investment in a regular corporation. UE's dividends, however, generally will not be eligible for (i) the reduced rates of tax applicable to dividends received by noncorporate shareholders and (ii) the corporate dividends received deduction.

        However, UE will have to pay Federal income tax as follows:

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  First, UE will have to pay tax at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains.

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  Second, under certain circumstances, UE may have to pay the alternative minimum tax on its items of tax preference.

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  Third, if UE has (a) net income from the sale or other disposition of "foreclosure property", as defined in the Code, which is held primarily for sale to customers in the ordinary course of business or (b) other non-qualifying income from foreclosure property, it will have to pay tax at the highest corporate rate on that income.

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  Fourth, if UE has net income from "prohibited transactions", as defined in the Code, UE will have to pay a 100% tax on that income. Prohibited transactions are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

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  Fifth, if UE should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below under "—Requirements for Qualification—Income Tests", but has nonetheless maintained its qualification as a REIT because UE has satisfied some other requirements, it will have to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of UE's gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% of UE's gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect UE's profitability.

  •
  Sixth, if UE should fail to distribute during each calendar year at least the sum of (1) 85% of its real estate investment trust ordinary income for that year, (2) 95% of its real estate investment trust capital gain net income for that year and (3) any undistributed taxable income from prior periods, UE would have to pay a 4% excise tax on the excess of that required distribution over the sum of the amounts actually distributed and retained amounts on which income tax is paid at the corporate level.

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  Seventh, if UE acquires any asset from a C corporation in certain transactions in which UE must adopt the basis of the asset or any other property in the hands of the C corporation as the basis of the asset in the hands of UE, and UE recognizes gain on the disposition of that asset during the 10-year period beginning on the date on which UE acquired that asset, then UE will have to pay tax on the built-in gain at the highest regular corporate rate. A C corporation means generally a corporation that has to pay full corporate level tax.

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  Eighth, if UE derives "excess inclusion income" from a residual interest in a real estate mortgage investment conduit, or "REMIC", or certain interests in a taxable mortgage pool, or "TMP", UE could be subject to corporate level Federal income tax at a 35% rate to the extent that such income is allocable to certain types of tax-exempt shareholders that are not subject to unrelated business income tax, such as government entities.

  •
  Ninth, if UE receives non-arm's-length income from a taxable REIT subsidiary (as defined under "—Requirements for Qualification—Asset Tests"), or as a result of services provided by a taxable REIT subsidiary to tenants of UE, UE will be subject to a 100% tax on the amount of UE's non-arm's-length income.

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  Tenth, if UE fails to satisfy a REIT asset test, as described below, due to reasonable cause and UE nonetheless maintains its REIT qualification because of specified cure provisions, UE will generally be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused UE to fail such test.

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  Eleventh, if UE fails to satisfy any provision of the Code that would result in its failure to qualify as a REIT (other than a violation of the REIT gross income tests or a violation of the asset tests described below) and the violation is due to reasonable cause, UE may retain its REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

Requirements for Qualification

        The Code defines a REIT as a corporation, trust or association

  •
  which is managed by one or more directors or trustees;

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  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

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  that would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

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  that is neither a financial institution nor an insurance company to which certain provisions of the Code apply;

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  the beneficial ownership of which is held by 100 or more persons (except with respect to the first taxable year for which an election to be taxed as a REIT is made);

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  during the last half of each taxable year, not more than 50% in value of the outstanding shares of which is owned, directly or constructively, by five or fewer individuals, as defined in the Code to include certain entities (the "not closely held requirement") (except with respect to the first taxable year for which an election to be taxed as a REIT is made); and

  •
  that meets certain other tests, including tests described below regarding the nature of its income and assets.

        The Code provides that the conditions described in the first through fourth bullet points above must be met during the entire taxable year and that the condition described in the fifth bullet point above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

        UE will satisfy the conditions described in the first through fifth bullet points of the preceding paragraph and expects that it will also satisfy the condition described in the sixth bullet point of the preceding paragraph. In addition, UE's declaration of trust provides for restrictions regarding the ownership and transfer of UE's shares of beneficial interest. These restrictions are intended to assist UE in continuing to satisfy the share ownership requirements described in the fifth and sixth bullet points of the preceding paragraph. The ownership and transfer restrictions pertaining to the UE common shares are described in this prospectus under the heading "Description of Shares of Beneficial Interest—Common Shares—Restrictions on Ownership of Common Shares."

        Investments in Partnerships.    If a REIT is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, UE's proportionate share of the assets, liabilities and items of income of any partnership in which UE is a partner will be treated as assets, liabilities and items of income of UE for purposes of applying the requirements described in this section. Thus, actions taken by partnerships in which UE owns an interest, either directly or through one or more tiers of partnerships or qualified REIT subsidiaries, can affect UE's ability to satisfy the REIT income and assets tests and the determination of whether UE has net income from prohibited transactions. See the first bullet on page 160 for a brief description of prohibited transactions.

        Taxable REIT Subsidiaries.    A taxable REIT subsidiary is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a taxable REIT subsidiary. The election can be revoked at any time as long as the REIT and the taxable REIT subsidiary revoke such election jointly. In addition, if a taxable REIT subsidiary holds, directly or indirectly, more than 35% of the securities of any other corporation other than a REIT (by vote or by value), then that other corporation is also treated as a taxable REIT subsidiary. A corporation can be a taxable REIT subsidiary with respect to more than one REIT.

        A taxable REIT subsidiary is subject to Federal income tax at regular corporate rates (currently a maximum rate of 35%), and may also be subject to state and local taxation. Any dividends paid or deemed paid by any one of UE's taxable REIT subsidiaries will also be taxable, either (1) to UE to the extent the dividend is retained by UE, or (2) to UE's shareholders to the extent the dividends received from the taxable REIT subsidiary are paid to UE's shareholders. UE may hold more than 10% of the stock of a taxable REIT subsidiary without jeopardizing its qualification as a REIT notwithstanding the rule described below under "—Asset Tests" that generally precludes ownership of more than 10% of any issuer's securities. However, as noted below, in order for UE to qualify as a REIT, the securities of all of the taxable REIT subsidiaries in which it has invested either directly or indirectly may not represent more than 25% of the total value of its assets. UE believes that the aggregate value of all of its interests in taxable REIT subsidiaries will represent less than 25% of the total value of its assets; however, UE cannot assure that this will always be true. Other than certain activities related to operating or managing a lodging or health care facility, a taxable REIT subsidiary may generally engage in any business including the provision of customary or non-customary services to tenants of the parent REIT.

        Income Tests.    In order to maintain its qualification as a REIT, UE annually must satisfy two gross income requirements.

  •
  First, UE must derive at least 75% of its gross income, excluding gross income from prohibited transactions, for each taxable year directly or indirectly from investments relating to real property, mortgages on real property or investments in REIT equity securities, including "rents from real property", as defined in the Code, or from certain types of temporary investments. Rents from real property generally include expenses of UE that are paid or reimbursed by tenants.

  •
  Second, at least 95% of UE's gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from real property investments as described in the preceding bullet point, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of these types of sources.

        Rents that UE receives will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if the rents satisfy several conditions.

  •
  First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely because it is based on a fixed percentage or percentages of receipts or sales.

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  Second, the Code provides that rents received from a tenant will not qualify as rents from real property in satisfying the gross income tests if the REIT, directly or under the applicable attribution rules, owns a 10% or greater interest in that tenant; except that rents received from a taxable REIT subsidiary under certain circumstances qualify as rents from real property even if UE owns more than a 10% interest in the subsidiary. We refer to a tenant in which UE owns a 10% or greater interest as a "related party tenant."

  •
  Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

  •
  Finally, for rents received to qualify as rents from real property, the REIT generally must not operate or manage the property or furnish or render services to the tenants of the property, other than through an independent contractor from whom the REIT derives no revenue or through a taxable REIT subsidiary. However, UE may directly perform certain services that landlords usually or customarily render when renting space for occupancy only or that are not considered rendered to the occupant of the property.

        UE expects that it will not derive material rents from related party tenants. UE also expects that it will not derive rental income attributable to personal property, other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease.

        UE expects to directly perform services for some of its tenants. UE does not believe that the provision of these services will cause its gross income attributable to these tenants to fail to be treated as rents from real property. If UE were to provide services to a tenant that are other than those landlords usually or customarily provide when renting space for occupancy only, amounts received or accrued by UE for any of these services will not be treated as rents from real property for purposes of the REIT gross income tests. However, the amounts received or accrued for these services will not cause other amounts received with respect to the property to fail to be treated as rents from real property unless the amounts treated as received in respect of the services, together with amounts received for certain management services, exceed 1% of all amounts received or accrued by UE during the taxable year with respect to the property. If the sum of the amounts received in respect of the services to tenants and management services described in the preceding sentence exceeds the 1% threshold, then all amounts received or accrued by UE with respect to the property will not qualify as rents from real property, even if UE provides the impermissible services to some, but not all, of the tenants of the property.

        The term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of that amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term interest solely because it is based on a fixed percentage or percentages of receipts or sales.

        From time to time, UE may enter into hedging transactions with respect to one or more of its assets or liabilities. UE's hedging activities may include entering into interest rate swaps, caps and floors, options to purchase these items, and futures and forward contracts. Except to the extent provided by Treasury regulations, any income UE derives from a hedging transaction that is clearly identified as such as specified in the Code, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 75% or 95% gross income tests, and therefore will be excluded for purposes of these tests, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate. The term "hedging transaction," as used above, generally means any transaction UE enters into in the normal course of its business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by UE. "Hedging transaction" also includes any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain), including gain from the termination of such a transaction. UE intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

        As a general matter, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests, as follows.

        "Real estate foreign exchange gain" will be excluded from gross income for purposes of both the 75% and 95% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interests in real property and certain foreign currency gain attributable to certain qualified business units of a REIT.

        "Passive foreign exchange gain" will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations that would not fall within the scope of the definition of real estate foreign exchange gain.

        If UE fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it satisfies the requirements of other provisions of the Code that allow relief from disqualification as a REIT. These relief provisions will generally be available if:

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  UE's failure to meet the income tests was due to reasonable cause and not due to willful neglect; and

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  UE files a schedule of each item of income in excess of the limitations described above in accordance with regulations to be prescribed by the IRS.

        UE might not be entitled to the benefit of these relief provisions, however, and even if these relief provisions apply, UE would have to pay a tax on the excess income. The tax will be a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of UE's gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% of UE's gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect UE's profitability.

        Asset Tests.    UE, at the close of each quarter of its taxable year, must also satisfy four tests relating to the nature of its assets.

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  First, at least 75% of the value of UE's total assets must be represented by real estate assets, including (a) real estate assets held by UE's qualified REIT subsidiaries, UE's allocable share of real estate assets held by partnerships in which UE owns an interest and stock issued by another REIT, (b) for a period of one year from the date of UE's receipt of proceeds of an offering of its shares of beneficial interest or publicly offered debt with a term of at least five years, stock or debt instruments purchased with these proceeds and (c) cash, cash items and government securities.

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  Second, not more than 25% of UE's total assets may be represented by securities other than those in the 75% asset class.

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  Third, not more than 25% of UE's total assets may constitute securities issued by taxable REIT subsidiaries and of the investments included in the 25% asset class, the value of any one issuer's securities, other than equity securities issued by another REIT or securities issued by a taxable REIT subsidiary, owned by UE may not exceed 5% of the value of UE's total assets.

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  Fourth, UE may not own more than 10% of the vote or value of the outstanding securities of any one issuer, except for issuers that are REITs, qualified REIT subsidiaries or taxable REIT subsidiaries, or certain securities that qualify under a safe harbor provision of the Code (such as so-called "straight-debt" securities).

        Solely for the purposes of the 10% value test described above, the determination of UE's interest in the assets of any partnership or limited liability company in which it owns an interest will be based on UE's proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

        If the IRS successfully challenges the partnership status of any of the partnerships in which UE maintains a more than 10% vote or value interest, and the partnership is reclassified as a corporation or a publicly traded partnership taxable as a corporation, UE could lose its REIT status. In addition, in the case of such a successful challenge, UE could lose its REIT status if such recharacterization results in UE otherwise failing one of the asset tests described above.

        Certain relief provisions may be available to UE if it fails to satisfy the asset tests described above after a 30-day cure period. Under these provisions, UE will be deemed to have met the 5% and 10% REIT asset tests if the value of its nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of its assets at the end of the applicable quarter and (b) $10,000,000, and (ii) UE disposes of the nonqualifying assets within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued. For violations due to reasonable cause and not willful neglect that are not described in the preceding sentence, UE may avoid disqualification as a REIT under any of the asset tests, after the 30 day cure period, by taking steps including (i) the disposition of the nonqualifying assets to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

        Annual Distribution Requirements.    UE, in order to qualify as a REIT, is required to distribute dividends, other than capital gain dividends, to its shareholders in an amount at least equal to (1) the sum of (a) 90% of UE's "real estate investment trust taxable income", computed without regard to the dividends paid deduction and UE's net capital gain, and (b) 90% of the net after-tax income, if any, from foreclosure property minus (2) the sum of certain items of non-cash income.

        In addition, if UE acquired an asset from a C corporation in a carryover basis transaction and disposes of such asset within ten years of acquiring it, UE may be required to distribute at least 90% of the after-tax built-in gain, if any, recognized on the disposition of the asset.

        These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before UE timely files its tax return for the year to which they relate and if paid on or before the first regular dividend payment after the declaration. However, for Federal income tax purposes, these distributions that are declared in October, November or December as of a record date in such month and actually paid in January of the following year will be treated as if they were paid on December 31 of the year declared.

        To the extent that UE does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its real estate investment trust taxable income, as adjusted, it will have to pay tax on the undistributed amounts at regular ordinary and capital gain corporate tax rates. Furthermore, if UE fails to distribute during each calendar year at least the sum of (a) 85% of its ordinary income for that year, (b) 95% of its capital gain net income for that year and (c) any undistributed taxable income from prior periods, UE would have to pay a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and retained amounts on which income tax is paid at the corporate level.

        UE intends to satisfy the annual distribution requirements.

        From time to time, UE may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between (a) when UE actually receives income and when it actually pays deductible expenses and (b) when UE includes the income and deducts the expenses in arriving at its taxable income. If timing differences of this kind occur, in order to meet the 90% distribution requirement, UE may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

        Under certain circumstances, UE may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in UE's deduction for dividends paid for the earlier year. Thus, UE may be able to avoid being taxed on amounts distributed as deficiency dividends; however, UE will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify as a REIT

        If UE would otherwise fail to qualify as a REIT because of a violation of one of the requirements described above, its qualification as a REIT will not be terminated if the violation is due to reasonable cause and not willful neglect and UE pays a penalty tax of $50,000 for the violation. The immediately preceding sentence does not apply to violations of the income tests described above or a violation of the asset tests described above, each of which have specific relief provisions that are described above.

        If UE fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, UE will have to pay tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. UE will not be able to deduct distributions to shareholders in any year in which it fails to qualify, nor will UE be required to make distributions to shareholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable to the shareholders as dividend income (which may be subject to tax at preferential rates) and corporate distributees may be eligible for the dividends received deduction if they satisfy the relevant provisions of the Code. Unless entitled to relief under specific statutory provisions, UE will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. UE might not be entitled to the statutory relief described above in all circumstances.

Excess Inclusion Income

        If UE holds a residual interest in a REMIC or certain interests in a TMP from which UE derives "excess inclusion income," UE may be required to allocate such income among its shareholders in proportion to the dividends received by its shareholders, even though UE may not receive such income in cash. To the extent that excess inclusion income is allocable to a particular shareholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the shareholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of shareholders that are otherwise generally exempt from Federal income tax, and (3) would result in the application of U.S. Federal income tax withholding at the maximum rate (30%), without reduction pursuant to any otherwise applicable income tax treaty, to the extent allocable to most types of foreign shareholders.

Taxation of Holders of UE Common Shares

U.S. Shareholders

        As used in this section, the term "U.S. shareholder" means a holder of UE common shares who, for U.S. Federal income tax purposes, is:

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  a citizen or resident of the United States;

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  a domestic corporation;

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  an estate whose income is subject to U.S. Federal income taxation regardless of its source; or

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  a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons have authority to control all substantial decisions of the trust.

        Taxation of Dividends.    As long as UE qualifies as a REIT, distributions made by UE out of its current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to its taxable U.S. shareholders as ordinary income. Noncorporate U.S. shareholders will generally not be entitled to the tax rate applicable to certain types of dividends except with respect to the portion of any distribution (a) that represents income from dividends UE received from a corporation in which it owns shares (but only if such dividends would be eligible for the lower rate on dividends if paid by the corporation to its individual shareholders), (b) that is equal to the sum of UE's real estate investment trust taxable income (taking into account the dividends paid deduction available to UE) and certain net built-in gain with respect to property acquired from a C corporation in certain transactions in which UE must adopt the basis of the asset in the hands of the C corporation for UE's previous taxable year and less any taxes paid by UE during its previous taxable year, or (c) that represents earnings and profits that were accumulated by UE in a prior non-REIT taxable year, in each case, provided that certain holding period and other requirements are satisfied at both the REIT and individual shareholder level. Noncorporate U.S. shareholders should consult their own tax advisors to determine the impact of tax rates on dividends received from UE. Distributions made by UE will not be eligible for the dividends received deduction in the case of U.S. shareholders that are corporations. Distributions made by UE that UE properly designates as capital gain dividends will be taxable to U.S. shareholders as gain from the sale of a capital asset held for more than one year, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which a U.S. shareholder has held his UE common shares. Thus, with certain limitations, capital gain dividends received by an individual U.S. shareholder may be eligible for preferential rates of taxation. U.S. shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

        To the extent that UE makes distributions, not designated as capital gain dividends, in excess of its current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. shareholder. Thus, these distributions will reduce the adjusted basis which the U.S. shareholder has in his shares for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. shareholder's adjusted basis in his shares will be taxable as capital gains, provided that the shares have been held as a capital asset. For purposes of determining the portion of distributions on separate classes of shares that will be treated as dividends for Federal income tax purposes, current and accumulated earnings and profits will be allocated to distributions resulting from priority rights of preferred shares before being allocated to other distributions.

        Dividends authorized by UE in October, November, or December of any year and payable to a shareholder of record on a specified date in any of these months will be treated as both paid by UE and received by the shareholder on December 31 of that year, provided that UE actually pays the dividend on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any net operating losses or capital losses of UE.

        UE may make distributions to holders of its common shares that are paid in UE common shares. These distributions would be intended to be treated as dividends for U.S. Federal income tax purposes and a U.S. shareholder would, therefore, generally have taxable income with respect to such distributions of common shares and may have a tax liability on account of such distribution in excess of the cash (if any) that is received.

        U.S. shareholders holding shares at the close of UE's taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of UE's taxable year falls, the amount of UE's undistributed net capital gain that UE designates in a written notice mailed to its shareholders. UE may not designate amounts in excess of UE's undistributed net capital gain for the taxable year. Each U.S. shareholder required to include the designated amount in determining the shareholder's long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by UE in respect of the undistributed net capital gains. U.S. shareholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax they are deemed to have paid. U.S. shareholders will increase their basis in their shares by the difference between the amount of the includible gains and the tax deemed paid by the shareholder in respect of these gains.

        Distributions made by UE and gain arising from a U.S. shareholder's sale or exchange of shares will not be treated as passive activity income. As a result, U.S. shareholders generally will not be able to apply any passive losses against that income or gain.

        Sale or Exchange of Shares.    When a U.S. shareholder sells or otherwise disposes of shares, the shareholder will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received on the sale or other disposition, and (b) the holder's adjusted basis in the shares for tax purposes. This gain or loss will be capital gain or loss if the U.S. shareholder has held the shares as a capital asset. The gain or loss will be long-term gain or loss if the U.S. shareholder has held the shares for more than one year. Long-term capital gain of an individual U.S. shareholder is generally taxed at preferential rates. In general, any loss recognized by a U.S. shareholder when the shareholder sells or otherwise disposes of shares of UE that the shareholder has held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the shareholder from UE which were required to be treated as long-term capital gains.

        Backup Withholding.    UE will report to its U.S. shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, backup withholding may apply to a shareholder with respect to dividends paid unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The IRS may also impose penalties on a U.S. shareholder that does not provide UE with his correct taxpayer identification number. A shareholder may credit any amount paid as backup withholding against the shareholder's income tax liability. In addition, UE may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to UE.

        Taxation of Tax-Exempt Shareholders.    The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt shareholder is not one of the types of entity described below and has not held its shares as "debt financed property" within the meaning of the Code, and the shares are not otherwise used in a trade or business, the dividend income from shares will not be unrelated business taxable income to a tax-exempt shareholder. Similarly, income from the sale of shares will not constitute unrelated business taxable income unless the tax-exempt shareholder has held the shares as "debt financed property" within the meaning of the Code or has used the shares in a trade or business.

        Notwithstanding the above paragraph, tax-exempt shareholders will be required to treat as unrelated business taxable income any dividends paid by UE that are allocable to UE's "excess inclusion" income, if any.

        Income from an investment in UE's shares will constitute unrelated business taxable income for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from Federal income taxation under the applicable subsections of Section 501(c) of the Code, unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its shares. Prospective investors of the types described in the preceding sentence should consult their own tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the foregoing, however, a portion of the dividends paid by a "pension-held REIT" will be treated as unrelated business taxable income to any trust which

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  is described in Section 401(a) of the Code;

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  is tax-exempt under Section 501(a) of the Code; and

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  holds more than 10% (by value) of the equity interests in the REIT.

        Tax-exempt pension, profit-sharing and stock bonus funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts." A REIT is a "pension-held REIT" if:

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  it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts will be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust (rather than by the trust itself); and

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  either (a) at least one qualified trust holds more than 25% by value of the interests in the REIT or (b) one or more qualified trusts, each of which owns more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% by value of the interests in the REIT.

        The percentage of any REIT dividend treated as unrelated business taxable income to a qualifying trust is equal to the ratio of (a) the gross income of the REIT from unrelated trades or businesses, determined as though the REIT were a qualified trust, less direct expenses related to this gross income, to (b) the total gross income of the REIT, less direct expenses related to the total gross income. A de minimis exception applies where this percentage is less than 5% for any year. UE does not expect to be classified as a pension-held REIT.

        The rules described above under the heading "U.S. Shareholders" concerning the inclusion of UE's designated undistributed net capital gains in the income of its shareholders will apply to tax-exempt entities. Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.

Non-U.S. Shareholders

        The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and estates or trusts that in either case are not subject to U.S. Federal income tax on a net income basis who own UE common shares, which we call "non-U.S. shareholders", are complex. The following discussion is only a limited summary of these rules. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in UE common shares, including any reporting requirements.

        Ordinary Dividends.    Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by UE of U.S. real property interests, as discussed below, and other than distributions designated by UE as capital gain dividends, will be treated as ordinary income to the extent that they are made out of current or accumulated earnings and profits of UE. A withholding tax equal to 30% of the gross amount of the distribution will ordinarily apply to distributions of this kind to non-U.S. shareholders, unless an applicable tax treaty reduces that tax. However, if income from the investment in the shares is treated as effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business or is attributable to a permanent establishment that the non-U.S. shareholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis, tax at graduated rates will generally apply to the non-U.S. shareholder in the same manner as U.S. shareholders are taxed with respect to dividends, and the 30% branch profits tax may also apply if the shareholder is a foreign corporation. UE expects to withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a non-U.S. shareholder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with UE or the appropriate withholding agent or (b) the non-U.S. shareholder files an IRS Form W-8 ECI or a successor form with UE or the appropriate withholding agent claiming that the distributions are effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business and in either case other applicable requirements were met.

        Distributions to a non-U.S. shareholder that are designated by UE at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to the disposition by UE of a U.S. real property interest generally will not be subject to U.S. Federal income taxation, except as described below.

        If a non-U.S. shareholder receives an allocation of "excess inclusion income" with respect to a REMIC residual interest or an interest in a TMP owned by UE, the non-U.S. shareholder will be subject to U.S. Federal income tax withholding at the maximum rate of 30% with respect to such allocation, without reduction pursuant to any otherwise applicable income tax treaty.

        Return of Capital.    Distributions in excess of UE's current and accumulated earnings and profits, which are not treated as attributable to the gain from UE's disposition of a U.S. real property interest, will not be taxable to a non-U.S. shareholder to the extent that they do not exceed the adjusted basis of the non-U.S. shareholder's shares. Distributions of this kind will instead reduce the adjusted basis of the shares. To the extent that distributions of this kind exceed the adjusted basis of a non-U.S. shareholder's shares, they will give rise to tax liability if the non-U.S. shareholder otherwise would have to pay tax on any gain from the sale or disposition of its shares, as described below. If it cannot be determined at the time a distribution is made whether the distribution will be in excess of current and accumulated earnings and profits, withholding will apply to the distribution at the rate applicable to dividends. However, the non-U.S. shareholder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of current accumulated earnings and profits of UE.

        Also, UE could potentially be required to withhold at least 10% of any distribution in excess of UE's current and accumulated earnings and profits, even if the non-U.S. shareholder is not liable for U.S. tax on the receipt of that distribution. However, a non-U.S. shareholder may seek a refund of these amounts from the IRS if the non-U.S. shareholder's tax liability with respect to the distribution is less than the amount withheld. Such withholding should generally not be required if a non-U.S. shareholder would not be taxed under the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"), upon a sale or exchange of UE common shares. See discussion below under "—Sales of Shares."

        Capital Gain Dividends.    Distributions that are attributable to gain from sales or exchanges by UE of U.S. real property interests that are paid with respect to any class of stock which is regularly traded on an established securities market located in the United States and held by a non-U.S. shareholder who does not own more than 5% of such class of stock at any time during the one year period ending on the date of distribution will be treated as a normal distribution by UE, and such distributions will be taxed as described above in "—Ordinary Dividends."

        Distributions that are not described in the preceding paragraph that are attributable to gain from sales or exchanges by UE of U.S. real property interests will be taxed to a non-U.S. shareholder under the provisions of FIRPTA. Under this statute, these distributions are taxed to a non-U.S. shareholder as if the gain were effectively connected with a U.S. business. Thus, non-U.S. shareholders will be taxed on the distributions at the normal capital gain rates applicable to U.S. shareholders, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of individuals. UE is required by applicable Treasury regulations under this statute to withhold 35% of any distribution that UE could designate as a capital gain dividend. However, if UE designates as a capital gain dividend a distribution made before the day UE actually effects the designation, then although the distribution may be taxable to a non-U.S. shareholder, withholding does not apply to the distribution under this statute. Rather, UE must effect the 35% withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The non-U.S. shareholder may credit the amount withheld against its U.S. tax liability.

        Share Distributions.    UE may make distributions to holders of its common shares that are paid in UE common shares. These distributions would be intended to be treated as dividends for U.S. Federal income tax purposes and, accordingly, would be treated in a manner consistent with the discussion above under "Ordinary Dividends" and "Capital Gains Dividends." If UE is required to withhold an amount in excess of any cash distributed along with the UE common shares, UE will retain and sell some of the UE common shares that would otherwise be distributed in order to satisfy UE's withholding obligations.

        Sales of Shares.    Gain recognized by a non-U.S. shareholder upon a sale or exchange of UE common shares generally will not be taxed under FIRPTA if UE is a "domestically controlled REIT", defined generally as a REIT, less than 50% in value of whose stock is and was held directly or indirectly by foreign persons at all times during a specified testing period. UE believes that it will be a domestically controlled REIT, and, therefore, assuming that UE continues to be a domestically controlled REIT, that taxation under this statute generally will not apply to the sale of UE common shares. However, gain to which this statute does not apply will be taxable to a non-U.S. shareholder if investment in the shares is treated as effectively connected with the non-U.S. shareholder's U.S. trade or business or is attributable to a permanent establishment that the non-U.S. shareholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis. In this case, the same treatment will apply to the non-U.S. shareholder as to U.S. shareholders with respect to the gain. In addition, gain to which FIRPTA does not apply will be taxable to a non-U.S. shareholder if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, or maintains an office or a fixed place of business in the United States to which the gain is attributable. In this case, a 30% tax will apply to the nonresident alien individual's capital gains. A similar rule will apply to capital gain dividends to which this statute does not apply.

        If UE does not qualify as a domestically controlled REIT, the tax consequences to a non-U.S. shareholder of a sale of shares will depend upon whether such shares will be regularly traded on an established securities market and the amount of such shares that will be held by the non-U.S. shareholder. Specifically, a non-U.S. shareholder that holds a class of shares that is traded on an established securities market will only be subject to FIRPTA in respect of a sale of such shares if the shareholder owned more than 5% of the shares of such class at any time during a specified period. This period is generally the shorter of the period that the non-U.S. shareholder owned such shares or the five-year period ending on the date when the shareholder disposed of the shares. A non-U.S. shareholder that holds a class of UE's shares that is not traded on an established securities market will only be subject to FIRPTA in respect of a sale of such shares if on the date the shares were acquired by the shareholder it had a fair market value greater than the fair market value on that date of 5% of the regularly traded class of UE's outstanding shares with the lowest fair market value. If a non-U.S. shareholder holds a class of UE's shares that is not regularly traded on an established securities market, and subsequently acquires additional interests of the same class, then all such interests must be aggregated and valued as of the date of the subsequent acquisition for purposes of the 5% test that is described in the preceding sentence. If tax under FIRPTA applies to the gain on the sale of shares, the same treatment would apply to the non-U.S. shareholder as to U.S. shareholders with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

Medicare Tax

        A United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the United States holder's "net investment income" for the relevant taxable year and (2) the excess of the United States holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual's circumstances). A holder's net investment income will generally include its dividend income and its net gains from the disposition of shares, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in UE's shares.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

        A 30% withholding tax will be imposed on certain payments to you or certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such institutions fail to comply with information reporting requirements ("FATCA Withholding"). Such payments will include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends. Dividend payments you receive after June 30, 2014 could be subject to this withholding if you are subject to the information reporting requirements and fail to comply with them or if you hold UE common shares through another person (e.g., a foreign bank or broker) that is subject to withholding because it fails to comply with these requirements (even if you would not otherwise have been subject to withholding). However, FATCA Withholding will not apply to payments of gross proceeds from a sale or other disposition of UE common shares before January 1, 2017.

Federal Estate Taxes

        UE common shares held by a non-U.S. shareholder at the time of death will be included in the shareholder's gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

        If you are a non-U.S. shareholder, we and other payors are required to report payments of dividends on IRS Form 1042-S even if the payments are exempt from withholding. However, you are otherwise generally exempt from backup withholding and information reporting requirements with respect to:

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  dividend payments and

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  the payment of the proceeds from the sale of UE common shares effected at a United States office of a broker, as long as the income associated with these payments is otherwise exempt from U.S. Federal income tax, and:

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  the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

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  a valid IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

    •
    other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

  •
  you otherwise establish an exemption.

        Payment of the proceeds from the sale of shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of shares that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

  •
  the proceeds are transferred to an account maintained by you in the United States,

  •
  the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

  •
  the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

  •
  unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

        In addition, a sale of UE common shares will be subject to information reporting if it is effected at a foreign office of a broker that is:

  •
  a United States person,

  •
  a controlled foreign corporation for United States tax purposes,

  •
  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

  •
  a foreign partnership, if at any time during its tax year:

  •
  one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

  •
  such foreign partnership is engaged in the conduct of a United States trade or business,

        unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

        You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

Other Tax Consequences

        State or local taxation may apply to UE and its shareholders in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of UE and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in UE.

 SHARES ELIGIBLE FOR FUTURE SALE

General

        Prior to the separation, there has been no market for our common shares. Therefore, future sales of substantial amounts of our common shares in the public market could adversely affect prevailing market prices.

        Upon completion of the separation, we expect to have 99,234,932 common shares issued and outstanding, based on the number of outstanding Vornado common shares and common limited partnership units of VRLP as of December 22, 2014. In addition, we will have reserved for issuance to trustees, executive officers and other UE employees who provide services to us an aggregate of 15,000,000 of our common shares that, if and when such shares are issued, may be subject in whole or in part to vesting requirements or the lapsing of restrictions.

        The UE common shares distributed to Vornado common shareholders and VRLP common limited partners will be freely transferable, except for shares received by persons who may be deemed to be UE "affiliates" under the Securities Act and as described below. Persons who may be deemed to be affiliates of UE after the separation generally include individuals or entities that control, are controlled by or are under common control with UE and may include trustees and certain officers or principal shareholders of UE. UE affiliates will be permitted to sell their UE common shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Rule 144. UE common shares are subject to certain restrictions on transferability designed to protect UE's REIT qualification. Please refer to "Description of Shares of Beneficial Interest—Common Shares—Restrictions on Ownership of Common Shares."

Redemption/Exchange Rights

        Pursuant to the partnership agreement of our operating partnership, UELP, persons that own the common limited partnership units will have the right to redeem their units. When a limited partner exercises this right with respect to common limited partnership units, the partnership must redeem the common limited partnership units for cash or, at our option, our common shares, on a one-for-one basis subject to the terms and conditions of the partnership agreement. These redemption rights generally may be exercised by the limited partners at any time after one year following the issuance of the common limited partnership units. Please refer to "Partnership Agreement—Redemption Rights." Any amendment to the partnership agreement that would affect these redemption rights would require our consent as general partner and the consent of all limited partners adversely affected.

Rule 144

        Any "restricted" securities under the meaning of Rule 144 of the Securities Act may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144.

        In general, under Rule 144 as currently in effect, if six months have elapsed since the date of acquisition of restricted shares from us or any of our affiliates, the holder of such restricted shares can sell such shares; provided that the number of shares sold by such person within any three-month period cannot exceed the greater of 1% of the total number of our common shares then outstanding or the average weekly trading volume of our common shares during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Grants Under Our Equity Compensation Plan

        Prior to the completion of the separation, UE will adopt an equity compensation plan, which is described under the heading "Compensation Discussion and Analysis—UE 2015 Omnibus Share Plan" above.

 PARTNERSHIP AGREEMENT

        The summary of the Limited Partnership Agreement of Urban Edge Properties LP ("UELP") is qualified in its entirety by reference to the full text of the applicable agreement, which is incorporated by reference into this information statement.

        UELP, our operating partnership, will be a Delaware limited partnership. UE will be the sole general partner of this partnership. Upon completion of the separation and related transactions, including the contribution of certain properties to UELP by VRLP, we will own, directly and indirectly, approximately 94.6% of the partnership interests in our operating partnership, and VRLP will own the remainder. In the future, we may issue additional interests in UELP to third parties.

Management

        Pursuant to the partnership agreement of UELP, we, as the general partner, generally have full, exclusive and complete responsibility and discretion in the management, operation and control of the partnership, including the ability to cause the partnership to enter into certain major transactions, including acquisitions, developments and dispositions of properties, borrowings and refinancings of existing indebtedness. No limited partner may take part in the operation, management or control of the business of our operating partnership by virtue of being a holder of limited partnership units.

        We may not be removed as general partner of the partnership. Upon our bankruptcy or dissolution, the limited partnership shall be dissolved automatically unless, within 90 days after the entry of a final and nonappealable judgment ruling that the general partner is insolvent or a final and nonappealable order for relief against us, a majority in interest of the remaining partners consent in writing to continue the business of the partnership and to the appointment of a substitute general partner.

Transferability of Interests

        General Partner.    The partnership agreement provides that we may not transfer our interest as a general partner except in connection with a transaction permitted under the partnership agreement. We may not withdraw from the partnership or transfer all or any portion of our limited partnership interest (whether by sale, disposition, statutory merger or consolidation, liquidation or otherwise) unless a majority in interest of the limited partners consents to such transfer or withdrawal. Upon any such transfer pursuant to such consent, the transferee will become the successor general partner under the partnership agreement. In addition, we may merge with another entity if immediately after such merger all of the assets of the surviving entity, other than the general partner interest in UELP held by us, are contributed to the partnership as a capital contribution in exchange for partnership units.

        Limited Partner.    The partnership agreement prohibits the sale, assignment, transfer, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition of all or any portion of the limited partnership units without our consent, which we may give or withhold in our sole discretion, except for (i) transfers to affiliates of the transferor limited partner, which are permissible without our consent, and (ii) transfers by an incapacitated limited partner, in which case such incapacitated limited partner may transfer all or any portion of its partnership units.

        The partnership agreement contains other restrictions on transfer if, among other things, that transfer would adversely affect our ability to qualify as a REIT or would subject us to any additional taxes under the Code.

Capital Contributions

        Under the partnership agreement, we will be obligated to contribute the proceeds of any offering of shares as additional capital to our operating partnership. The general partner is authorized to cause the operating partnership to issue partnership interests for less than fair market value if we conclude in good faith that such issuance is in both the partnership's and our best interests.

        The partnership agreement provides that we may make additional capital contributions, including properties, to the partnership in exchange for additional partnership units. If we contribute additional capital to the partnership and receive additional partnership interests for such capital contribution, our percentage interests will be increased on a proportionate basis based on the amount of such additional capital contributions and the value of the partnership at the time of such contributions. Conversely, the percentage interests of the other limited partners will be decreased on a proportionate basis. In addition, if we contribute additional capital to the partnership and receive additional partnership interests for such capital contribution, the capital accounts of the partners will be adjusted upward or downward to reflect any unrealized gain or loss attributable to our properties as if there were an actual sale of such properties at the fair market value thereof. Limited partners have no preemptive right to make additional capital contributions.

        The operating partnership could also issue preferred partnership interests in connection with the acquisitions of property or otherwise. Any such preferred partnership interests have priority over common limited partnership interests with respect to distributions from the partnership, including the partnership interests that our wholly-owned subsidiaries may own.

Redemption Rights

        Under the partnership agreement, UELP will be required to redeem units held by us only when we have repurchased or otherwise reacquired our common shares.

        Limited partners other than us will have the right under the partnership agreement to redeem their units for UE common shares or cash as selected by the general partner.

Operations

        The partnership agreement requires the partnership to be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid the imposition of federal income and excise tax liability and to ensure that the partnership will not be classified as a "publicly-traded partnership" taxable as a corporation under Section 7704 of the Code.

        In addition to the administrative and operating costs and expenses incurred by the partnership, the partnership will pay all of our administrative costs and expenses. These expenses will be treated as expenses of the partnership and will generally include all expenses relating to our continuity of existence, all expenses relating to offerings and registration of securities, all expenses associated with the preparation and filing of any of our periodic reports under federal, state or local laws or regulations, all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body and all of our other operating or administrative costs incurred in the ordinary course of its business on behalf of the partnership.

Distributions

        The partnership agreement provides that the partnership will make cash distributions in amounts and at such times as determined by us in our sole discretion, to us and other limited partners in accordance with the respective percentage interests of the partners in the partnership.

        Upon liquidation of the partnership, after payment of, or adequate provisions for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the other limited partners with positive capital accounts in accordance with the respective positive capital account balances of the partners.

Allocations

        Profits and losses of the partnership (including depreciation and amortization deductions) for each fiscal year generally are allocated to us and the other limited partners in accordance with the respective percentage interests of the partners in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury Regulations promulgated thereunder.

Amendments

        Amendments to the partnership agreement may be proposed only by the general partner. The general partner has the power, subject to certain exceptions, to amend the partnership agreement without the consent of the limited partners. However, the partnership agreement may not be amended with respect to any partner adversely affected by such amendment without the consent of such limited partner if such amendment would convert a limited partner's interest into a general partner's interest, modify the limited liability of a general partner, or amend certain specified sections of the partnership agreement.

Exculpation and Indemnification of the General Partner

        The partnership agreement of our operating partnership provides that none of the general partner, its affiliates nor any of their respective directors, trustees, officers, shareholders, partners, members, employees, representatives or agents (each of which we refer to as a "covered person") will be liable to the partnership or to any of its partners as a result of errors in judgment or of any act or omission, if such covered person's conduct did not constitute bad faith, gross negligence or willful misconduct.

        In addition, the partnership agreement requires our operating partnership to indemnify the general partner and its trustees, officers, shareholders, partners, members, employees, representatives or agents from and against any and all claims that relate to the operations of our operating partnership or the general partner in which any such indemnitee may be involved, or is threatened to be involved, as a party or otherwise, except to the extent such indemnitee acted in bad faith or with gross negligence or willful misconduct.

        No indemnitee may subject any partner of our operating partnership to personal liability with respect to this indemnification obligation as this indemnification obligation will be satisfied solely out of the assets of the partnership.

Term

        The partnership shall continue until December 31, 2114 (as such date may be extended by the general partner in its sole discretion), unless dissolved upon (i) the general partner's bankruptcy or dissolution or withdrawal (unless the limited partners elect to continue the partnership), (ii) the sale or other disposition of all or substantially all of the assets of the partnership, (iii) an election by us in our capacity as the general partner on or after January 1, 2065 or (iv) entry of a decree of judicial dissolution of the partnership.

 WHERE YOU CAN FIND MORE INFORMATION

        UE has filed a registration statement on Form 10 with the SEC with respect to the UE common shares being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to UE and its common shares, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC's public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330 as well as on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement.

        As a result of the distribution, UE will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC.

        UE intends to furnish holders of its common shares with annual reports containing consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

        You should rely only on the information contained in this information statement or to which this information statement has referred you. UE has not authorized any person to provide you with different information or to make any representation not contained in this information statement.

 INDEX TO FINANCIAL STATEMENTS

URBAN EDGE PROPERTIES
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet as of June 23, 2014	F-3
Notes to Balance Sheet as of June 23, 2014	F-4
Balance Sheet as of September 30, 2014 (Unaudited)	F-5
Notes to Balance Sheet as of September 30, 2014 (Unaudited)	F-6
UE BUSINESSES
Combined Financial Statements
Report of Independent Registered Public Accounting Firm	F-7
Combined Balance Sheets as of December 31, 2013 and 2012	F-8
Combined Statements of Income for the years ended December 31, 2013, 2012 and 2011	F-9
Combined Statements of Changes in Equity for the years ended December 31, 2013, 2012 and 2011	F-10
Combined Statements of Cash Flows for the years ended December 31, 2013, 2012 and 2011	F-11
Notes to Combined Financial Statements	F-12
Schedule II—Valuation and Qualifying Accounts	F-23
Schedule III—Real Estate and Accumulated Depreciation	F-24
Combined Financial Statements (Unaudited)
Combined Balance Sheets as of September 30, 2014 and December 31, 2013	F-28
Combined Statements of Income for the nine months ended September 30, 2014 and 2013	F-29
Combined Statements of Changes in Equity for the nine months ended September 30, 2014 and 2013	F-30
Combined Statements of Cash Flows for the nine months ended September 30, 2014 and 2013	F-31
Notes to Combined Financial Statements (Unaudited)	F-32

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Trustees
Vornado Realty Trust and Vornado Realty L.P.
New York, New York

        We have audited the accompanying balance sheet of Urban Edge Properties (the "Company"), formerly Vornado SpinCo, as of June 23, 2014 (capitalization). The financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such financial statement presents fairly, in all material respects, the financial position of Urban Edge Properties, formerly Vornado SpinCo, at June 23, 2014 (capitalization), in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

New York, New York

June 26, 2014

URBAN EDGE PROPERTIES

BALANCE SHEET AS OF JUNE 23, 2014

(Capitalization)

ASSETS
Cash	$1,000

$1,000

SHAREHOLDER'S EQUITY
Common shares of beneficial interest ($0.01 par value, 1,000 shares authorized, 1,000 issued and outstanding)	$1,000

$1,000

URBAN EDGE PROPERTIES

NOTES TO BALANCE SHEET AS OF JUNE 23, 2014

(Capitalization)

1. ORGANIZATION

        Urban Edge Properties ("UE"), formerly named Vornado SpinCo, was organized as a Maryland real estate investment trust on June 18, 2014 (capitalized on June 23, 2014), for the purposes of holding the strip shopping center and mall business of Vornado Realty Trust (NYSE: VNO) ("Vornado"). UE has no material assets or any operations. UE's sole shareholder is Vornado Realty L.P., Vornado's operating partnership.

2. BASIS OF PRESENTATION

        UE's balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America. Statements of Income, Changes in Shareholder's Equity and Cash Flows have not been presented because UE has had no activity as of June 23, 2014.

  Organization costs

        In connection with the organization, UE has and will continue to incur legal, accounting and related professional fees. Such costs will be expensed as incurred.

3. SHAREHOLDER'S EQUITY

        UE has been capitalized with the issuance of 1,000 common shares of beneficial interest ($0.01 par value per share) for a total of $1,000.

4. SUBSEQUENT EVENTS

        Subsequent events have been evaluated through June 26, 2014, the date that this balance sheet was available to be issued.

URBAN EDGE PROPERTIES

BALANCE SHEET AS OF SEPTEMBER 30, 2014 (UNAUDITED)

ASSETS
Cash	$1,000

$1,000

SHAREHOLDER'S EQUITY
Common shares of beneficial interest ($0.01 par value, 1,000 shares authorized, 1,000 issued and outstanding)	$1,000

$1,000

URBAN EDGE PROPERTIES

NOTES TO BALANCE SHEET AS OF SEPTEMBER 30, 2014 (UNAUDITED)

1. ORGANIZATION

        Urban Edge Properties ("UE"), formerly named Vornado SpinCo, was organized as a Maryland real estate investment trust on June 18, 2014 (capitalized on June 23, 2014), for the purposes of holding the strip shopping center and mall business of Vornado Realty Trust (NYSE: VNO) ("Vornado"). UE has no material assets or any operations. UE's sole shareholder is Vornado Realty L.P., Vornado's operating partnership.

2. BASIS OF PRESENTATION

        UE's balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America. Statements of Income, Changes in Shareholder's Equity and Cash Flows have not been presented because UE has had no activity as of September 30, 2014.

  Organization costs

        Organization costs incurred by Vornado, including legal, accounting and related professional fees, will be reimbursed by UE. Such costs are expensed as incurred. As of September 30, 2014, $4,683,000 of transaction costs have been incurred.

3. SHAREHOLDER'S EQUITY

        UE has been capitalized with the issuance of 1,000 common shares of beneficial interest ($0.01 par value per share) for a total of $1,000.

4. SUBSEQUENT EVENTS

        Subsequent events have been evaluated through December 11, 2014, the date that this balance sheet was available to be issued.

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Trustees
Vornado Realty Trust and Vornado Realty L.P.
New York, New York

        We have audited the accompanying combined balance sheets of UE Businesses (the "Company"), formerly Vornado SpinCo Businesses, as described in Note 1 to the combined financial statements as of December 31, 2013 and 2012, and the related combined statements of income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2013. Our audits also included the financial statement schedules listed in the Index to Financial Statements on Page F-1. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such combined financial statements present fairly, in all material respects, the financial position of UE Businesses, formerly Vornado SpinCo Businesses, as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic combined financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

        As discussed in Note 2 to the combined financial statements, the combined financial statements of UE Businesses, formerly Vornado SpinCo Businesses, include allocations of certain operating expenses from Vornado Realty Trust. These costs may not be reflective of the actual costs which would have been incurred had UE Businesses, formerly Vornado SpinCo Businesses, operated as an independent, stand-alone entity separate from Vornado Realty Trust.

/s/ DELOITTE & TOUCHE LLP

New York, New York

November 13, 2014

UE BUSINESSES

COMBINED BALANCE SHEETS

(Amounts in thousands)

	December 31,
	2013	2012
ASSETS
Real estate, at cost:
Land	$372,019	$376,658
Buildings and improvements	1,602,794	1,657,909
Construction in progress	5,376	8,053
Leasehold improvements and equipment	3,983	2,638

Total	1,984,172	2,045,258
Accumulated depreciation and amortization	(421,756)	(436,137)

Real estate, net	1,562,416	1,609,121
Cash and cash equivalents	5,223	4,345
Restricted cash	11,049	8,962
Tenant and other receivables, net of allowance for doubtful accounts of $2,398 and $4,133, respectively	6,542	54,160
Receivable arising from the straight-lining of rents	87,099	84,094
Identified intangible assets, net of accumulated amortization of $20,276 and $17,503, respectively	37,486	40,259
Deferred leasing costs, net of accumulated amortization of $11,868 and $12,323, respectively	19,824	34,857
Deferred financing costs, net of accumulated amortization of $5,153 and $5,435, respectively	9,472	9,792
Prepaid expenses and other assets	10,854	11,465

	$1,749,965	$1,857,055

LIABILITIES AND EQUITY
Mortgages payable	$1,200,762	$1,251,234
Identified intangible liabilities, net of accumulated amortization of $63,603 and $55,925, respectively	169,572	177,915
Accounts payable and accrued expenses	30,538	30,881
Other liabilities	7,509	7,137

Total liabilities	1,408,381	1,467,167

Commitments and contingencies
Vornado equity	341,265	389,590
Noncontrolling interest in consolidated subsidiary	319	298

Total equity	341,584	389,888

	$1,749,965	$1,857,055

See notes to combined financial statements.

UE BUSINESSES

COMBINED STATEMENTS OF INCOME

(Amounts in thousands)

	Year Ended December 31,
	2013	2012	2011
REVENUE
Property rentals	$228,282	$232,031	$223,883
Tenant expense reimbursements	73,170	70,453	73,863
Income from Stop & Shop settlement	59,599	—	—
Other income	1,944	1,749	2,110

Total revenue	362,995	304,233	299,856

EXPENSES
Depreciation and amortization	54,043	52,960	50,981
Real estate taxes	46,715	45,978	46,517
Property operating	39,340	36,855	39,447
General and administrative	25,881	27,209	27,698
Real estate impairment losses	19,000	6,000	—
Ground rent	10,137	10,029	9,265
Provision for doubtful accounts	666	236	(18,090)

Total expenses	195,782	179,267	155,818

Operating income	167,213	124,966	144,038
Interest income	11	20	—
Interest and debt expense	(55,789)	(53,772)	(55,138)

Income before income taxes	111,435	71,214	88,900
Income tax expense	(2,100)	(1,364)	(1,440)

Net income	109,335	69,850	87,460
Net (income) loss attributable to noncontrolling interest in consolidated subsidiary	(21)	(13)	3

Net income attributable to Vornado	$109,314	$69,837	$87,463

See notes to combined financial statements.

UE BUSINESSES

COMBINED STATEMENTS OF CHANGES IN EQUITY

(Amounts in thousands)

	Total Equity	Vornado Equity	Noncontrolling Interest in Consolidated Subsidiary
Balance, December 31, 2010	$372,354	$372,066	$288
Net income (loss)	87,460	87,463	(3)
Distributions to Vornado, net	(94,090)	(94,090)	—

Balance, December 31, 2011	365,724	365,439	285
Net income	69,850	69,837	13
Distributions to Vornado, net	(45,686)	(45,686)	—

Balance, December 31, 2012	389,888	389,590	298
Net income	109,335	109,314	21
Distributions to Vornado, net	(157,639)	(157,639)	—

Balance, December 31, 2013	$341,584	$341,265	$319

See notes to combined financial statements.

UE BUSINESSES

COMBINED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Year Ended December 31,
	2013	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$109,335	$69,850	$87,460
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including amortization of debt issuance costs	55,925	54,978	52,991
Real estate impairment losses	19,000	6,000	—
Amortization of below market leases, net	(8,159)	(11,456)	(10,387)
Straight-lining of rental income	(3,296)	(4,463)	(4,070)
Other non-cash adjustments	4,759	4,338	(15,162)
Change in operating assets and liabilities:
Tenant and other receivables	46,952	(5,788)	(3,284)
Prepaid assets	836	(1,003)	(284)
Other assets	13,869	(1,950)	(6,803)
Accounts payable and accrued expenses	934	(5,169)	(3,362)
Other liabilities	372	3,027	631

Net cash provided by operating activities	240,527	108,364	97,730

CASH FLOWS FROM INVESTING ACTIVITIES
Real estate additions	(24,926)	(31,875)	(39,626)
Restricted cash	(2,087)	(1,011)	603

Net cash used in investing activities	(27,013)	(32,886)	(39,023)

CASH FLOWS FROM FINANCING ACTIVITIES
Debt repayments	(367,704)	(24,439)	(39,669)
Change in Vornado's investment, net	(160,370)	(48,536)	(96,648)
Debt issuance costs	(1,562)	(410)	(1,902)
Proceeds from borrowings	317,000	—	79,546

Net cash used in financing activities	(212,636)	(73,385)	(58,673)

Net increase in cash and cash equivalents	878	2,093	34
Cash and cash equivalents at beginning of year	4,345	2,252	2,218

Cash and cash equivalents at end of year	$5,223	$4,345	$2,252

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments for interest	$53,669	$52,356	$52,711
Cash payments for taxes	$1,751	$1,259	$1,472
Write off of fully depreciated assets, including assets impaired	$64,224	$3,401	$978

See notes to combined financial statements.

UE BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION

        Urban Edge Properties ("UE"), formerly named Vornado SpinCo, is a newly formed entity created to own and operate Vornado Realty Trust's (NYSE: VNO) ("Vornado") 83 properties, comprised of 79 strip centers aggregating 12,499,000 square feet, three malls aggregating 1,988,000 square feet and a warehouse park adjacent to our East Hanover strip center property (the "UE Businesses"). UE is currently a wholly-owned subsidiary of Vornado Realty L.P., the operating partnership through which Vornado conducts its business ("VRLP"). UE intends to elect and qualify to be taxed as a real estate investment trust ("REIT") for U.S. Federal income tax purposes. All references to "we," "us," "our," and "the company" refer to UE and its combined properties.

        Pursuant to a Separation Agreement, VRLP will distribute 100% of the outstanding UE common shares on a pro rata basis to the holders of its common limited partnership units as of the record date, which include Vornado and the other common limited partners. As a result, Vornado is expected to receive approximately 94% of the outstanding UE common shares, while the other common limited partners of VRLP as a group will receive approximately 6%. Vornado will distribute all of the UE common shares it receives from VRLP to its common shareholders as of the record date on a pro rata basis. To date, UE has not conducted any business as a separate company and has no material assets and liabilities. The operations of the properties to be transferred to UE are presented as if the transfer had been consummated prior to all historical periods presented in the accompanying combined financial statements at the carrying amounts of such assets and liabilities reflected in Vornado's books and records.

        UE will enter into agreements with Vornado under which Vornado will provide various services to UE, including treasury management, human resources, information technology, tax, financial reporting, SEC compliance and insurance, and possibly other matters. We believe that the terms are comparable to those that would have been negotiated on an arm's-length basis.

        UE's revenues are derived primarily from leases with retail tenants, including fixed rents, percentage rents above stipulated sales thresholds and reimbursements from tenants for real estate taxes and property operating expenses.

2. BASIS OF PRESENTATION AND COMBINATION

        The accompanying combined financial statements include the accounts of Vornado's 79 strip center properties, three malls and a warehouse park, all of which are under common control of Vornado. The assets and liabilities in these combined financial statements have been carved-out of Vornado's books and records at their historical carrying amounts. All intercompany transactions have been eliminated.

        The historical financial results for the carved-out properties reflect charges for certain corporate costs which we believe are reasonable. These charges were based on either actual costs incurred or a proportion of costs estimated to be applicable to the UE Businesses based on an analysis of key metrics including total revenues, real estate assets, leasable square feet and operating income. Such costs do not necessarily reflect what the actual costs would have been if UE were operating as a separate stand-alone public company. These charges are discussed further in Note 4—Related Party Transactions.

        The accompanying combined financial statements have been prepared on a carve-out basis in accordance with accounting principles generally accepted in the United States ("GAAP"). GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities,

UE BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2. BASIS OF PRESENTATION AND COMBINATION (Continued)

and revenues and expenses during the reporting periods. Actual results could differ from these estimates.

        UE expects to operate in a manner intended to enable it to qualify as a REIT under Sections 856-860 of the Internal Revenue Code of 1986, as amended. Under those sections, a REIT which distributes at least 90% of its REIT taxable income as a dividend to its shareholders each year and which meets certain other conditions will not be taxed on that portion of its taxable income which is distributed to its shareholders. Since Vornado operates as a REIT and distributes 100% of taxable income to its shareholders, no provision for Federal income taxes has been made in the accompanying combined financial statements. Our two Puerto Rico malls are subject to income taxes which are based on estimated taxable income and which are included in income tax expense in the combined statements of income. The UE Businesses are also subject to certain other taxes, including state and local taxes and franchise taxes which are included in general and administrative expenses in the combined statements of income.

        Presentation of earnings per share information is not applicable in these combined financial statements, since these assets and liabilities are owned by Vornado.

        UE plans to aggregate all of its properties into one reportable segment because all of these properties have similar economic characteristics and UE will provide similar products and services to similar types of retail tenants.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Real Estate—Real estate is carried at cost, net of accumulated depreciation and amortization. Maintenance and repairs are expensed as incurred. Depreciation requires an estimate by management of the useful life of each property and improvement as well as an allocation of the costs associated with a property to its various components. As real estate is undergoing redevelopment activities, all property operating expenses directly associated with and attributable to, the redevelopment, including interest expense, are capitalized to the extent that we believe such costs are recoverable through the value of the property. The capitalization period begins when redevelopment activities are underway and ends when the project is substantially complete. General and administrative costs are expensed as incurred. Depreciation is recognized on a straight-line basis over estimated useful lives, which range from three to 40 years. Tenant allowances are amortized on a straight-line basis over the lives of the related leases, which approximate the useful lives of the tenant improvements.

        Upon the acquisition of real estate, we assess the fair value of acquired assets (including land, buildings and improvements, identified intangibles, such as acquired above and below-market leases, acquired in-place leases and tenant relationships) and acquired liabilities and we allocate the purchase price based on these assessments. We assess fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including historical operating results, known trends and market/economic conditions. We record acquired intangible assets (including acquired above-market leases, acquired in-place leases and tenant relationships) and acquired intangible liabilities (including below-market leases) at their estimated fair value separate and apart from goodwill. We amortize identified intangibles that have finite lives over the period they are expected to contribute directly or indirectly to the future cash flows of the property or business acquired.

UE BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Our properties and related intangible assets are individually reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment exists when the carrying amount of an asset exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Estimates of future cash flows are based on our current plans, intended holding periods and available market information at the time the analyses are prepared. An impairment loss is recognized only if the carrying amount of the asset is not recoverable and is measured based on the excess of the property's carrying amount over its estimated fair value. If our estimates of future cash flows, anticipated holding periods, or fair values change, based on market conditions or otherwise, our evaluation of impairment charges may be different and such differences could be material to our combined financial statements. Estimates of future cash flows are subjective and are based, in part, on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Plans to hold properties over longer periods decrease the likelihood of recording impairment losses. As a result of Vornado's decision to shorten the estimated holding period for certain properties, a $19,000,000 impairment loss was recognized on the Bruckner Blvd. property in the year ended December 31, 2013, and a $6,000,000 impairment loss was recognized on the Englewood property in the year ended December 31, 2012.

        Cash and Cash Equivalents—Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less and are carried at cost, which approximates fair value, due to their short-term maturities.

        Allowance for Doubtful Accounts—We periodically evaluate the collectability of amounts due from tenants, including the receivable arising from the straight-lining of rents, and maintain an allowance for doubtful accounts for the estimated losses resulting from the inability of tenants to make required payments under the lease agreements. We exercise judgment in establishing these allowances and consider payment history and current credit status in developing these estimates.

        Deferred Costs—Deferred costs include deferred financing and leasing costs. Deferred financing costs are amortized over the terms of the related debt agreements as a component of interest expense. Deferred leasing costs are amortized on a straight-line basis over the lives of the related leases.

        Revenue Recognition—Property rentals are recognized over the non-cancelable term of the related leases on a straight-line basis, which includes the effects of rent steps and free rent abatements under the leases. We commence rental revenue recognition when the tenant takes possession of the leased space and the leased space is substantially ready for its intended use. In addition, in circumstances where we provide a tenant improvement allowance for improvements that are owned by the tenant, we recognize the allowance as a reduction of rental revenue on a straight-line basis over the term of the lease. Percentage rents are contingent upon the sales of tenants exceeding predefined thresholds. Percentage rents are recognized only after the tenants' sales thresholds have been achieved. Percentage rents are not a material portion of the combined revenue of the UE Businesses and are included in property rentals. Tenant expense reimbursements provide for the recovery of all or a portion of the operating expenses and real estate taxes of the respective properties. Tenant expense reimbursements are accrued in the same periods as the related expenses are incurred.

UE BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

4. RELATED PARTY TRANSACTIONS

        As described in Note 2, the accompanying combined financial statements present the operations of the retail properties as carved-out from the financial statements of Vornado. Certain corporate costs borne by Vornado for management and other services including, but not limited to, accounting, reporting, legal, tax, information technology and human resources have been allocated to the properties in the combined financial statements using reasonable allocation methodologies. Allocated amounts are included as a component of general and administrative expenses on the combined statements of income. A summary of the amounts allocated is provided below.

	Year Ended December 31,
(Amounts in thousands)	2013	2012	2011
Payroll and fringe benefits	$8,682	$8,499	$8,039
Professional fees	1,915	1,758	1,688
Other	1,296	1,322	1,481

	$11,893	$11,579	$11,208

        The allocated amounts in the table above do not necessarily reflect what actual costs would have been if the UE Businesses were a separate stand-alone public company and actual costs may be materially different.

  Management fees included in Other Income

        Interstate Properties ("Interstate") is a general partnership in which Mr. Roth is the managing general partner. As of December 31, 2013, 2012 and 2011, Interstate and its partners beneficially owned an aggregate of approximately 6.6% of the common shares of beneficial interest of Vornado. Vornado provides various management services to Interstate. These combined financial statements include management fee income for the management of Interstate's properties that will be managed by UE, amounting to $606,000, $794,000 and $786,000 in each of the years ended December 31, 2013, 2012 and 2011, respectively.

5. IDENTIFIED INTANGIBLE ASSETS AND LIABILITIES

        Amortization of acquired below-market leases, net of acquired above-market leases resulted in additional rental income of $8,159,000, $11,456,000 and $10,387,000 for the years ended December 31, 2013, 2012 and 2011, respectively. Estimated annual amortization of acquired below-market leases, net of acquired above-market leases for each of the five succeeding years commencing January 1, 2014 is as follows:

(Amounts in thousands)
2014	$7,761
2015	7,652
2016	7,440
2017	7,388
2018	7,179

UE BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

5. IDENTIFIED INTANGIBLE ASSETS AND LIABILITIES (Continued)

        Amortization of all other identified intangible assets, including acquired in-place leases, customer relationships, and third party contracts, resulted in additional depreciation and amortization expense of $1,617,000, $1,665,000 and $2,267,000 for the years ended December 31, 2013, 2012 and 2011, respectively. Estimated annual amortization of these identified intangible assets for each of the five succeeding years commencing January 1, 2014 is as follows:

(Amounts in thousands)
2014	$1,596
2015	1,475
2016	1,315
2017	1,240
2018	1,115

        Certain of the strip centers were acquired subject to ground leases or ground and building leases. Amortization of these acquired below-market leases resulted in additional rent expense of $972,000 in each of the years ended December 31, 2013, 2012 and 2011, respectively. Estimated annual amortization of these below-market leases for each of the five succeeding years commencing January 1, 2014 is as follows:

(Amounts in thousands)
2014	$972
2015	972
2016	972
2017	972
2018	972

UE BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

6. MORTGAGES PAYABLE

        The following is a summary of mortgages payable as of December 31, 2013 and 2012.

			Balance at December 31,
		Interest Rate at December 31, 2013
(Amounts in thousands)	Maturity		2013	2012
First mortgages secured by:
Crossed collateralized mortgage on 40 properties:
Fixed Rate	09/20	4.28%	$560,465	$573,180
Variable Rate(1)	09/20	2.36%	60,000	60,000

Total crossed collateralized			620,465	633,180
Bergen Town Center(2)	04/23	3.56%	300,000	282,312
Montehiedra Town Center(3)	07/16	6.04%	120,000	120,000
North Bergen (Tonnelle Avenue)	01/18	4.59%	75,000	75,000
Wilkes Barre	09/14	6.90%	19,898	20,201
Forest Plaza(4)	07/18	1.47%	17,000	16,939
Mount Kisco (Target)	11/34	7.30%	16,003	16,324
Mount Kisco (A&P)	02/15	7.20%	12,203	12,313
Englewood	10/18	6.22%	11,760	11,924
Lodi(5)	07/14	5.12%	8,433	8,940
Las Catalinas Mall(6)			—	54,101

			$1,200,762	$1,251,234

(1)
Subject to a LIBOR floor of 1.00%.

(2)
On March 25, 2013, Vornado completed a $300,000 refinancing of this property. The 10-year fixed rate interest only loan bears interest at 3.56%. The proceeds of the new loan were used to repay the outstanding balance of the maturing floating rate loan.

(3)
On May 13, 2013, Vornado notified the lender that due to tenants vacating, the property's operating cash flow will be insufficient to pay the debt service; accordingly, at Vornado's request, the mortgage loan was transferred to the special servicer. Although discussions with the special servicer to restructure the terms of the loan are ongoing, there can be no assurance as to the ultimate resolution of this matter.

(4)
On July 18, 2013, Vornado completed a $17,000 refinancing of this property. This five-year floating rate loan bears interest at LIBOR plus 1.30% (1.47% as of December 31, 2013). The proceeds of the new loan were used to repay the outstanding balance of the maturing fixed rate loan.

(5)
This loan was repaid on March 3, 2014.

(6)
This loan was repaid on October 1, 2013.

        The net carrying amount of real estate collateralizing the above indebtedness amounted to $972,866,000 at December 31, 2013. Our mortgage loans contain covenants that limit our ability to incur additional indebtedness on these properties, and in certain circumstances, require lender approval of tenant leases and/or yield maintenance upon repayment prior to maturity.

UE BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

6. MORTGAGES PAYABLE (Continued)

        As of December 31, 2013, the principal repayments for the next five years and thereafter are as follows:

(Amounts in thousands) Year Ending December 31,	Amount
2014	$42,467
2015	26,484
2016	153,041
2017	16,845
2018	99,768
Thereafter	863,633

7. FAIR VALUE MEASUREMENTS

        ASC 820, Fair Value Measurement and Disclosures defines fair value and establishes a framework for measuring fair value. The objective of fair value is to determine the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price). ASC 820 establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels: Level 1—quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities; Level 2—observable prices that are based on inputs not quoted in active markets, but corroborated by market data; and Level 3—unobservable inputs that are used when little or no market data is available. The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. In determining fair value, we utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as consider counterparty credit risk in our assessment of fair value.

  Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis

        There were no financial assets or liabilities measured at fair value on a recurring basis at December 31, 2013 and 2012.

  Fair Value Measurements on a Non-Recurring Basis

        Assets measured at fair value on a nonrecurring basis on the combined balance sheets consist of real estate assets that have been written-down to estimated fair value during 2013 and 2012. The fair values of these assets are determined using widely accepted valuation techniques, including (i) discounted cash flow analysis, which considers, among other things, leasing assumptions, growth rates, discount rates and terminal capitalization rates, (ii) income capitalization approach, which considers prevailing market capitalization rates, and (iii) comparable sales activity. Generally, multiple valuation techniques are considered when measuring fair values but in certain circumstances, a single

UE BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

7. FAIR VALUE MEASUREMENTS (Continued)

valuation technique may be appropriate. The tables below aggregate the fair values of these assets by level in the fair value hierarchy.

	As of December 31, 2013
(Amounts in thousands)	Total	Level 1	Level 2	Level 3
Bruckner Blvd.	$142,021	$—	$—	$142,021

	As of December 31, 2012
	Total	Level 1	Level 2	Level 3
Englewood	$11,403	$—	$—	$11,403

  Financial Assets and Liabilities not Measured at Fair Value

        Financial assets and liabilities that are not measured at fair value on the combined balance sheets include cash equivalents and mortgages payable. Cash equivalents are carried at cost, which approximates fair value. The fair value of mortgages payable is calculated by discounting the future contractual cash flows of these instruments using current risk-adjusted rates available to borrowers with similar credit ratings, which are provided by a third-party specialist. The fair value of cash equivalents is classified as Level 1 and the fair value of mortgages payable is classified as Level 2. The table below summarizes the carrying amounts and fair value of these financial instruments as of December 31, 2013 and 2012.

	As of December 31, 2013		As of December 31, 2012
(Amounts in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	$5,223	$5,223	$4,345	$4,345

Liabilities:
Mortgages payable	$1,200,762	$1,201,000	$1,251,234	$1,286,000

8. LEASES

  As Lessor

        We lease space to tenants in an office building and in retail centers. The rental terms range from approximately one to 75 years. The leases provide for the payment of fixed base rents payable monthly in advance as well as reimbursements of real estate taxes, insurance and maintenance costs. Retail leases may also provide for the payment by the lessee of additional rents based on a percentage of their sales.

UE BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

8. LEASES (Continued)

        Future base rental revenue under these non-cancelable operating leases is as follows:

(Amounts in thousands) Year Ending December 31,	Amount
2014	$214,273
2015	201,549
2016	190,354
2017	182,681
2018	168,272
Thereafter	1,162,697

        These future minimum amounts do not include additional rents based on a percentage of tenants' sales. For the years ended December 31, 2013, 2012, and 2011, these rents were $1,218,000, $1,102,000, and $710,000, respectively.

  As Lessee

        We are a tenant under long-term ground leases or ground and building leases for certain of our properties. Lease terms range from 2015 to 2102. Future lease payments under these agreements, excluding extension options, are as follows:

(Amounts in thousands) Year Ending December 31,	Amount
2014	$8,733
2015	8,126
2016	8,085
2017	7,746
2018	6,419
Thereafter	54,537

9. COMMITMENTS AND CONTINGENCIES

  Insurance

        Vornado maintains general liability insurance with limits of $300,000,000 per occurrence and all-risk property and rental value insurance coverage with limits of $2.0 billion per occurrence, with sub-limits for certain perils such as floods and earthquakes on each of Vornado's properties. Vornado also maintains coverage for terrorist acts with limits of $4.0 billion per occurrence and in the aggregate, and $2.0 billion per occurrence and in the aggregate for nuclear, biological, chemical and radiological ("NBCR") terrorism events, as defined by the Terrorism Risk Insurance Program Reauthorization Act, which expires in December 2014. Insurance premiums are charged directly to each of the retail properties. UE intends to obtain appropriate insurance coverage on its own and coverages may differ from those noted above. Also, the resulting insurance premiums may differ materially from amounts included in the accompanying combined financial statements. UE will be responsible for deductibles and losses in excess of insurance coverage, which could be material.

UE BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

9. COMMITMENTS AND CONTINGENCIES (Continued)

        Regarding coverage for acts of terrorism, UE will continue to monitor the state of the insurance market and the scope and costs of coverage, but cannot anticipate what coverage will be available on commercially reasonable terms in the future.

        Our mortgage loans are non-recourse and contain customary covenants requiring adequate insurance coverage. Although we believe that we currently have adequate insurance coverage for purposes of these agreements, we may not be able to obtain an equivalent amount of coverage at reasonable costs in the future. If lenders insist on greater coverage than we are able to obtain, it could adversely affect our ability to finance or refinance the properties.

  Other

        There are various legal actions against us in the ordinary course of business. In our opinion, the outcome of such matters will not have a material effect on our financial condition, results of operations or cash flows.

        Our mortgage loans are non-recourse to us. However, in certain cases Vornado has provided guarantees or master leased tenant space. These guarantees and master leases terminate either upon the satisfaction of certain circumstances or the repayment of the underlying mortgage loans. As of December 31, 2013, the aggregate amount of these guarantees and master leases was approximately $28,800,000. In addition, as of December 31, 2013, $1,167,000 of letters of credit were outstanding on one of Vornado's revolving credit facilities.

10. STOP & SHOP SETTLEMENT

        In 2003, Stop & Shop filed an action against Vornado in the New York Supreme Court, claiming that Vornado had no right to reallocate and therefore continue to collect $5,000,000 ($6,000,000 beginning February 1, 2012) of annual rent from Stop & Shop pursuant to a Master Agreement and Guaranty (the "Agreement"), because of the expiration of the leases to which the annual rent was previously allocated. Stop & Shop asserted that an order of the Bankruptcy Court for the Southern District of New York, as modified on appeal by the District Court, froze Vornado's right to reallocate and effectively terminated Vornado's right to collect the annual rent from Stop & Shop. Vornado asserted a counterclaim seeking a judgment for all of the unpaid annual rent accruing through the date of the judgment and a declaration that Stop & Shop continues to remain liable as long as any of the leases subject to the Agreement remain in effect. On November 7, 2011, the Court ruled in favor of Vornado. Based on the Court's ruling, in 2011 Vornado reversed the allowance for doubtful accounts for the receivable from Stop & Shop ($19,463,000 as of December 31, 2010). At December 31, 2012, the receivable from Stop & Shop was $47,900,000 and is a component of "tenant and other receivables" on our combined balance sheet. On February 6, 2013, Stop & Shop paid $124,000,000 to Vornado to settle all litigation and terminate the Agreement. Of the payment Vornado received, $47,900,000 satisfied the receivable and $59,599,000 was recognized as settlement income in the first quarter of 2013.

UE BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

11. INTEREST AND DEBT EXPENSE

        The following table sets forth the details of interest and debt expense.

	For the Year Ended December 31,
	(Amounts in thousands)
	2013	2012	2011
Interest expense	$53,907	$51,754	$53,128
Amortization of deferred financing costs	1,882	2,018	2,010

	$55,789	$53,772	$55,138

12. SUBSEQUENT EVENTS

        Subsequent events have been evaluated through November 13, 2014, the date that these combined financial statements were available to be issued.

 SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
(Amounts in thousands)

Column A	Column B	Column C	Column D	Column E
Description	Balance at Beginning of Year	Additions (Reversals) Expensed	Uncollectible Accounts Written-Off	Balance at End of Year
Year Ended December 31, 2013:
Allowance for doubtful accounts	$4,133	$666	$(2,401)	$2,398
Year Ended December 31, 2012:
Allowance for doubtful accounts	5,936	236	(2,039)	4,133
Year Ended December 31, 2011:
Allowance for doubtful accounts	24,912	(18,090)	(886)	5,936

SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
(Amounts in thousands)

		COLUMN C				COLUMN E
COLUMN A	COLUMN B			COLUMN D					COLUMN F	COLUMN G	COLUMN H	COLUMN I
		Initial cost to company(1)				Gross amount at which carried at close of period
												Life on which depreciation in latest income statement is computed
				Costs capitalized subsequent to acquisition					Accumulated depreciation and amortization
Description	Encumbrances	Land	Building and improvements			Land	Buildings and improvements	Total(2)		Date of construction(3)	Date acquired
California
Signal Hill	$—	$9,652	$2,940	$1		$9,652	$2,941	$12,593	$533	N/A	2006		(4)
Vallejo	—	—	2,945	221		—	3,166	3,166	549	N/A	2006		(4)
Walnut Creek (1149 S. Main St)	—	2,699	19,930	—		2,699	19,930	22,629	4,088	N/A	2006		(4)
Walnut Creek (1556 Mount Diablo Blvd.)	—	5,909	—	1,537		5,909	1,537	7,446	73	N/A	2007		(4)

Total California	—	18,260	25,815	1,759		18,260	27,574	45,834	5,243

Connecticut
Newington	11,206	2,421	1,200	691		2,421	1,891	4,312	720	1965	1965		(4)
Waterbury	13,941	667	4,504	4,111		667	8,615	9,282	5,746	1969	1969		(4)

Total Connecticut	25,147	3,088	5,704	4,802		3,088	10,506	13,594	6,466

Maryland
Baltimore (Towson)	15,581	581	3,227	10,134		581	13,361	13,942	5,281	1968	1968		(4)
Glen Burnie	—	462	2,571	1,262		462	3,833	4,295	2,959	1958	1958		(4)
Rockville	—	3,470	20,599	93		3,470	20,692	24,162	4,559	N/A	2005		(4)
Wheaton	—	—	5,367	—		—	5,367	5,367	973	N/A	2006		(4)

Total Maryland	15,581	4,513	31,764	11,489		4,513	43,253	47,766	13,772

Massachusetts
Cambridge	—	—	—	260		—	260	260	149
Chicopee	8,282	895	—	—		895	—	895	—	1969	1969		(4)
Springfield	5,713	2,797	2,471	592		2,797	3,063	5,860	982	1993	1966		(4)

Total Massachusetts	13,995	3,692	2,471	852		3,692	3,323	7,015	1,131

New Hampshire
Salem	—	6,083	—	—		6,083	—	6,083	—	N/A	2006		(4)

Total New Hampshire	—	6,083	—	—		6,083	—	6,083	—

New Jersey
Bricktown	31,872	1,391	11,179	6,224		1,391	17,403	18,794	11,699	1968	1968		(4)
Carlstadt	—	—	16,457	1		—	16,458	16,458	2,546	N/A	2007		(4)
Cherry Hill	13,831	5,864	2,694	3,821		4,864	7,515	12,379	3,807	1964	1964		(4)
Dover	13,121	559	6,363	2,962		559	9,325	9,884	6,380	1964	1964		(4)
East Brunswick (325 - 341 Route 18 S.)	36,574	2,417	17,169	3,524		2,417	20,693	23,110	15,554	1957/1972	1957/1972		(4)
East Hanover (200 - 240 and 280 Route 10 W)	42,696	2,232	18,241	11,224		2,671	29,026	31,697	14,988	1962/1979	1962/1998		(4)
East Rutherford	13,558	—	36,727	60		—	36,787	36,787	4,582	2007	2007		(4)
Eatontown	—	4,653	4,999	326		4,653	5,325	9,978	1,210	N/A	2005		(4)
Englewood	11,760	2,300	17,245	(8,390)	(5)	1,495	9,660	11,155	285	N/A	2007		(4)
Garfield	—	45	8,068	25,807		45	33,875	33,920	5,413	2009	1998		(4)
Hackensack	40,455	692	10,219	2,911		692	13,130	13,822	9,301	1963	1963		(4)
Hazlet	—	7,400	9,413	—		7,400	9,413	16,813	1,549	N/A	2007		(4)
Jersey City	20,227	652	7,495	468		652	7,963	8,615	2,621	1965	1965		(4)
Kearny	—	309	3,376	1,211		309	4,587	4,896	3,530	1938	1959		(4)

		COLUMN C				COLUMN E
COLUMN A	COLUMN B			COLUMN D					COLUMN F	COLUMN G	COLUMN H	COLUMN I
		Initial cost to company(1)				Gross amount at which carried at close of period
												Life on which depreciation in latest income statement is computed
				Costs capitalized subsequent to acquisition					Accumulated depreciation and amortization
Description	Encumbrances	Land	Building and improvements			Land	Buildings and improvements	Total(2)		Date of construction(3)	Date acquired
Lawnside	10,660	851	3,164	1,351		851	4,515	5,366	4,198	1969	1969		(4)
Lodi (Route 17 N.)	11,316	238	9,446	—		238	9,446	9,684	3,363	1999	1975		(4)
Lodi (Washington Street)	8,433	7,606	13,125	2,252		7,606	15,377	22,983	3,043	N/A	2004		(4)
Manalapan	20,993	725	7,189	4,924		1,046	11,792	12,838	7,868	1971	1971		(4)
Marlton	17,221	1,611	3,464	9,961		1,454	13,582	15,036	7,905	1973	1973		(4)
Middletown	17,330	283	5,248	1,947		283	7,195	7,478	5,542	1963	1963		(4)
Montclair	2,624	66	419	381		66	800	866	684	1972	1972		(4)
Morris Plains	21,321	1,104	6,411	915		1,104	7,326	8,430	6,810	1961	1985		(4)
North Bergen (Kennedy Blvd.)	5,084	2,308	636	48		2,308	684	2,992	458	1993	1959		(4)
North Bergen (Tonnelle Ave.)	75,000	24,493	—	63,816		31,806	56,503	88,309	7,814	2009	2006		(4)
North Plainfield	—	500	13,983	(5,785)	(5)	500	8,198	8,698	2,709	1955	1989		(4)
Paramus (Bergen Town Center)	300,000	19,884	81,723	372,514		37,635	436,486	474,121	69,290	1957/2009	2003		(4)
South Plainfield	5,112	—	10,044	1,562		—	11,606	11,606	1,825	N/A	2007		(4)
Totowa	24,710	120	11,994	4,533		92	16,555	16,647	12,369	1957/1999	1957		(4)
Turnersville	—	900	1,342	1,094		900	2,436	3,336	2,195	1974	1974		(4)
Union (Route 22 and Morris Ave.)	32,255	3,025	7,470	2,618		3,025	10,088	13,113	5,037	1962	1962		(4)
Union (Springfield Avenue)	28,428	19,700	45,090	—		19,700	45,090	64,790	7,421	N/A	2007		(4)
Watchung	15,034	4,178	5,463	1,526		4,441	6,726	11,167	3,980	1994	1959		(4)
Woodbridge	20,610	1,509	2,675	1,867		1,539	4,512	6,051	2,600	1959	1959		(4)

Total New Jersey	840,225	117,615	398,531	515,673		141,742	890,077	1,031,819	238,576

New York
Bronx (Bruckner Blvd.)	—	66,100	259,503	(63,884)	(5)	61,618	200,101	261,719	81	N/A	2007		(4)
Bronx (Gun Hill Road)	—	6,427	11,885	19,156		6,428	31,040	37,468	4,109	2009	2005		(4)
Buffalo (Amherst)	—	5,743	4,056	9,966		5,107	14,658	19,765	5,409	1968	1968		(4)
Commack	—	—	43	184		—	227	227	88	N/A	2006		(4)
Dewitt	—	—	7,116	—		—	7,116	7,116	1,277	N/A	2006		(4)
Freeport (437 E. Sunrise Highway)	21,321	1,231	4,747	1,453		1,231	6,200	7,431	5,178	1981	1981		(4)
Freeport (240 Sunrise Highway)	—	—	—	260		—	260	260	128	N/A	2005		(4)
Huntington	16,619	21,200	33,667	1,377		21,200	35,044	56,244	5,292	N/A	2007		(4)
Inwood	—	12,419	19,097	588		12,419	19,685	32,104	4,413	N/A	2004		(4)
Mount Kisco	28,206	22,700	26,700	442		23,297	26,545	49,842	4,002	N/A	2007		(4)
New Hyde Park	—	—	4	—		—	4	4	126	1970	1976		(4)
Oceanside	—	2,710	2,306	—		2,710	2,306	5,016	379	N/A	2007		(4)
Rochester (Henrietta)	—	—	2,647	892		—	3,539	3,539	3,229	1971	1971		(4)
Rochester	4,374	2,172	—	—		2,172	—	2,172	—	1966	1966		(4)
Staten Island	17,000	11,446	21,262	959		11,446	22,221	33,667	5,454	N/A	2004		(4)
West Babylon	—	6,720	13,786	27		6,720	13,813	20,533	2,347	N/A	2007		(4)

Total New York	87,520	158,868	406,819	(28,580)		154,348	382,759	537,107	41,512

		COLUMN C			COLUMN E
COLUMN A	COLUMN B			COLUMN D				COLUMN F	COLUMN G	COLUMN H	COLUMN I
		Initial cost to company(1)			Gross amount at which carried at close of period
											Life on which depreciation in latest income statement is computed
				Costs capitalized subsequent to acquisition				Accumulated depreciation and amortization
Description	Encumbrances	Land	Building and improvements		Land	Buildings and improvements	Total(2)		Date of construction(3)	Date acquired
Pennsylvania
Allentown	29,904	187	15,580	1,584	187	17,164	17,351	13,169	1957	1957		(4)
Bensalem	14,843	2,727	6,698	1,895	2,727	8,593	11,320	3,443	1972/1999	1972		(4)
Bethlehem	5,576	827	5,200	960	839	6,148	6,987	5,530	1966	1966		(4)
Broomall	10,660	850	2,171	1,224	850	3,395	4,245	2,696	1966	1966		(4)
Glenolden	6,834	850	1,820	568	850	2,388	3,238	2,022	1975	1975		(4)
Lancaster	5,385	3,140	63	711	3,140	774	3,914	491	1966	1966		(4)
Springfield	—	—	—	80	—	80	80	44	N/A	2005		(4)
Wyomissing	—	—	2,646	2,381	—	5,027	5,027	3,139	N/A	2005		(4)
Wilkes Barre	19,898	6,053	26,646	390	6,053	27,036	33,089	4,113	N/A	2007		(4)
York	5,194	409	2,568	1,566	409	4,134	4,543	3,609	1970	1970		(4)

Total Pennsylvania	98,294	15,043	63,392	11,359	15,055	74,739	89,794	38,256

South Carolina
Charleston	—	—	3,634	—	—	3,634	3,634	659	N/A	2006		(4)

Total South Carolina	—	—	3,634	—	—	3,634	3,634	659

Virginia
Norfolk	—	—	3,927	15	—	3,942	3,942	2,684	N/A	2005		(4)

Total Virginia	—	—	3,927	15	—	3,942	3,942	2,684

Puerto Rico (San Juan)
Las Catalinas	—	15,280	64,370	9,015	15,280	73,385	88,665	28,700	1996	2002		(4)
Montehiedra	120,000	9,182	66,751	7,874	9,267	74,540	83,807	29,843	1996	1997		(4)

Total Puerto Rico	120,000	24,462	131,121	16,889	24,547	147,925	172,472	58,543

	1,200,762	351,624	1,073,178	534,258	371,328	1,587,732	1,959,060	406,842

East Hanover warehouse park	—	576	7,752	9,039	691	16,676	17,367	13,996	1972	1972		(4)
Other	—	—	—	3,762	—	3,762	3,762	408				(4)
Leasehold Improvements
Equipment and Other	—	—	—	3,983		3,983	3,983	510

Total	$1,200,762	$352,200	$1,080,930	$551,042	$372,019	$1,612,153	$1,984,172	$421,756

(1)
Initial cost is cost as of January 30, 1982 (the date on which Vornado commenced real estate operations) unless acquired subsequent to that date see Column H.

(2)
The net basis of the Company's assets and liabilities for tax purposes is approximately $278 million lower than the amount reported for financial statement purposes.

(3)
Date of original construction—many properties have had substantial renovation or additional construction—see Column D.

(4)
Depreciation of the buildings and improvements are calculated over lives ranging from the life of the underlying tenant leases to forty years.

(5)
Results from either other-than-temporary impairments or the write-off of demolished buildings.

 SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
(Amounts in Thousands)

        The following is a reconciliation of real estate assets and accumulated depreciation:

	Year Ended December 31,
	2013	2012	2011
Real Estate
Balance at beginning of period	$2,045,258	$2,028,940	$1,993,247
Additions during the period:
Land	—	—	—
Buildings & improvements	23,648	25,730	37,755

	2,068,906	2,054,670	2,031,002
Less: Impairments and assets written-off	(84,734)	(9,412)	(2,062)

Balance at end of period	$1,984,172	$2,045,258	$2,028,940

Accumulated Depreciation
Balance at beginning of period	$436,137	$391,547	$346,926
Additions charged to operating expenses	49,842	48,786	46,578

	485,979	440,333	393,504
Less: Accumulated depreciation on assets written-off	(64,223)	(4,196)	(1,957)

Balance at end of period	$421,756	$436,137	$391,547

UE BUSINESSES

COMBINED BALANCE SHEETS

(Unaudited)

(Amounts in thousands)

	September 30, 2014	December 31, 2013
ASSETS
Real estate, at cost:
Land	$378,096	$372,019
Buildings and improvements	1,619,242	1,602,794
Construction in progress	5,507	5,376
Leasehold improvements and equipment	4,146	3,983

Total	2,006,991	1,984,172
Accumulated depreciation and amortization	(456,753)	(421,756)

Real estate, net	1,550,238	1,562,416
Cash and cash equivalents	132,825	5,223
Restricted cash	9,687	11,049
Tenant and other receivables, net of allowance for doubtful accounts of $2,257 and $2,398, respectively	11,045	6,542
Receivable arising from the straight-lining of rents	88,601	87,099
Identified intangible assets, net of accumulated amortization of $21,706 and $20,276, respectively	35,445	37,486
Deferred leasing costs, net of accumulated amortization of $12,873 and $11,868, respectively	19,432	19,824
Deferred financing costs, net of accumulated amortization of $6,368 and $5,153, respectively	10,547	9,472
Prepaid expenses and other assets	15,775	10,854

	$1,873,595	$1,749,965

LIABILITIES AND EQUITY
Mortgages payable	$1,292,075	$1,200,762
Identified intangible liabilities, net of accumulated amortization of $65,148 and $63,603, respectively	163,641	169,572
Accounts payable and accrued expenses	32,287	30,538
Other liabilities	8,818	7,509

Total liabilities	1,496,821	1,408,381

Commitments and contingencies
Vornado equity	376,439	341,265
Noncontrolling interest in consolidated subsidiary	335	319

Total equity	376,774	341,584

	$1,873,595	$1,749,965

See notes to unaudited combined financial statements.

UE BUSINESSES

COMBINED STATEMENTS OF INCOME

(Unaudited)

(Amounts in thousands)

	Nine Months Ended September 30,
	2014	2013
REVENUE
Property rentals	$173,175	$170,557
Tenant expense reimbursements	61,751	54,711
Income from Stop & Shop settlement	—	59,599
Other income	1,224	1,522

Total revenue	236,150	286,389

EXPENSES
Depreciation and amortization	40,586	38,445
Real estate taxes	37,230	35,164
Property operating	34,025	28,501
General and administrative	19,250	19,323
Ground rent	7,803	7,587
Transaction costs	4,683	—
Provision for doubtful accounts	754	566

Total expenses	144,331	129,586

Operating income	91,819	156,803
Interest income	25	3
Interest and debt expense	(40,769)	(42,269)

Income before income taxes	51,075	114,537
Income tax expense	(1,575)	(2,459)

Net income	49,500	112,078
Net (income) attributable to noncontrolling interest in consolidated subsidiary	(16)	(20)

Net income attributable to Vornado	$49,484	$112,058

See notes to unaudited combined financial statements.

UE BUSINESSES

COMBINED STATEMENTS OF CHANGES IN EQUITY

(Unaudited)

(Amounts in thousands)

	Total Equity	Vornado Equity	Noncontrolling Interest in Consolidated Subsidiary
Balance, December 31, 2013	$341,584	$341,265	$319
Net income	49,500	49,484	16
Distributions to Vornado, net	(14,310)	(14,310)	—

Balance, September 30, 2014	$376,774	$376,439	$335

Balance, December 31, 2012	$389,888	$389,590	$298
Net income	112,078	112,058	20
Distributions to Vornado, net	(154,195)	(154,195)	—

Balance, September 30, 2013	$347,771	$347,453	$318

See notes to unaudited combined financial statements.

UE BUSINESSES

COMBINED STATEMENTS OF CASH FLOWS

(Unaudited)

(Amounts in thousands)

	Nine Months Ended September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$49,500	$112,078
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including amortization of debt issuance costs	41,802	39,915
Amortization of below market leases, net	(5,822)	(6,190)
Straight-lining of rental income	(1,502)	(2,445)
Other non-cash adjustments	4,663	4,053
Change in operating assets and liabilities:
Tenant and other receivables	(5,258)	48,707
Prepaid assets	(4,740)	(3,549)
Other assets	(1,857)	13,586
Accounts payable and accrued expenses	1,669	255
Other liabilities	1,311	257

Net cash provided by operating activities	79,766	206,667

CASH FLOWS FROM INVESTING ACTIVITIES
Real estate additions	(13,170)	(6,392)
Acquisition of land	(6,077)	—
Development and redevelopment costs	(5,810)	(11,469)
Restricted cash	1,362	(2,825)

Net cash used in investing activities	(23,695)	(20,686)

CASH FLOWS FROM FINANCING ACTIVITIES
Debt repayments	(38,881)	(311,235)
Change in Vornado's investment, net	(17,298)	(186,622)
Debt issuance costs	(2,290)	(1,562)
Proceeds from borrowings	130,000	317,000

Net cash provided by (used in) financing activities	71,531	(182,419)

Net increase in cash and cash equivalents	127,602	3,562
Cash and cash equivalents at beginning of period	5,223	4,345

Cash and cash equivalents at end of period	$132,825	$7,907

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments for interest	$25,785	$26,203
Cash payments for taxes	$1,337	$1,827
Write off of fully depreciated assets	$2,072	$15,722

See notes to unaudited combined financial statements.

UE BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS

(Unaudited)

1. ORGANIZATION

        Urban Edge Properties ("UE"), formerly named Vornado SpinCo, is a newly formed entity created to own and operate Vornado Realty Trust's (NYSE: VNO) ("Vornado") 83 properties, comprised of 79 strip centers aggregating 12,499,000 square feet, three malls aggregating 1,988,000 square feet and a warehouse park adjacent to our East Hanover strip center property (the "UE Businesses"). UE is currently a wholly-owned subsidiary of Vornado Realty L.P., the operating partnership through which Vornado conducts its business ("VRLP"). UE intends to elect and qualify to be taxed as a real estate investment trust ("REIT") for U.S. Federal income tax purposes. All references to "we," "us," "our," and "the company" refer to UE and its combined properties.

        Pursuant to a Separation Agreement, VRLP will distribute 100% of the UE common shares on a pro rata basis to the holders of its common limited partnership units as of the record date, which include Vornado and the other limited partners. As a result, Vornado is expected to receive approximately 94% of the outstanding UE common shares, while the other common limited partners as a group will receive approximately 6%. Vornado will distribute all of the UE common shares it receives from VRLP to its common shareholders as of the record date on a pro rata basis. To date, UE has not conducted any business as a separate company and has no material assets and liabilities. The operations of the properties to be transferred to UE are presented as if the transfer had been consummated prior to all historical periods presented in the accompanying combined financial statements at the carrying amounts of such assets and liabilities reflected in Vornado's books and records.

        UE will enter into agreements with Vornado under which Vornado will provide various services to UE, including treasury management, human resources, information technology, tax, financial reporting, SEC compliance and insurance, and possibly other matters. We believe that the terms are comparable to those that would have been negotiated on an arm's-length basis.

        UE's revenues are derived primarily from leases with retail tenants, including fixed rents, percentage rents above stipulated sales thresholds and reimbursements from tenants for real estate taxes and property operating expenses.

2. BASIS OF PRESENTATION AND COMBINATION

        The accompanying combined financial statements include the accounts of Vornado's 79 strip center properties, three malls and a warehouse park, all of which are under common control of Vornado. The assets and liabilities in these combined financial statements have been carved-out of Vornado's books and records at their historical carrying amounts. All intercompany transactions have been eliminated. The combined operating results for the nine months ended September 30, 2014 and 2013 are not necessarily indicative of the operating results for the full year periods. These combined quarterly financial statements and notes should be read in conjunction with the combined annual financial statements for the year ended December 31, 2013.

        The historical financial results for the UE Businesses reflect charges for certain corporate costs which we believe are reasonable. These charges were based on either actual costs incurred or a proportion of costs estimated to be applicable to the UE Businesses based on an analysis of key metrics including total revenues, real estate assets, leasable square feet and operating income. Such costs do not necessarily reflect what the actual costs would have been if UE were operating as a

UE BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. BASIS OF PRESENTATION AND COMBINATION (Continued)

separate stand-alone public company. These charges are discussed further in Note 3—Related Party Transactions.

        The accompanying combined financial statements have been prepared on a carve-out basis in accordance with accounting principles generally accepted in the United States ("GAAP"). GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, and revenues and expenses during the reporting periods. Actual results could differ from these estimates.

        UE expects to operate in a manner intended to enable it to qualify as a REIT under Sections 856-860 of the Internal Revenue Code of 1986, as amended. Under those sections, a REIT which distributes at least 90% of its REIT taxable income as a dividend to its shareholders each year and which meets certain other conditions will not be taxed on that portion of its taxable income which is distributed to its shareholders. Since Vornado operates as a REIT and distributes 100% of taxable income to its shareholders, no provision for Federal income taxes has been made in the accompanying combined financial statements. Our two Puerto Rico malls are subject to income taxes which are based on estimated taxable income and which are included in income tax expense in the combined statements of income. The UE Businesses are also subject to certain other taxes, including state and local taxes and franchise taxes which are included in general and administrative expenses in the combined statements of income.

        Presentation of earnings per share information is not applicable in these combined financial statements, since these assets and liabilities are owned by Vornado.

3. RELATED PARTY TRANSACTIONS

        As described in Note 2, the accompanying combined financial statements present the operations of the retail properties as carved-out from the financial statements of Vornado. Certain corporate costs borne by Vornado for management and other services including, but not limited to, accounting, reporting, legal, tax, information technology and human resources have been allocated to the properties in the combined financial statements using reasonable allocation methodologies. The total amounts allocated in the nine months ended September 30, 2014 and 2013 were $9,556,000 and $9,158,000, respectively. These allocated amounts are included as a component of general and administrative expenses on the combined statements of income and do not necessarily reflect what actual costs would have been if the UE Businesses were a separate stand-alone public company. Actual costs may be materially different. Allocated amounts for the nine months ended September 30, 2014 and 2013 are not necessarily indicative of allocated amounts for the full year periods.

  Management fees included in Other Income

        Interstate Properties ("Interstate") is a general partnership in which Mr. Roth is the managing general partner. As of September 30, 2014, Interstate and its partners beneficially owned an aggregate of approximately 6.6% of the common shares of beneficial interest of Vornado. Vornado provides various management services to Interstate. These carved-out combined financial statements include management fee income for the management of Interstate's properties that will be managed by UE,

UE BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

3. RELATED PARTY TRANSACTIONS (Continued)

amounting to $398,000 and $467,000 in the nine months ended September 30, 2014 and 2013, respectively.

4. MORTGAGES PAYABLE

        The following is a summary of mortgages payable as of September 30, 2014 and December 31, 2013.

			Balance at
(Amounts in thousands)	Maturity	Interest Rate at September 30, 2014	September 30, 2014	December 31, 2013
First mortgages secured by:
Crossed collateralized mortgage on 40 properties:
Fixed Rate	09/20	4.28%	$550,589	$560,465
Variable Rate(1)	09/20	2.36%	60,000	60,000

Total crossed collateralized			610,589	620,465
Bergen Town Center	04/23	3.56%	300,000	300,000
Las Catalinas	08/24	4.43%	130,000	—
Montehiedra Town Center(2)	07/16	6.04%	120,000	120,000
North Bergen (Tonnelle Avenue)	01/18	4.59%	75,000	75,000
Wilkes Barre(3)			—	19,898
Forest Plaza	07/18	1.45%	17,000	17,000
Mount Kisco (Target)	11/34	7.30%	15,746	16,003
Mount Kisco (A&P)	02/15	7.20%	12,110	12,203
Englewood	10/18	6.22%	11,630	11,760
Lodi(4)			—	8,433

			$1,292,075	$1,200,762

(1)
Subject to a LIBOR floor of 1.00%.

(2)
On May 13, 2013, Vornado notified the lender that due to tenants vacating, the property's operating cash flow will be insufficient to pay the debt service; accordingly, at Vornado's request, the mortgage loan was transferred to the special servicer. Although discussions with the special servicer to restructure the terms of the loan are ongoing, there can be no assurance as to the ultimate resolution of this matter.

(3)
This loan was repaid on August 11, 2014.

(4)
This loan was repaid on March 3, 2014.

5. FAIR VALUE MEASUREMENTS

        ASC 820, Fair Value Measurement and Disclosures defines fair value and establishes a framework for measuring fair value. The objective of fair value is to determine the price that would be received

UE BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

5. FAIR VALUE MEASUREMENTS (Continued)

upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price). ASC 820 establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels: Level 1—quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities; Level 2—observable prices that are based on inputs not quoted in active markets, but corroborated by market data; and Level 3—unobservable inputs that are used when little or no market data is available. The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. In determining fair value, we utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as consider counterparty credit risk in our assessment of fair value.

Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis

        There were no financial assets or liabilities measured at fair value on a recurring basis at September 30, 2014 and December 31, 2013.

Fair Value Measurements on a Non-Recurring Basis

        Assets measured at fair value on a nonrecurring basis on the combined balance sheets consist of a real estate asset that has been written-down to its estimated fair value during 2013. The fair value of this asset was determined using widely accepted valuation techniques, including (i) discounted cash flow analysis, which considers, among other things, leasing assumptions, growth rates, discount rates and terminal capitalization rates, (ii) income capitalization approach, which considers prevailing market capitalization rates, and (iii) comparable sales activity. Generally, multiple valuation techniques are considered when measuring fair values but in certain circumstances, a single valuation technique may be appropriate. The table below summarizes the fair value of this asset by level in the fair value hierarchy.

	As of December 31, 2013
(Amounts in thousands)	Total	Level 1	Level 2	Level 3
Bruckner Blvd.	$142,021	$—	$—	$142,021

Financial Assets and Liabilities not Measured at Fair Value

        Financial assets and liabilities that are not measured at fair value on the combined balance sheets include cash equivalents and mortgages payable. Cash equivalents are carried at cost, which approximates fair value. The fair value of mortgages payable is calculated by discounting the future contractual cash flows of these instruments using current risk-adjusted rates available to borrowers with similar credit ratings, which are provided by a third-party specialist. The fair value of cash equivalents is classified as Level 1 and the fair value of mortgages payable is classified as Level 2. The table below

UE BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

5. FAIR VALUE MEASUREMENTS (Continued)

summarizes the carrying amounts and fair value of these financial instruments as of September 30, 2014 and December 31, 2013.

	As of September 30, 2014		As of December 31, 2013
(Amounts in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	$132,825	$132,825	$5,223	$5,223

Liabilities:
Mortgages payable	$1,292,075	$1,318,180	$1,200,762	$1,201,000

6. COMMITMENTS AND CONTINGENCIES

Insurance

        Vornado maintains general liability insurance with limits of $300,000,000 per occurrence and all-risk property and rental value insurance coverage with limits of $2.0 billion per occurrence, with sub-limits for certain perils such as floods and earthquakes on each of Vornado's properties. Vornado also maintains coverage for terrorist acts with limits of $4.0 billion per occurrence and in the aggregate, and $2.0 billion per occurrence and in the aggregate for nuclear, biological, chemical and radiological ("NBCR") terrorism events, as defined by the Terrorism Risk Insurance Program Reauthorization Act, which expires in December 2014. Insurance premiums are charged directly to each of the retail properties. UE intends to obtain appropriate insurance coverage on its own and coverages may differ from those noted above. Also, the resulting insurance premiums may differ materially from amounts included in the accompanying combined financial statements. UE will be responsible for deductibles and losses in excess of insurance coverage, which could be material.

        Regarding coverage for acts of terrorism, UE will continue to monitor the state of the insurance market and the scope and costs of coverage, but cannot anticipate what coverage will be available on commercially reasonable terms in the future.

        Our mortgage loans are non-recourse and contain customary covenants requiring adequate insurance coverage. Although we believe that we currently have adequate insurance coverage for purposes of these agreements, we may not be able to obtain an equivalent amount of coverage at reasonable costs in the future. If lenders insist on greater coverage than we are able to obtain, it could adversely affect our ability to finance or refinance the properties.

Other

        There are various legal actions against us in the ordinary course of business. In our opinion, the outcome of such matters will not have a material effect on our financial condition, results of operations or cash flows.

        Our mortgage loans are non-recourse to us. However, in certain cases Vornado has provided guarantees or master leased tenant space. These guarantees and master leases terminate either upon the satisfaction of certain circumstances or the repayment of the underlying mortgage loans. As of

UE BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

6. COMMITMENTS AND CONTINGENCIES (Continued)

September 30, 2014, the aggregate amount of these guarantees and master leases was approximately $30,127,000. In addition, as of September 30, 2014, $967,000 of letters of credit were outstanding on one of Vornado's revolving credit facilities.

7. STOP & SHOP SETTLEMENT

        In 2003, Stop & Shop filed an action against Vornado in the New York Supreme Court, claiming that Vornado had no right to reallocate and therefore continue to collect $5,000,000 ($6,000,000 beginning February 1, 2012) of annual rent from Stop & Shop pursuant to a Master Agreement and Guaranty (the "Agreement"), because of the expiration of the leases to which the annual rent was previously allocated. Stop & Shop asserted that an order of the Bankruptcy Court for the Southern District of New York, as modified on appeal by the District Court, froze Vornado's right to reallocate and effectively terminated Vornado's right to collect the annual rent from Stop & Shop. Vornado asserted a counterclaim seeking a judgment for all of the unpaid annual rent accruing through the date of the judgment and a declaration that Stop & Shop continues to remain liable as long as any of the leases subject to the Agreement remain in effect. On November 7, 2011, the Court ruled in favor of Vornado. On February 6, 2013, Stop & Shop paid $124,000,000 to Vornado to settle all litigation and terminate the Agreement. Of the payment Vornado received, $47,900,000 satisfied the receivable and $59,599,000 was recognized as settlement income in the first quarter of 2013.

8. TRANSACTION COSTS

        Transaction costs were $4,683,000 in the nine months ended September 30, 2014 and consist primarily of a $3,157,000 cash make whole payment to Jeffrey S. Olson, Chairman and Chief Executive Officer of UE, in accordance with his employment agreement, and professional fees in connection with the spin-off of UE.

9. INTEREST AND DEBT EXPENSE

        The following table sets forth the details of interest and debt expense.

	For the Nine Months Ended September 30,
	(Amounts in thousands)
	2014	2013
Interest expense	$39,553	$40,799
Amortization of deferred financing costs	1,216	1,470

	$40,769	$42,269

10. SUBSEQUENT EVENTS

        Subsequent events have been evaluated through December 11, 2014, the date that these combined financial statements were available to be issued.

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  Exhibit 99.1
TABLE OF CONTENTS
Presentation of Information
INFORMATION STATEMENT SUMMARY
QUESTIONS AND ANSWERS ABOUT THE SEPARATION
SUMMARY HISTORICAL COMBINED FINANCIAL DATA
RISK FACTORS
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
DIVIDEND POLICY
CAPITALIZATION
SELECTED HISTORICAL COMBINED FINANCIAL DATA
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
Urban Edge Properties Unaudited Combined Balance Sheet As of September 30, 2014 (Amounts in thousands)
Urban Edge Properties Unaudited Combined Statement of Income For the Year Ended December 31, 2013 (Amounts in thousands)
Urban Edge Properties Unaudited Combined Statement of Income For the Nine Months Ended September 30, 2014 (Amounts in thousands)
Urban Edge Properties Unaudited Notes to Pro Forma Combined Financial Statements (Amounts in thousands)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
UE Property Information (as of September 30, 2014)
Debt Information (as of September 30, 2014)
MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
UE Compensation Programs Following the Separation
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
THE SEPARATION
DESCRIPTION OF MATERIAL INDEBTEDNESS
DESCRIPTION OF SHARES OF BENEFICIAL INTEREST
CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF TRUST AND BYLAWS
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
Taxation of Holders of UE Common Shares
SHARES ELIGIBLE FOR FUTURE SALE
PARTNERSHIP AGREEMENT
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
URBAN EDGE PROPERTIES BALANCE SHEET AS OF JUNE 23, 2014 (Capitalization)
URBAN EDGE PROPERTIES NOTES TO BALANCE SHEET AS OF JUNE 23, 2014 (Capitalization)
URBAN EDGE PROPERTIES BALANCE SHEET AS OF SEPTEMBER 30, 2014 (UNAUDITED)
URBAN EDGE PROPERTIES NOTES TO BALANCE SHEET AS OF SEPTEMBER 30, 2014 (UNAUDITED)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
UE BUSINESSES COMBINED BALANCE SHEETS (Amounts in thousands)
UE BUSINESSES COMBINED STATEMENTS OF INCOME (Amounts in thousands)
UE BUSINESSES COMBINED STATEMENTS OF CHANGES IN EQUITY (Amounts in thousands)
UE BUSINESSES COMBINED STATEMENTS OF CASH FLOWS (Amounts in thousands)
UE BUSINESSES NOTES TO COMBINED FINANCIAL STATEMENTS
SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS (Amounts in thousands)
SCHEDULE III REAL ESTATE AND ACCUMULATED DEPRECIATION (Amounts in Thousands)
UE BUSINESSES COMBINED BALANCE SHEETS (Unaudited) (Amounts in thousands)
UE BUSINESSES COMBINED STATEMENTS OF INCOME (Unaudited) (Amounts in thousands)
UE BUSINESSES COMBINED STATEMENTS OF CHANGES IN EQUITY (Unaudited) (Amounts in thousands)
UE BUSINESSES COMBINED STATEMENTS OF CASH FLOWS (Unaudited) (Amounts in thousands)
UE BUSINESSES NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)